As filed with the Securities and Exchange Commission on August 8, 2006
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perdigão S.A.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name in English)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	N/A (IRS Employer Identification Number)

Av. Escola Politécnica, 760
Jaguaré, 05350-901 — São Paulo — SP
Brazil
011-55-11-3718-5300
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Glenn M. Reiter, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Manuel Garciadiaz, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registered statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Price(3)	Registration Fee
Common Shares, no par value(1)(2)	U.S.$236,463,000.00	U.S.$25,301.54

(1)	Includes common shares to be offered and sold in the United States and other countries outside Brazil, common shares subject to the international underwriters’ over-allotment option, common shares that are being offered in Brazil but which may be resold in the United States in transactions requiring registration under the Securities Act. Offers and sales of common shares in Brazil are being made pursuant to Registration S under the Securities Act and are not covered by this registration statement. A portion of the common shares will be represented by American depositary shares (“ADSs”). Each ADS represents two common shares.

(2)	A separate Registration Statement on Form F-6 (File No. 333-12534) was filed on September 14, 2000 and declared effective thereafter. The Registration Statement on Form F-6 relates to the registration of ADSs evidenced by the American depositary receipts issuable upon deposit of the common shares registered hereby.

(3)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and Rule 457(o) under the Securities Act based on U.S.$11.18, the average of the high and low prices of the ADSs, each representing two common shares, on the New York Stock Exchange on August 3, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2006

20,000,000 Common Shares

PERDIGÃO S.A.
(incorporated in the Federative Republic of Brazil)

Including Common Shares in the Form of American Depositary Shares

We are selling our common shares in a global offering, which consists of an international offering in the United States and other countries outside Brazil and a concurrent offering in Brazil. We are offering           common shares in the international offering. These common shares are being offered directly or in the form of American depositary shares, or “ADSs”, each of which represents two common shares. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian underwriters named elsewhere is this prospectus. We are offering           common shares in the Brazilian offering. The Brazilian offering is being underwritten by the Brazilian underwriters. The closings of the international and Brazilian offerings are conditioned upon each other.

Our common shares are listed on the São Paulo Stock Exchange under the symbol “PRGA3”. The closing price of our common shares on the São Paulo Stock Exchange on August 4, 2006 was R$24.50 per common share, which is equivalent to approximately U.S.$11.28 per common share, based upon an exchange rate of R$2.1720 to U.S.$1.00. The ADSs are listed on the New York Stock Exchange, or “NYSE”, under the symbol “PDA”. The closing price of the ADSs on the NYSE on August 4, 2006 was U.S.$22.34 per ADS.

The international underwriters have an option to purchase up to           additional common shares in the form of ADSs to cover over-allotments of ADSs, if any. The Brazilian underwriters also have an option to purchase up to           additional common shares to cover over-allotments of common shares, if any.

Investing in the common shares and ADSs involves risks. See “Risk Factors” beginning on page 13.

Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Perdigão S.A.

Per Common Share	R$	R$	R$
Per ADS	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$

Delivery of the common shares will be made in Brazil through the facility of the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia) on or about          , 2006. Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company on or about          , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Itaú BBA

The date of this prospectus is          , 2006.

[Artwork to come]

You should rely only on the information contained in this prospectus. We and the international underwriters have not authorized anyone to provide you with information that is different from or additional to, that contained in this prospectus. This prospectus may only be used where it is legal to sell our common shares or the ADSs. The information in this prospectus may only be accurate on the date of this prospectus.

This prospectus is being used in connection with the offering of common shares, including common shares in the form of ADSs, in the United States and other countries outside Brazil.

We are also offering common shares in Brazil by a prospectus in the Portuguese language. The Brazilian prospectus, which has been filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM”, is in a format different from that of this prospectus and contains information not generally included in documents such as this prospectus. This offering of common shares, including common shares in the form of ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus.

Any investors outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by the Brazilian National Monetary Council (Conselho Monetário Nacional), or “CMN”, and the CVM.

No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

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PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in the common shares or the ADSs. You should carefully read this entire prospectus before investing, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and the documents incorporated by reference in this prospectus, copies of which may be obtained as indicated under “Incorporation of Certain Documents by Reference”.

Perdigão

We are one of Brazil’s largest food companies, with a focus on poultry, pork and processed foods. We are a vertically integrated business that produces more than 2,000 stock-keeping units, or “SKUs”, which we distribute to customers in Brazil and over 100 other countries. Our products include:

•	frozen whole and cut chickens;

•	frozen pork cuts and, beginning in late 2005, beef cuts;

•	processed food products, such as the following:

•	marinated frozen whole and cut chickens, roosters (sold under the Chester brand) and turkeys;

•	specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and other smoked products;

•	frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes and meatballs, and frozen processed vegetarian foods; and

•	frozen prepared entrees, such as lasagnas and pizzas, as well as other frozen foods, including vegetables, cheese bread, pies and pastries;

•	dairy products and margarine; and

•	soy meal and refined soy flour, as well as animal feed.

Our domestic Perdigão, Chester and Batavo brands, and the Turma da Mônica brand that we license, are among the most recognized brands in Brazil. We also have well-established brands in foreign markets, such as Perdix, which is used in most of our export markets; Fazenda, in Russia; and Borella, in Saudi Arabia. In 2005, we had net sales of R$5,145.2 million and net income of R$361.0 million. In the first quarter of 2006, our net sales were R$1,055.4 million, and our net income was R$10.4 million.

We are a leading producer in Brazil of specialty meats, with a market share of approximately 25%, and frozen processed meats, with a market share of approximately 34%, in each case based on sales volumes in 2005, according to A.C. Nielsen do Brasil S.A. We also sell our frozen poultry, pork and beef products in the highly fragmented domestic market. We are able to reach substantially all of the Brazilian population through a nationwide network of 16 distribution centers and seven exclusive distributors. We operate 16 meat processing plants (of which 13 are owned, one is leased and two are operated under contracts with third parties), 13 hatcheries, seven feed mills, two dairy processing plants and a soybean processing plant.

We are the second largest Brazilian exporter of poultry products, based on export sales volumes in 2005, and are among the largest such exporters in the world. We are also the second largest Brazilian exporter of pork products, based on export sales volumes in 2004 (the most recent year for which information is available). We began to sell beef products in December 2005 and plan to increase our beef sales, particularly to export customers who already purchase poultry or pork from us. In 2005 and the first quarter of 2006, we generated approximately 55% and 47%, respectively, of our net sales from exports. We sell our products principally to distributors, food service chains and trading companies. We have a geographically diverse export customer base of over 800 customers, with customers in Europe accounting for approximately 28% of our export net sales in 2005; the Far East, 26%; Eurasia (including Russia), 22%; the Middle East, 18%; and other regions, the balance.

Our Industry

We manage our business to target two markets: the Brazilian domestic market; and the international export markets.

Domestic Market

Brazil is the fifth largest country in the world, both in terms of land mass and population. It had an estimated population of 184.2 million people in July 2005. Brazil had an estimated gross domestic product, or “GDP”, of R$1.9 trillion for 2005, representing a 9.6% increase over GDP of R$1.8 trillion for 2004, in each case in nominal terms. Over the last five years (i.e., from January 1, 2001 through December 31, 2005), GDP per capita has increased at a compound annual rate of 0.9% per year.

Brazil is a large consumer of meat, with per capita meat consumption of 83.6 kilograms in 2005, according to the U.S. Department of Agriculture, or “USDA”. However, demand for poultry, pork and beef products in the domestic market is directly affected by economic conditions in Brazil. The overall trend towards improved economic conditions in recent years has generally supported increased demand for processed food products, as well as traditional fresh and frozen poultry and pork products.

We, like our major competitors, are generally emphasizing processed food products, which support better margins than fresh and frozen poultry and pork products that are more commodity in nature. A substantial number of small producers of these latter products operate in the informal economy and offer lower quality products at lower prices than do the major producers.

Export Markets

The global trade in poultry, pork and beef products has been growing in recent years, according to the USDA, and meat consumption among major consuming countries has also grown. Although 2006 has been characterized by lower levels of trade and consumption of meat products due to concerns about avian influenza and other animal diseases, we believe that trade in meat products will continue to expand over the long term.

Brazil has become a leading participant in export markets on a global basis because of natural advantages, including low feed and labor costs, and gains in efficiencies in animal production. We, like other large Brazilian producers, have built on these advantages to develop the scope and scale of our businesses.

Traditionally, Brazilian producers have emphasized exports of frozen whole and cut poultry, and frozen pork and beef cuts. These products, which are commodity in nature, continue to account for a substantial portion of export volumes in recent years. More recently, Brazilian food companies have begun to expand sales of processed food products. We anticipate that, over the next several years, we will sell higher volumes of frozen whole and cut poultry and frozen pork and beef cuts, and increasingly more substantial volumes of processed food products.

Competitive Strengths

We believe our major competitive strengths are as follows:

•	Leading Brazilian Food Company with Strong Brands and Global Market Presence. We operate a large and expanding food company that has a size and scale designed to compete in Brazil and globally. In 2005, we slaughtered 520.6 million chickens and other poultry and 3.6 million hogs. We sold nearly 1.3 million tons of poultry, pork, beef and processed food products. Our owned and licensed brands are highly recognized in Brazil, and the brands that we use in export markets are well-established in those markets.

•	Extensive Distribution Network in Brazil and in Export Markets. We are one of the only companies with an established distribution network capable of distributing frozen and refrigerated products to virtually any area of Brazil. In addition, we export products to over 100 countries, and we have begun to develop our own distribution capability in Europe, where we sell directly to food processing and food service companies and to local distributors. Our established distribution capabilities and logistics expertise enable us to expand both our domestic and foreign business in terms of increased sales volumes and broader product lines.

•	Low-Cost Producer in Increasingly Global Market. We believe that our company has a competitive advantage over producers in some of our export markets due to generally lower feed and labor costs and gains in efficiencies in animal production in Brazil. We have also achieved a scale and quality of production that enables us to compete effectively with major producers in Brazil and other countries. We have recently implemented a number of programs designed to maintain and improve our cost-effectiveness, including our ATP—Perdigão Total Service program to optimize our supply chain by integrating demand, production, inventory management and client service functions; our CSP—Perdigão Shared Services Center, which centralizes our corporate and administrative functions; and our MVP—More Value Perdigão program to our managers regarding the efficient use of fixed and working capital.

•	Emphasis on Quality and Food Safety and Security. We focus on quality and food safety in all our operations in order to meet customers’ specifications, prevent contamination and minimize the risk of outbreaks of animal diseases. We employ traceability systems that allow us to quickly identify and isolate any farm on which a quality or health concern may arise. We also monitor the health and treatment of the poultry and hogs that we raise at all stages of their lives and throughout the production process. We were the first Brazilian company approved by the European Food Safety Inspection System as qualified to sell processed poultry products to European consumers.

•	Experienced Management Team. Our senior management is highly experienced and has transformed our company during the last decade into a global business. Most members of our senior management have worked for us for over 10 years. Our management seeks to emphasize best practices in our operations as well as corporate governance, as demonstrated by the recent listing of our common shares on the Novo Mercado (New Market) of the São Paulo Stock Exchange, which requires adherence to the highest corporate governance standards of that Exchange.

Strategy

Our overall strategy is to use our competitive strengths to pursue opportunities for long-term growth and to enhance our financial performance through the following strategy:

•	Grow Our Core Businesses. We seek to further develop our core businesses of producing and selling poultry, pork and processed food products by, among other things, investing in additional production capacity to gain scale and efficiency. For example, we are expanding our Rio Verde Agroindustrial Complex in the central-west State of Goiás and constructing a new agroindustrial complex for the processing of turkey, also in Goiás. We are also enlarging our recently acquired Nova Mutum poultry plant in the State of Mato Grosso to meet long-term demand for chicken meat exports. We previously announced a goal of increasing volumes of our poultry, pork and processed foods by 50% between 2005 and 2009, with projected average investments of approximately R$350 million each year during this period to support this goal, including amounts already approved for our Nova Mutum poultry plant and two Goiás construction projects. Our objective is to pursue balanced growth of our domestic and export businesses so that each represents approximately 50% of our annual net sales.

•	Diversify Our Product Lines, Especially Value-Added Processed Foods. We are diversifying our product lines, focusing on processed foods that tend to be less price-sensitive than our unprocessed poultry and pork cuts and that can be targeted to specific markets. For example, we recently introduced a line of margarine products in the domestic market, and in the second quarter of 2006, we acquired a 51% stake in Batávia S. A.—Indústria de Alimentos, or “Batávia”, which produces dairy products that we plan to distribute with our existing frozen and chilled products through our domestic distribution network. We also introduced beef cuts in December 2005 and plan to increase our beef sales, particularly to export customers who already purchase poultry or pork from us. We may pursue selective acquisitions to support these strategy goals.

•	Expand Our Domestic and International Customer Base. We seek to continue to strengthen our domestic and international customer base through superior service and quality and increased product offerings. We believe there are considerable opportunities for further penetration of export markets, particularly as we broaden our product lines to include beef products and additional processed foods. We are also positioning our company to be able to enter new export markets when existing trade barriers are relaxed or eliminated.

•	Enhance Global Distribution Network. We are developing our distribution capabilities outside Brazil to enable us to improve our services to existing customers and to expand our foreign customer base. We are focusing on expanding our distribution network in Europe to broaden our coverage and to support more targeted marketing efforts in this key region. We are also considering the processing of some products abroad, including through acquisitions, to allow us to deliver those products directly to customers in those markets.

•	Continue to Seek Leadership in Low Costs. We are continuing to improve our cost structure in order to remain a low-cost producer and enhance the efficiency of our operations. We seek to achieve greater economies of scale by increasing our production capacity, and we are considering our expansion efforts primarily in the central-west region of Brazil because the availability of raw materials, land, labor, favorable weather and other features allow us to minimize our production costs. We are also continuing to implement new technologies to streamline our production and distribution functions.

Risks Related to Our Business

We face risks and uncertainties that may affect our future financial and operating performance, including, among others, volatility and cyclicality of commodity and selling prices in our industry; risks of food contamination; animal disease risks, including the risk of avian influenza and its effect on consumer demand; vulnerability of our export business to exchange rate movements, import restrictions, strikes at port facilities and other factors; and strong competition, including from other low-cost producers in Brazil and abroad. See “Risk Factors”.

Recent Developments

Listing on the Novo Mercado

In April 2006, we entered into a listing agreement with the São Paulo Stock Exchange, under which we agreed to comply with the stricter corporate governance and disclosure requirements of the Novo Mercado, including, among others, the following: (1) to maintain a share capital structure composed exclusively of common shares; (2) to adopt offering procedures that favor widespread ownership of shares whenever making a public offering; (3) to offer “tag-along” rights to shareholders (so as to require the purchaser of a controlling interest to agree to purchase the shares of shareholders for the same price); and (4) in the event of a delisting of our common shares, to conduct a public tender offer for our common shares at a price at least equal to the economic value determined pursuant to an appraisal report.

Acquisition of Batávia

In the second quarter of 2006, we acquired a 51% controlling stake in Batávia, the third largest Brazilian dairy products producer with a market share of 12.7% based on sales volumes in 2005, according to A.C. Nielsen do Brasil S.A. The purchase price was approximately R$110 million. Batávia produces and sells more than 200 dairy-based and dairy processed products, ranging from pasteurized and UHT milk, flavored milks, yogurts, fruit juices, soybean-based drinks, cheeses and desserts. In 2005, Batávia generated net sales of R$481.4 million and net income of R$13.7 million. Batávia was a former business unit of Parmalat Alimentos S.A., a Brazilian affiliate of Parmalat S.p.A.

Tender Offer by Sadia S.A.

On July 17, 2006, Sadia S.A., or “Sadia”, a leading Brazilian producer of poultry, pork and other products that is our primary Brazilian competitor, commenced a tender offer to acquire 100% of the shares of our share capital at a price of R$27.88 per share. The tender offer was subject to a number of conditions, including acceptance of the offer by shareholders representing at least 50% plus one share of the share capital of our company. On July 19, 2006, we announced that we had received written statements from shareholders representing 55.38% of our share capital that rejected the offer. On July 20 2006, Sadia increased the price of its offer to R$29.00 per share. On the same day, we received written statements from shareholders representing 55.38% of our share capital that rejected the offer. On July 21, 2006, the CVM issued a statement that in light of the written statements regarding the Sadia offer received from our shareholders and the minimum acceptance condition, the offer was no longer effective. On the same day, Sadia formally withdrew the offer.

Principal Shareholders

Since 1994, we have been controlled by a group of seven Brazilian pension funds, which we refer to collectively as the “Pension Funds”. Upon the conversion of our preferred shares into common shares in connection with our adherence to the Novo Mercado in April 2006, the Pension Funds ceased to hold a majority of our voting shares, but they continue to exercise significant influence over our company. As of July 31, 2006, the Pension Funds held 49.67% of our common shares. After this offering the Pension Funds will own approximately  % of our common shares, assuming no exercise of the international and Brazilian underwriters’ over-allotment options in connection with this offering and assuming that each of the Pension Funds subscribes for its pro rata portion of the shares reserved in this offering for existing shareholders.

The Pension Funds currently are parties to a shareholders’ voting agreement, which sets forth voting arrangements with respect to capital increases, by-law changes, election of the board of directors, dividends and other matters. Under the shareholders’ voting agreement, the parties agreed to resolve specified voting issues in advance of the shareholders’ meetings so as to assure uniform voting at the shareholders’ meeting.

Our registered and principal executive office is at Avenida Escola Politécnica, 760, Jaguaré, 05350-901, São Paulo — SP, Brazil, and our telephone number at this address is +55-11-3718-5301/5306.

The Offering

Issuer	Perdigão S.A.

Global offering	The global offering consists of the international offering and the concurrent Brazilian offering.

International offering	common shares, including common shares in the form of ADSs representing common shares, are being offered through the international underwriters (which, in the case of the common shares, will act as placement agents on behalf of the Brazilian underwriters) in the United States and other countries outside Brazil. The common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named elsewhere in this prospectus. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM.

Brazilian offering	Concurrently with the international offering, common shares are being offered by the Brazilian underwriters in Brazil to Brazilian investors.

ADSs	Each ADS represents two common shares. ADSs will be evidenced by American depositary receipts, or “ADRs”.

Offering price	The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus. The offering price for the common shares, which is also set forth on the cover page, is the approximate per common share real equivalent of the offering price per ADS in the international offering, based upon an exchange rate of R$ to U.S.$1.00 as of , 2006.

Over-allotment options	We have granted the international underwriters and the Brazilian underwriters options to purchase up to additional common shares in the form of ADSs and additional common shares, respectively, within 30 days from the date of this prospectus, solely to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds from the global offering (before deducting transaction expenses) will be approximately U.S.$. We intend to use the net proceeds from the global offering for general corporate purposes, including capital expenditures, working capital and possible future acquisitions. See “Use of Proceeds”.

Share capital before and after global offering	Our share capital consists of 133,526,667 common shares at July 31, 2006 (excluding 430,485 treasury shares).

Immediately after the global offering, we will have 153,526,667 common shares outstanding, assuming no exercise of the underwriters’ over-allotment options.

Voting rights	Holders of our common shares have full voting rights, as described in “Description of Share Capital—Rights of Common Shares”.

Holders of ADSs do not have voting rights, but may instruct the ADR depositary how to vote the common shares underlying their ADSs under the circumstances described in the ADR deposit agreement. See “Description of American Depositary Shares—Voting Rights”.

Dividends	Under our by-laws, we are required to distribute a minimum dividend of not less than 25% of our annual net income, as calculated under Brazilian GAAP and adjusted as required by the Brazilian Corporation Law (which may differ significantly from net income under U.S. GAAP), unless our board of directors recommends not to distribute dividends due to our financial condition and our shareholders approve that recommendation. We may also pay dividends in the form of interest on shareholders’ equity. See “Dividends and Dividend Policy”.

The holders of ADSs will be entitled to receive dividends to the same extent as the owners of our common shares, subject to deduction of any fees and charges of the depositary for the ADSs.

Listings	Our common shares are listed on the Novo Mercado of the São Paulo Stock Exchange under the symbol “PRGA3”. The ADSs are listed on The New York Stock Exchange under the symbol “PDA”. See “Market Information—São Paulo Stock Exchange Corporate Governance Standards”.

Pro rata subscription right of existing shareholders	We expect that existing shareholders of our company will be given the opportunity, to the extent permitted by U.S., Brazilian and other applicable law, to subscribe for shares in the global offering on a priority basis at the price to the public to the extent necessary to preserve their ownership percentages as of a record date to be determined. The number of common shares available for sale to the general public will be reduced to the extent existing shareholders purchase shares in the global offering.

Lock-up agreement	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the U.S. Securities and Exchange Commission, or “SEC”, or the CVM a registration statement relating to, any additional common shares or ADSs or securities convertible into or exchangeable or exercisable for any of our common shares or ADSs or warrants or other rights to purchase any shares or ADSs, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of days after the date of this prospectus, without the prior written consent of Credit Suisse Securities (USA) LLC and Itaú Securities Inc., on behalf of the international and Brazilian underwriters. Our directors, executive officers and certain of our shareholders have agreed to substantially similar lock-up provisions, subject to certain exceptions.

ADR depositary	The Bank of New York.

Risk factors	See “Risk Factors” and the other information in this prospectus before investing in the ADSs or common shares.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	, 2006
Announcement of offer price	, 2006
Allocation of common shares and ADSs	, 2006
Settlement and delivery of common shares and ADSs	, 2006

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the international underwriters’ options to purchase up to           additional common shares in the form of ADSs to cover over-allotments of ADSs, if any, and the Brazilian underwriters’ option to purchase up to           additional common shares to cover over-allotments of common shares, if any.

Summary Financial and Other Information

The following summary financial data at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been derived from our audited consolidated financial statements included in this prospectus. The summary financial data at December 31, 2003, 2002 and 2001 and for each of the two years in the period ended December 31, 2002 have been derived from our audited consolidated financial statements that are not included in this prospectus.

The summary financial data at March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from our unaudited consolidated interim financial information included in this prospectus, which include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2006 or any other period.

Our consolidated financial statements are prepared in accordance with accounting principles adopted in Brazil, or “Brazilian GAAP”, which differ in significant respects from the accounting principles generally accepted in the United States, or “U.S. GAAP”. For a discussion of the significant differences relating to these consolidated financial statements and a reconciliation of net income and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see Note 21 to our audited consolidated financial statements.

On April 12, 2006, a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares, and a three-for-one share split of our common shares became effective. In accordance with Brazilian GAAP, per share data and other information in this prospectus have not been adjusted to give effect to this share reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented below and in Note 21 to the audited consolidated financial statements in this prospectus have been adjusted to reflect the share reclassification and the related share split.

The summary financial data should be read in conjunction with our consolidated financial statements and the notes thereto contained in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Presentation of Financial and Other Information”.

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$,	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise		per ADS
	amounts)	indicated)		amounts)
	(unaudited)

Income Statement Data
Brazilian GAAP:
Net sales	485.9	1,055.4	1,203.4	2,368.4	5,145.2	4,883.3	3,825.2	2,917.4	2,433.7
Cost of sales	(371.0)	(806.0)	(874.3)	(1,696.7)	(3,685.9)	(3,532.4)	(2,802.3)	(2,103.9)	(1,633.5)

Gross profit	114.9	249.4	329.1	671.7	1,459.3	1,350.9	1,022.9	813.4	800.2

Operating expenses:
Selling	(94.4)	(205.0)	(191.6)	(389.2)	(845.6)	(790.8)	(682.6)	(554.4)	(400.9)
General and administrative	(7.4)	(16.0)	(13.6)	(26.2)	(56.9)	(54.1)	(46.4)	(39.3)	(35.1)
Management compensation	(1.0)	(2.2)	(2.0)	(4.4)	(9.5)	(7.7)	(6.5)	(5.5)	(5.2)

	(102.8)	(223.2)	(207.2)	(419.8)	(912.0)	(852.6)	(735.5)	(599.2)	(441.2)

						(footnotes on pages after tables)

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$,	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise		per ADS
	amounts)	indicated)		amounts)
	(unaudited)

Operating income before financial expenses	12.1	26.2	121.9	251.9	547.3	498.3	287.4	214.2	359.0
Financial expenses, net	(2.0)	(4.3)	(31.5)	(38.1)	(82.7)	(117.8)	(137.8)	(210.4)	(117.7)
Other operating expenses	2.0	4.4	(2.5)	(4.1)	(8.9)	(8.6)	(1.6)	(1.3)	1.7

Operating income	12.1	26.3	87.9	209.8	455.7	371.9	148.0	2.5	243.1
Non-operating expenses	(1.0)	(2.2)	0.3	(2.1)	(4.6)	(3.5)	(2.6)	(0.2)	(4.0)

Income before taxes and profit-sharing	11.1	24.1	88.2	207.7	451.1	368.4	145.4	2.3	239.1

Income and social contribution taxes	(5.9)	(12.9)	(11.0)	(28.8)	(62.5)	(47.3)	(12.4)	6.6	(57.2)
Employees’ profit-sharing	(0.4)	(0.7)	(4.6)	(10.5)	(22.8)	(19.1)	(7.5)	(0.7)	(10.8)
Management profit-sharing	(0.0)	(0.1)	(0.8)	(2.2)	(4.8)	(6.4)	(1.9)	—	(2.8)

Net income	4.8	10.4	71.8	166.2	361.0	295.6	123.6	8.2	168.2

Earnings per share(2)	0.108	0.234	1.613	3.733	8.109	6.642	2.776	0.185	3.780
Dividends per share(3)	—	—	—	1.120	2.433	1.993	0.809	0.121	1.134
Dividends per ADS(3)	—	—	—		4.866	3.986	1.618	0.243	2.268
Dividends per ADS (in U.S. dollars)	—	—	—		2.079	1.501	0.560	0.069	0.978
Average shares outstanding (in millions)	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5
Average number of ADSs outstanding (in millions)	22.2	22.2	22.2	22.2	22.2	22.2	22.2	22.2	22.2
U.S. GAAP:
Net sales				2,368.4	5,145.2	4,883.3	3,825.2	2,917.4	2,433.7
Net income				164.1	356.5	292.2	98.2	2.0	164.0
Basic and diluted earnings per share(2)(4)				1.2289	2.6697	2.1884	0.7349	0.0148	1.2281
Basic and diluted earnings per ADS(3)(4)				2.4578	5.3394	4.3768	1.4699	0.0296	2.4562
Balance Sheet Data
Brazilian GAAP:
Cash, cash equivalents and marketable securities	319.3	693.6		376.4	817.7	263.6	631.2	904.2	403.0
Trade accounts receivable, net	195.9	425.5		255.8	555.7	524.4	496.1	488.2	417.3
Inventories	324.5	704.9		297.4	646.1	580.6	680.9	594.2	318.7
Other current assets	87.2	189.5		77.8	169.1	175.5	188.4	166.4	65.1
Total current assets	926.8	2,013.5		1,007.5	2,188.6	1,544.1	1,996.6	2,153.0	1,204.1
Non-current marketable securities	38.7	84.1		42.2	91.6	134.0	5.7	47.1	328.2
						(footnotes on pages after tables)

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$,	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise		per ADS
	amounts)	indicated)		amounts)
	(unaudited)

Property, plant and equipment	540.2	1,173.5		509.5	1,106.8	918.5	915.0	934.1	903.6
Other assets	108.6	235.9		112.9	245.2	203.5	191.7	163.7	149.2
Total assets	1,614.3	3,507.0		1,672.0	3,632.2	2,800.1	3,109.0	3,297.9	2,585.1
Short-term debt (including current portion of long-term debt)	198.3	430.7		252.6	548.7	706.8	1,075.1	1,552.8	857.7
Trade accounts payable	153.2	332.8		153.1	332.6	327.1	323.5	278.6	151.3
Other current liabilities	66.9	145.4		114.4	248.6	202.0	185.5	126.4	166.0
Total current liabilities	418.4	909.0		520.1	1,129.9	1,235.9	1,584.1	1,957.8	1,175.0
Long-term debt	565.8	1,229.2		518.0	1,125.4	464.7	651.1	531.4	598.8
Other liabilities	64.5	140.0		70.9	154.1	129.4	110.6	133.1	138.5
Total liabilities and shareholders’ equity	1,614.3	3,507.0		1,672.0	3,632.2	2,800.1	3,109.0	3,297.9	2,585.1
Shareholders’ equity	565.6	1,228.7		562.9	1,222.8	970.1	763.2	675.6	672.8
Paid-in capital	368.3	800.0		368.3	800.0	490.0	490.0	490.0	415.4
U.S. GAAP:
Total assets				1,644.3	3,572.0	2,768.2	3,083.2	3,292.6	2,634.6
Property, plant and equipment				527.5	1,145.9	942.6	954.1	984.2	1,010.8
Long-term debt				517.6	1,124.5	464.7	651.1	531.4	598.8
Shareholders’ equity				550.6	1,196.1	950.9	729.3	667.2	708.8
Other Financial and Operating Data
EBITDA(5)	28.4	61.8	142.1	287.1	623.5	566.0	372.5	293.5	408.1
Poultry slaughtered (million heads per year)		138.5	123.2		520.6	487.1	444.9	392.3	358.6
Hogs slaughtered (thousand heads per year)		843.4	860.4		3,561	3,180	2,750	2,752	2,480
Total production of meat and other processed products (thousand tons per year)		294.1	289.1		1,268.9	1,141.3	993	905	799
Employees (at year end)		35,531	31,568		35,556	31,406	27,951	24,163	22,377

(1)	Translated for convenience only using the selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the “Central Bank”, at March 31, 2006 for reais into U.S. dollars of R$2.1724 = U.S.$1.00.

(2)	Earnings per share, or “EPS”, is computed under Brazilian GAAP based on the outstanding shares at the end of each year. Under U.S. GAAP, EPS is calculated based on weighted average shares outstanding over the year. For U.S. GAAP purposes, in all years presented, basic EPS is equal to diluted EPS.

(3)	Dividends are calculated based on net income determined in accordance with Brazilian GAAP and adjusted in accordance with the Brazilian Corporation Law.

(4)	For U.S. GAAP purposes only, all historical periods have been restated to reflect the three-for-one share split that became effective on April 12, 2006.

(5)	We define and calculate EBITDA, using line items contained in our income statement prepared in accordance with Brazilian GAAP, as follows: net income plus income and social contribution taxes plus financial expenses, net plus depreciation and depletion plus amortization of goodwill and deferred charges. We use EBITDA as a supplemental measure of financial performance as well as of our ability to generate cash from operations. We also use EBITDA in making certain management decisions. EBITDA is not a prescribed measure under Brazilian GAAP and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with Brazilian GAAP. The use of EBITDA has material limitations, including, among others, the following:

•	EBITDA does not include financial expenses, including interest expense. For example, because we borrow money to finance some of our operations and capital expenditures, interest is a necessary and ongoing part of our costs.

•	EBITDA does not include income and social contribution taxes. The payment of these taxes is a necessary and ongoing cost of our operations.

•	EBITDA does not include depreciation, amortization or depletion. For example, because we utilize property, plant and equipment to generate revenues in our operations, depreciation is a necessary and ongoing component of our costs.

EBITDA as calculated by us may not be comparable to similarly titled measures of other companies. We do not calculate EBITDA under U.S. GAAP or use EBITDA under U.S. GAAP as a supplemental measure of financial performance or of an ability to generate cash from operations, or use it in making management decisions. The following table reconciles EBITDA to our consolidated income statement:

	Three Months Ended March 31,			Year Ended December 31,
	2006	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions		(in millions	(in millions of reais)
	of U.S.$)	of reais)		of U.S.$)

Net income	4.8	10.4	71.8	166.2	361.0	295.6	123.6	8.2	168.2
Income and social contribution taxes	5.9	12.9	11.0	28.8	62.5	47.3	12.4	(6.6)	57.2
Financial expenses, net	2.0	4.3	31.5	38.1	82.7	117.8	137.8	210.4	117.7
Depreciation and depletion	12.3	26.7	23.6	45.5	98.8	90.3	83.3	70.1	56.6
Amortization of goodwill and deferred charges	3.5	7.5	4.2	8.5	18.5	15.0	15.4	11.4	8.4

EBITDA	28.4	61.8	142.1	287.1	623.5	566.0	372.5	293.5	408.1

RISK FACTORS

Prospective purchasers of our common shares or the ADSs should carefully consider the risks described below, as well as the other information in this prospectus, before deciding to purchase any common shares or ADSs. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the market prices of our common shares or the ADSs could decline and you could lose all or part of your investment.

Risks Relating to Our Business and Industry

Our results of operations are subject to cyclicality and volatility affecting both our raw material prices and our selling prices.

Our financial performance is largely dependent on the cost and supply of corn, soy meal and soybeans, hogs and other raw materials, as well as the selling prices of our poultry, pork and beef products, all of which are determined by constantly changing market forces of supply and demand and other factors over which we have little or no control. These other factors include, among others, fluctuations in local and global poultry and hog production levels, environmental and conservation regulations, economic conditions, weather, animal and crop diseases, cost of international freight and exchange rate movements. Our industry, both in Brazil and abroad, also is characterized by cyclical periods of higher prices and profitability, followed by overproduction, leading to periods of lower prices and profitability. We are not able to mitigate these risks by entering into long-term contracts with our customers and most of our suppliers because such contracts are not customary in our industry. In addition, our financial performance is affected by domestic and international freight costs, which are vulnerable to fluctuations in the price of oil. We may not be successful in addressing the effects of cyclicality and volatility on costs and expenses or the pricing of our products and our overall financial performance.

Health risks related to the food industry could adversely affect our ability to sell our products.

We are subject to risks affecting the food industry generally, including risks posed by contamination or food spoilage, evolving nutritional and health-related concerns, consumer product liability claims, product tampering, the possible unavailability and expense of liability insurance and the potential cost and disruption of a product recall. Any actual or perceived health risks associated with our products, including any adverse publicity concerning these risks, could also cause customers to lose confidence in the safety and quality of our products. Even if our own products are not affected by contamination, our industry may face adverse publicity if the products of other producers become contaminated, which could result in reduced consumer demand for our products in the affected category. We maintain systems designed to monitor food safety risks throughout all stages of the production process (including the production of poultry and hogs). However, our systems for compliance with governmental regulations may not be fully effective in mitigating risks related to food safety. Any product contamination could have a material adverse impact on our business, results of operations, financial condition and prospects.

Our poultry business in Brazilian and export markets could be negatively affected by avian influenza.

Poultry and other birds in some countries, particularly in Asia but also in Europe and Africa, have become infected by highly pathogenic avian influenza (H5N1 virus). Public health authorities around the world have been concerned that avian influenza will migrate from birds to infect humans and thereafter be transmitted from humans to humans on a widespread basis. Accordingly, health authorities in many countries have taken steps to prevent outbreaks of this viral disease, including destruction of afflicted poultry flocks.

Since the beginning of 2003, there have been over 230 confirmed human cases of avian influenza and over 130 deaths, according to the World Health Organization, with an increased number of deaths in each year since 2003. Human cases were reported in various countries in Asia, the Middle East and Africa in 2006, and several countries in Europe reported cases of avian influenza in birds. For example, Indonesia recently became the focus of international attention when the largest cluster of human H5N1 virus cases so far was identified. This outbreak involved eight members of a single family, and seven of the eight family members died. The H5N1 virus is considered firmly entrenched in poultry throughout much of Indonesia, and this widespread presence has resulted in a significant number of human cases. This year alone, Indonesia has reported more than 37 cases with 31 deaths as of July 26, 2006, according to the World Health Organization. Most recently, the World Organization for Animal Health and the Food and Agriculture Organization received information about the reoccurrence of H5N1 avian influenza in Thailand, the world’s fourth-biggest poultry exporter.

To date, Brazil has not had a documented case of avian influenza, although there are concerns that an outbreak of avian influenza may occur in Brazil in the future. Any outbreak of avian influenza in Brazil could lead to required destruction of our poultry flocks, which would result in decreased sales of poultry by us, prevent recovery of costs incurred in raising or purchasing such poultry, and result in additional expense for the disposal of destroyed poultry. In addition, any outbreak of avian influenza in Brazil would likely lead to immediate restrictions on the export of some of our products to key export markets. Preventive actions adopted by Brazilian authorities, if any, may not be effective in precluding the spread of avian influenza within Brazil.

Whether or not an outbreak of avian influenza occurs in Brazil, further outbreaks of avian influenza anywhere in the world could have a negative impact on the consumption of poultry in our key export markets or in Brazil, and a significant outbreak would negatively affect our net sales and overall financial performance. Any outbreak of avian influenza could lead to the imposition of costly preventive controls on poultry imports in our export markets. Accordingly, any spread of avian influenza, or increasing concerns about this disease, may have a material and adverse effect on our company.

Raising animals and meat processing involve animal health and disease control risks, which could have an adverse impact on our results of operations and financial condition.

Our operations involve raising poultry and hogs and processing meat from poultry, hogs and cattle, which require us to maintain animal health and control disease. An outbreak of disease affecting animals, such as, in case of poultry, avian influenza (discussed above) and Newcastle disease, in case of hogs, foot-and-mouth disease or classic swine fever, and, in case of cattle, foot-and-mouth disease and bovine spongiform encephalopathy, known as “mad cow disease”, could require us to destroy poultry or hogs or cease selling some of our products to customers in Brazil and abroad. Destruction of poultry or hogs will preclude recovery of costs incurred in raising or purchasing the destroyed animals or result in additional expense for the disposal of such animals. Recent foot-and-mouth disease cases in the States of Mato Grosso do Sul and Paraná have affected only cattle, although hogs can also be contaminated. In addition, although Brazilian cattle is generally grass-fed and at less risk of contracting mad cow disease than cattle raised in some other countries, increases in Brazilian cattle production could lead to the use of cattle feed containing animal byproducts that could heighten the risk of an outbreak of mad cow disease.

Outbreaks, or fears of outbreaks, of any of these or other animal diseases may lead to cancellation of orders by our customers and, particularly if the disease has the potential to affect humans, create adverse publicity that may have a material adverse effect on consumer demand for our products. Moreover, outbreaks of animal disease in Brazil may result in foreign governmental action to close export markets to some or all of our products, relating to some or all of our regions. For example, due to the recent foot-and-mouth disease cases affecting cattle in the States of Mato Grosso do Sul and Paraná, certain major foreign markets, including Russia (which has been the largest importer of Brazilian pork) banned imports of porks from the entire country in November 2005. Russia partially lifted this ban in the second quarter of 2006, but it reopened its market to imports of Brazilian pork meat from the State of Rio Grande do Sul. Also, due to recent cases of Newcastle disease at a location in the State of Rio Grande do Sul in the second quarter of 2006, some major export markets, including Russia, banned imports of poultry from the entire State of Rio Grande do Sul, which required us to incur additional logistical costs to the reallocate production of poultry products for the Russian market to facilities located in other states. Any future outbreaks of animal diseases could have a material adverse effect on our results of operations and financial condition.

More stringent trade barriers in key export markets may negatively affect our results of operations.

Because of the growing market share of Brazilian poultry, pork and beef products in the international markets, Brazilian exporters are increasingly being affected by measures taken by importing countries to protect local producers. The competitiveness of Brazilian companies has led certain countries to establish trade barriers to limit the access of Brazilian companies to their markets. Some countries, such as Russia, impose quotas of Brazilian pork and poultry products. Russia has recently tightened its quota procedures on poultry products, which previously allowed Brazilian producers to rely on quotas of other countries to the extent unused by producers in those countries. This tightening of quotas resulted in a significant decline in our sales volumes of poultry products to Russia in the first half of 2006.

The European Union charges protective tariffs designed to mitigate the effects of Brazil’s lower production costs on local European producers. Developed countries also sometimes use direct and indirect subsidies to enhance the competitiveness of their producers in other markets. For example, French producers receive subsidies for their sales of poultry to countries such as Saudi Arabia, a major importer of poultry products. Trade barriers are sometimes applied indirectly to other parties that are crucial to the export of products. For example, Chinese importers have, to date, been unable to obtain required licenses to permit them to receive our exports. In addition, local producers in a specific market sometimes exert political pressure on their governments not to allow foreign producers companies to export to their market.

Any of the above restrictions can substantially affect our export volumes and, consequently, our exports sales and financial performance. If new trade barriers arise in our key export markets, we may face difficulties in reallocating our products to other markets on favorable terms, and our business, financial condition and results of operations might be adversely affected.

We face competition from Brazilian and foreign producers, which could adversely affect our financial performance.

We face strong competition from other Brazilian producers in our domestic markets and from Brazilian and foreign producers in the export markets in which we sell our products. In Brazil, our primary competitor for specialty meats, frozen processed meats and other frozen foods is Sadia, another vertically integrated Brazilian producer. The Brazilian market for whole poultry and poultry and pork cuts is highly fragmented, and we face competition from small producers, some of which operate in the informal economy and are able to offer lower prices by meeting lower quality standards. This competition from small producers is a primary reason why we sell a majority of our whole chickens and poultry and pork cuts in the export markets and is a barrier to expanding our sales of those products in the domestic market. In our export markets, we compete with other major vertically integrated Brazilian producers like Sadia that have the ability to produce quality products at low cost, as well as with foreign producers. To varying degrees, our competitors may have strengths in particular product lines and regions as well as greater financial resources. In addition, our poultry and pork cuts in particular are highly price-competitive and sensitive to product substitution. Even if we remain a low-cost producer, customers may seek to diversify their sources of supply by purchasing a portion of the products they need from producers in other countries, as some of our customers in key export markets have begun to do. We expect that we will continue to face strong competition in all of our markets and anticipate that existing or new competitors may broaden their product lines and extend their geographic scope. Any failure by us to respond to product, pricing and other moves by competitors may negatively affect our financial performance.

Increased regulation of food safety could increase our costs and adversely affect our results of operations.

Our manufacturing facilities and products are subject to regular Brazilian federal, state and local, as well as foreign, governmental inspections and extensive regulation in the food safety area, including governmental food processing controls. Changes in government regulations relating to food safety could require us to make additional investments or incur other costs to meet the necessary specifications for our products.

Our products are often inspected by foreign food safety officials, and any failure to pass those inspections can require us to return all or part of a shipment to Brazil, destroy all or part of a shipment or incur costs because of delays in delivering products to our customers. Any tightening of food safety regulations could result in increased costs and could have an adverse effect on our business and results of operations.

Our export sales are subject to a broad range of risks associated with international operations.

Export sales account for a significant portion of our net sales, representing 55% of our total net sales in 2005 and 47% of our total net sales in the first quarter of 2006. Our major export markets include the European Union, Russia, Japan and Saudi Arabia, where we are subject to many of the same risks described below in relation to Brazil. Our future financial performance will depend, to a significant extent, on economic, political and social conditions in our main export markets. Our future ability to conduct business in export markets could be adversely affected by factors beyond our control, such as the following:

•	exchange rate movements;

•	deterioration in economic conditions;

•	imposition of increased tariffs, anti-dumping duties or other trade barriers;

•	strikes or other events affecting ports and other transport facilities;

•	compliance with differing foreign legal and regulatory regimes; and

•	sabotage affecting our products.

We have been from time to time affected by strikes of port employees or customs agents, sanitary inspection agents and other government agents at the Brazilian ports from which we export our products. In 2005, for example, Brazilian federal government sanitary inspectors went on strike for approximately one month. A widespread or protracted strike in the future could adversely affect our business and our results of operations.

Environmental laws and regulations require increasing expenditures for compliance.

We, like other Brazilian food producers, are subject to extensive Brazilian federal, state and local environmental laws and regulations concerning, among other things, the handling and disposal of wastes, and discharges of pollutants into the water and soil. Any failure to comply with these laws and regulations could result in administrative and criminal penalties, in addition to negative publicity and liability for remediation or for environmental damages. We have incurred, and will continue to incur, capital and operating expenditures to comply with these laws and regulations. Because of the possibility of unanticipated regulatory or other developments, particularly as environmental laws become more stringent in Brazil, the amount and timing of future expenditures required to maintain compliance could increase from current levels and could adversely affect the availability of funds for capital expenditures and other purposes. Compliance with existing or new environmental laws and regulations could result in increased costs and expenses.

Acquisitions may divert management resources or prove to be disruptive to our company.

We regularly review opportunities for strategic growth through acquisitions. We made two small acquisitions in 2005, consisting of a hatchery and a poultry-breeding farm in Jataí in the State of Goiás and a poultry plant in Nova Mutum in the State of Mato Grosso. In the second quarter of 2006, we acquired a 51% controlling stake in Batávia, the third largest Brazilian dairy products producer, according to A.C. Nielsen do Brasil S.A. Acquisitions, especially involving sizeable enterprises, may present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased compensation expenses for newly hired employees, assumption of unknown liabilities and potential disputes with the sellers. We could also experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future give rise to liabilities or problems of which we are not aware. Acquisitions outside of Brazil may present additional difficulties, such as compliance with foreign legal and regulatory regimes and integration of personnel to different managerial practices and would increase our exposure to risks associated with international operations.

We will continue to be significantly influenced by a group of shareholders that will control a significant percentage of our common shares.

Currently, seven pension funds hold a significant percentage of our common shares and, acting together pursuant to a shareholders’ voting agreement, have the ability to significantly influence our decisions. Immediately after completion of the global offering, these shareholders will, directly or indirectly, continue to own a significant percentage of our common shares, representing, in the aggregate,  % of our common shares (or  % of our common shares if the underwriters’ over-allotment options are exercised). Although these shareholders do not and will not hold a majority of our common shares immediately after completion of the global offering, they are parties to a shareholders’ voting agreement that sets forth voting arrangements with respect to, among other matters, the election of our board of directors and approval of major corporate transactions, such as mergers, acquisitions, dispositions and sales of assets. As a result, these shareholders retain and will continue to retain the power to influence the outcome of important corporate decisions or matters submitted to a vote of our shareholders. The interests of these shareholders may conflict with, or differ from, the interests of other holders of our common shares or the holders of the ADSs.

Risks Relating to Brazil

Brazilian economic, political and other conditions, and Brazilian government policies or actions in response to these conditions, may negatively affect our business and results of operations.

The Brazilian economy has been characterized by frequent and occasionally extensive intervention by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. For example, the government’s actions to control inflation have at times involved setting of wage and price controls, blocking access to bank accounts, imposing exchange controls and limiting imports into Brazil. We have no control over, and cannot predict, what policies or actions the Brazilian government may take in the future.

Our business, results of operations, financial condition and prospects, as well as the market prices of our common shares or the ADSs, may be adversely affected by, among others, the following factors:

•	exchange rate movements;

•	exchange control policies;

•	expansion or contraction of the Brazilian economy, as measured by rates of growth in gross domestic product, or “GDP”;

•	inflation;

•	tax policies;

•	other economic political, diplomatic and social developments in or affecting Brazil;

•	interest rates;

•	energy shortages;

•	liquidity of domestic capital and lending markets; and

•	social and political instability.

A presidential election will be held in Brazil in October 2006. The President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy and,

consequently, affect the operations and financial performance of businesses, such as our company. The run-up to the presidential election may result in changes in existing governmental policies, and the post-election administration — even if incumbent President Luiz Inácio Lula da Silva is re-elected — may seek to implement new policies. For example, the current administration or the post-election administration may face domestic pressure to retreat from the current macroeconomic policies in an attempt to achieve higher rates of economic growth. We cannot predict what policies will be adopted by the Brazilian government and whether these policies will negatively affect the economy or our business or financial performance. In addition, uncertainty leading up to and after the election over whether the Brazilian government may implement changes in policy or regulations may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers.

Inflation, and government measures to curb inflation, may adversely affect the Brazilian economy, the Brazilian securities market, our business and operations and the market prices of our common shares or the ADSs.

Historically, Brazil has experienced high rates of inflation. According to the General Market Price Index (Índice Geral de Preços do Mercado) or “IGP-M”, a general price inflation index, the inflation rates in Brazil were 10.4% in 2001, 25.3% in 2002, 8.7% in 2003, 12.4% in 2004, 1.2% in 2005 and 0.7% (2.8% on an annualized basis) in the first quarter of 2006. In addition, according to the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Ampliado), or “IPCA”, published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística) or “IBGE”, the Brazilian price inflation rates were 7.7% in 2001, 12.5% in 2002, 9.3% in 2003, 7.6% in 2004, 5.7% in 2005 and 1.4% (5.7% on an annualized basis) in the first quarter of 2006. The Brazilian government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting availability of credit and reducing economic growth. Inflation, actions to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets.

Brazil may experience high levels of inflation in future periods. Periods of higher inflation may slow the rate of growth of the Brazilian economy, which could lead to reduced demand for our products in Brazil and decreased net sales. Inflation also is likely to increase some of our costs and expenses, which we may not be able to pass on to our customers and, as a result, may reduce our profit margins and net income. In addition, high inflation generally leads to higher domestic interest rates, and, as a result, the costs of servicing our debt may increase, resulting in lower net income. Inflation and its effect on domestic interest rates can, in addition, lead to reduced liquidity in the domestic capital and lending markets, which could affect our ability to refinance our indebtedness in those markets. Any decline in our net sales or net income and any deterioration in our financial condition would also likely lead to a decline in the market price of our common shares and the ADSs.

Exchange rate movements may adversely affect our financial condition and results of operations.

The Brazilian currency has been devalued frequently over the past four decades. Throughout this period, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. For example, the real depreciated against the U.S. dollar by 15.9% in 2001 and 34.0% in 2002. In 2003, 2004 and 2005, the real appreciated 22.1%, 9.1% and 13.2%, respectively, against the U.S. dollar. In the first quarter of 2006, the real appreciated 7.3% against the U.S. dollar.

Continuing appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as to a dampening of export-driven growth. Any such appreciation could reduce the competitiveness of our exports and adversely affect our net sales and our cash flows from exports.

Depreciation of the real against the U.S. dollar could create additional inflationary pressures in Brazil by increasing the price of imported products and requiring deflationary government policies. In addition, the prices of soy meal and soybeans, important ingredients of our animal feedstock, are closely linked to the U.S. dollar, and many of the mineral nutrients added to our feedstock must be purchased in U.S. dollars. The price of corn, another important ingredient of our feedstock, is also linked to the U.S. dollar to a lesser degree. In addition to feedstock ingredients, we purchase sausage casings, breeder eggs, packaging and other raw materials, as well as equipment for use in our production facilities, from suppliers located outside Brazil whom we must pay in U.S. dollars or other foreign currencies. When the real depreciates against the U.S. dollar, the cost in reais of our U.S. dollar-linked raw materials and equipment increases, and these increases could materially adversely affect our results of operations.

We had total foreign currency-denominated debt obligations in an aggregate amount of R$1,241.5 million at March 31, 2006, representing approximately 74.8% of our total consolidated indebtedness at that date. Although we manage a portion of our exchange rate risk through foreign currency swaps and cash flows from export sales are in U.S. dollars and other foreign currencies, our foreign currency debt obligations are not completely hedged. A significant depreciation of the real in relation to the U.S. dollar or other currencies could increase the debt service requirements of our foreign currency-denominated obligations.

Fluctuations in interest rates may have an adverse effect on our business and the market prices of our common shares or the ADSs.

The Central Bank establishes the basic interest rate target for the Brazilian financial system by reference to the level of economic growth of the Brazilian economy, the level of inflation and other economic indicators. From February to July 17, 2002, the Central Bank reduced the basic interest rate from 19% to 18%. From October 2002 to February 2003, the Central Bank increased the basic interest rate by 8.5 percentage points, to 26.5% on February 19, 2003. The basic interest rate continued to increase until June 2003 when the Central Bank started to decrease it. Subsequently, the basic interest rate suffered further fluctuations, and, in August 2006, the basic interest rate was 14.75%.

At March 31, 2006, approximately 89% of our total liabilities from indebtedness and derivative instruments of R$1,899.2 million was either (1) denominated in (or swapped into) reais and bear interest based on Brazilian floating interest rates, such as the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or “TJLP”, the interest rate used in our financing agreements with Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social — BNDES), or “BNDES”, and the Interbank Deposit Certificate Rate (Certificado de Depositário Interbancário), or “CDI” rate, an interbank certificate of deposit rate that applies to our foreign currency swaps and some of our other real-denominated indebtedness, or (2) dollar-denominated and bear interest based on LIBOR. Any increase in the CDI, TJLP or LIBOR rates may have an adverse impact on our financial expenses and our results of operations.

Changes in tax laws may increase our tax burden and, as a result, our profitability.

The Brazilian government regularly implements changes to tax regimes that may increase our and our customers’ tax burdens. These changes include modifications in the rate of assessments and, on occasion, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. In April 2003, the Brazilian government presented a tax reform proposal, which was mainly designed to simplify tax assessments, to avoid internal disputes within and between the Brazilian states and municipalities, and to redistribute tax revenues. The tax reform proposal provided for changes in the rules governing the federal Social Integration Program (Programa de Integração Social), or “PIS”, the federal Contribution for Social Security Financing (Contribuição para Financiamento da Seguridade Social — COFINS), or “COFINS”, the federal Tax on Bank Account Transactions (Contribuição Provisória sobre Movimentação ou Transmissão de Valores e de Créditos e Direitos de Natureza Financeira), or “CPMF”, the state Tax on the Circulation of Merchandise and Services (Imposto Sobre a Circulação de Mercadorias e Serviços), or “ICMS”, and some other taxes.

The effects of these proposed tax reform measures and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified. However, some of these measures, if enacted, may result in increases in our overall tax burden, which could negatively affect our overall financial performance.

Restrictions on the movement of capital out of Brazil may adversely affect your ability to receive dividends and distributions on, or the proceeds of any sale of, our common shares and the ADSs.

Brazilian law permits the Brazilian government to impose temporary restrictions on conversions of Brazilian currency into foreign currencies and on remittances to foreign investors of proceeds from their investments in Brazil, whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to expect a pending serious imbalance. The Brazilian government last imposed remittance restrictions for approximately six months in 1989 and early 1990. The Brazilian government may take similar measures in the future. Any imposition of restrictions on conversions and remittances could hinder or prevent holders of our common shares or the ADSs from converting into U.S. dollars or other foreign currencies and remitting abroad dividends, distributions or the proceeds from any sale in Brazil of our common shares. Exchange controls could also prevent us from making payments on our U.S. dollar-denominated debt obligations and hinder our ability to access the international capital markets. As a result, exchange controls restrictions could reduce the market prices of our common shares and the ADSs.

Risks Relating to Our Common Shares and the ADSs

Holders of ADSs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADSs may exercise voting rights with respect to our common shares represented by ADSs only in accordance with the deposit agreement governing the ADSs. Holders of ADSs will face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in specified newspapers in Brazil. Holders of our common shares will be able to exercise their voting rights by attending a shareholders’ meeting in person or voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the ADR depositary following our notice to the depositary requesting the depository to do so. To exercise their voting rights, holders of ADSs must instruct the ADR depositary on a timely basis. This voting process necessarily will take longer for holders of ADSs than for holders of our common shares. If the ADR depositary fails to receive timely voting instructions for all or part of the ADSs, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances.

Holders of ADSs also may not receive the voting materials in time to instruct the depositary to vote our common shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they will have little, if any, recourse if the common shares underlying their ADSs are not voted as requested.

Holders of ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have less extensive rights.

Holders of ADSs will not be direct shareholders of our company and will be unable to enforce the rights of shareholders under our by-laws and the Brazilian Corporation Law.

Our corporate affairs are governed by our by-laws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our common shares under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors or executive officers may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares and the ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Holders of ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are a corporation (sociedade anônima) organized under the laws of Brazil, and all of our directors and executive officers and our independent public accountants reside or are based in Brazil. Most of the assets of our company and of these other persons are located in Brazil. As a result, it may not be possible for holders of ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Judgments of Brazilian courts with respect to our common shares will be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the common shares, we will not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the common shares or the ADSs.

Actual or anticipated sales of a substantial number of common shares in the future could decrease the market prices of our common shares and the ADSs.

Sales of a substantial number of our common shares after the completion of the global offering, or the anticipation of such sales, could negatively affect the market prices of our common shares and the ADSs. Immediately after completion of the global offering, the Pension Funds that control our company will, directly or indirectly, own approximately           common shares in the aggregate. Subject to some exceptions, we have agreed not to offer, sell or contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, or the CVM a registration statement relating to, any additional common shares or ADSs or securities convertible into or exchangeable or exercisable for any common shares of our share capital or ADSs, or publicly disclose the make any such offer, sale, pledge disposition or filing, for a period of   days after the date of this prospectus, without the prior written consent of Credit Suisse Securities (USA) LLC and Itaú Securities Inc., on behalf of the international and Brazilian underwriters. Our directors, executive officers and the Pension Funds have agreed to substantially similar lock-up provisions, subject to certain exceptions. If, in the future, substantial sales of shares are made by existing or future holders of common shares, the market prices of our common shares or the ADSs may decrease significantly. As a result, holders of ADSs may not be able to sell their ADSs at or above the price they paid for them.

Holders of ADSs may be unable to exercise preemptive rights with respect to our common shares underlying the ADSs.

Holders of ADSs will be unable to exercise the preemptive rights relating to our common shares underlying ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the “Securities Act”, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of ADSs. We may decide, in our discretion, not to file any such registration statement. If we do not file a registration statement or if we and the ADR depositary decide not to make preemptive rights available to holders of ADSs, those holders may receive only the net proceeds from the sale of their preemptive rights by the depositary, or if they are not sold, their preemptive rights will be allowed to lapse.

Provisions in our by-laws may prevent efforts by our shareholders to change the control or management of our company.

Our by-laws contain provisions that may discourage, delay or make more difficult a change in control of our company or removal of our directors. Subject to limited exceptions, these provisions require any shareholder that acquires shares representing 20% or more of our share capital to, within 30 days from the date of such acquisition, commence a tender offer with respect to all of our share capital for a price per share equivalent to the greater of: (1) the economic value of our company, determined pursuant to Article 37 of our by-laws; (2) 135% of the issue price of the shares issued in any capital increase through a public offering that takes place within the preceding 24-month period; and (3) 135% of the market price of our shares within the preceding 30-day period. These provisions of our by-laws may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our shareholders.

Holders of ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a December 2003 Brazilian law (Law No. 10,833) provides that “the acquirer, individual or legal entity resident or domiciled in Brazil, or the acquirer’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains . . . earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil”. The Brazilian tax authorities have recently issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing our common shares, which are issued by the ADR depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of the ADSs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market prices of our common shares and the ADSs.

The Brazilian securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The São Paulo Stock Exchange had a total market capitalization of R$1,128.5 billion, or U.S.$482.1 billion at December 31, 2005 and an average daily trading volume of U.S.$666.6 million for 2005. By contrast, the New York Stock Exchange had a market capitalization of U.S$13.3 trillion at December 31, 2005 (U.S. domestic listed companies) and an average daily trading volume of U.S$56.1 billion for 2005. The Brazilian securities markets are also characterized by considerable share concentration. The ten largest companies in terms of market capitalization represented approximately 51.5% of the aggregate market capitalization of the São Paulo Stock Exchange at December 31, 2005. In addition, the ten most widely traded stocks in terms of trading volume accounted for approximately 51.3% of all shares traded on the São Paulo Stock Exchange in 2005. These market characteristics may substantially limit the ability of holders of the ADSs to sell common shares underlying ADSs at a price and at a time when they wish to do so and, as a result, could negatively impact the market prices of these securities.

Developments and the perception of risks in other countries, especially emerging market countries, may adversely affect the market prices of our common shares and the ADSs.

The market for securities issued by Brazilian companies is influenced, to varying degrees, by economic and market conditions in other emerging market countries, especially other Latin American countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from, and declines in the amount of foreign currency invested in, Brazil. For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. The economic crisis in Argentina negatively affected, for several years, investors’ perceptions of Brazilian securities. Economic or political crises in Latin America or other emerging markets may significantly affect perceptions of the risk inherent in investing in the region, including Brazil.

The Brazilian economy also is affected by international economic and market conditions generally, especially economic and market conditions in the United States. Share prices on the São Paulo Stock Exchange, for example, have historically been sensitive to fluctuations in U.S. interest rates as well as movements of the major U.S. stocks indexes.

Developments in other countries and securities markets could adversely affect the market prices of our common shares or the ADSs and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, that are subject to risks and uncertainties. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, or the “Exchange Act”.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by factors, including the following:

•	the cyclicality and volatility affecting our raw material and selling prices;

•	the risk of outbreak of animal diseases, in particular avian influenza;

•	health risks related to the food industry;

•	more stringent trade barriers in key export markets and increased regulation of food safety and security;

•	strong domestic and international competition;

•	general economic, political and business conditions in our company’s markets, both in Brazil and abroad;

•	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies; and

•	other factors identified or discussed under “Risk Factors”.

Because they involve risks and uncertainties, our forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

All references in this prospectus to the “real”, “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars”, “dollars” or “U.S.$” are to U.S. dollars.

The exchange rate for reais into U.S. dollars based on the selling rate as reported by the Central Bank was R$2.3407 to U.S.$1.00 at December 30, 2005, R$2.6544 to U.S.$1.00 at December 31, 2004 and R$2.8832 to U.S.$1.00 at December 31, 2003. On August 4, 2006, the selling rate was R$2.1720 to U.S.$1.00. The real/dollar exchange rate fluctuates widely, and the selling rate at August 4, 2006 may not be indicative of future exchange rates. See “Exchange Rates” for information regarding exchange rates for the Brazilian currency since January 1, 2001.

Solely for the convenience of the reader, we have translated some amounts included in “Prospectus Summary — Summary Financial and Other Information”, “Dilution”, “Capitalization”, “Selected Financial and Other Information” and elsewhere in this prospectus from reais into U.S. dollars using the selling rate as reported by the Central Bank at March 31, 2006 of R$2.1724 to U.S.$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. In addition, translations should not be construed as representations that the real amounts represent or have been or could be converted into U.S. dollars as of that or any other date.

Financial Statements

We maintain our books and records in reais.

Our consolidated financial statements at December 31, 2005 and 2004 and for each of the years ended December 31, 2005, 2004 and 2003 have been audited, as stated in the report appearing herein, and are included in this prospectus.

Our unaudited consolidated interim financial information at March 31, 2006 and for the three months ended March 31, 2006 and 2005 are included in this prospectus.

We prepare our consolidated financial statements in accordance with Brazilian GAAP, which are based on:

•	Brazilian Law No. 6,404/76, as amended by Brazilian Law No. 9,457/97 and Brazilian Law No. 10,303/01, which we refer to collectively as the “Brazilian Corporation Law”;

•	the rules and regulations of the Brazilian Securities Commission; and

•	the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil).

Brazilian GAAP differs in significant respects from U.S. GAAP. For more information about the differences between Brazilian GAAP and U.S. GAAP and a reconciliation of our net income (loss) and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see Note 21 to our audited consolidated financial statements.

Our consolidated financial statements and financial data as of all year-end dates other than as of December 31, 2005 reflect reclassifications in the presentation of trade receivables, net and short-term debt. These line items are now presented on a gross, rather than netted basis, in accordance with a recent recommendation issued by the Brazilian Institute of Independent Accountants. These reclassifications did not affect our consolidated income statement for any year. As a result of these reclassifications, the consolidated financial statements and other financial data (other than consolidated income statements and income statement data) presented in this prospectus differ from audited financial statements prepared and issued by us in prior years.

Unless otherwise indicated, all financial information of our company included in this prospectus is derived from our Brazilian GAAP financial statements.

Share Reclassification and Related Share Split

On March 8, 2006, our shareholders approved (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares and (2) a three-for-one share split of our common shares. The conversion and related share split became effective on April 12, 2006. We undertook the conversion in connection with our voluntary adherence to the higher corporate governance and disclosure requirements of the São Paulo Stock Exchange’s Novo Mercado. As a result of the share reclassification and share split, our share capital consists solely of common shares, and each of our common shares was split into three common shares. In accordance with Brazilian GAAP, per share data and other information in this prospectus have not been adjusted to give effect to this share reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented in “Prospectus Summary—Summary Financial and Other Information”, “Selected Financial and Other Information” and Note 21 to the audited consolidated financial statements in this prospectus have been adjusted to reflect the share reclassification and the related share split.

Market Share and Other Information

We make statements in this prospectus about our market shares in poultry, pork and processed food products in Brazil and export markets and our sales volumes relative to those of other producers in Brazil. We also make statements with respect to overall production, consumption and export levels of poultry, pork and other products in Brazil and foreign markets. We have made these statements on the basis of information obtained or derived from third-party sources that we believe are reliable, including, in particular, A.C. Nielsen do Brasil S.A., the Brazilian Poultry and Exporters Association (Associação Brasileira de Produtores e Exportadores de Frango), or “ABEF”, the Brazilian Pork Producers and Exporters Association (Associação Brasileira de Indústria Produtora e Exportadora de Carne Suína), or “ABIPECS”, and the United States Department of Agriculture, or “USDA”. Although we have no reason to believe that any of this information is inaccurate in any material respect, neither we nor the underwriters have independently verified the production capacity, market share, market size or similar data provided by third parties or derived from industry or general publications.

Average Selling Prices

All references in this prospectus to average selling prices are to prices in reais per kilogram (kg).

Information in Tons

All references in this prospectus to “tons” are to metric tons, each of which is equal to 1,000 kilograms or 2,204.62 pounds.

Rounding

We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Brands

We refer in this prospectus to our brands that are used in the domestic or export markets, including Perdigão®, Chester®, Perdix®, Batavo®, Fazenda®, Borella®, Confidence®, Confiança®, Escolha Saudável®, Toque de Sabor®, Appreciatta®, Halal®, Unef®, Sulina® and Alnour®. We also refer to the Turma da Mônica® brand, which we license from third parties. We believe that we have appropriate ownership or license rights to these brands. Solely for convenience, we refer to these brands in this prospectus without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these brands.

USE OF PROCEEDS

We estimate the net proceeds to us from our sale of common shares in the global offering, including common shares in the form of ADSs, will be approximately U.S.$      million (or approximately U.S.$      million if the underwriters’ over-allotment options are exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of the global offering for general corporate purposes, including capital expenditures, working capital and possible future acquisitions. We expect to use part of the net proceeds of the global offering to support our capital expenditure plan of investing an average of approximately R$350 million each year through 2009. We will also use part of the net proceeds to further support our working capital position. In addition, we may use part of the net proceeds for selective acquisitions to support our strategic goals of diversification of our product lines, expansion of our customer base and enhancement of our global distribution network.

MARKET INFORMATION

The principal trading market for our common shares is the São Paulo Stock Exchange.

Share Reclassification and Related Share Split

In March 2006, our shareholders approved (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares, and (2) a three-for-one share split of our common shares. The share reclassification and related share split became effective on April 12, 2006. We undertook the share reclassification in connection with our voluntary adherence to the higher corporate governance and disclosure requirements of the São Paulo Stock Exchange’s Novo Mercado.  As a result of the share reclassification and share split, our share capital now consists solely of common shares. In accordance with Brazilian GAAP, per share data and other information in this prospectus have not been adjusted to give effect to the share reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented in “Prospectus Summary—Summary Financial and Other Information”, “Selected Financial and Other Information” and Note 21 to the audited consolidated financial statements in this prospectus have been adjusted to reflect the share reclassification and the share split.

On October 20, 2000, ADSs representing our preferred shares began trading on the NYSE. On July 31, 2006, there were 1,303,001 ADSs outstanding, representing 2,606,002 common shares, or 1.95% of our outstanding common shares. At July 31, 2006, we had approximately 13,000 shareholders, including 202 U.S. resident holders of our common shares (including The Bank of New York, as ADR depositary). At July 31, 2006, we had 133,526,667 common shares issued and outstanding (excluding 430,485 common shares held in treasury).

Price History of Our Common Shares and Preferred Shares and the ADSs

The tables below set forth the high and low closing sales prices for our common shares and preferred shares on the São Paulo Stock Exchange and the high and low closing sales prices for the ADSs on the NYSE for the periods indicated. The sales prices for our common shares and preferred shares, and the ADSs, have been adjusted to give effect to the three-for-one share split that became effective on April 12, 2006.

	São Paulo Stock Exchange								New York Stock Exchange
	Reais per				Reais per
	Common Share				Preferred Share(1)				U.S. Dollars per ADS
Year	High		Low		High		Low		High		Low

2001	R$	5.01	R$	4.33	R$	5.50	R$	3.53	U.S.$	5.50	U.S.$	2.63
2002		5.00		4.94		5.60		3.31		4.77		1.68
2003		7.00		5.33		8.23		3.12		5.78		1.74
2004		15.33		7.00		19.40		7.87		14.73		5.12
2005		22.30		15.33		26.83		14.22		24.00		11.39

Quarter
2004
First Quarter		10.00		7.00		10.86		8.84		7.49		6.09
Second Quarter		10.00		9.00		10.63		7.87		7.10		5.12
Third Quarter		15.33		10.42		16.50		10.15		11.48		6.63
Fourth Quarter		15.33		13.68		19.40		14.08		14.73		9.78
2005
First Quarter		17.19		15.34		19.87		17.17		15.68		12.64
Second Quarter		16.67		15.33		18.47		14.22		15.70		11.39
Third Quarter		21.57		16.67		25.86		17.60		23.25		14.83
Fourth Quarter		22.30		20.33		26.83		19.30		24.00		17.10
2006
First Quarter		30.00		22.67		32.67		20.10		28.60		19.45
Second Quarter		25.75		18.38		25.33		22.34		24.00		15.20

	São Paulo Stock Exchange				New York Stock Exchange
	Reais per		Reais per
	Common Share		Preferred Share(1)		U.S. Dollars per ADS
Month	High	Low	High	Low	High	Low

February 2006	28.58	27.67	30.56	25.33	28.60	22.22
March 2006	25.67	23.67	25.99	20.10	23.87	19.45
April 2006	25.75	20.22	25.33	22.34	24.00	19.98
May 2006	24.00	18.38	—	—	23.89	15.20
June 2006	24.10	19.33	—	—	21.25	17.04
July 2006	28.40	20.31	—	—	26.06	18.60

Source:	Bloomberg

(1)	Preferred shares were converted into common shares on April 12, 2006.

On August 4, 2006, the closing sales price of:

•	our common shares on the São Paulo Stock Exchange was R$24.50 per share; and

•	the ADSs on the NYSE was U.S.$22.34 per ADS.

The following table sets forth the average daily trading volumes for our common shares and preferred shares on the São Paulo Stock Exchange and for the ADSs on the NYSE for the periods indicated. The average trade volumes have been adjusted to give effect to the three-for-one share split to be effective on April 12, 2006.

	Average Daily Trading Volume
					New York Stock
	São Paulo Stock Exchange				Exchange
	Common Shares		Preferred Shares		ADSs

2004
First Quarter	1,545		471,700		34,650
Second Quarter	946		236,852		20,343
Third Quarter	985		405,890		34,702
Fourth Quarter	995		497,339		30,628
2005
First Quarter	1,205		466,195		32,548
Second Quarter	1,040		414,393		28,462
Third Quarter	2,991		293,307		20,594
Fourth Quarter	588		604,443		42,914
2006
First Quarter	892		571,523		57,276
Second Quarter	565,443	(1)	—	(1)	62,343

Source: Bloomberg

(1)	For the second quarter of 2006, trading volumes of the preferred shares are included in the trading volumes of the common shares due to the conversion of our preferred shares into common shares on April 12, 2006.

Trading on the São Paulo Stock Exchange

Settlement of transactions conducted on the São Paulo Stock Exchange is effected three business days after the trade date without any adjustment for inflation. Delivery of and payment for shares is made through the facilities of the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidaçao e Custodia), or “CBLC”, which is the São Paulo Stock Exchange’s securities clearing system. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

The São Paulo Stock Exchange is significantly less liquid than the NYSE and many other of the world’s major stock exchanges. While all of the outstanding shares of a listed company may trade on the São Paulo Stock Exchange, in most cases fewer than half of the listed shares are actually available for trading by the public. The remaining shares are often held by a single or small group of controlling persons or by governmental entities.

Trading on the São Paulo Stock Exchange by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, or a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment regulations. With limited exceptions, non-Brazilian holders may trade on the São Paulo Stock Exchange only in accordance with the requirements of Resolution No. 2,689 of January 26, 2000 of the CMN. Resolution No. 2,689 requires securities held by non-Brazilian holders to be maintained in the custody of, or in deposit accounts with, financial institutions that are authorized by the Central Bank and the Brazilian Securities Commission. In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on the São Paulo Stock Exchange or organized over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through private transactions. For more information, see “Description of Share Capital—Regulation of Foreign Investment”.

Regulation of Brazilian Securities Markets

The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the CMN and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and which regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Brazilian Law No. 6,385/76, as amended, and by the Brazilian Corporation Law and other CVM rulings and regulations.

Under the Brazilian Corporation Law, a company may be either public (companhia aberta), as we are, or closely held (companhia fechada). All public companies are registered with the CVM and are subject to periodic reporting requirements. A company registered with the CVM may have its securities traded on the Brazilian stock exchanges or in the Brazilian over-the-counter market. The shares of a listed company, like those of our company, also may be traded privately subject to certain limitations.

The Brazilian over-the-counter market consists of direct trades between persons in which a financial institution registered with the CVM serves as intermediary. No special application, other than registration with the CVM, is necessary for securities of a public company to be traded in this market. The CVM must receive notice of all trades carried out in the Brazilian over-the counter market by the respective intermediaries.

Trading of a company’s securities on the São Paulo Stock Exchange may be suspended in anticipation of a material announcement. A company must also suspend trading of its securities on international stock exchanges on which its securities are traded. Trading may also be suspended by the São Paulo Stock Exchange or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to an inquiry by the CVM or the relevant stock exchange.

Brazilian Law No. 6,385/76, as amended, the Brazilian Corporation Law and regulations issued by the CVM provide for, among other things, disclosure obligations, restrictions on insider trading and price manipulation and protections for minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as securities markets in the United States and some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States, which may put holders of our common shares and the ADSs at a disadvantage. Corporate disclosures also may be less complete than for public companies in the United States and certain other jurisdictions.

São Paulo Stock Exchange Corporate Governance Standards

The São Paulo Stock Exchange has listing segments:

•	Corporate Governance Level 1;

•	Corporate Governance Level 2; and

•	The Novo Mercado (New Market) of the São Paulo Stock Exchange.

These listing segments have been designed for the trading of shares issued by companies that voluntarily undertake to abide by corporate governance practices and disclosure requirements in addition to those already required under the Brazilian Corporation Law. The inclusion of a company in any of the new segments requires adherence to a series of corporate governance rules. These rules are designed to increase shareholders’ rights and enhance the quality of information provided by Brazilian corporations.

In April 2006, we entered into a listing agreement with the São Paulo Stock Exchange, under which we agreed to comply with stricter corporate governance and disclosure requirements established by the São Paulo Stock Exchange in order to qualify as a company admitted to the Novo Mercado.

When we became a company within the Novo Mercado, we agreed, among other things, to:

•	maintain a share capital structure composed exclusively of common shares;

•	ensure that shares representing 25% of our total outstanding share capital are held by investors other than our directors, executive officers and controlling shareholders;

•	adopt offering procedures that favor widespread ownership of shares whenever making a public offering;

•	comply with minimum quarterly disclosure standards;

•	follow stricter disclosure policies with respect to transactions involving our securities made by our controlling shareholders and our directors and executive officers;

•	make a schedule of corporate events available to our shareholders;

•	offer tag-along rights to minority shareholders (meaning that, upon the acquisition of a controlling interest, the purchaser must also agree to purchase the shares of minority shareholders for the same price paid for the shares in the controlling stake);

•	in the event of a delisting of shares, conduct a public tender offer for our common shares at a price at least equal to the economic value determined pursuant to an appraisal;

•	present an annual balance sheet prepared in accordance with, or reconciled to, U.S. GAAP or International Financial Reporting Standards;

•	establish a two-year term for all members of the board of directors;

•	require that at least 20% of our board of directors consist of independent directors; and

•	submit to arbitration by the Market Arbitration Chamber (Câmara de Arbitragem do Mercado) all controversies and disputes involving our company, members of our board of directors, board of executive officers, fiscal council or shareholders relating to the application, validity, efficacy, interpretation, violation or effect of the Novo Mercado listing agreement and regulations, our by-laws, the Brazilian Corporation Law or the rules of the CMN, the Central Bank, the CVM or the Market Arbitration Chamber or other rules within the jurisdiction of the Market Arbitration Chamber.

All members of our board of directors, our board of executive officers and our fiscal council signed a management compliance statement (Termo de Anuência dos Administradores) under which they take personal responsibility for compliance with the Novo Mercado listing agreement, the rules of the Market Arbitration Chamber and the regulations of the Novo Mercado.

DILUTION

At March 31, 2006, we had a pro forma net tangible book value (after giving effect to the share split effective on April 12, 2006) of R$0.1007 per common share, or U.S.$0.0231 per ADS (using the selling rate as reported by the Central Bank at March 31, 2006 for reais into U.S. dollars of R$2.1724 = U.S.$1.00). Net tangible book value represents the amount of our total consolidated assets (after deducting goodwill) less total consolidated liabilities, divided by the total number of common shares outstanding at March 31, 2006.

After giving effect to the sale of the 20,000,000 common shares offered by us in the global offering, and assuming the international underwriters’ over-allotment options are not exercised, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value estimated at March 31, 2006 would have been approximately R$      million, representing R$      per common share, or U.S.$      per ADS. At the offering price of R$      per common share or U.S.$      per ADS, this represents an immediate increase in net tangible book value of R$      per common share, or U.S.$      per ADS, to existing shareholders and an immediate dilution in net tangible book value of R$      per common share, or U.S.$      per ADS, or  %, to new investors purchasing common shares in this offering. Dilution for this purpose represents the difference between the price per preferred share or ADS paid by these purchasers and net tangible book value per common share or ADS immediately after the completion of the offerings.

The following table illustrates this dilution for new investors purchasing common shares, including common shares in the form of ADSs, in the global offering:

At March 31, 2006
	Common Shares		ADSs(1)

Offering price per common share or ADSs	R$		U.S.$
Pro forma net tangible book value at March 31, 2006 (after giving effect to the share split effective on April 12, 2006)		0.1007		0.0231
Increase in pro forma net tangible book value per common share or ADS of new investors
Pro forma net tangible book value per after the global offering
Dilution per common share or ADS of new investors	R$		U.S.$

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at March 31, 2006 for reais into U.S. dollars of R$2.1724 to U.S.$1.00.

EXCHANGE RATES

Until March 4, 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market, or the “Commercial Market”, and the floating rate exchange market, or the “Floating Market”. The Commercial Market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as registered investments by foreign persons and related remittances of funds abroad (including the payment of principal and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and registered with the Central Bank). The Floating Market rate generally applied to specific transactions for which Central Bank approval was not required. Both the Commercial Market rate and the Floating Market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Central Bank issued Resolution No. 3,265, providing for several changes in Brazilian foreign exchange regulation, including: (1) the unification of the foreign exchange markets into a single exchange market; (2) the easing of several rules for acquisition of foreign currency by Brazilian residents; and (3) the extension of the term for converting foreign currency derived from Brazilian exports. It is expected that the Central Bank will issue further regulations in relation to foreign exchange transactions, as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the international transfer of reais), including those made through the so-called non-resident accounts (also known as CC5 accounts).

From March 1995 through January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar under an exchange rate policy that established a band within which the real/U.S. dollar exchange rate could fluctuate. Responding to pressure on the real, on January 13, 1999, the Central Bank widened the foreign exchange rate band. Because the pressure did not ease, on January 15, 1999, the Central Bank abolished the band system and allowed the real to float freely.

Since the beginning of 2001, the Brazilian exchange market has been increasingly volatile, and, until early 2003, the value of the real declined relative to the U.S. dollar, primarily due to financial and political instability in Brazil and Argentina. In 2004 and 2005 and during the six months ended June 30, 2006, however, on average the real appreciated in relation to the U.S. dollar 9.1%, 13.2% and 13.8%, respectively. Although the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rates, the exchange market may continue to be volatile as a result of this instability or other factors, and, therefore, the real may substantially decline or appreciate in value in relation to the U.S. dollar in the future.

The following table shows the selling rate for U.S. dollars for the periods and dates indicated. The information in the “Average” column represents the average of the exchange rates on the last day of each month during the periods presented.

	Reais per U.S. Dollar
Year	High	Low	Average	Period End

2001	2.8007	1.9357	2.3522	2.3204
2002	3.9552	2.2709	2.9309	3.5333
2003	3.6623	2.8219	3.0715	2.8892
2004	3.2051	2.6544	2.9257	2.6544
2005	2.7621	2.1633	2.4341	2.3407

	Reais per U.S. Dollar
Month	High	Low

January 2006	2.3460	2.2116
February 2006	2.2217	2.1177
March 2006	2.2238	2.1067
April 2006	2.1542	2.0892
May 2006	2.3711	2.0586
June 2006	2.3018	2.1643
July 2006	2.2130	2.1646

Source:  Central Bank/Bloomberg

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization at March 31, 2006, derived from our consolidated financial statements prepared in accordance with Brazilian GAAP:

•	on an actual historical basis; and

•	as adjusted for the sale of common shares, including common shares in the form of ADSs, in the global offering at the public offering price, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom.

You should read this table in conjunction with our consolidated financial statements included in this prospectus.

		At March 31, 2006
	Historical		As Adjusted
	(in millions	(in millions	(in millions	(in millions
	of reais)	of U.S.$)(1)	of reais)	of U.S.$)(1)

Short-term debt (including current portion of long-term debt)
Real-denominated debt:
Secured	41.6	19.1
Unsecured	208.9	96.2
Foreign currency-denominated debt:
Secured	2.4	1.5
Unsecured	177.9	81.5
Total short-term debt	430.7	198.3

Long-term debt
Real-denominated debt:
Secured	89.0	41.0
Unsecured	79.0	36.3
Foreign currency-denominated debt:
Secured	11.9	5.5
Unsecured	1,049.3	483.0
Total long-term debt	1,229.2	565.8

Shareholders’ equity	1,228.7	565.6
Total capitalization (long-term debt plus shareholders’ equity)	2,457.9	1,131.4

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at March 31, 2006 for reais into U.S. dollars of R$2.1724 to U.S.$1.00.

We (the parent company) have guaranteed debt of our principal Brazilian operating subsidiary, Perdigão Agroindustrial S.A., in an aggregate principal amount of R$568.8 million at March 31, 2006.

SELECTED FINANCIAL AND OTHER INFORMATION

The following selected financial data at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been derived from our audited consolidated financial statements included in this prospectus. The selected financial data at December 31, 2003, 2002 and 2001 and for each of the two years in the period ended December 31, 2002 have been derived from our audited consolidated financial statements that are not included in this prospectus.

The selected financial data at March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from our unaudited consolidated interim financial information included in this prospectus, which include, in the opinion of our management, all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2006 or any other period.

Our consolidated financial statements are prepared in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. For a discussion of the significant differences relating to these consolidated financial statements and a reconciliation of net income and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see Note 21 to our audited consolidated financial statements.

On April 12, 2006, a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares, and a three-for-one share split of our common shares became effective. In accordance with Brazilian GAAP, per share data and other information in this document have not been adjusted to give effect to this share reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented below and in Note 21 to the audited consolidated financial statements in this prospectus have been adjusted to reflect the share reclassification and the related share split.

The selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto contained in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Presentation of Financial and Other Information”.

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise indicated)		per ADS
	amounts)			amounts)
	(unaudited)

Income Statement Data
Brazilian GAAP:
Net sales	485.9	1,055.4	1,203.4	2,368.4	5,145.2	4,883.3	3,825.2	2,917.4	2,433.7
Cost of sales	(371.0)	(806.0)	(874.3)	(1,696.7)	(3,685.9)	(3,532.4)	(2,802.3)	(2,103.9)	(1,633.5)

Gross profit	114.9	249.4	329.1	671.7	1,459.3	1,350.9	1,022.9	813.4	800.2

Operating expenses:
Selling	(94.4)	(205.0)	(191.6)	(389.2)	(845.6)	(790.8)	(682.6)	(554.4)	(400.9)
General and administrative	(7.4)	(16.0)	(13.6)	(26.2)	(56.9)	(54.1)	(46.4)	(39.3)	(35.1)
Management compensation	(1.0)	(2.2)	(2.0)	(4.4)	(9.5)	(7.7)	(6.5)	(5.5)	(5.2)

	(102.8)	(223.2)	(207.2)	(419.8)	(912.0)	(852.6)	(735.5)	(599.2)	(441.2)

						(footnotes on pages after tables)

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise indicated)		per ADS
	amounts)			amounts)
	(unaudited)

Operating income before financial expenses	12.1	26.2	121.9	251.9	547.3	498.3	287.4	214.2	359.0
Financial expenses, net	(2.0)	(4.3)	(31.5)	(38.1)	(82.7)	(117.8)	(137.8)	(210.4)	(117.7)
Other operating expenses	2.0	4.4	(2.5)	(4.1)	(8.9)	(8.6)	(1.6)	(1.3)	1.7

Operating income	12.1	26.3	87.9	209.8	455.7	371.9	148.0	2.5	243.1
Non-operating expenses	(1.0)	(2.2)	0.3	(2.1)	(4.6)	(3.5)	(2.6)	(0.2)	(4.0)

Income before taxes and profit-sharing	11.1	24.1	88.2	207.7	451.1	368.4	145.4	2.3	239.1

Income and social contribution taxes	(5.9)	(12.9)	(11.0)	(28.8)	(62.5)	(47.3)	(12.4)	6.6	(57.2)
Employees’ profit-sharing	(0.4)	(0.7)	(4.6)	(10.5)	(22.8)	(19.1)	(7.5)	(0.7)	(10.8)
Management profit-sharing	(0.0)	(0.1)	(0.8)	(2.2)	(4.8)	(6.4)	(1.9)	—	(2.8)

Net income	4.8	10.4	71.8	166.2	361.0	295.6	123.6	8.2	168.2

Earnings per share(2)	0.108	0.234	1.613	3.733	8.109	6.642	2.776	0.185	3.780
Dividends per share(3)	—	—	—	1.120	2.433	1.993	0.809	0.121	1.134
Dividends per ADS(3)	—	—	—		4.866	3.986	1.618	0.243	2.268
Dividends per ADS (in U.S. dollars)	—	—	—		2.079	1.501	0.560	0.069	0.978
Average shares outstanding (in millions)	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5	44.5
Average number of ADSs outstanding (in millions)	22.2	22.2	22.2	22.2	22.2	22.2	22.2	22.2	22.2
U.S. GAAP:
Net sales				2,368.4	5,145.2	4,883.3	3,825.2	2,917.4	2,433.7
Net income				164.1	356.5	292.2	98.2	2.0	164.0
Basic and diluted earnings per share(2)				1.2289	2.6697	2.1884	0.7349	0.0148	1.2281
Basic and diluted earnings per ADS(3)				2.4578	5.3394	4.3768	1.4699	0.0296	2.4562

						(footnotes on pages after tables)

	At and for the Three Months
	Ended March 31,			At and for the Year Ended December 31,
	2006(1)	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of reais,		(in millions	(in millions of reais, except per share and per ADS amounts and
	of U.S.$	except per share and		of U.S.$,	share numbers or as otherwise indicated)
	except per	per ADS amounts		except per
	share and	and share numbers		share and
	per ADS	or as otherwise indicated)		per ADS
	amounts)			amounts)
	(unaudited)

Balance Sheet Data
Brazilian GAAP:
Cash, cash equivalents and marketable securities	319.3	693.6		376.4	817.7	263.6	631.2	904.2	403.0
Trade accounts receivable, net	195.9	425.5		255.8	555.7	524.4	496.1	488.2	417.3
Inventories	324.5	704.9		297.4	646.1	580.6	680.9	594.2	318.7
Other current assets	87.2	189.5		77.8	169.1	175.5	188.4	166.4	65.1
Total current assets	926.8	2,013,5		1,007.5	2,188.6	1,544.1	1,996.6	2,153.0	1,204.1
Non-current marketable securities	38.7	84.1		42.2	91.6	134.0	5.7	47.1	328.2
Property, plant and equipment	540.2	1,173.5		509.5	1,106.8	918.5	915.0	934.1	903.6
Other assets	108.6	235.9		112.9	245.2	203.5	191.7	163.7	149.2
Total assets	1,614.3	3,507.0		1,672.0	3,632.2	2,800.1	3,109.0	3,297.9	2,585.1
Short-term debt (including current portion of long-term debt)	198.3	430.7		252.6	548.7	706.8	1,075.1	1,552.8	857.7
Trade accounts payable	153.2	332.8		153.1	332.6	327.1	323.5	278.6	151.3
Other current liabilities	66.9	145.4		114.4	248.6	202.0	185.5	126.4	166.0
Total current liabilities	418.4	909.0		520.1	1,129.9	1,235.9	1,584.1	1,957.8	1,175.0
Long-term debt	565.8	1,229.2		518.0	1,125.4	464.7	651.1	531.4	598.8
Other liabilities	64.5	140.0		70.9	154.1	129.4	110.6	133.1	138.5
Total liabilities and shareholders’ equity	1,614.3	3,507.0		1,672.0	3,632.2	2,800.1	3,109.0	3,297.9	2,585.1
Shareholders’ equity	565.6	1,228.7		562.9	1,222.8	970.1	763.2	675.6	672.8
Paid-in capital	368.3	800.0		368.3	800.0	490.0	490.0	490.0	415.4

U.S. GAAP:
Total assets				1,644.3	3,572.0	2,768.2	3,083.2	3,292.6	2,634.6
Property, plant and equipment				527.5	1,145.9	942.6	954.1	984.2	1,010.8
Long-term debt				517.6	1,124.5	464.7	651.1	531.4	598.8
Shareholders’ equity				550.6	1,196.1	950.9	729.3	667.2	708.8

Other Financial and Operating Data
EBITDA(5)	28.4	61.8	142.1	287.1	623.5	566.0	372.5	293.5	408.1
Poultry slaughtered (million heads per year)		138.5	123.2		520.6	487.1	444.9	392.3	358.6
Hogs slaughtered (thousand heads per year)		843.4	860.4		3,561	3,180	2,750	2,752	2,480
Total production of meat and other processed products (thousand tons per year)		294.1	289.1		1,268.9	1,141.3	993	905	799
Employees (at year end)		35,531	31,568		35,556	31,406	27,951	24,163	22,377

						(footnotes on pages after tables)

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at March 31, 2006 for reais into U.S. dollars of R$2.1724 = U.S.$1.00.

(2)	EPS is computed under Brazilian GAAP based on the outstanding shares at the end of each year. Under U.S. GAAP, EPS is calculated based on weighted average shares outstanding over the year. For U.S. GAAP purposes, in all years presented, basic EPS is equal to diluted EPS.

(3)	Dividends are calculated based on net income determined in accordance with Brazilian GAAP and adjusted in accordance with the Brazilian Corporation Law.

(4)	For U.S. GAAP purposes only, all historical periods have been restated to reflect the three-for-one share split that became effective on April 12, 2006.

(5)	We define and calculate EBITDA, using line items contained in our income statement prepared in accordance with Brazilian GAAP, as follows: net income plus income and social contribution taxes plus financial expenses, net plus depreciation and depletion plus amortization of goodwill and deferred charges. We use EBITDA as a supplemental measure of financial performance as well as of our ability to generate cash from operations. We also use EBITDA in making certain management decisions. EBITDA is not a prescribed measure under Brazilian GAAP and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with Brazilian GAAP. The use of EBITDA has material limitations, including, among others, the following:

•	EBITDA does not include financial expenses, including interest expense. For example, because we borrow money to finance some of our operations and capital expenditures, interest is a necessary and ongoing part of our costs.

•	EBITDA does not include income and social contribution taxes. The payment of these taxes is a necessary and ongoing cost of our operations.

•	EBITDA does not include depreciation, amortization or depletion. For example, because we utilize property, plant and equipment to generate revenues in our operations, depreciation is a necessary and ongoing component of our costs.

EBITDA as calculated by us may not be comparable to similarly titled measures of other companies. We do not calculate EBITDA under U.S. GAAP or use EBITDA under U.S. GAAP as a supplemental measure of financial performance or of an ability to generate cash from operations, or use it in making management decisions. The following table reconciles EBITDA to our consolidated income statement:

	Three Months Ended
	March 31,			Year Ended December 31,
	2006	2006	2005	2005(1)	2005	2004	2003	2002	2001
	(in millions	(in millions of		(in millions		(in millions of reais)
	of U.S.$)	reais)		of U.S.$)

Net income	4.8	10.4	71.8	166.2	361.0	295.6	123.6	8.2	168.2
Income and social contribution taxes	5.9	12.9	11.0	28.8	62.5	47.3	12.4	(6.6)	57.2
Financial expenses, net	2.0	4.3	31.5	38.1	82.7	117.8	137.8	210.4	117.7
Depreciation and depletion	12.3	26.7	23.6	45.5	98.8	90.3	83.3	70.1	56.6
Amortization of goodwill and deferred charges	3.5	7.5	4.2	8.5	18.5	15.0	15.4	11.4	8.4

EBITDA	28.4	61.8	142.1	287.1	623.5	566.0	372.5	293.5	408.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, our unaudited consolidated interim financial statements at and for the three months ended March 31, 2006 and 2005, and the information presented under “Presentation of Financial and Other Information” and “Selected Financial and Other Information”.

The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Forward-Looking Statements”.

The discussion and analysis of our financial condition and results of operations has been organized to present the following:

•	a brief overview of our company and the principal factors that influence our results of operations, financial condition and liquidity;

•	a review of our financial presentation and accounting policies, including our critical accounting policies;

•	a discussion of our results of operations for the three months ended March 31, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003;

•	a discussion of our liquidity and capital resources, including our working capital at March 31, 2006 and at December 31, 2005 and 2004, our cash flows for the three months ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, and our material short-term and long-term indebtedness at March 31, 2006;

•	a discussion of our capital expenditures and our contractual commitments;

•	a qualitative and quantitative discussion of market risks that we face; and

•	a brief overview of the differences between Brazilian GAAP and U.S. GAAP as they relate to our audited consolidated financial statements.

Overview

We are one of Brazil’s largest food companies, with a focus on poultry, pork and processed foods. We are a vertically integrated business that produces more than 2,000 SKUs, which we distribute to customers in Brazil and over 100 other countries. Our products include:

•	frozen whole and cut chickens;

•	frozen pork cuts and, beginning in late 2005, beef cuts;

•	processed food products, such as the following:

•	marinated frozen whole and cut chickens, roosters (sold under the Chester brand) and turkeys;

•	specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and other smoked products;

•	frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes and meatballs, and frozen processed vegetarian foods; and

•	frozen prepared entrees, such as lasagnas and pizzas, as well as other frozen foods, including vegetables, cheese bread, pies and pastries;

•	dairy products and margarine; and

•	soy meal and refined soy flour, as well as animal feed.

Our domestic Perdigão, Chester and Batavo brands, and the Turma da Mônica brand that we license, are among the most recognized brands in Brazil. We also have well-established brands in foreign markets, such as Perdix, which is used in most of our export markets; Fazenda, in Russia; and Borella, in Saudi Arabia. In 2005, we had net sales of R$5,145.2 million and net income of R$361.0 million. In the three months ended March 31, 2006, our net sales were R$1,055.4 million, and our net income was R$10.4 million.

We are a leading producer in Brazil of specialty meats with a market share of approximately 25%, and frozen processed meats, with a market share of approximately 34%, in each case based on sales volumes in 2005, according to A.C. Nielsen do Brasil S.A. We also sell our frozen poultry, pork and beef products in the highly fragmented domestic market. We are able to reach substantially all of the Brazilian population through a nationwide network of 16 distribution centers and seven exclusive distributors. We operate 16 meat processing plants (of which 13 are owned, one is leased and two are operated under contracts with third parties), 13 hatcheries, seven feed mills, two dairy processing plants and a soybean processing plant.

We are the second largest Brazilian exporter of poultry products, based on export sales volumes in 2005, and are among the largest such exporters in the world. We are also the second largest Brazilian exporter of pork products, based on export sales volumes in 2004 (the most recent year for which information is available). We began to sell beef products in December 2005 and plan to increase our beef sales, particularly to export customers who already purchase poultry or pork from us. We also recently entered the dairy products business through our acquisition of a controlling interest in Batávia, which is described under “—Recent Acquisition of Batávia”.

Our results of operations, financial condition and liquidity have been, and will continue to be, influenced by a broad range of factors, including:

•	Brazilian economic conditions;

•	the effect of trade barriers and other import restrictions;

•	concerns regarding avian influenza and other animal diseases;

•	the effect of demand in our export markets on supply in the domestic market, including the effect of actions by our major Brazilian competitors and of temporary increases in supply by producers in other countries;

•	commodity prices;

•	exchange rate fluctuations and inflation;

•	interest rates; and

•	freight costs.

We describe these factors in greater detail below.

Principal Factors Affecting Our Results of Operations

Brazilian Economic Conditions

Growth rates in the Brazilian economy have varied considerably in recent years. GDP growth was 0.5% in 2003, 4.9% in 2004 and 2.3% in 2005. Although the Brazilian economy has shown positive growth trends in the past two years, the economy has been affected by adverse factors in recent years, including:

•	the 2001 energy crisis and the measures taken by the Brazilian government to reduce electricity consumption;

•	uncertainty about Brazil’s political and economic future in the period before and immediately after Brazil’s presidential elections in October 2002;

•	economic and political uncertainties in Argentina, Venezuela and certain other Latin American countries;

•	the global economic downturn from 2001 to 2003, the impact of the ongoing war in Iraq and the weakness of the U.S. dollar against other currencies; and

•	the continued rise of oil prices.

The sharp devaluation of the real that occurred in the second half of 2002 heightened concerns over a return to high inflation in Brazil. The monetary authorities under the former government and the current government acted quickly to increase interest rates through the end of 2002, which restricted credit available to the economy and, consequently, its growth. Since 2003, the devaluation of the U.S. dollar against other currencies and the conservative monetary and fiscal policies of the current government have led to an appreciation of the real in relation to the U.S. dollar. Although interest rates decreased somewhat in 2003, the Central Bank again began to raise interest rates in late 2004 amid inflation concerns, and interest rates continued to fluctuate through the first half of 2006. In August 2006, the basic interest rate was 14.75%.

The Brazilian economy remains highly susceptible to political and economic changes in Brazil, in other emerging markets and in the global economy. Brazilian macroeconomic factors also have a direct effect on domestic demand for our products. For example, demand for our specialty meats, frozen processed meats and other frozen foods among the lower tiers of Brazilian society is significantly affected by levels of disposable income. After significant decreases in real income from 1998 through 2004, real income is projected to have grown slightly in 2005 and to continue to increase gradually in the coming years. The average unemployment rate in Brazil in 2005 was also lower than in 2003 and 2004. In addition, we expect that the percentage of disposable income dedicated to durable goods will gradually decrease, increasing the income available for food and other non-durable goods. All these trends could have a favorable effect on domestic demand for our products in the next few years. However, current projected increases in disposable income may not materialize due to external economic factors or changes in the Brazilian government’s macroeconomic policies. See “Risk Factors — Risks Relating to Brazil — Brazilian economic, political and other conditions, and Brazilian government policies or actions in response to these conditions, may negatively affect our business and results of operations”.

Effects of Trade and Other Barriers

We monitor trade barriers and other import restrictions in the poultry, pork and beef markets outside Brazil because these restrictions significantly affect demand for our products and the levels of our export sales. These restrictions often change from period to period, as illustrated by these examples:

•	In late 2005, Russia, the largest export market for our pork cuts, banned imports of Brazilian pork due to outbreaks of foot-and-mouth disease affecting cattle in the States of Mato Grosso do Sul and Paraná. In April 2006, Russia lifted the ban on imports from the State of Rio Grande do Sul. Although we have begun to dedicate our production of pork cuts in Rio Grande do Sul to the Russian market, the ban had an adverse effect on our results of operations in the first quarter of 2006 and will have an adverse effect on our results for the second quarter of 2006. In addition, when we shift production among our facilities to respond to trade restrictions like this one, we incur additional production costs.

•	In 2006, our exports of poultry cuts to Russia have been significantly lower than in 2005 because Russia has recently tightened its quota procedures on poultry products, which previously allowed Brazilian producers to rely on quotas of other countries to the extent unused by producers in those countries.

•	In 2005, in a proceeding before the World Trade Organization, Brazil obtained a favorable result in a panel against the European Union involving the classification of exports of salted chicken breast meat. Such decision should represent a significant reduction in tariffs on those products. However, the European Union is seeking to impose quotas on those products, and the ultimate outcome of negotiations between Brazil and the European Union are uncertain.

In the short term, we must respond quickly to the imposition of new restrictions, including temporary health-related restrictions, by redirecting products to other markets or changing product specifications to comply with the new restrictions in order to minimize their effect on our net sales from exports. In the long term, these restrictions affect the rate of growth of our business.

Avian Influenza and Other Animal Diseases

Although there have been no reported cases of avian influenza in Brazil, there was a decrease in global demand for poultry products in the first half of 2006 due to concerns over the spread of this disease. In the first half of 2006, the demand for our poultry products in our export markets was significantly lower, resulting in lower net sales of such products in those markets in the first quarter of 2006. Although net sales of poultry products in the Brazilian market increased in the first quarter of 2006, prices decreased due to the oversupply of products that could not be sold as easily in our export markets. These factors negatively affected our overall financial performance in the first quarter of 2006 as compared to the corresponding period in 2005. These trends have continued during the second quarter of 2006, and we expect them to negatively affect our overall financial performance in that period as well.

If few new cases of avian influenza in humans occur around the world, and assuming that this disease does not mutate so as to be transmitted from human to human, we expect global demand for poultry products to begin to return gradually to previous levels. However, many of our export markets continue to have high inventory of poultry products, affecting demand for our products. In addition, if there are significant numbers of new avian influenza cases in humans, even if they do not occur in any of our markets, then demand for our poultry products both inside and outside Brazil would likely be negatively affected and the extent of the effect on our business cannot be predicted. Because of public sensitivity to the risks of avian influenza, even relatively isolated cases of the disease in humans could have an impact on our business.

The Brazilian Ministry of Agriculture announced a plan for the prevention of outbreaks of avian influenza and Newcastle disease in January 2006, and this plan contemplates the gradual implementation of sanitary inspections for poultry products and byproducts transported between Brazilian states, education of workers and upgrading of production facilities. The states in which we operate have adopted the government plan, but the levels of implementation of the plan vary among states.

In addition to the Brazilian government plan, we have implemented our own regionalization plan to minimize the transportation of raw materials and finished products across state lines and to allow us to isolate production in any state in which an outbreak of an animal disease may occur. We could incur costs in the implementation of the Brazilian government plan and our own regionalization plan in 2006 and 2007.

The avian influenza virus can be killed by cooking raw chicken and eggs at 67ºC. Some poultry producing countries, such as Thailand, have responded to avian influenza outbreaks in their countries by shifting poultry production to cooked products. If an avian influenza outbreak were to occur in Brazil, we might find it necessary to redirect a significant portion of our poultry production to cooked products. Even if we were to do so, however, we expect that demand for our products would still be adversely affected by any instance of avian influenza in Brazil.

Demand in our export markets may similarly be influenced by other animal diseases. As described under “—Effects of Trade and Other Barriers” above, Brazilian pork imports are currently banned in Russia due to cases of foot-and-mouth disease affecting cattle in the States of Mato Grosso do Sul and Paraná. Although we do not raise hogs in Mato Grosso do Sul and our Carambeí plant in Paraná accounts for only 12% of our total hog production, these bans affect Brazilian imports into Russia generally and have required us to shift pork production for the Russian market to Rio Grande do Sul, the only Brazilian state that is no longer subject to the ban. Our net sales of pork cuts in our export markets were negatively affected by this ban in the first quarter of 2006, and will continue to be negatively affected in the second quarter of 2006.

Effect of Export Market Demand on the Domestic Market

Fluctuations in demand for poultry, pork and beef products in our export markets often have an indirect effect on supply and selling prices for those products in the domestic market. When concerns about global outbreaks of animal diseases, imposition of trade barriers and other factors lead to a reduction of demand in key export markets, we and our principal Brazilian competitors in those markets often attempt to redirect those products to the domestic market. The resulting increases in supply in the domestic market generally lead to a decrease in selling prices, which affects our net sales in the domestic market. Global concerns about avian influenza and the Russian restrictions on Brazilian pork imports, for example, were largely responsible for a 5.8% average decrease in selling prices for our pork, poultry and processed food products in the domestic market in the first quarter of 2006, with the prices of poultry and pork that are more commodity in nature products declining more than 25%.

We closely monitor the actions of our major competitors because, among other things, their responses to import restrictions in key markets, Brazilian economic conditions and other factors may significantly influence demand and supply both in the domestic market and our export markets. In the domestic market, for example, our three largest competitors in specialty meats had a combined 37.1% market share by sales volume in the first half of 2006, and our three largest competitors in frozen processed meats had a combined 46.1% market share by sales volume in the period from December 2005 through May 2006, in each case according to A.C. Nielsen do Brasil S.A. See “Business—Competition”. Such concentrations of market share sometimes give our competitors the ability to significantly influence selling prices in our markets through the volumes they choose to sell in those markets. In addition to monitoring the actions of our domestic competitors, we pay close attention to fluctuations in supply generated by producers in the United States, the European Union and other regions. Temporary increases in supply in those markets, for example, can lead producers in those countries to increase their exports to other key export markets, depressing demand and selling prices for our products.

Commodity Prices

Many of our raw materials are commodities whose prices constantly fluctuate in response to market forces of supply and demand. We purchase large quantities of soy meal, soybeans and corn, which we use to produce substantially all our own animal feed. Purchases of corn, soy meal and soybeans represented approximately 22% of our cost of sales in the three months ended March 31, 2006, 26% in 2005 and 32% in 2004. Although we produce most of the hogs we use for our pork products, we purchased approximately 19% of our hogs from nearby producers and an additional 24% on the spot market in 2005. In addition, the selling prices for many of our products, including substantially all our export products, are highly sensitive to the market and fluctuate like the prices of commodities. Commodity prices have generally decreased in the first half of 2006, which has lowered our costs but has also exerted pressure on the selling prices of many of our products. We expect commodity prices to remain below 2005 levels in Brazilian currency terms during the remainder of 2006 due to available supplies in the market and weakened demand for animal feed caused by the effect of avian influenza.

The following graph illustrates the movements in the price of corn in Cascavel in the State of Paraná (a commonly used reference price for corn in Brazil) for the periods indicated, as reported by Agra Informa Ltda., or “Agra-FNP”, a private Brazilian firm.

Source: Agra-FNP

Current Brazilian government estimates of the Brazilian corn harvest in 2005-2006 forecast 41.3 million tons, according to a survey undertaken by the National Supply Company (Companhia Nacional de Abastecimento), or “CONAB”, an agency of the Brazilian Ministry of Agriculture, Husbandry and Supply, in July 2006. This estimate would represent an 18.0% increase over the 35.0 million tons harvested in 2004-2005. Of these 41.3 million tons, 31.7 million tons are forecasted for the summer crop and 9.6 million tons are forecasted for the second corn crop (safrinha), the harvest of which is expected to be completed in August of this year. The expected growth in total corn production is due to higher crop yields and an increase in the harvested area. In general, it is currently expected that average corn prices in 2006 will be approximately 10% lower than those in 2005.

The following graph illustrates the movements in the price of soybeans in Ponta Grossa in the State of Paraná (a commonly used reference price for soybeans in Brazil) for the periods indicated, as reported by Agra-FNP.

Source: Agra-FNP

Current Brazilian government estimates of the Brazilian soybean harvest in 2005-2006 forecast 53.4 million tons, according to a survey undertaken by CONAB in July 2006. This estimate would represent a 3.7% increase over the 51.5 million tons harvested in 2004-2005, due to increased productivity in the Brazilian soybean sector. Outside Brazil, good soybean crops in the United States and Argentina have helped to maintain low prices worldwide. These factors, together with the appreciation of the real, caused soybean prices in the Brazilian market to remain 25% lower in 2005 than in 2004. In general, it is currently expected that average soybean prices in 2006 will be approximately 10% lower than those in 2005.

Effects of Exchange Rate Variations and Inflation

The table below sets forth, for the periods indicated, the fluctuation of the real against the U.S. dollar, the period-end and average daily exchange rates and Brazilian inflation as measured by the INPC, IPCA and IGP-M. The information for the three months ended March 31, 2006 represents quarterly (not annualized) data.

	At and for the
	Three Months
	Ended		At and for the
	March 31,		Years Ended December 31,
	2006		2005		2004		2003		2002		2001

Appreciation (devaluation) of the real against the U.S. dollar		7.8%		13.2%		9.1%		22.1%		(34.0)%		(15.9)%
Exchange rate variation (period end)(1)		(7.3)%		(11.7)%		(8.3)%		(18.1)%		51.5%		18.9%
Exchange rate variation (average)(2)		(17.3)%		(17.3)%		(4.7)%		4.8%		24.2%		28.5%
Period-end exchange rate (U.S.$1.00)	R$	2.17	R$	2.34	R$	2.65	R$	2.89	R$	3.53	R$	2.33
Average (daily) exchange rate (U.S.$1.00)(3)	R$	2.19	R$	2.44	R$	2.93	R$	3.08	R$	2.92	R$	2.35
Inflation (INPC)(4)		0.9%		5.1%		6.1%		10.4%		14.7%		9.4%
Inflation (IPCA)(5)		1.4%		5.7%		7.6%		9.3%		12.5%		7.7%
Inflation (IGP-M)(6)		0.7%		1.2%		12.4%		8.7%		25.3%		10.4%

Sources: IBGE, Fundação Getúlio Vargas and the Central Bank.

(footnotes on following page)

(1)	Calculated as the percentage change in the real/U.S. dollar exchange rate from the end of the prior period to the end of the period shown. We use the variation in period-end exchange rates to analyze the effect of exchange rate movements on our balance sheet items.

(2)	Calculated as the percentage difference in the average real/U.S. dollar exchange rate during the period compared to the average rate during the prior period. We use the variation in average exchange rates to analyze the effect of exchange rate movements on our income statement items.

(3)	The average (daily) exchange rate is the sum of the daily exchange rates based on PTAX 800 Option 5, divided by the number of business days in the period.

(4)	The National Consumer Price Index (Índice Nacional de Preços ao Consumidor), or “INPC”, is published by IBGE, measuring inflation for families with income between one and eight minimum monthly wages in eleven metropolitan areas of Brazil.

(5)	The IPCA is published by IBGE, measuring inflation for families with income between one and 40 minimum monthly wages in eleven metropolitan areas of Brazil.

(6)	The IGP-M, gives different weights to consumer prices, wholesale prices and construction prices. The IGP-M is published by the Getúlio Vargas Foundation (Fundação Getúlio Vargas), a private foundation.

Our results of operations and financial condition are significantly affected by movements in the exchange rate to the U.S. dollar, the euro and the pound sterling. We invoice for our export products primarily in U.S. dollars and, in Europe, in euros and pounds sterling, but we report our results of operations in reais. Appreciation of the real against those currencies therefore decreases the value of our net sales from exports in reais. Our export volumes increased 13.6% from 2004 to 2005, for example, but our net sales from exports increased only 4.0%, primarily due to the 13.2% appreciation of the real against the U.S. dollar in 2005. Our export volumes decreased 8.4% in the three months ended March 31, 2006 compared to the three months ended March 31, 2005, but our net sales from exports decreased 22.8%, primarily due to the appreciation of the real against the U.S. dollar from March 31, 2005 to March 31, 2006. We expect the continuing appreciation of the real in relation to the U.S. dollar to have a negative effect on our results of operations in the remainder of 2006.

The prices of soy meal and soybeans, important ingredients of our animal feedstock, are closely linked to the U.S. dollar. The price of corn, another important ingredient of our feedstock, is also linked to the U.S. dollar to a lesser degree. In addition to soy meal, soybeans and corn, we purchase sausage casings, mineral nutrients for feed, packaging and other raw materials, as well as equipment for use in our production facilities, from suppliers located outside Brazil whom we must pay in U.S. dollars or other foreign currencies. When the real depreciates against the U.S. dollar, the cost in reais of our U.S. dollar-linked raw materials and equipment increases, and such increases could materially adversely affect our results of operations. Although the appreciation of the real has a positive effect on our costs because part of our costs are denominated in U.S. dollars, this reduction in U.S. dollar costs in real terms does not immediately affect our results of operations because of the length of our production cycles for poultry and pork.

We had total foreign currency-denominated debt obligations in an aggregate amount of R$1,241.5 million at March 31, 2006, representing approximately 75% of our total consolidated indebtedness, and R$1,291.2 million at December 31, 2005, representing approximately 77% of our total consolidated indebtedness. Although we manage a portion of our exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, our foreign currency debt obligations are not completely hedged. A significant depreciation of the real in relation to the U.S. dollar or other currencies would make it more costly in real terms to meet debt service requirements of our foreign currency-denominated obligations.

Historically, our results of operations and financial condition have been affected by rates of inflation in Brazil. Demand for our products in the domestic market is sensitive to inflation in consumer prices, as reflected in variations in the INPC and IPCA inflation indexes, and most of our costs and expenses are incurred in reais. Because long-term contracts with our suppliers and customers are not customary in our industry and prices are generally negotiated monthly or quarterly, increases in inflation have a rapid impact on our net sales and costs. The IGP-M index is often used as an inflation reference rate in negotiating prices we pay to our suppliers. In addition, we buy energy to run our production facilities pursuant to long-term contracts that contain periodic inflation adjustments according to the IGP-M index. In the last three years, our costs and expenses were readjusted, on average, at levels lower than those of the variation of the IGP-M index in the same period.

In terms of personnel costs, Brazilian salaries are adjusted only once a year, based on collective agreements between employers’ syndicate and unions. Generally, unions follow the INPC as a parameter for their negotiations.

Effect of Interest Rates on Our Financial Condition

Our financial expenses are significantly affected by movements in Brazilian and foreign interest rates. At March 31, 2006, 89% of our total liabilities from indebtedness and derivative instruments of R$1,899.2 million bore interest based on floating interest rates, either because it was denominated in (or swapped into) reais and bore interest based on Brazilian floating interest rates or because it was dollar-denominated and subject to LIBOR. At that date, our primary interest rate exposure was to the six-month LIBOR rate. The two primary Brazilian interest rates that apply to our indebtedness are the TJLP, which applies to our long-term debt from the BNDES, and the CDI rate, which applies to our currency swaps and some of our other long-term debt. The following table sets forth the average rates for the primary interest rates that apply to our indebtedness for the specified periods.

	At
	March 31,	At December 31,
	2006	2005	2004	2003

TJLP	9.00%	9.75%	9.80%	11.48%
CDI	17.15%	19.01%	16.16%	23.26%
Six-month LIBOR	4.91%	3.77%	1.80%	1.23%

Freight Costs

The cost of transporting our products throughout our domestic distribution network and to our export customers represents a significant cost and is affected by fluctuations in the price of oil. In the three months ended March 31, 2006, freight costs accounted for approximately 10.6% of our net sales. For our export goods, we ship many of our goods CFR (cost and freight) or, DDP (delivered duty paid), which requires us to pay for freight and insurance costs. Increases in the price of oil tend to increase our freight costs, and fluctuations in exchange rates also significantly affect our international transportation costs.

Share Reclassification and Related Share Split

In March 2006, our shareholders approved (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares, and (2) a three-for-one share split of our common shares. The share reclassification and related share split became effective on April 12, 2006. We undertook the share reclassification in connection with our voluntary adherence to the higher corporate governance and disclosure requirements of the São Paulo Stock Exchange’s Novo Mercado. As a result of the share reclassification and share split, our share capital consists solely of common shares, and each of our common shares was split into three common shares. In accordance with Brazilian GAAP, per share data and other information in this document have not been adjusted to give effect to the share reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented in “Prospectus Summary—Summary Financial and Other Information”, “Selected Financial and Other Information” and Note 21 to the audited consolidated financial statements in this prospectus have been adjusted to reflect the share reclassification and the share split.

Critical Accounting Policies and Estimates

We have prepared our consolidated financial statements included in this prospectus in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. See Note 21 to our audited consolidated financial statements for an explanation of these differences and a reconciliation of net income and shareholders’ equity to U.S. GAAP.

The preparation of these financial statements required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates its estimates and judgments on an ongoing basis and bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The following is a description of the critical estimates or judgments that are important to the presentation of our financial statements.

Revenue Recognition and Sales Returns

We recognize revenue when we deliver our products to customers, the selling price is fixed and determinable, evidence of arrangements with our customers exists, collectibility is reasonably assured and title and risks of ownership have passed to the customer. Our revenue recognition policy therefore requires judgments regarding, among other things, the likelihood of collectibility from our customers.

During the holiday season, when volumes of many of our products increase, we offer certain large customers the ability to return products they are unable to sell. We monitor these product returns and record a provision for the estimated amount of such future returns, based on historical experience and any notification received of pending returns. While we believe that we make reliable estimates for these matters, fluctuations in demand could cause our estimates and actual amounts to differ and could have a negative effect on our net sales in future periods.

Allowances for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses from the inability of our customers to make required payments. Management determines the allowance for doubtful accounts of domestic customers based on historical losses on average receivable balances. Management determines the allowance for doubtful accounts of export customers, who are fewer in number, based on an analysis of estimated losses for each customer. Large receivable balances are reviewed monthly to ascertain whether adjustments to the allowance for doubtful accounts are necessary. In estimating losses from doubtful accounts, management takes into account historical bad debts, customer creditworthiness, current economic conditions and changes in customer payment patterns. If the financial condition of our customers were to deteriorate, we could be required to increase our allowances for doubtful accounts, which would be charged to our statement of operations.

Goodwill

Under Brazilian GAAP, we amortize goodwill on a straight-line basis over the remaining useful lives of the assets acquired based on our expectations of future profitability of those assets. Our treatment of goodwill therefore depends on management’s estimates relating to future profitability.

Under U.S. GAAP, we do not amortize goodwill but rather test goodwill annually for impairment. That is, we calculate annually the expected cash flows from each of our businesses with respect to which we have recorded goodwill, and we record a provision for impairment if those cash flows are lower than the book value of the related goodwill. In order to estimate future cash flows, we must make various assumptions about matters that are highly uncertain, including future production and sales, product prices

(which we estimate based on current and historical prices, price trends and related factors), future taxes payable and operating costs.

Depreciation, Depletion, Amortization and Impairment

We regularly recognize expenses related to the depreciation of our property, plant and equipment, the depletion of forests we own and the amortization of our deferred charges. The rates of depreciation, depletion and amortization are based on our or third-party estimates of the useful lives of the assets over the periods during which these assets can be expected to provide benefits to us. In addition, we monitor the use of our fixed assets to determine whether any impairment of those assets is necessary. The determination of such an impairment involves judgments and estimates as to whether the asset is providing an adequate return in relation to its book value.

Contingencies

We accrue for losses on tax and other legal contingencies based on an analysis of pending litigation. We record amounts considered sufficient by management to cover probable losses based on the opinion of outside legal counsel and our in-house legal counsel. If any additional information causes the opinion of outside legal counsel to change, we must reassess the potential liability related to pending litigation and review our estimates accordingly. Any revision can significantly affect our results of operations and financial position.

Derivative Instruments

We use derivative instruments, especially swaps, to manage the risks of exchange and interest rate variations. These instruments are recorded using the accrual method in accordance with Brazilian GAAP. For U.S. GAAP purposes, we account for these instruments at fair market value, which we determine based on quotations of similar instruments and estimates of future exchange and interest rates. During the periods presented, we have not designated any derivative instruments as hedges for either Brazilian GAAP or U.S. GAAP purposes, and, therefore, the accounting adjustments for our derivatives were recorded in the income statements for the period.

We do not use derivatives to hedge the risks of changes in commodity prices on a regular basis.

Inventory

Our inventories of livestock, eggs, finished products and most other inventories are generally stated at the lower of cost and market. We record valuations and adjustments for our inventory and for estimated obsolescence at or equal to the difference between the cost of inventory and the estimated market value based upon known conditions affecting inventory obsolescence, including significantly aged products or damaged or obsolete products.

Our inventories of grain purchased at fixed prices are stated at the acquisition cost. However, inventories of grain purchased on a “price to set basis” (which means that the price is set only when we use the grain delivered) are stated at their market value on the balance sheet date, and a corresponding liability is recorded to reflect the amount payable to the supplier. These amounts are adjusted monthly to reflect changes in the market price. When we use grain purchased on a “price to set basis,” we record an expense based on the market value of the grain on the date of use.

We allocate the costs of parts of slaughtered poultry, hogs and cattle in proportion to the estimated amounts to be recovered from certain by-product parts.

Generally, we perform an evaluation of whether any lower of cost or market adjustments are required based on a number of factors, including: (1) pools of related inventory, (2) product continuation or discontinuation, (3) estimated market selling prices and (4) expected distribution channels.

Recent Acquisition of Batávia

In the second quarter of 2006, we acquired a 51% controlling stake in Batávia, the third largest Brazilian dairy products producer with a market share of 12.7% based on sales volumes in 2005, according to A.C. Nielsen do Brasil S.A. The purchase price was approximately R$110 million. Batávia produces and sells more than 200 dairy-based and dairy processed products, ranging from pasteurized and UHT milk, flavored milks, yogurts, fruit juices, soybean-based drinks, cheeses and desserts. In 2005, Batávia generated net sales of R$481.4 million and net income of R$13.7 million.

Batávia was a former business unit of Parmalat Alimentos S.A., a Brazilian affiliate of Parmalat S.p.A. that is subject to judicial corporate reorganization in the courts of São Paulo, Brazil. Our acquisition of Batávia was approved by the bankruptcy court on June 8, 2006. The acquisition is also subject to the approval of the Brazilian antitrust authorities, but Brazilian law permitted us to close the acquisition prior to receiving that approval, which we expect to receive in the future.

Batávia is based in Carambeí, in the State of Paraná, and also has operations in Concórdia, in the State of Santa Catarina. With more than 1,700 employees at these two production units, Batávia produced an average of 20,000 tons per month in 2005, and we believe that its plants have the capacity to increase that volume by 30%. Batávia has a network of 940 milk producers in 40 municipalities that provided it with 220 million liters of milk in 2005.

With the purchase of a controlling interest in Batávia, we entered the dairy products business. In 2005, according to A.C. Nielsen do Brasil, the Brazilian market for processed milk products such as sliced cheese, yogurts and pasteurized milk was worth more than R$3 billion, while the dry segment — UHT milk and powdered milk — was worth R$5.5 billion. We will market our dairy products under Batávia’s Batavo brand, which we already use for some of our processed food products under a license agreement. The Batavo brand is well-known in the southern and southeastern regions of Brazil, and we expect to use our nationwide distribution network to distribute these products throughout Brazil.

The remaining 49% of Batávia is held by Cooperativa CCLP—Cooperativa Central de Laticínios do Paraná Ltda. and Cooperativa Central Agromilk, two local dairy producer cooperatives. We and certain of our subsidiaries are parties to a shareholders’ agreement with these two cooperatives. See “Business — History and Corporate Structure.”

Under the acquisition agreement, we have an obligation to purchase two additional facilities for an aggregate amount of R$62 million within 90 days after the closing of our acquisition of Batávia, subject to certain conditions. However, we are currently renegotiating this portion of the agreement and may not ultimately purchase these facilities.

Anticipated Results for Second Quarter of 2006

We expect our results of operations for the second quarter of 2006 to continue to reflect the trends that affected our results of operations in the first quarter of 2006. Demand for our poultry products continued to be weak in most of our export markets. Although net sales in our domestic market have continued to grow, prices remain depressed compared to 2005, and the increase in domestic net sales has not been sufficient to offset the decrease in net sales in our export markets.

Average selling prices in our export markets were 5% to 7% lower in U.S. dollar terms in the second quarter of 2006 compared to the second quarter of 2005 and were even lower in terms of the real. Sales volumes in our export markets were also lower than in the second quarter of 2005, but were higher than in the first quarter of 2006. Average selling prices in our domestic market were lower than in the second quarter of 2005 because of continuing oversupply and a shift in product mix as lower value-added products were redirected to the domestic market in response to weak demand in our export markets. Sales volumes in our domestic market were significantly higher than in the second quarter of 2006 as we redirected products from our export markets to the domestic market. We experienced increased pressure on our margins in the second quarter of 2006 as compared to the first quarter.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared in accordance with Brazilian GAAP, which differ in certain significant respects from the U.S. GAAP. Note 21 to our audited consolidated financial statements describes the principal differences between Brazilian GAAP and U.S. GAAP as they relate to our company and includes a reconciliation to U.S. GAAP of net income and shareholders’ equity. See “Presentation of Financial and Other Information”.

The following table sets forth the components of our results of operations as percentage of net sales.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(% of net sales)

Net sales	100	100	100	100	100
Cost of sales	76.4	72.6	71.6	72.3	73.3
Gross profit	23.6	27.4	28.4	27.7	26.7
Operating expenses:
Selling	19.4	15.9	16.4	16.2	17.8
General and administrative	1.5	1.1	1.1	1.1	1.2
Management compensation	0.2	0.2	0.2	0.2	0.2
Other operating expenses	0.4	0.2	0.2	0.2	—
Operating income before financial expenses	2.9	9.9	10.5	10.0	7.5
Financial expenses, net	0.4	2.6	1.6	2.4	3.6
Operating income	2.5	7.3	8.9	7.6	3.9
Non-operating expenses	0.2	0.0	0.1	0.1	0.1
Income before taxes and profit sharing	2.3	7.3	8.8	7.5	3.8
Income and social contribution taxes	1.2	0.9	1.2	1.0	0.3
Employees’ profit sharing	0.1	0.4	0.4	0.4	0.2
Management profit sharing	0.0	0.1	0.1	0.1	0.1
Net income	1.0	6.0	7.0	6.1	3.2

Presentation of Net Sales Information

We report net sales after deducting taxes assessed on gross sales and discounts and returns. In 2005, we had total sales deductions of R$728.1 million from gross sales of R$5,873.3 million, compared to total sales deductions of R$684.0 million from gross sales of R$5,567.3 million in 2004. In the three months ended March 31, 2006, we had total sales deductions of R$173.6 million from gross sales of R$1,229.0 million, compared to total sales deductions of R$168.1 million from gross sales of R$1,371.5 million in the three months ended March 31, 2005. Our total sales deductions can be broken down as follows:

•	ICMS Taxes. ICMS is a state value-added tax assessed on our gross sales in the domestic market at a rate that varies by state.

•	PIS and COFINS Taxes. The PIS and the COFINS taxes are federal social contribution taxes assessed on our gross sales in the domestic market.

•	Discounts, Returns and Other Deductions. Deductions, returns and other deductions are unconditional discounts granted to domestic customers, product returns by domestic customers and other deductions from gross sales in the domestic market.

Most of our deductions from gross sales are attributable to the ICMS, PIS and COFINS taxes, and our deductions from gross sales in the domestic market, which are subject to these taxes, are significantly greater than our deductions from gross sales in our export markets.

In the three months ended March 31, 2006, deductions from gross sales to calculate net sales increased 3.3% compared to the three months ended March 31, 2005, while domestic net sales decreased 12.3%, primarily because of increased sales in the domestic market. In the year ended December 31, 2005, deductions from gross sales to calculate domestic net sales increased 6.4% compared to the year ended December 31, 2004, higher than the increase in net sales, because domestic net sales (on which PIS and COFINS taxes and ICMS taxes are assessed) increased more than export net sales.

Segment Presentation

We operate in two business segments: the domestic market and the export markets. In each market, we produce and distribute poultry, pork, beef, processed foods and other products. We report net sales and operating income before net financial expenses by market. See Note 21.3.2 to our audited consolidated financial statements. Because we use the same assets to produce products for both our domestic and export markets, we do not identify assets by market.

Three Months Ended March 31, 2006 Compared with Three Months Ended March 31, 2005

Net Sales

Our net sales decreased 12.3% to R$1,055.4 million in the three months ended March 31, 2006 from R$1,203.4 million in the same period in 2005, primarily due to significantly lower demand for our poultry products in our export markets reflecting concerns over outbreaks of avian influenza, lower demand for our pork products in our export markets because of the continuing Russian ban on imports of Brazilian pork products, decreased selling prices in both our export markets and the domestic market due to oversupply of poultry and pork products, and the continuing effects of the appreciation of the real against the U.S. dollar. These factors were partially offset by a 1.8% increase in total sales volumes of poultry, pork and processed foods, primarily attributable to increased sales of poultry, pork and processed foods in the domestic market.

Domestic Market

Net sales from the domestic market increased 2.0% to R$557.2 million in the three months ended March 31, 2006 from R$546.3 million in the same period in 2005, primarily as a result of significant increases in sales volumes of poultry products and pork cuts. This increase was partially offset by a 5.8% decrease in the average selling price, especially for poultry products and pork cuts, resulting from oversupply in the domestic market caused by weakness in our export markets.

The following table provides a breakdown of changes in net sales, sales volumes and average selling prices in the domestic market.

	Net Sales			Sales Volumes			Average Selling Prices
	Three Months			Three Months			Three Months
	Ended			Ended			Ended
	March 31,			March 31,			March 31,
	2006	2005	Change	2006	2005	Change	2006	2005	Change
	(in millions		(%)	(thousand tons)		(%)	(in reais		(%)
	of reais)						per kg)

Poultry	46.2	32.5	42.2	19.4	9.8	97.9	2.38	3.32	(28.3)
Pork and beef(1)	16.9	7.9	113.9	6.5	2.8	132.1	2.60	2.82	(7.8)
Processed foods	454.2	442.2	2.7	124.6	119.6	4.2	3.65	3.70	(1.4)
Other	39.9	63.7	(37.4)	14.1	34.0	(58.5)

Total	557.2	546.3	2.0	164.6	166.2	(1.0)	3.44	3.65	(5.8)

(footnotes on the following page)

(1)	Amounts for the three months ended March 31, 2005 do not include any sales of beef cuts because we first commenced sales of beef cuts in the fourth quarter of 2005.

Poultry.  Domestic net sales of poultry products (frozen whole and cut chicken) increased 42.2% in the three months ended March 31, 2006, primarily because we, like other Brazilian poultry exporters, redirected sales of poultry products to the domestic market due to weak demand in our export markets attributable to global concerns about avian influenza. The oversupply of poultry in the domestic market led to a significant decrease in average selling prices.

Pork and Beef.  Domestic net sales of pork and beef cuts increased 113.9% in the three months ended March 31, 2006, primarily because of the development of our beef sales, which commenced in the fourth quarter of 2005. This increase more than offset a decrease in revenues from sales of pork cuts, which occurred because the Russian ban on Brazilian pork products led to oversupply in the domestic market, affecting average selling prices and, to a lesser degree, sales volumes.

Processed Foods.  Domestic sales of processed foods increased 2.7% in the three months ended March 31, 2006, primarily due a 4.2% increase in sales volumes, partially offset by a decrease in average selling prices. The development of domestic sales of higher value-added processed foods continues to be a strategic priority, and we introduced several new products in the first quarter of 2006. However, growth in sales of processed foods was significantly affected by the large supply of lower-priced poultry products and pork cuts in the market due to the factors described above.

Other.  Domestic net sales of soy meal, refined soy flour and animal feed decreased 37.4% in the three months ended March 31, 2006, primarily because we sold our Marau soybean oil plant in July 2005, leading to a 74.9% decrease in net sales from soy products.

Exports

Net sales from our export markets decreased 24.2% to R$498.3 million in the three months ended March 31, 2006 from R$657.2 million in the same period in 2005. Sales volumes decreased 8.4%, primarily due to concerns over avian influenza outbreaks, which led to reduced demand, particularly in Europe, the Middle East and Asia, higher inventory levels for importers of our products and a significant international oversupply in poultry products. The continuing ban on Brazilian pork exports in Russia, our major market for pork products, further contributed to a decrease in net sales from export markets. While average U.S. dollar prices remained relatively stable, the continuing appreciation of the real against the U.S. dollar resulted in a 17.2% decrease in average export selling prices in reais.

The following table provides a breakdown of changes in net sales, sales volumes and average selling prices in our export markets.

	Net Sales			Sales Volumes			Average Selling Prices
	Three Months			Three Months			Three Months
	Ended			Ended			Ended
	March 31,			March 31,			March 31,
	2006	2005	Change	2006	2005	Change	2006	2005	Change
	(in millions of reais)		(%)	(thousand tons)		(%)	(in reais		(%)
							per kg)

Poultry	295.5	393.1	(24.8)	99.2	110.1	(9.9)	2.98	3.57	(16.5)
Pork and beef(1)	97.6	133.6	(26.9)	22.4	25.0	(10.4)	4.36	5,34	(18.4)
Processed foods	105.2	130.2	(19.2)	22.1	21.8	1.4	4.76	5.97	(20.3)
Other	—	0.3	—	—	—	—

Total	498.3	657.2	(24.2)	143.7	156.9	(8.4)	3.47	4.19	(17.2)

(1)	Includes small amounts of beef cuts in the three months ended March 31, 2006.

Poultry.  Export net sales of poultry products decreased 24.8% in the three months ended March 31, 2006, primarily due to a 9.9% reduction in sales volumes compared to the three months ended March 31, 2005, because of concerns about avian influenza and the effects of the continuing appreciation of the real against the U.S. dollar on average selling prices. Poultry sales were also negatively affected because Russia has recently tightened its quota procedures on poultry products, which previously allowed Brazilian producers to rely on quotas of other countries to the extent unused by producers in those countries. Average selling prices in reais decreased 16.5% due to the appreciation of the real.

Pork and Beef.  Export net sales of pork products decreased 26.9% in the three months ended March 31, 2006, primarily due to the ban on Brazilian pork imports by Russia after foot-and-mouth disease outbreaks in the States of Mato Grosso do Sul and Paraná in late 2005. Average selling prices decreased due to the appreciation of the real against the U.S. dollar. We also sold a relatively small amount of beef cuts in our export markets in the three months ended March 31, 2006 following our commencement of sales of beef cuts in the fourth quarter of 2005.

Processed Foods.  Export net sales of processed foods decreased 19.2% in the three months ended March 31, 2006, primarily due to the effect of the appreciation of the real against the U.S. dollar, euro and pound sterling on average selling prices and a shift in our product mix toward greater proportion of lower-priced specialty meats, such as bologna and frankfurters, and lower-priced processed foods sold in Europe. The decrease in export net sales occurred in spite of a 1.4% increase in sales volumes.

Other.  Export net sales of our other products were not significant in the three months ended March 31, 2006.

In the case of our main export markets, sales volumes to Europe decreased 7.8% in the three months ended March 31, 2006 compared to the similar period in 2005, and net sales decreased 22.3%, primarily due to weaker demand in the wake of avian influenza concerns. Average selling prices in our European export markets were relatively constant based on a year-on-year comparison but declined significantly in relation to December 2005. Sales volumes to the Middle East decreased 9.6% and net sales decreased 16.4%, primarily as a result of public alarm caused by the avian influenza outbreak in Kuwait, which produced a decrease in demand and led to stockpiling of inventory. Sales volumes to the Far East decreased 0.8% and net sales decreased 12.6% due to the build-up of inventory levels at the end of 2005, principally in Japan and South Korea, and decreases in average selling prices. In addition, China suspended the issue of import licenses in view of the weakness in the market. Sales volumes to Eurasia decreased 34.0% and net sales decreased 49.7%, primarily due to the Russian ban on Brazilian pork imports, the appreciation of the real, the general decrease in availability of quotas for poultry products and the spread of avian influenza. Finally, sales volumes to Africa, the Americas and other countries increased 24.5% and net sales increased 1.9%, primarily because we resumed exports of processed products to Argentina and began to export to the Chile.

Cost of Sales

Our cost of sales includes the costs of labor at our production facilities; raw materials (including corn, soy meal, soybeans, hogs, sausage casings, micronutrients for feed and other raw materials); packaging; breeder eggs and breeder hogs; transportation of raw materials to our production facilities; and depreciation, amortization and depletion relating to our production facilities.

Our cost of sales decreased 7.8% to R$806.0 million in the three months ended March 31, 2006 from R$874.3 million in the same period in 2005. As a percentage of net sales, our cost of sales increased to 76.4% of net sales in the three months ended March 31, 2006 from 72.6% of net sales in the same period in 2005. A significant decrease in the price of grains (corn, soy meal and soybeans) and live hogs acquired from third parties led to a decrease in our average costs. However, the cost of sales still increased as a percentage of net sales because the reduction in the price of our raw materials was insufficient to compensate for the significant reductions in net sales described above. The most significant cost of producing an animal is the cost of animal feed over the animal’s lifetime. When the real appreciates against the U.S. dollar during an animal’s lifetime, the average cost of feed over the animal’s lifetime is higher than the cost of feed at the end of the animal’s lifecycle, whereas the revenues received from the sale of products made from that animal reflect the impact of the appreciation of the real at the time revenue is recognized. When the real appreciates against the U.S. dollar, there is therefore a lag in the benefit we receive to our cost of sales.

Gross Profit and Gross Margin

Our gross profit decreased 24.2% to R$249.4 million in the three months ended March 31, 2006 from R$329.1 million in the same period in 2005 due to the decrease in net sales in the export markets described above, partially offset by the decrease in the cost of sales and the increase in net sales in the domestic market. Our gross margin (gross profit as a percentage of net sales) was 23.6% in the three months ended March 31, 2006, compared to 27.4% in the same period in 2005.

Operating Expenses

Our operating expenses consist of selling expenses; general and administrative expenses; and management compensation. Our selling expenses include the costs of shipping of our products from our production facilities to our customers; labor of our sales personnel; marketing; and warehousing of our products. Our general and administrative expenses include labor costs of our administrative personnel, energy and maintenance.

Operating expenses increased 7.7% to R$223.2 million in the three months ended March 31, 2006 from R$207.2 million in the same period in 2005. As a percentage of net sales, operating expenses were 21.1% in the three months ended March 31, 2006, compared to 17.2% in the same period in 2005. The increase in operating expenses occurred primarily because of an increase in freight and warehousing costs recorded in selling expenses due to increases in oil prices and an increase in our domestic customer base, as well as an increase in marketing expenses.

Operating Income Before Financial Expenses and Others

Operating income before financial expenses and others decreased 78.5% to R$26.2 million in the three months ended March 31, 2006 from R$121.9 million in the same period in 2005, due to the decrease in gross profit and the increase in operating expenses described above. Our operating margin (operating income before financial expenses and others as a percentage of net sales) was 2.5% in the three months ended March 31, 2006, compared to 10.1% in the same period in 2005.

Financial Expenses

Our financial expenses decreased 86.4% to R$4.3 million in the three months ended March 31, 2006 from R$31.5 million in the same period in 2005, due to the gains accruing from our consolidated foreign currency position caused by the appreciation of the real against the U.S. dollar and other foreign currencies, which was partially offset by the effects of a 62.6% increase in our consolidated total debt at March 31, 2006 compared to March 31, 2005. See ‘‘—Liquidity and Capital Resources—Debt” for a discussion of the changes in our debt.

Income Tax and Social Contribution

Income tax and social contribution increased 17.3% to R$12.9 million in the three months ended March 31, 2006 from R$11.0 million in the same period in 2005. Our effective tax rate rose to 53.5% of income before income tax and social contribution in the three months ended March 31, 2006 from 12.5% in the same period in 2005, primarily because the appreciation of the real against the U.S. dollar and the euro, which increased the losses related to the exchange rate variations in our investments in our foreign subsidiaries. In addition, the results of operations of our foreign subsidiaries were negatively affected by the weakness in our export markets in the three months ended March 31, 2006, and the tax effect of the consequent decrease in our equity in the results of operations of those subsidiaries contributed to the increase in our effective tax rate.

In Brazil, the statutory income tax rate is 34% and includes income tax (Imposto de Renda de Pessoa Jurídica), or “IRPJ”, and social contribution (Contribuição Sobre o Lucro Líquido), or “CSLL”.

Net Income

Our net income decreased 85.5% to R$10.4 million in the three months ended March 31, 2006 from R$71.8 million in the same period in 2005. Our net margin (net income as a percentage of net sales) was 1.0% in the three months ended March 31, 2006, compared to 6.0% in the same period in 2005.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Net Sales

Our net sales increased 5.4% to R$5,145.2 million in 2005 from R$4,883.3 million in 2004 due to net sales of our poultry, pork and processed foods, which increased 11.2% in 2005 compared to 2004. Domestic sales volumes for these products increased 8.4%, and export sales volumes increased 13.6% in 2005 compared to the previous year. Increases in sales volumes mitigated the impact of a decrease in average selling prices, primarily due to the effects of the appreciation of the real against the U.S. dollar and euro on selling prices in our export markets.

Domestic Market

Net sales from the domestic market increased 7.1% to R$2,312.5 million in 2005 from R$2,158.6 million in 2004. The increase in net sales from poultry and processed foods more than offset the effect of the sale in July 2005 of our soybean oil plant in Marau in the State of Rio Grande do Sul, which had previously accounted for approximately 3% of total net sales, as well as the effect of a decrease in net sales from pork.

The following table provides a breakdown of changes in net sales, sales volumes and average selling prices in the domestic market.

	Net Sales			Sales Volumes			Average Selling Prices
	2005	2004	Change	2005	2004	Change	2005	2004	Change
	(in millions of reais)		(%)	(thousand tons)		(%)	(in reais per kg)		(%)

Poultry	150.1	110.2	36.2	49.3	34.5	42.6	3.05	3.19	(4.5)
Pork and beef(1)	30.3	35.7	(15.1)	10.0	11.6	(14.0)	3.04	3.07	(1.2)
Processed foods	1,890.7	1,710.2	10.6	517.7	486.1	6.5	3.65	3.52	3.8
Other	241.4	302.5	(20.2)	119.8	146.6	(18.3)

Total	2,312.5	2,158.6	7.1	696.8	678.8	2.6	3.59	3.49	2.9

(1)	Includes small amounts of beef cuts in 2005.

Poultry.  Domestic net sales of poultry products (frozen whole and cut chicken) increased 36.2% in 2005, primarily because of increases in sales volumes from production at the Nova Mutum poultry facility we acquired in July 2005 and the Jataí poultry facility that we began operating in December 2005. Although we ultimately intend to sell more of the production of the Nova Mutum facility in our export markets, we sold most of the whole chickens produced at this facility in 2005 in the domestic market as we brought the facility up to the technical specifications of our export customers. The increase in sales volumes more than offset the 4.5% decrease in average selling prices due to higher volumes of whole chicken in the product mix.

Pork and Beef.  Domestic net sales of pork cuts decreased 15.1% in 2005, primarily due to redirection of pork cuts to our export markets, where we are generally able to achieve higher margins. Sales volumes decreased 14.0% for similar reasons. Average selling prices in the domestic market decreased mainly because of higher volumes of lower-priced salted pork rather than frozen products as part of the product mix. In December 2005, we introduced a new line of beef cuts, which is added together with pork cuts in the table above.

Processed Foods.  Domestic net sales of processed foods increased 10.6%, primarily due to increased sales volumes of 6.5% to existing and new customers and an improvement in the mix of products, particularly in frozen and specialty meats. Average selling prices also increased due to higher sales volumes of value-added products.

Other.  Domestic net sales of soy meal, refined soy flour and animal feed decreased 20.2% in 2005, primarily because we sold our Marau soybean oil plant in July 2005, leading to a 33.7% decrease in net sales from soy products. Average selling prices for our soy products also dropped due to decreases in worldwide soybean prices.

Export Markets

Net sales from exports increased 4.0% to R$2,832.7 million in 2005 from R$2,724.7 million in 2004. Sales volumes increased 13.6%, primarily due to increases in exports of pork cuts, processed products and, to a lesser degree, poultry cuts and whole chickens. These increases in sales volumes reflected the continuing expansion of our international distribution network and the efforts of our international sales offices, as well as the further penetration of our existing export markets.

The following table provides a breakdown of changes in net sales, volumes and prices in our export markets.

	Net Sales			Sales Volumes			Average Selling Prices
	2005	2004	Change	2005	2004	Change	2005	2004	Change
	(in millions of reais)		(%)	(thousand tons)		(%)	(in reais per kg)		(%)

Poultry	1,651.0	1,721.7	(4.1)	453.5	441.2	2.8	3.64	3.90	(6.7)
Pork and beef(1)	578.3	456.2	26.8	120.2	91.4	31.5	4.81	4.99	(3.6)
Processed foods	601.6	543.0	10.8	118.3	76.4	54.7	5.09	7.10	(28.4)
Other	1.7	3.7	(53.1)	0.2	0.4	(41.4)

Total	2,832.7	2,724.7	4.0	692.2	609.4	13.6	4.09	4.47	(8.5)

(1)	Includes small amounts of beef cuts in 2005.

Poultry.  Export net sales of poultry products decreased 4.1% in 2005, primarily due to the effect of the 17.3% change on the average real/U.S. dollar exchange rate from 2004 to 2005, which caused a reduction in export sales revenues in reais. Sales volumes increased 2.8% in 2005, and average selling prices in U.S. dollars also increased, but average selling prices in reais decreased 6.7% due to the appreciation of the real. Sales volumes decreased in the fourth quarter, after increasing in the previous three quarters, due to depressed demand owing to concerns about the spread of avian influenza.

Pork and Beef.  Export net sales of pork products increased 26.8% in 2005, primarily due to significant increases in sales volumes to Russia and other countries in Eurasia. Average selling prices decreased somewhat due to the appreciation of the real against the U.S. dollar. In addition, we began sales of beef cuts in December 2005, which currently are reported with pork cuts.

Processed Foods.  Export net sales of processed foods increased 10.8% in 2005 and sales volumes increased by 54.7%, in line with our strategy of focusing on the expansion of exports of processed foods. We increased our sales to new markets and new customers, particularly in Europe, Eurasia and Venezuela. Our average selling prices decreased significantly, primarily because of the appreciation of the real against the U.S. dollar and euro and because we introduced new specialty meat items (bologna and frankfurters) with lower relative prices when compared to frozen products.

Other.  Export net sales of our other products were not significant, amounting to R$1.7 million in 2005.

In the case of our primary export markets, sales volumes to Europe increased 15.2% from 2004 to 2005, due in part to changes in our product mix, but net sales from exports to Europe decreased 6.2% due to the appreciation of the real against the euro, the pound sterling and the U.S. dollar. Sales volumes to the Far East increased 6.9%, due to increased sales to China, Singapore and Japan, and selling prices increased in U.S. dollar terms, although net sales from exports to the Far East decreased 2.8% due to the appreciation of the real against the U.S. dollar. Sales volumes to Eurasia increased 32.5% and net sales increased 32.4% due to strong demand in Russia, especially for pork cuts and processed foods. Sales volumes to the Middle East increased 1.9% and net sales increased 1.1%, reflecting consistent demand and tighter supply in the local market due to sanitary issues and higher costs. Finally, sales volumes to Africa, the Americas and other countries increased 31.6% and net sales increased 21.5%, due primarily to increased sales of processed foods and diversification of the customer base.

Cost of Sales

Our cost of sales increased 4.3% to R$3,685.9 million in 2005 from R$3,532.4 million in 2004. As a percentage of net sales, our cost of sales decreased to 71.6% of net sales in 2005 from 72.3% of net sales in 2004. Among the reasons for this relative decrease was a significant decrease in the prices of soybeans, soy meal, corn and hogs. The decrease in our cost of sales as a percentage of net sales also reflects increases in the productivity of our operations, particularly our production in the central-west region of Brazil. These decreases were offset by increases in labor costs reflecting ordinary wage adjustments and the additional manpower hired in connection with capacity increases at our plants and increases in costs of packaging, freight and electricity.

Gross Profit and Gross Margin

Our gross profit increased 8.0% to R$1,459.3 million in 2005 from R$1,350.9 million in 2004 due to the increased net sales in both the domestic and export markets described above, as well as the reduction in our cost of sales as a percentage of net sales. Our gross margin was 28.4% in 2005, compared to 27.7% in 2004.

Operating Expenses

Operating expenses increased 7.0% to R$912.0 million in 2005 from R$852.6 million in 2004. As a percentage of net sales, operating expenses were 17.7% in 2005, compared to 17.5% in 2004. The increase in operating expenses occurred primarily because of an increase in freight costs recorded in selling expenses due to increases in oil prices and an increase in our customer base. In addition, labor costs recorded as selling expenses and general and administrative expenses increased due to ordinary wage and salary adjustments. Our operating expenses were also affected in the fourth quarter by an agricultural inspectors’ strike that delayed shipments and therefore resulted in higher warehousing costs, as well as by heavy rainfall in the third quarter that interrupted loading of our products for several days at the Itajaí port in the State of Santa Catarina, from which we export the majority of our products. The effect of these increases was partially mitigated by active management of logistics costs, most recently through the implementation of the first stages of our ATP—Perdigão Total Service program.

Operating Income Before Financial Expenses and Others

Operating income before financial expenses and others increased 9.8% to R$547.3 million in 2005 from R$498.3 million in 2004, reflecting higher sales volumes, improved product mix and a reduction in costs as a percentage of net sales, partially offset by the impact of the appreciation of the real on export net sales. Our operating margin was 10.6% in 2005, compared to 10.2% in 2004.

Operating income before financial expenses and others in our domestic market segment decreased 1.0% to R$189.4 million in 2005 from R$191.4 million in 2004, primarily due to increases in operating expenses and the decreases in net sales of pork cuts described above. This decrease was partially offset by the effect of increased net sales from processed foods and poultry products. Operating income before financial expenses and others in our export market segment increased 16.6% to R$357.9 million in 2005 from R$306.9 million in 2004, primarily due to increases in sales volumes in our export markets the decrease in cost of sales as a percentage of net sales.

Financial Expenses

Our net financial expenses decreased 29.8% to R$82.7 million in 2005 from R$117.8 million in 2004, primarily because we recorded a gain in 2005 when we prepaid at a discount certain long-term debt and because we had virtually no financial expenses relating to fixed price grain contracts in 2005, compared to R$18.3 million of such expenses in 2004. This decrease was partially offset by the R$41.9 million increase in financial expenses we recorded due to the reduction in book value, in real terms, of investments held by our foreign subsidiaries due to the appreciation of the real against the U.S. dollar.

Income Tax and Social Contribution

Income tax and social contribution increased 32.1% to R$62.5 million in 2005 from R$47.3 million in 2004 due primarily to the increase in income before income tax and social contribution. Our effective tax rate was 13.9% of income before income tax and social contribution in 2005, compared to 12.8% of income before income tax and social contribution in 2004. The effective tax rate differs from the statutory tax rate primarily because interest on shareholders’ equity, which was equivalent to 7.1% and 7.0% of income before income tax and social contribution in 2005 and 2004, respectively, is deductible for tax purposes, and because the tax rates on earnings for our foreign subsidiaries, which were equivalent to 15.6% and 14.6% of income before income tax and social contribution in 2005 and 2004, respectively, differ from the Brazilian statutory rate. Without these two effects, the effective tax rate would have been 36.6% and 34.4% for 2005 and 2004, respectively, which is similar to the statutory rate.

Net Income

Our net income increased 22.1% to R$361.0 million in 2005 from R$295.6 million in 2004 for the reasons set forth above. Our net margin was 7.0% in 2005, compared to 6.1% in 2004.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Net Sales

Our net sales increased 27.7% to R$4,883.3 million in 2004 from R$3,825.2 million in 2003, primarily due to growth in sales of poultry products and, to a lesser degree, pork products in our export markets, as well as growth in sales of processed foods in the domestic market and our export markets. These results reflect both strong export market performance and an improved product mix in the domestic market.

Deductions from gross sales in order to reach net sales increased 25.3%, primarily because of increases in expenses from PIS and COFINS taxes assessed on our domestic sales.

Domestic Market

Net sales from the domestic market increased 7.4% to R$2,158.6 million in 2004 from R$2,009.8 million in 2003, mainly because of increased net sales from processed foods.

The following table provides a breakdown of changes in net sales, sales volumes and average selling prices in the domestic market.

	Net Sales			Sales Volumes			Average Selling Prices
	2004	2003	Change	2004	2003	Change	2004	2003	Change
	(in millions of reais)		(%)	(thousand tons)		(%)	(in reais per kg)		(%)

Poultry	110.2	114.7	(3.9)	34.5	36.7	(5.9)	3.19	3.12	2.2
Pork	35.7	31.4	13.5	11.6	12.6	(8.2)	3.07	2.49	23.6
Processed foods	1,710.2	1,560.1	9.6	486.1	452.0	7.6	3.52	3.45	1.9
Other	302.5	303.6	(0.3)	146.6	145.2	1.0

Total	2,158.6	2,009.8	7.4	678.8	646.5	5.0	3.49	3.40	2.5

Poultry.  Domestic net sales of poultry products decreased 3.9% in 2004, primarily due to redirection of poultry cuts to our export markets, where we are generally able to achieve better margins. Average selling prices for poultry products increased slightly by 2.2%, reflecting higher sales volumes of poultry directed to our export markets.

Pork.  Domestic net sales of pork products increased 13.5% in 2004, primarily due to a significant increase in average selling prices. Average selling prices increased 23.6%, primarily due to decreases in supply in the domestic market as we and other major producers redirected products to export markets and due to increased purchases of hogs on the spot market to use in producing our pork products. In order to meet demand in the domestic market and our export markets, we purchased a higher proportion of our hog needs on the spot market than our major competitors, and we passed on our costs through our selling prices to the extent possible. Since 2004, we have increased our hog production.

Processed Foods.  Domestic net sales of processed foods increased 9.6% in 2004, primarily due to increased sales volumes to new and existing customers. Much of the increase focused on cheaper specialty meats rather than more expensive marinated products and frozen prepared entrees, driven in part by the decrease in real per capita incomes in Brazil through 2004.

As part of our growth strategy for our domestic market, we increased our efforts in 2004 to broaden our product portfolio and upgrade our distribution channels, with a particular focus on food service and retail customers. In addition, as part of our seventieth anniversary commemorations, we launched a special advertising campaign to promote our corporate brand, and we undertook product-specific marketing campaigns during traditional holiday periods, including marketing of our Chester roosters and Linha Ouro line of specialty meats. Food service customers accounted for 8.6% of our volumes sold in 2004, compared to 8.1% in 2003, because of our marketing to these customers.

Other.  Domestic net sales of our other products remained relatively flat at R$302.5 million in 2004, compared to R$303.6 million in 2003.

Export Markets

Net sales from exports increased 50.1% to R$2,724.7 million in 2004 from R$1,815.4 million in 2003, primarily due to growth in sales of unprocessed poultry and pork. Sales volumes of our products as a whole increased 23.6%, with sales volumes of higher value-added processed food products increasing 17.6% and net sales from such products increasing 17.7%. Sales of pork products, in particular, increased significantly in Eurasia, Hong Kong and Singapore. Growth in sales of processed and marinated products was partially offset by a lower profit margin on those products because of a surplus of imports of cooked products from Thailand in the European market and competition from specialty meat products with a lower unit price.

In 2004, we benefited, in part, from increased demand for Brazilian meat products in the international market due to instances of avian influenza in certain other major producing areas of the world, especially Asia.

The following table provides a breakdown of changes in net sales, volumes and prices in our export markets.

	Net Sales			Sales Volumes			Average Selling Prices
	2004	2003	Change	2004	2003	Change	2004	2003	Change
	(in millions of reais)		(%)	(thousand tons)		(%)	(in reais per kg)		(%)

Poultry	1,721.7	1,111.7	54.9	441.2	362.4	21.7	3.90	3.07	27.2
Pork	456.2	240.2	90.0	91.4	64.4	41.9	4.99	3.73	33.9
Processed foods	543.0	461.2	17.7	76.4	65.0	17.6	7.10	7.09	0.1
Other	3.7	2.4	56.4	0.4	1.2	(64.9)

Total	2,724.7	1,815.4	50.1	609.4	493.0	23.6	4.47	3.68	21.4

Poultry.  Export net sales of poultry products increased 54.9% in 2004, primarily due to significant increases in exports to Japan after the outbreak of avian influenza in early 2004 in Thailand led Japan to ban imports of uncooked poultry products from that country. Increased sales volumes to Japan and, to a lesser degree, to Europe more than offset the effects of lower consumer demand in Asia outside of Japan due to concerns over avian influenza. Average selling prices increased, primarily due to the abrupt decrease in supply of uncooked products from Thailand, partially offset by downward pressure on prices for cooked poultry products in Europe after Thailand shifted its production toward cooked products for the European market. The increase in average selling prices was also limited by the 8.1% year-on-year appreciation of the real against the U.S. dollar in 2004.

Pork.  Export net sales of pork products increased 90.0% in 2004, primarily due to significant increases in sales volumes and average selling prices for exports to Eurasia. Although Brazilian pork products were subject to an import ban in Russia for a few months in 2004 due to an outbreak of foot-and-mouth disease in the State of Pará, in the Amazon region of Brazil, where we do not have operations, we were able to shift exports to Ukraine and other Eurasian countries. In addition, demand in Russia began to increase again after the import ban was lifted. Average selling prices increased due to these increases in demand and due to favorable shifts in our product mix, partially offset by the effect of the appreciation of the real against the U.S. dollar.

Processed Foods.  Export net sales of processed foods increased 17.7% in 2004, primarily due to increased sales volumes of frozen prepared meats and marinated products. Average selling prices remained relatively constant because of a shift in the mix of products sold toward products with lower prices, such as bologna.

Other.  Export net sales of our other products increased slightly from R$3.7 million in 2004 from R$2.4 million in 2003 but remained a small fraction of our export net sales.

In the case of our primary export markets, sales volumes to Europe increased 6.8% and net sales increased 26.4% in 2004 in spite of weakness in demand in this market resulting from increased supply of cooked poultry products from Thailand. In the Far East, sales volumes increased 23.6% and net sales increased 76.7%, primarily due to significant increases in demand in Japan, where sales volumes prices were inflated in the first half of the year due to concerns over avian influenza. In Eurasia, sales volumes increased 18.3% and net sales increased 74.1%, reflecting increases in demand in Russia and other countries in spite of the temporary restrictions on imports of Brazilian pork in place during part of 2004. In the Middle East, sales volumes increased 39.8% and net sales increased 32.6%, primarily due to consistent demand at higher average selling prices in light of the decrease in supply of uncooked poultry products from Thailand. Finally, sales volumes to Africa, the Americas and other countries increased 35.5% and net sales increased 77.7%, primarily due to the expansion of our customer base resulting from increased sales efforts in these regions.

Cost of Sales

Our cost of sales increased 26.1% to R$3,532.4 million in 2004 from R$2,802.3 million in 2003. As a percentage of net sales, our cost of sales decreased to 72.3% of net sales in 2004 from 73.3% of net sales in 2003. The increase in our cost of sales in absolute terms was a consequence of the increased sales volumes in 2004, as well as a significant increase in the price of hogs acquired from third parties and increases in the prices of corn, soybeans and beef used in our processed foods. The cost of packaging increased 11.0%, and energy costs also increased. Payroll costs rose, primarily due to annual inflation adjustments and to the higher number of employees required to support our increases in production. As a percentage of net sales, however, our cost of sales decreased, primarily because the portion of our increased costs that was payable in U.S. dollars was partially mitigated by the effects of the 8.1% appreciation of the real against the U.S. dollar.

Gross Profit and Gross Margin

Our gross profit increased 32.1% to R$1,350.9 million in 2004 from R$1,022.9 million in 2003 due to the increased net sales in both our export markets and the domestic market, as described above. The gross margin improved to 27.7% in 2004 against 26.7% in 2003.

Operating Expenses

Operating expenses increased 15.9% to R$852.6 million in 2004 from R$735.5 million in 2003. As a percentage of net sales, operating expenses were 17.5% in 2004, compared to 19.2% in 2003. This decrease as a percentage of net sales occurred primarily because of improvements in the management of our logistics costs. These effects more than offset increases in the expenses of marketing, the expansion of our European distribution network, electricity, freight and port service charges.

Operating Income Before Financial Expenses and Others

Operating income before financial expenses and others increased 73.4% to R$498.3 million in 2004 from R$287.4 million in 2003, due to the increase in gross profit from period to period. Our operating margin was 10.2% in 2004, compared to 7.5% in 2003.

Operating income before financial expenses and others in our domestic market segment increased 29.3% to R$191.4 million in 2004 from R$148.0 million in 2003, primarily due to increases in net sales of processed foods, as well as decreases in our cost of sales as a percentage of net sales. Operating income before financial expenses and others in our export market segment increased 120.2% to R$306.9 million in 2004 from R$139.4 million in 2003, primarily due to the increases in net sales of poultry and pork products.

Financial Expenses

Net financial expenses decreased 14.5% to R$117.8 million in 2004 from R$137.8 million in 2003, primarily due to reductions in our indebtedness. This decrease was partially offset by the R$23.6 million increase in financial expenses we recorded due to the reduction in book value, in real terms, of inventory and other assets held by our foreign subsidiaries due to the appreciation of the real against the U.S. dollar.

Income Tax and Social Contribution

Income tax and social contribution increased to R$47.3 million in 2004 from R$12.4 million in 2003. Our effective tax rate was 12.8% of income before income tax and social contribution in 2004, compared to 8.5% of income before income tax and social contribution in 2003. The effective tax rate differs from the statutory tax rate primarily because interest on shareholders’ equity, which was equivalent to 7.0% and 8.4% of income before income tax and social contribution in 2004 and 2003, respectively, is deductible for tax purposes, and because the tax rates on earnings of our foreign subsidiaries, which were equivalent to 14.6% and 16.4% of income before income tax and social contribution in 2004 and 2003, respectively, differ from the Brazilian statutory rate. Without these two effects, the effective interest rate would have been 34.4% and 33.3% for 2004 and 2003, respectively, which is similar to the statutory rate.

Net Income

Net income increased 139.3% to R$295.6 million in 2004 from R$123.6 million in 2003 for the reasons described above. Our net margin increased to 6.1% in 2004 from 3.2% in 2003.

Liquidity and Capital Resources

Our main cash requirements are the servicing of our debt, capital expenditures (both for fixed assets and start-up costs relating to expansion programs), and the payment of dividends and interest on shareholders’ equity. Our primary cash sources have been cash flow from operating activities, loans and other financings, and sales of marketable securities. We will also receive the net proceeds from the sale of our common shares in the global offering. We believe that these sources of cash will be sufficient to cover current and anticipated working capital needs.

Cash Flow from Operating Activities

We had net cash flows from operating activities of R$1.3 million in the three months ended March 31, 2006, compared to R$221.7 million in the same period in 2005. The significant decrease in net cash flows from operating activities from period to period occurred primarily because of the R$61.4 million decrease in net income in the three months ended March 31, 2006 compared to the same period in 2005, an increase in inventories that was R$49.6 million greater in the quarter than in the same period in 2005, an increase in other liabilities that was R$48.3 million greater in the quarter than in the same period in 2005 (primarily due to management and profit sharing payments and a reduction in provisions for contingencies) and the effects of a R$40.2 million increase in expenses from accrued interest and exchange variations in the same period in 2005 (primarily due to the effect of the appreciation of the real). These changes more than offset the cash effect of a decrease in trade accounts receivable that was R$58.5 million in the three months ended March 31, 2006 than in the same period in 2005.

We had net cash flows from operating activities of R$479.2 million in 2005, compared to R$539.6 million in 2004 and R$205.6 million in 2003. The decrease from 2004 to 2005 occurred primarily because of the cash effect of a R$61.5 million increase in inventory in 2005 mainly due to higher volumes of raw materials and live animals, compared to a R$100.3 million decrease in inventory in 2004, primarily due to significant increases in sales of poultry and pork products in our export markets. This difference in the effect of inventories more than offset the effects of a R$65.4 million increase in net income in 2005 and the cash effect of R$62.6 million in accrued interest and exchange variations, compared to R$24.1 million in 2004.

Net cash flows from operating activities increased in 2004 compared to 2003 primarily due to the R$172.1 million increase in net income and the cash effect of the R$100.3 million decrease in inventory in 2004, compared to a R$86.6 million increase in inventory in 2003.

Our working capital was R$1,104.5 million at March 31, 2006, compared to R$1,058.7 million at December 31, 2005. This increase was primarily due to a R$118.0 million decrease in short-term debt, a R$58.5 million increase in inventories, a R$43.6 million increase in marketable securities and other factors. The increase was partially offset by R$167.7 million decrease in cash equivalents (due to increased capital expenditures, lower levels of cash generation from operating activities and other factors) and a R$130.2 million decrease in trade accounts receivable.

Our working capital was R$1,058.7 million at December 31, 2005, compared to R$308.3 million at December 31, 2004. This increase was primarily due to a R$566.0 million increase in cash and cash equivalents, due in part to a strategic decision to increase working capital to provide flexibility in responding to adverse events in our markets, including the effects of avian influenza. Working capital also increased due to a R$158.2 million decrease in our short-term debt. Trade accounts receivable increased 6.0% to R$555.7 million at December 31, 2005 from R$524.4 million at December 31, 2004, and inventories increased 11.3% to R$646.1 million at December 31, 2005 from R$580.6 million at December 31, 2004.

Cash Flow from Investment Activities

In the three months ended March 31, 2006, we used R$136.4 million in cash in investing activities, compared to R$56.6 million in cash used in investing activities in the same period in 2005. In the three months ended March 31, 2006, our cash used in investing activities consisted primarily of additions of property, plant and equipment of R$92.6 million and investments in marketable securities of R$46.0 million.

In 2005, we used R$242.2 million in cash in investing activities, compared to R$102.8 million in cash used in investing activities in 2004 and R$140.8 million provided by investing activities in 2003. Our cash used in investing activities in 2005 consisted primarily of additions to property, plant and equipment of R$266.3 million, investments of marketable securities of R$112.7 million, partially offset by proceeds from sales or maturity of marketable securities of R$167.3 million.

Our cash used in investing activities in 2004 consisted primarily of investments in marketable securities of R$351.3 million and additions to property, plant and equipment in the amount of R$110.5 million, partially offset by proceeds from sales or maturity of marketable securities of R$362.6 million.

Cash Flow from Financing Operations

We used R$32.6 million in cash in financing activities in the three months ended March 31, 2006, compared to uses of cash in financing activities of R$214.6 million in the same period in 2005. In the three months ended March 31, 2006, our cash used in financing activities consisted of repayments of debt and related interest of R$307.4 million and interest on shareholders’ equity and dividends of R$61.8 million, partially offset by incurrence of new debt of R$336.6 million.

We received R$329.0 million in cash in financing activities in 2005, compared to uses of cash in financing activities of R$676.2 million and R$398.1 million in 2004 and 2003, respectively. In 2005, we received net proceeds from loans and financing of R$1,913.0 million, partially offset by repayments of debt of R$1,498.8 million. In 2004, we repaid debt in the amount of R$1,974.9 million, partially offset by proceeds from new loans and financing in the amount of R$1,384.7 million.

Dividends and Interest on Shareholders’ Equity

We declared dividends and interest on shareholders’ equity in the amount of R$108.3 million in 2005 and paid R$85.2 million in 2005 (which includes R$38.7 million relating to the 2004 fiscal year). We paid an additional R$61.8 million in dividends and interest on shareholders’ equity in the three months ended March 31, 2006 relating to the 2005 fiscal year. We declared dividends and interest on shareholders’ equity in the amount of R$88.6 million in 2004 and paid R$86.0 million of that amount in 2004 (and paid the remainder in 2005). We declared and paid R$36.0 million in dividends and interest on shareholders’ equity in 2003. See “Dividends and Dividend Policy”.

Debt

We use the net proceeds of our indebtedness primarily for capital expenditures and purchases of raw materials. The table below sets forth our debt profile as of the periods indicated.

	Short-Term at	Long-Term at	Total at
	March 31,	March 31,	March 31,	Total at December 31,
	2006	2006	2006	2005	2004
	(in millions of reais)

Local currency	250.5	168.0	418.5	382.9	518.7
Foreign currency	180.2	1,061.2	1,241.4	1,291.2	652.8

Total debt	430.7	1,229.2	1,659.9	1,674.1	1,171.5

The following table sets forth our indebtedness net of cash, cash equivalents and marketable securities for the periods indicated. We believe this information is useful to investors in light of our recent strategic decision to increase our cash, cash equivalents and marketable securities to provide flexibility in responding to adverse events in our markets, including outbreaks of avian influenza, particularly as a significant proportion of our indebtedness is short-term indebtedness and could be reduced if we were to apply our increased balances of cash, cash equivalents and marketable securities to debt reduction.

	Short-Term at	Long-Term at	Total at
	March 31,	March 31,	March 31,	Total at December 31,
	2006	2006	2006	2005	2004
	(in millions of reais, except as otherwise indicated)

Total debt	430.7	1,229.2	1,659.9	1,674.1	1,171.5

Cash, cash equivalents and marketable securities:
Local currency	228.9	—	228.9	168.9	166.5
Foreign currency	464.7	84.1	548.8	740.4	231.1

Total	693.6	84.1	777.7	909.3	397.6

Net debt	(262.9)	1,145.0	882.2	764.8	773.9

Exchange rate exposure (in millions of U.S.$)			(132.0)	(84.8)	14.4

Our principal indebtedness instruments are described below.

Pre-Export Facilities.  Our principal operating subsidiary, Perdigão Agroindustrial S.A., or “Perdigão Agroindustrial”, had several pre-export facilities in an aggregate outstanding principal amount of R$692.4 million at March 31, 2006. The indebtedness under these facilities is generally denominated in U.S. dollars, and maturities vary from one year to seven years. Perdigão Agroindustrial’s pre-export facilities bear interest at LIBOR plus a margin, with an average all-in interest rate of 6.47% per year at March 31, 2006, payable in arrears or in some instances at maturity. Under each of these facilities, Perdigão Agroindustrial receives a loan from one or more lenders secured by the accounts receivable relating to exports of our products to specific customers. In some cases, these customers pay for our products directly into an account controlled by the lenders, and those payments are used to repay the indebtedness under the loans. The facilities are generally guaranteed by Perdigão S.A. The principal covenants under these agreements include limitations on indebtedness to foreign lenders, liens, mergers and, in certain cases, financial covenants.

Trade-Related Facilities.  Our subsidiary Perdigão International Ltd. had several trade-related facilities in an aggregate outstanding principal amount of R$450.5 million at March 31, 2006. The indebtedness under these facilities is denominated in U.S. dollars, and maturities vary from three years to five years. Perdigão International’s trade-related facilities bear interest at LIBOR plus a margin, with an average all-in interest rate of 6.55% per year at March 31, 2006, generally payable annually. Under each of these facilities, Perdigão International Ltd. receives a loan the proceeds of which are used to import raw materials and for other working capital needs. The facilities are generally guaranteed by Perdigão S.A. The principal covenants under these agreements include limitations on mergers and sales of assets.

BNDES Facilities.  Perdigão Agroindustrial had a number of outstanding obligations to BNDES, including loans in the amount of R$107.2 million at March 31, 2006 and debentures in the amount of R$42.1 million at March 31, 2006. The loans and debentures from BNDES were entered into to finance purchases of machinery and equipment and construction, improvement or expansion of our production facilities. Principal and interest on the loans and debentures is generally payable monthly, with final maturities on various dates from 2006 through 2010. The majority of the principal amount of the loans is denominated in reais and bears interest at the TJLP rate plus a margin of 3% to 4% per year. The remaining amounts are linked to the UMBNDES basket of currencies, which are the currencies in which BNDES borrows, and bear interest at the UMBNDES rate, which reflects the daily exchange rate fluctuations in the currencies in that basket. The debentures are denominated in reais and bear interest at the TJLP rate plus 6.00%. The loans and debentures are guaranteed by Perdigão S.A. and, in most cases, are secured by equipment and facilities. The principal covenants under these agreements include limitations on indebtedness and liens; mergers and sales of assets; and, in a few cases, financial covenants, including the ratio of shareholders’ equity to total assets, the ratio of current assets to current liabilities and the ratio of total assets to total liabilities.

FIDC Financing.  We had R$93.5 million at March 31, 2006 outstanding in financing under our Credit Rights Investment Fund (Perdigão FIDC — Fundo de Investimento em Direitos Creditórios) with Banco Rabobank International Brasil S.A., or “Rabobank”. The fund is a securitization of Perdigão Agroindustrial’s accounts receivable from sales to customers in the domestic market. Perdigão Agroindustrial contributed receivables to the fund in return for cash, and the fund issued R$123.9 million in quotas (shares), of which R$93.5 million are senior quotas held by Rabobank and R$30.4 million are subordinated quotas held by our company, in each case secured by those receivables. The senior quotas were repaid in June 2006.

ACCs and ACEs.  We also obtain short-term pre-export loans known as Advances on Exchange Contracts (Adiantamentos de Contratos de Cambio), or “ACCs”, and export loans known as Advances on Export Contracts (Adiantamentos de Contratos de Exportação), or “ACEs”. Central Bank regulations permit companies to obtain short-term financing under ACCs due within 360 days from the scheduled shipment date of export goods or short-term financing under ACEs due within 90 days from the actual shipment date of export goods, in each case from Brazilian banks but denominated in U.S. dollars. We had ACCs in an aggregate outstanding principal amount of R$13.9 million and ACEs in an aggregate principal amount of R$68.9 million at March 31, 2006. Our ACCs and ACEs bore interest at an average rate of 4.76% at March 31, 2006.

Rural Credit Financing.  Perdigão Agroindustrial is party to short-term rural credit loans in the amount of R$99.7 million at March 31, 2006 to several commercial banks under a Brazilian federal government program that offers an interest rate of 8.75% per year as an incentive to investments in rural activities. We generally use the proceeds of these loans for working capital.

State Tax Incentive Financing Programs.  We also have R$49.9 million outstanding under credit facilities offered under state tax incentive programs to promote investments in those states. Under these programs, we are granted credit proportional to the payment of ICMS tax generated by investments in the construction or expansion of manufacturing facilities in these states. The credit facilities have a 15-year term and fixed or variable interest rates based on the IGP-M plus a margin.

In addition, the instruments governing a substantial portion of our indebtedness contain cross-default or cross-acceleration clauses, such that the occurrence of an event of default under one of those instruments could trigger an event of default under other indebtedness or the enable creditor under other indebtedness to accelerate that indebtedness.

Capital Expenditures

We are currently focusing our capital expenditures primarily on expanding our production facilities, acquiring new production facilities and constructing a new production facility in Mineiros in the State of Goiás. The table below sets forth our capital expenditures for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
	(in millions of reais)

Expansion of production facilities	208.9	110.5	69.5
Acquisitions of production facilities	40.0	—	—
Mineiros Agroindustrial Complex	31.1	—	—

Total capital expenditures	280.0	110.5	69.5

Capital expenditures increased 153.5% to R$280.0 million in 2005. In addition, we made capital expenditures of R$95.4 million in the three months ended March 31, 2006.

We have budgeted 2006 capital expenditures at R$440 million, which does not include the approximately R$110 million we spent to acquire Batávia. We have previously announced projected average investments of approximately R$350 million each year through 2009. Our capital expenditure plans for 2006 include the following:

•	expansion in poultry and pork meat production and processing at the Rio Verde Agroindustrial Complex in the State of Goiás;

•	construction of the Mineiros Agroindustrial Complex in the State of Goiás for the production of turkey, at an estimated cost of R$165 million between 2005 and 2007, with operations expected to be running at full capacity of 140,000 heads by 2008 and to permit processing of 81,000 tons of poultry meat per year;

•	expansion, modernization and improvements to the industrial units in the States of Santa Catarina, Rio Grande do Sul and Paraná; and

•	expansion of our recently acquired Nova Mutum chicken product facility in the State of Mato Grosso.

Of our projected capital expenditures, we had commitments for capital expenditures of approximately R$139.4 million at March 31, 2006. Our sources of funds for our capital expenditures are expected to include cash from operating activities and the net proceeds of this offering.

Research and Development, Patents and Licenses

We have a Technology Center located in Videira in the State of Santa Catarina, which is responsible for research and development, including on systems to increase productivity and reduce costs; adapting international quality control practices to our production facilities; traceability systems to allow monitoring of products and customer orders; and clinical analysis of food to promote food safety. We invested R$6.3 million, R$6.5 million and R$5.2 million in research and development in 2005, 2004 and 2003, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

Contractual Obligations

The following table summarizes significant contractual obligations at December 31, 2005 that have an impact on our liquidity.

	Payments Due by Period
		Less than	From One to	From Three to	Five Years
	Total	One Year	Three Years	Five Years	or More
	(in millions of reais)

Debt obligations(1)	1,674.0	548.7	510.5	516.6	98.3
Rental and lease obligations on property and equipment	28.7	8.5	10.8	8.2	1.1
Commitments for purchase of goods and services	491.5	228.5	96.2	67.6	99.2
Other	3.9	0.6	1.0	1.0	1.3

Total	2,198.1	786.3	618.5	593.4	199.9

(1)	Includes both short-term debt and long-term debt and expected interest obligations.

Recently Issued Accounting Pronouncements Under U.S. GAAP

In May 2005, the Financial Accounting Standards Board, or “FASB”, issued Statement of Financial Accounting Standards, or “SFAS”, No. 154, Accounting Changes and Error Corrections — a Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 applies to all voluntary changes in accounting principles and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Accounting Principles Board, or “APB”, Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application of changes in accounting principles to the consolidated financial statements for prior periods, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have any material impact on our consolidated financial statements.

In October 2005, the FASB issued FASB Staff Position, or “FSP”, No. FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. FSP FAS 13-1 is effective for reporting periods beginning after December 15, 2005. The transition provisions of FSP No. FAS 13-1 permit early adoption and retrospective application of the guidance. The adoption of this standard is not expected to have any material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks related to potential losses resulting from adverse changes in interest rates, exchange rates and the price of some commodities. We have established policies and procedures to manage our sensitivity to such risks. These procedures include the monitoring of our level of exposure to each market risk through an analysis based on our balance-sheet exposure combined with an analysis of expected cash flows. We also use derivative financial instruments to reduce the effects of these risks. The following section describes the significant market risks associated to our activities and the related financial instruments.

  Interest Rate Risk

The table below provides information about our financial instruments that are sensitive to changes in interest rates at March 31, 2006. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The information is presented in real equivalents. The instruments’ actual cash flows are denominated in U.S. dollars, euros and reais, as applicable. See also “—Foreign Exchange Risk” below, which describes our foreign exchange derivatives. Even though these derivatives were entered into primarily to manage foreign exchange risk, they may also have an interest rate risk component because certain derivatives are linked to variable interest rates such as the CDI rate.

To facilitate the analysis of market risk, the table below includes cash (R$23.4 million) and the amounts of derivative instruments (assets in the amount of R$239.3 million and liabilities in the amount of R$239.8 million).

	All-in Weighted
	Average Annual	Expected Maturity Date						Carrying
Financial Instruments	Interest Rate	2006	2007	2008	2009	2010	Thereafter	Amount	Fair Value
					(in millions of reais)

Assets
(Short-term and long-term investments)
Fixed rate:
In U.S. dollars	4.88%	639.0	—	—	38.9	—	—	677.9	680.3
In euros	5.08%	4.3	—	—	—	—	—	4.3	4.5
Variable rate:
In reais	65%-100% CDI	217.7	—	—	—	—	—	217.7	217.7
In U.S. dollars	LIBOR + 5.75%	24	—	—	45.3	—	—	45.3	46.2
In U.S. dollars	U.S. fed funds	60.6	—	—	—	—	—	60.6	60.6
No interest rate:
In reais		11.2	—	—	—	—	—	11.2	11.2

Total		932.9						1,017.0	1,020.6

Liabilities
(Short-term and long-term debt)
Fixed rate:
In reais	9.35%	109.8	5.1	3.2	3.2	3.0	9.8	134.2	126.0
In U.S. dollars	4.94%	82.8	—	—	—	—	—	82.8	82.8
Variable rate:
In reais:
Index	TJLP + 3.32%	46.7	42.0	20.4	19.4	15.2	2.2	145.9	145.9
Index	95%-100% CDI	333.7	0.3	—	—	—	—	334.0	333.9
Index	% IGP-M + 1%	—	—	—	—	—	44.1	44.1	13.4
In U.S. dollars
Index	LIBOR + 1.47%	93.6	43.6	392.2	180.0	327.7	105.8	1,142.9	1,142.9

Index	UMBNDES + 3.02%	3.3	3.5	2.6	2.5	2.5	0.8	15.2	15.2

Total		670.0						1,899.2	1,860.1

Total net liabilities (assets — liabilities)		262.9						882.2	839.6

Foreign Exchange Risk

In managing our foreign exchange risk, we try to balance our assets denominated in foreign currency against our liabilities also denominated in foreign currency. We also consider future cash flows resulting from the transactions in foreign currency, especially the exports denominated in U.S. dollars, euros and pounds sterling. We usually enter into derivative instruments, mainly local short-term swaps, to manage such foreign exchange risk, but these derivatives generally do not cover 100% of the principal amount of our U.S. dollar-denominated obligations.

Under Brazilian GAAP, we account for our derivative instruments using the accrual method, whereas under U.S. GAAP, we account for them using the fair value method because we do not qualify for hedge accounting.

The table below provides information about our derivative financial instruments and other financial instruments and presents such information in real equivalents at March 31, 2006. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For the cross-currency swaps, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates.

							Gain/(Loss)
	Expected Maturity Date						Carrying	Fair
On-Balance Sheet Financial Instruments	2006	2007	2008	2009	2010	Thereafter	Amount	Value
	(in millions of reais, except interest rates)

U.S. dollar-denominated instruments
Assets:
Short-term/long-term investments	700.0	—	—	84.1	—	—	783.8	787.1
Average annual interest rate	5.02%			12.46%			5.82%
Liabilities:
Short-term/long-term debt	179.8	47.1	394.9	182.5	330.1	106.6	1,241.0	1,241.0
Average annual interest rate	5.74%	6.72%	6.50%	6.53%	6.56%	6.49%	6.42%
Euro-denominated instruments
Assets:
Short-term/long-term investments	4.3	—	—	—	—	—	4.3	4.5
Average annual interest rate	12.00%						12.00%

							Gain/(Loss)
	Notional Amount — Expected Maturity Date						Carrying	Fair
Exchange Rate Derivatives	2006	2007	2008	2009	2010	Thereafter	Amount	Value
	(in million of reais, except interest rates)

Cross currency swaps
Receive U.S.$/Pay R$:
Notional amount	234.6	—	—	—	—	—	(0.5)	0.1
Average annual interest received in U.S$	4.48%
Average annual interest paid in R$	100% of CDI

Commodity Price Risk

We buy commodities, especially corn, soy meal and soybeans, which are important raw materials for animal feed and represent a significant production cost. The prices of corn and soybeans are volatile because they are subject to weather conditions, crop size, cost of transportation and storage, government policies, foreign exchange variations and changes in international market prices, among other factors.

In order to reduce the effects of possible significant increases of these commodities on our costs, we have adopted a commodity risk management policy, including the use of derivative instruments when we deem it appropriate, purchase agreements with fixed prices and purchases with prices to be defined in future dates. At March 31, 2006, we had no derivative instruments outstanding with respect to commodity price risks.

U.S. GAAP Reconciliation

Our net income in accordance with Brazilian GAAP was R$361.0 million in 2005, R$295.6 million in 2004 and R$123.6 million in 2003. Under U.S. GAAP, we would have reported net income of R$356.5 million in 2005, R$292.2 million in 2004 and R$98.2 million in 2003.

Our shareholders’ equity in accordance with Brazilian GAAP was R$1,222.8 million at December 31, 2005 and R$970.1 million at December 31, 2004. Under U.S. GAAP, we would have reported shareholders’ equity of R$1,196.1 million at December 31, 2005 and a shareholders’ equity of R$950.9 million at December 31, 2004.

For a discussion of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to our financial statements and a reconciliation of net income and shareholders’ equity, see note 21 to our audited consolidated financial statements. The main differences between the Brazilian GAAP and U.S. GAAP and how they affect the operating results and shareholders’ equity during the periods mentioned are:

•	Under Brazilian GAAP, inflation accounting was discontinued effective January 1, 1996, but under U.S. GAAP, Brazil ceased to be treated as a highly inflationary economy only beginning on January 1, 1998.

•	Brazilian GAAP allows write-ups of fixed assets based on revaluation of those assets. U.S. GAAP does not permit such write-ups.

•	Some intangibles, pre-operating expenses and costs for the acquisition and installation of new systems may be deferred under Brazilian GAAP, but have been expensed under U.S. GAAP.

•	Under Brazilian GAAP, interest on debt specifically related to construction in progress, net of monetary gains, is capitalized. Exchange gains and losses may be capitalized only if they exceed monetary correction. Under U.S. GAAP, exchange variation on such debt may not be capitalized. However, beginning in 2005, we have used the same accounting practice with respect to interest on debt specifically related to construction in progress for purposes of both Brazilian GAAP and U.S. GAAP.

•	Under Brazilian GAAP, derivatives are accounted for using the accrual method. Under U.S. GAAP, we account for our derivatives using the fair value method because we do not qualify for hedge accounting.

•	Under Brazilian GAAP, dividends and interest on shareholders’ equity declared by the board of directors are recorded in the financial statements. Under U.S. GAAP, unpaid discretionary dividends that have not been approved by the shareholders are not treated as accrued.

•	Brazilian GAAP allows amortization of goodwill using the straight-line method over a period of up to 10 years, depending on expectations of future profitability. Under U.S. GAAP, goodwill and other intangible assets are not be amortized, but are assessed annually for impairment.

•	Under Brazilian GAAP, marketable securities are recorded at their acquisition cost plus income earned and are adjusted to market value, if lower, in the event of a loss that is not considered temporary. Under U.S. GAAP, the treatment of debt securities depends on whether they are classified as held-to-maturity securities, trading securities or available-for-sale securities.

OUR INDUSTRY

We are one of Brazil’s largest food companies, with a focus on poultry, pork and processed foods. We manage our business to target two markets: the Brazilian domestic market and the global export markets. We are leading participants in both of these markets, based upon sales volumes.

Overview of Brazil’s Poultry, Pork and Beef Position in the World

Poultry

Brazil is the third largest producer, and the leading exporter, of poultry in the world, according to tonnage data compiled by the USDA. Brazil’s production, consumption and export volumes for poultry have increased significantly over the past five years, with Brazil having assumed the number one position as global exporter in 2004. Global and Brazilian production, exports and consumption are expected to grow at slower rates from 2005 to 2006 than from 2004 to 2005 due to widespread concerns about outbreaks of avian influenza.

The following tables identify Brazil’s position within the global poultry industry for the years indicated:

Primary Poultry Producers(1)	2006(2)	2005(3)	2004	2003	2002
	(thousands of tons “ready to cook” equivalent)

United States	18,729	18,334	17,727	17,225	17,024
China	10,350	10,200	9,998	9,898	9,558
Brazil	10,345	9,635	8,648	7,845	7,631
European Union (25 countries)	9,405	9,570	9,657	9,537	9,890
Mexico	2,648	2,523	2,402	2,304	2,170
India	2,200	1,900	1,650	1,500	1,400
Thailand	1,100	950	900	1,340	1,275
Others	10,991	10,487	9,863	9,569	10,225
Total	65,768	63,599	60,845	59,218	59,173

Primary Poultry Exporters(1)	2006(2)	2005(3)	2004	2003	2002
	(thousands of tons “ready to cook” equivalent)

Brazil	3,087	2,900	2,552	2,015	1,667
United States	2,676	2,593	2,371	2,451	2,379
European Union (25 countries)	890	925	1,018	1,004	1,170
Thailand	300	240	200	485	427
China	375	331	241	388	438
Others	368	314	219	242	231
Total	7,696	7,303	6,601	6,585	6,312

Primary Poultry Consumers(1)	2006(2)	2005(3)	2004	2003	2002
	(thousands of tons “ready to cook” equivalent)

United States	16,086	15,703	15,352	14,841	14,586
China	10,325	10,150	9,931	9,963	9,556
European Union (25 countries)	9,045	9,230	9,193	9,197	9,280
Brazil	7,258	6,736	6,096	5,830	5,965
México	3,236	3,080	2,870	2,799	2,577
Russia	2,213	2,066	1,787	1,806	1,871
Japan	1,905	1,877	1,713	1,841	1,830
Others	13,475	12,796	11,986	11,363	11,958
Total	63,543	61,638	58,928	57,640	57,623

Source: USDA, March 2006.	(footnotes on following page)

(1)	Includes broilers (chickens), special poultry and turkey.

(2)	Estimated.

(3)	Preliminary data.

Pork

Brazil is the fourth largest producer and exporter, and the sixth largest consumer, of pork in the world, according to tonnage data compiled by the USDA. Brazil’s production, consumption and exports of pork has increased over the last five years, although not as significantly as for poultry. The USDA projects an increase in global production and consumption of pork in 2006, but a decrease of approximately 18% in Brazil’s exports for the year. We believe this projected decrease primarily reflects Russia’s ban on imports of Brazilian pork products as a result of outbreaks of foot-and-mouth disease affecting cattle in two states in Brazil. This ban was partially lifted in the second quarter of 2006 to allow imports from the State of Rio Grande do Sul.

The following tables identify Brazil’s position within the global pork industry for the years indicated:

Primary Pork Producers	2006(1)	2005(2)	2004	2003	2002
	(thousands of tons — weight in equivalent carcass)

China	52,000	49,685	47,016	45,186	43,266
European Union (25 countries)	21,520	21,200	21,192	21,150	20,938
United States	9,632	9,392	9,312	9,056	8,929
Brazil	2,775	2,800	2,600	2,560	2,565
Canada	1,910	1,915	1,936	1,882	1,854
Russia	1,785	1,755	1,725	1,710	1,630
Others	7,585	7,455	7,612	7,687	7,620
Total	97,207	94,202	91,393	89,231	86,802

Primary Pork Exporters	2006(1)	2005(2)	2004	2003	2002
	(thousands of tons — weight in equivalent carcass)

European Union (25 countries)	1,450	1,380	1,463	1,234	1,158
United States	1,250	1,207	989	779	731
Canada	1,110	1,083	972	975	864
Brazil	625	761	621	603	590
China	300	331	383	282	216
Others	318	255	253	246	228
Total	5,053	5,017	4,681	4,119	3,787

Primary Pork Consumers	2006(1)	2005(2)	2004	2003	2002
	(thousands of tons — weight in equivalent carcass)

China	51,750	49,395	46,725	45,098	43,238
European Union (25 countries)	20,085	19,839	19,773	20,043	19,746
United States	8,826	8,671	8,817	8,816	8,685
Japan	2,500	2,512	2,562	2,373	2,377
Russia	2,484	2,429	2,337	2,420	2,453
Brazil	2,140	2,039	1,979	1,957	1,975
Others	8,424	8,369	8,636	8,390	8,205
Total	96,209	93,254	90,829	89,097	86,679

Source: USDA, March 2006.	(footnotes on following page)

(1)	Estimated.

(2)	Preliminary data.

Beef

We began to produce beef cuts in the fourth quarter of 2005 for sale in our export markets and in the Brazilian market.

Brazil is the largest exporter, the second largest producer and the fourth largest consumer of beef in the world, according to tonnage data compiled by the USDA. Brazil’s production and exports of beef have significantly increased over the last five years. The USDA projects an increase in global production and consumption of beef in 2006, but a decrease of approximately 4% in Brazil’s exports for the year. We believe that this projected decrease in Brazilian exports primarily reflects the ban from Russia on imports of Brazil’s pork and beef products as a result of outbreaks of foot-and-mouth disease affecting cattle in two states in Brazil.

Brazilian Domestic Market

Brazil is the fifth largest country in the world, both in terms of land mass and population. It had an estimated population of 184.2 million people in July 2005. Brazil had an estimated GDP of R$1.9 trillion for 2005, representing a 9.6% increase over GDP of R$1.8 trillion for 2004 (nominal terms). Over the last five years (i.e., from January 1, 2001 through December 31, 2005), GDP per capita has increased at a compound annual rate of 0.9% per year. Disposable income per capita declined between 2001 and 2004, though rebounded in 2005. The IGP-M inflation rate, on the other hand, was 7.6% in 2004 and 5.7% in 2005, continuing a trend of moderate inflation rates when compared with Brazil’s historical experience of high rates of inflation.

Brazil is a large consumer of meat, with per capita meat consumption of 83.6 kilograms in 2005, according to the USDA. Poultry and beef are a major food staple and protein source in the Brazilian domestic market. Pork is also an important protein source in the country, although Brazilians consume considerably more beef and poultry than pork.

Demand for poultry, pork and beef products is directly affected by economic conditions in Brazil. The overall trend towards improved economic conditions in recent years has generally supported increased demand for processed food products, as well as traditional fresh and frozen poultry and pork products. However, declines in disposable income between 2001 and 2004 offset, to a degree, other positive economic developments that contributed to demand.

The Brazilian domestic market is highly competitive, particularly for fresh and frozen poultry and pork products. There are several large producers, mostly notably our company and Sadia, but also Aurora—Cooperativa Central Oeste Caterinense Ltda., or “Aurora”, and Seara Alimentos S.A., or “Seara” (which is now owned by Cargill). See “Business—Competition”. The large producers are subject to significant competition from a substantial number of small producers that operate in the informal economy and offer lower quality products at lower prices than do the major producers. For that reason, we and our main competitors have, in recent years, focused on producing and selling processed food products because these products support better margins. In other words, we and our major competitors are generally emphasizing processed food products rather than fresh and frozen poultry and pork products which are more commodity in nature.

Among processed foods products, specialty meats and frozen processed meats have experienced considerable growth in recent years. Based upon information compiled by A.C. Nielsen do Brasil S.A., we estimate that the specialty meats market in Brazil accounted for net sales of R$10.2 billion in 2005, representing an 8.5% increase over R$9.4 billion in 2004. Based upon information compiled by A.C. Nielsen do Brasil S.A., we also estimate that the frozen processed meats market represented net sales of approximately R$1.9 billion in Brazil in 2005, an 11% increase over R$1.7 billion in net sales in 2004. The processed foods area is more concentrated in terms of the number of players. We believe that processed food products represent an opportunity for further growth in upcoming years.

With our recent purchase of a controlling stake in Batávia, we entered the dairy products business. In 2005, according to A.C. Nielsen do Brasil, the Brazilian market for processed milk products such as sliced cheese, yogurts and pasteurized milk was worth more than R$3 billion, while the dry segment—UHT milk and powdered milk—was worth R$5.5 billion. Brazil is one of the world’s largest consumers of dairy products. For example, Brazil produced and consumed approximately 24.0 million tons of milk in 2005, according to the USDA.

Export Markets

The global trade in poultry, pork and beef products has been growing in recent years, according to the USDA, and meat consumption among major countries has also grown. Although 2006 has been characterized by lower levels of trade and consumption of meat products due to concerns about avian influenza and other animal diseases, we believe that trade in meat products will continue to expand over the long term.

Brazil has become a leading participant in export markets on a global basis due to natural advantages, including low feed and labor costs, and gains in efficiencies in animal production. We, like other large Brazilian producers, have built on these advantages to develop the scope and scale of our businesses.

Global demand for Brazilian poultry, pork and beef products is significantly affected by, depending on the export market, trade barriers, sanitary requirements and disease-related bans, religious considerations, economic conditions and other factors. Trade barriers may include quotas on imports from Brazil (e.g., in Russia), protective tariffs (e.g., in the European Union), direct and indirect subsidies for local producers, licensing requirements (e.g., in China) and outright bans on imports. Most countries require sanitary agreements with Brazil before Brazilian products may be imported (e.g., the United States, which has no sanitary agreement with Brazil covering poultry and pork products). In addition, outbreaks of animal disease may result in bans on imports (e.g., in Russia, which banned imports of Brazilian pork products because of outbreaks of foot-and-mouth disease affecting cattle in two Brazilian states). The Middle East, which constitutes an active region for poultry sales by Brazilian producers, does not import pork products due to Muslim religious bans on the consumption of pork. Above all, economic conditions in a particular export market (whether national or regional) may influence levels of demand for all types of poultry, pork and beef products as well as processed products.

Global trade in poultry products may be negatively affected by the spread of highly pathogenic avian influenza (H5N1 virus), particularly in Asia, but more recently in Europe and Africa. Since the beginning of 2003, there have been over 230 confirmed human cases of avian influenza and over 130 deaths, according to the World Health Organization, with an increased number of deaths in each year since 2003. Human cases were reported in various countries in Asia, the Middle East and Africa in 2006, and several countries in Europe reported cases of avian influenza in birds. Avian influenza has not yet been detected in Brazil or elsewhere in the Americas. A similar virus strain has been detected in North America, with low pathology. If this animal disease is detected in Brazil, or if it begins to be transmitted from human to human, global demand for poultry products is likely to decline for a period whose length cannot be predicted.

In export markets, we and other Brazilian producers compete with local and other foreign producers. See “Business—Competition”. Traditionally, Brazilian producers have emphasized exports of frozen whole and cut poultry, and frozen pork and beef cuts. These products, which are commodity in nature, continue to account for the substantial portion of export volumes in recent years. More recently, Brazilian food companies have begun to expand sales of processed food products. We anticipate that, over the next several years, we and our main Brazilian competitors will sell higher volumes of frozen whole and cut poultry and frozen pork and beef cuts but will also sell increasing volumes of processed food products.

BUSINESS

General

We are one of Brazil’s largest food companies, with a focus on poultry, pork and processed foods. We are a vertically integrated business that produces more than 2,000 SKUs, which we distribute to customers in Brazil and over 100 other countries. Our products include:

•	frozen whole and cut chickens;

•	frozen pork cuts and, beginning in late 2005, beef cuts;

•	processed food products, such as the following:

•	marinated frozen whole and cut chickens, roosters (sold under the Chester brand) and turkeys;

•	specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and other smoked products;

•	frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes and meatballs, and frozen processed vegetarian foods; and

•	frozen prepared entrees, such as lasagnas and pizzas, as well as other frozen foods, including vegetables, cheese bread, pies and pastries;

•	dairy products and margarine; and

•	soy meal and refined soy flour, as well as animal feed.

Our domestic Perdigão, Chester and Batavo brands, and the Turma da Mônica brand that we license, are among the most recognized brands in Brazil. We also have well-established brands in foreign markets, such as Perdix, which is used in most of our export markets; Fazenda, in Russia; and Borella, in Saudi Arabia. In 2005, we had net sales of R$5,145.2 million and net income of R$361.0 million. In the first quarter of 2006, our net sales were R$1,055.4 million, and our net income was R$10.4 million.

We are a leading producer in Brazil of specialty meats, with a market share of approximately 25%, and frozen processed meats, with a market share of approximately 34%, in each case based on sales volumes in 2005, according to A.C. Nielsen do Brasil S.A. We also sell our frozen poultry, pork and beef products in the highly fragmented domestic market. We are able to reach substantially all of the Brazilian population through a nationwide network of 16 distribution centers and seven exclusive distributors. We operate 16 meat processing plants (of which 13 are owned, one is leased and two are operated under contracts with third parties), 13 hatcheries, seven feed mills, two dairy processing plants and a soybean processing plant.

We are the second largest Brazilian exporter of poultry products, based on export sales volumes in 2005, and are among the largest such exporters in the world. We are also the second largest Brazilian exporter of pork products, based on export sales volumes in 2004 (the most recent year for which information is available). We began to sell beef products in December 2005 and plan to increase our beef sales, particularly to export customers who already purchase poultry or pork from us. In 2005 and the first quarter of 2006, we generated approximately 55% and 47%, respectively, of our net sales from exports. We sell our products principally to distributors, food service chains and trading companies. We have a geographically diverse export customer base of over 800 customers, with customers in Europe accounting for approximately 28% of our export net sales in 2005; the Far East, 26%; Eurasia (including Russia), 22%; the Middle East, 18%; and other regions, the balance.

We believe our major competitive strengths are as follows:

•	Leading Brazilian Food Company with Strong Brands and Global Market Presence. We operate a large and expanding food company that has a size and scale designed to compete in Brazil and globally. In 2005, we slaughtered 520.6 million chickens and other poultry and 3.6 million hogs. We sold nearly 1.3 million tons of poultry, pork, beef and processed food products. Our owned and licensed brands are highly recognized in Brazil, and the brands that we use in export markets are well-established in those markets.

•	Extensive Distribution Network in Brazil and in Export Markets. We are one of the only companies with an established distribution network capable of distributing frozen and refrigerated products to virtually any area of Brazil. In addition, we export products to over 100 countries, and we have begun to develop our own distribution capability in Europe, where we sell directly to food processing and food service companies and to local distributors. Our established distribution capabilities and logistics expertise enable us to expand both our domestic and foreign business in terms of increased sales volumes and broader product lines.

•	Low-Cost Producer in Increasingly Global Market. We believe that our company has a competitive advantage over producers in some of our export markets due to generally lower feed and labor costs and gains in efficiencies in animal production in Brazil. We have also achieved a scale and quality of production that enables us to compete effectively with major producers in Brazil and other countries. We have recently implemented a number of programs designed to maintain and improve our cost-effectiveness, including our ATP—Perdigão Total Service program to optimize our supply chain by integrating demand, production, inventory management and client service functions; our CSP—Perdigão Shared Services Center, which centralizes our corporate and administrative functions; and our MVP—More Value Perdigão program to our managers regarding the efficient use of fixed and working capital.

•	Emphasis on Quality and Food Safety and Security. We focus on quality and food safety in all our operations in order to meet customers’ specifications, prevent contamination and minimize the risk of outbreaks of animal diseases. We employ traceability systems that allow us to quickly identify and isolate any farm on which a quality or health concern may arise. We also monitor the health and treatment of the poultry and hogs that we raise at all stages of their lives and throughout the production process. We were the first Brazilian company approved by the European Food Safety Inspection System as qualified to sell processed poultry products to European consumers.

•	Experienced Management Team. Our senior management is highly experienced and has transformed our company during the last decade into a global business. Most members of our senior management have worked for us for over 10 years. Our management seeks to emphasize best practices in our operations as well as corporate governance, as demonstrated by the recent listing of our common shares on the Novo Mercado (New Market) of the São Paulo Stock Exchange, which requires adherence to the highest corporate governance standards of that Exchange.

Strategy

Our overall strategy is to use our competitive strengths to pursue opportunities for long-term growth and to enhance our financial performance through the following strategy:

•	Grow Our Core Businesses. We seek to further develop our core businesses of producing and selling poultry, pork and processed food products by, among other things, investing in additional production capacity to gain scale and efficiency. For example, we are expanding our Rio Verde Agroindustrial Complex in the central-west State of Goiás and constructing a new agroindustrial complex for the processing of turkey, also in Goiás. We are also enlarging our recently acquired Nova Mutum poultry plant in the State of Mato Grosso to meet long-term demand for chicken meat exports. We previously announced a goal of increasing volumes of our poultry, pork and processed foods by 50% between 2005 and 2009, with projected average investments of approximately R$350 million each year during this period to support this goal, including amounts already approved for our Nova Mutum poultry plant and two Goiás construction projects. Our objective is to pursue balanced growth of our domestic and export businesses so that each represents approximately 50% of our annual net sales.

•	Diversify Our Product Lines, Especially Value-Added Processed Foods. We are diversifying our product lines, focusing on processed foods that tend to be less price-sensitive than our unprocessed poultry and pork cuts and that can be targeted to specific markets. For example, we recently introduced a line of margarine products in the domestic market, and in the second quarter of 2006, we acquired a 51% stake in Batávia, which produces dairy products that we plan to distribute with our existing frozen and chilled products through our domestic distribution network. We also introduced beef cuts in December 2005 and plan to increase our beef sales, particularly to export customers who already purchase poultry or pork from us. We may pursue selective acquisitions to support these strategy goals.

•	Expand Our Domestic and International Customer Base. We seek to continue to strengthen our domestic and international customer base through superior service and quality and increased product offerings. We believe there are considerable opportunities for further penetration of export markets, particularly as we broaden our product lines to include beef products and additional processed foods. We are also positioning our company to be able to enter new export markets when existing trade barriers are relaxed or eliminated.

•	Enhance Global Distribution Network. We are developing our distribution capabilities outside Brazil to enable us to improve our services to existing customers and to expand our foreign customer base. We are focusing on expanding our distribution network in Europe to broaden our coverage and to support more targeted marketing efforts in this key region. We are also considering the processing of some products abroad, including through acquisitions, to allow us to deliver those products directly to customers in those markets.

•	Continue to Seek Leadership in Low Costs. We are continuing to improve our cost structure in order to remain a low-cost producer and enhance the efficiency of our operations. We seek to achieve greater economies of scale by increasing our production capacity, and we are considering our expansion efforts primarily in the central-west region of Brazil because the availability of raw materials, land, labor, favorable weather and other features allow us to minimize our production costs. We are also continuing to implement new technologies to streamline our production and distribution functions.

History and Corporate Structure

We were founded by the Brandalise and Ponzoni families in 1934 as Ponzoni, Brandalise e Cia, in the southern State of Santa Catarina and remained under the Brandalise family’s management until September 1994. In 1940, we expanded our operations from general trading, with an emphasis on food and food-related products, to include pork processing. During the 1950s, we entered the poultry processing business. During the 1970s, we broadened the distribution of our products to include export markets, starting with Saudi Arabia. From 1980 through 1990, we expanded our export markets to include Japan in 1985 and Europe in 1990. We also undertook a series of acquisitions in the poultry and pork processing business and made investments in other businesses.

From 1990 through 1993, we suffered substantial losses because of increased financial expenses, underinvestment in product development, limited capacity and modest marketing of our products. By September 1994, we faced a liquidity crisis, as a result of which the Brandalise family sold their interest in our company, consisting of 80.68% of our common shares and 65.54% of our preferred shares, to eight pension funds:

•	PREVI—Caixa de Previdência dos Funcionários do Banco do Brasil, or “PREVI”, the pension fund of employees of Banco do Brasil S.A.;

•	Fundação Telebrás de Seguridade Social—SISTEL, or “SISTEL”, the pension fund of employees of Telecomunicações Brasileiras S.A.—Telebrás;

•	PETROS—Fundação Petrobras de Seguridade Social, or “PETROS”, the pension fund of employees of Petróleo Brasileiro S.A.—Petrobras;

•	Real Grandeza Fundação de Assistência e Previdência Social, or “Real Grandeza”, the pension fund of employees of Furnas Centrais Elétricas S.A.—Furnas;

•	Fundação de Assistência e Previdência Social do BNDES—FAPES, or “FAPES”, the pension fund of employees of Banco Nacional de Desenvolvimento Economico e Social—BNDES;

•	PREVI—BANERJ—Caixa de Previdência dos Funcionários do Banerj, or “PREVI—BANERJ”, the pension fund of employees of Banco do Estado do Rio de Janeiro S.A.;

•	VALIA—Fundação Vale do Rio Doce, or “VALIA”, the pension fund of employees of Companhia Vale do Rio Doce; and

•	TELOS—Fundação Embratel de Seguridade Social, or “TELOS”, the pension fund of employees of Empresa Brasileira de Telecomunicações—Embratel.

Upon acquiring control of our company, the eight original pension funds hired a new team of executive officers who restructured management and implemented capital increases and modernization programs. Our new management engaged in a corporate restructuring, disposed of or liquidated non-core business operations and improved our financial structure.

All of the eight original pension funds remain our shareholders, except for TELOS, which sold a portion of its share position to FAPES in 2003 and the remainder on the São Paulo Stock Exchange. As of July 31, 2006, the Pension Funds held 49.67% of our common shares. We no longer have outstanding preferred shares following our April 2006 share reclassification.

We are a holding company incorporated under Brazilian law, and we conduct business through our operating subsidiaries. The following table sets forth our principal subsidiaries.

Jurisdiction of
Subsidiary	Organization	Business

Perdigão Agroindustrial S.A.	Brazil	Principal operating subsidiary
Crossban Holdings GMBH	Austria	Holding company for international subsidiaries
Perdigão International Ltd.	Cayman Islands	Principal export subsidiary
Perdix International Foods Comércio Internacional Lda	Portugal	Export distribution in the European Union

For a complete list of our subsidiaries (other than Batávia, which we acquired in the second quarter of 2006), see Note 1 to our consolidated financial statements. Except for Batávia, all our subsidiaries are wholly owned.

In the second quarter of 2006, we acquired a 51% stake of Batávia, a producer of dairy products, for approximately R$110 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition of Batávia.” We are parties to a shareholders’ agreement with the minority shareholders of Batávia. See “Principal Shareholders—Shareholders’ Agreements”.

During 2005, we acquired 100% of Mary Loize Indústria de Alimentos Ltda. and Mary Loize Indústria e Comércio de Rações Ltda., which own a chicken meat production facility in Nova Mutum in the State of Mato Grosso. The facility includes a hatchery, feed plant, grain storage facility, breeding farm, slaughterhouse and soybean roasting facility. This facility has an installed capacity of 120,000 chickens per day. The acquired companies were renamed Perdigão Agroindustrial Mato Grosso Ltda. and Perdigão Mato Grosso Rações Ltda., respectively. Also during 2005, we acquired 100% of Incubatório Paraíso Ltda., a hatchery and poultry breeding farm in Jataí in the State of Goiás. The purchase price paid in these acquisitions was R$8.0 million plus assumed liabilities of R$39.0 million and the assets acquired amounted to R$31.8 million.

Products

We are primarily a producer of poultry, pork and processed foods. We recently introduced a line of beef products, which we intend to develop. Our processed products include marinated, frozen, whole and cut Chester and turkey, specialty meats, frozen processed meats and frozen prepared entrees. We recently entered the dairy products business through our acquisition of Batávia. We also sell soy products and animal feed.

  Poultry

We produce frozen whole and cut chickens, partridges and quail. We sold 502.8 thousand tons of frozen chicken and other poultry products in 2005, compared to 475.7 thousand tons in 2004. We sold 118.6 thousand tons of such products in the three months ended March 31, 2006, compared to 119.9 thousand tons in the three months ended March 31, 2005, respectively). Most of our poultry sales are to our export markets.

Pork and Beef

We produce frozen pork and beef cuts, such as loins and ribs, and whole carcasses. As part of our strategy to diversify our product lines, we introduced beef cuts in December 2005 and intend to develop our sales of beef, particularly to export customers who already purchase poultry or pork from us. We sold 130.2 thousand tons of pork and beef cuts in 2005, compared to 103.0 thousand tons of pork cuts in 2004. We sold 28.9 thousand tons of pork and beef cuts in the three months ended March 31, 2006, compared to 27.8 thousand tons in the three months ended March 31, 2005. Most of our sales of pork cuts are to our export markets. We are developing our export customer base for beef cuts, and we expect that most of our sales of beef cuts will ultimately be in our export markets. We do not raise cattle in our facilities.

Processed Food Products

We produce processed foods, such as marinated, frozen chicken, Chester rooster and turkey meat, specialty meats, frozen processed foods and frozen prepared entrees. Part of our strategy is to develop additional processed food products in these and other categories because these products tend to be less price-sensitive than our frozen poultry and pork products. We sold 636.0 thousand tons of processed foods in 2005, compared to 562.5 thousand tons in 2004. We sold 146.6 thousand tons of such products in the three months ended March 31, 2006, compared to 141.4 thousand tons in the three months ended March 31, 2005. Most of our sales of processed foods are to our domestic market. We believe there are opportunities to market value-added products like these to targeted regions and other market segments in Brazil.

Specialty Meats

We process pork to produce specialty meats, such as sausages, ham products, bologna, frankfurters, salamis and bacon. We also process chicken and other poultry to produce specialty meats, such as chicken sausages, chicken hot dogs and chicken bologna.

Frozen Processed Meats

We produce a range of frozen processed poultry, beef and pork products, including hamburgers, steaks, breaded meat products, kibes (a type of Middle Eastern beef patty popular in Brazil) and meatballs. We also produce soy-based vegetarian products, such as hamburgers and breaded products. We purchase the refined soy meal used to produce these products from third parties.

Marinated Poultry

We produce marinated and seasoned chickens, roosters (under the Chester brand) and turkeys. We originally developed the Chester breed of rooster to maximize the yield of breast and leg cuts. In 2004, we sold our rights to the Chester breed of rooster to Cobb Vantress, a U.S. poultry research and development company engaged in the production, improvement and sale of broiler breeding stock, and also signed a technology agreement under which Cobb Vantress manages the Chester breed of rooster. We continue to oversee the production of Chester roosters in Brazil from hatching to distribution, and we own the trademarks for the Chester line of products.

Dairy Products

In the second quarter of 2006, through our acquisition of a controlling interest in Batávia, we entered the dairy products business. Batávia produces and sells more than 200 dairy-based and dairy processed products, ranging from pasteurized and UHT milk, flavored milks, yogurts, fruit juices, soybean-based drinks, cheeses and desserts. For more information on the Batávia acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition of Batávia”.

Frozen Prepared Entrees

We produce a range of frozen prepared entrees, some of which contain poultry, beef and pork meat that we produce, including those listed below.

•	Lasagnas and Pizzas. We produce several varieties of lasagna and pizza. We produce the meat used in these products and buy other raw materials in the domestic market, except for the durum flour used to make pasta for lasagna, which we import.

•	Vegetables. We sell a variety of frozen vegetables, such as broccoli, cauliflower, peas, French beans, French fries and cassava fries. These products are produced by third parties that deliver them to us packaged, almost all for our Escolha Saudável (“healthy choice”) line of products. We purchase most of these products in the domestic market, but we import French fries and peas.

•	Cheese Bread. We produce cheese bread, a popular Brazilian bread infused with cheese. We purchase the ingredients in the domestic market, except for the parmesan cheese, which we import.

•	Pies and Pastries. We produce a variety of pies and pastries, such as chicken and heart-of-palm pies and lime pies. We produce the meat, sauces and toppings used in our pies and pastries, and we purchase other raw materials, such as heart-of-palm, lime and other fillings from third parties.

•	Margarine. We commenced sales of margarine in December 2005. We sell margarine under two brand names (Turma da Mônica and Borella). We purchase margarine from an agricultural cooperative supplier for resale by us. We began to sell this product as part of our strategy to diversify our product lines and to take advantage of our distribution network for refrigerated products.

Other

We produce animal feed principally to feed poultry and hogs raised by us. However, we also sell less than 4% of the animal feed produced by us to our integrated outgrowers or to unaffiliated customers.

We produce a limited range of soy-based products, including soy meal and refined soy flour. We also produced soybean oil until July 2005, when we sold our soybean oil plant in Marau in the State of Rio Grande do Sul to Bunge Alimentos because we determined that soybean oil was not a core product of our business.

Sales and Distribution

We sell our products both in the domestic Brazilian market and export markets around the world. Net sales to the Brazilian market, including most of our processed foods, accounted for 44.9% and 52.8% of our net sales in 2005 and in the three months ended March 31, 2006, respectively. Net sales to export markets, including most of our frozen whole and cut chickens and other poultry and frozen pork cuts and, more recently, beef cuts, accounted for 55.1% and 47.2% of our net sales in 2005 and in the three months ended March 31, 2006, respectively.

The table below shows a breakdown of our net sales.

	Three Months Ended
	March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(percentage of net sales)

Domestic Market:
Poultry	4.4%	2.7%	2.9%	2.3%	3.0%
Pork	1.6	0.7	0.6	0.7	0.8
Processed Foods	43.0	36.7	36.7	35.0	40.8
Others	3.8	5.3	4.7	6.2	7.9

	52.8	45.4	44.9	44.2	52.5
Export:
Poultry	28.0	32.7	32.0	35.3	29.1
Pork	9.2	11.1	11.2	9.3	6.3
Processed Foods	10.0	10.8	11.7	11.1	12.1
Others	—	—	0.2	0.1	—

	47.2	54.6	55.1	55.8	47.5

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic Market

We cover substantially all of the Brazilian population through a nationwide distribution network. In the domestic market, we sell our products directly to 84,700 supermarkets, retail stores, wholesalers, and food service and other institutional buyers. The table below sets forth our domestic net sales to supermarkets, retail stores, wholesalers and institutional buyers as a percentage of total domestic net sales for the periods indicated.

	Three Months Ended
	March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(percentage of domestic net sales)

Supermarkets	59.8%	60.9%	67.6%	68.3%	69.0%
Retail stores	12.3	11.6	13.6	13.4	13.3
Food service and other institutional buyers	9.0	7.7	9.6	9.4	9.1
Wholesalers	18.9	19.8	9.2	8.9	8.6

Total	100%	100%	100%	100%	100%

We have recently been successful in reducing our dependence on any one customer. In 2005, our five largest customers accounted for 17.7% of our domestic net sales, compared to 18.6% in 2004 and 19.0% in 2003. None of our customers accounted for more than 3% of our total net sales in 2005. In this regard, one of our strategies is to continue to expand our food service client base, which already includes Burger King and the Brazilian fast food chains Giraffas and Habib’s, while continuing to provide quality products and services to supermarket and other customers. Other institutional buyers include hotels, hospitals and businesses.

Our domestic distribution network uses 16 distribution centers in 12 Brazilian states and the Federal District. Refrigerated trucks transport our products from our processing plants to the distribution centers and from the centers to our customers. We have 21 cross-docking points in several areas of the country that enable us to unload products from large refrigerated trucks onto smaller trucks or vans for transportation to our customers. We own 13 of our distribution centers and lease the remaining three centers, which are listed under “— Properties”. We do not own the vehicles used to transport our products, and we contract with several carriers to provide this service for us on an exclusive basis.

In some areas of the country, we act through seven exclusive distributors, which are third parties operating in Apucarana and Foz do Iguaçu in the State of Paraná; Cuiabá in the State of Mato Grosso; Juiz de Fora in the State of Minas Gerais; Nova Friburgo in the State of Rio de Janeiro; and Porto Velho and Vilhena in the State of Rondônia.

Batávia’s current distribution system includes five third-party warehouses and distribution points, six third-party distribution points and 10 other cross-docking points. We intend to integrate the distribution of Batávia’s dairy-based and dairy processed products with our distribution system.

Export Markets

We export our products to Europe, the Far East, Eurasia, the Middle East, Africa, the Americas and other regions. The table below sets forth a breakdown of our export net sales and sales volumes by region as percentages of total export net sales and total export sales volumes for the periods indicated.

	Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005
	Export	Total	Export	Total
	Net Sales	ons	Net Sales	Tons

Europe	28.2%	20.1%	28.2%	19.9%
Far East	30.5	28.8	26.9	26.5
Eurasia	13.1	12.6	20.0	17.5
Middle East	21.5	27.7	19.9	28.1
Africa, the Americas and Other	6.7	10.8	5.0	8.0

Total	100%	100%	100%	100%

	2005		2004		2003
	Export	Total	Export	Total	Export	Total
	Net Sales	Tons	Net Sales	Tons	Net Sales	Tons
Europe:
Germany	5.7%	4.5%	6.6%	4.7%	7.2%	5.3%
Netherlands	1.7	1.1	3.1	1.9	6.3	3.6
England	7.8	4.1	9.7	4.6	10.9	5.1
Others	13.1	10.7	11.9	8.9	12.4	9.2

Total	28.3	20.4	31.3	20.1	36.8	23.2

Far East:
Japan	16.0	12.7	18.3	13.6	10.9	9.0
Hong Kong	4.2	5.5	5.6	8.2	7.0	11.6
Singapore	4.0	4.0	2.9	3.1	4.9	5.3
Others	1.8	3.0	1.0	1.7	0.5	0.8

Total	26.0	25.2	27.8	26.6	23.3	26.7

Eurasia:
Russia	19.5	18.1	14.4	14.8	13.2	16.0
Others	2.1	2.0	2.5	2.5	1.3	2.0

Total	21.6	20.1	16.9	17.3	14.5	18.0

	2005		2004		2003
	Export	Total	Export	Total	Export	Total
	Net Sales	Tons	Net Sales	Tons	Net Sales	Tons
Middle East:
Saudi Arabia	12.2	16.3	12.5	18.6	14.9	17.3
Kuwait	1.2	1.7	1.2	1.6	1.5	1.7
United Arab Emirates	2.1	3.1	2.4	3.4	1.5	1.8
Others	2.9	4.0	2.7	4.4	3.3	4.0

Total	18.4	25.1	18.8	28.0	21.2	24.8

Africa, the Americas and Other	5.7	9.2	5.2	8.0	4.2	7.3

Total	100%	100%	100%	100%	100%	100%

Shipment of Products

We export our products primarily through the port of Itajaí in the State of Santa Catarina and, to a lesser degree, through the ports of São Francisco do Sul in the State of Santa Catarina and Paranaguá in the State of Paraná. We store our products in refrigerated warehouses near the ports that we lease under long-term leases. We contract with exclusive third-party carriers to transport our products from our production facilities to the ports, and we ship our products to the export markets through independent shipping companies.

The Itajaí port is owned and administered by the municipal government of Itajaí, while the port of São Francisco do Sul is owned and administered by the Brazilian federal government and the port of Paranaguá is owned and administered by the State of Paraná. However, shipments through the ports of Itajaí and Paranaguá are made through private terminals at these ports that are operated as concessions. The dock workers and other port employees at all these facilities are generally members of labor unions. In addition, each shipment of our products requires clearance by customs agents, sanitary inspectors and other agents of the Brazilian federal government, who are also generally members of labor unions. From time to time, we have been affected by strikes of these port employees and government agents. Strikes by Brazilian federal government agents generally affect all Brazilian ports, whereas strikes by port employees sometimes affect only one port, but also have tended to last longer than strikes by government agents. In 2005, for example, sanitary inspectors struck for approximately one month. Although this strike did not have a material adverse effect on our results of operations, a widespread or lengthy strike in the future could adversely affect our business and our results of operations.

Distribution in Export Markets

Our sales and distribution efforts abroad are coordinated through sales offices in England, France, Japan, The Netherlands, Russia (opened in June 2006), Singapore and the United Arab Emirates. We coordinate our marketing efforts in our principal export markets through these offices, and we provide sales support to customers. Our distribution arrangements in our export markets vary according to the market.

Europe.  In Europe, we have developed our own distribution network and sell directly to food processing and food service companies as well as local distributors. We are currently able to distribute products in 25 European countries, and in 15 of those countries, we are able to deliver products within approximately two days of receiving an order. We intend to expand our distribution network to broaden and deepen our coverage in Europe and to support more targeted marketing efforts. In limited cases, we may explore the processing of some products in Europe where doing so would allow us to distribute those products more effectively.

Far East.  In Japan, our biggest market in the Far East, we sell primarily to trading companies, who resell our products to Japanese distributors. We primarily supply special cuts of chicken, including boneless legs and wing cuts, produced specifically for the Japanese market, which has helped us foster customer loyalty. We also believe that our quality standards and product range have made us one of the preferred suppliers of chicken products in the Japanese market. In addition to Japan, we sell a significant amount of products in Hong Kong and Singapore, where we believe our brands are well recognized. Our most popular products in these latter markets include chicken wings and feet.

Eurasia.  In Russia and other areas of Eurasia, we sell primarily to distributors, who resell our products to supermarkets and other customers. Our Fazenda brand of pork and poultry products is carried in over 200 supermarkets, and we believe it is a well-recognized brand in Russia. We have historically sold approximately two-thirds of our frozen pork cuts to Russia and also supply significant volumes of frozen whole and cut chickens. Russia imposes quotas on imports of poultry and pork products from Brazil and other exporting countries. Historically, the Russian government has permitted Brazilian producers to sell products in Russia based on transfers of quotas unused by producers in other countries, particularly the United States and the European Union. However, the Russian government recently indicated that it will no longer allow Brazilian producers to rely upon the unused quotas of producers in other countries. Because of this change in the Russian quota policy, we have sold, and we anticipate that we will continue to sell, lower volumes of pork and poultry products in Russia in 2006 and future years, which will negatively affect our net sales of products in this country. We intend to address this development by increasing sales of our products to other Eurasian countries, such as the Ukraine and Georgia, and in other regions.

Middle East.  In Saudi Arabia and other countries of the Middle East, we sell to large distributors, some of which have been our customers for decades. We sell primarily frozen whole and cut chickens in these markets. We believe that we are one of the preferred suppliers of these products in this region due to our quality standards and our long-standing customer relationships.

Africa, the Americas and Other Countries.  We sell modest amounts of our products to several countries in Africa, South America and other regions, primarily through trading companies that resell our products to distributors. We also sell chicken cuts, including breasts and wings, to processing companies in Canada. We are currently developing relationships with distributors in South America in order to expand our exports in this region. Our sales to many of these countries are subject to significant fluctuations in demand.

Seasonality

In the domestic market, although our net sales are not subject to large seasonal fluctuations, our fourth quarter is generally our strongest quarter due to increased demand for our products during the Christmas season, particularly turkeys, Chester roosters, ham and pork loins. We market certain products specifically for the holiday season, such as gift packages of our products that some employers distribute to their employees.

Our export sales as a whole are not materially affected by seasonality, partly because seasonal buying patterns vary according to our export markets. However, net sales in specific export markets sometimes vary with the season. In the Middle East, for example, we experience slower net sales during Ramadan and during the summer months.

Backlog

Backlogs of orders are not material to our business or financial performance.

Marketing

Our marketing efforts are based on (1) diversifying our product lines, including focusing on value-added processed foods that tend to be less price-sensitive than our poultry and pork cuts and can be targeted to specific markets, (2) using a coherent brand strategy so that our brands are recognized and associated with premium products and (3) reinforcing our reputation for quality by emphasizing superior service to our customers. We intend to further consolidate our brands, while continuing to tailor our appeal to specific export markets and domestic market segments.

In the domestic market, we market our products primarily under the Perdigão brand, which we believe is associated with quality and innovative products. We also use a second brand, Batavo, which is especially recognized in the State of Paraná. Although we previously used the Batavo brand under license, we acquired a controlling interest in the brand through the Batávia acquisition. See “— Intellectual Property”. We also have well-known brands for specific products, such as our Chester roosters, one of the most popular brands for premium poultry products in Brazil.

In addition, we offer a popular Turma da Mônica line of processed foods for children. We have a licensing agreement to use the name and image of Mônica, a well-known cartoon character in Brazil, and we use this brand for a wide variety of products, most recently for our newly launched Turma da Mônica brand margarine for kids.

Batávia also sells some processed dairy products, such as yogurts, using the Parmalat brand. We are currently discussing with Parmalat S.p.A. the terms of our future use of the Parmalat brand for these products for a limited time given our acquisition of a controlling interest in Batávia.

In our export markets, our premium brand is the Perdix brand, but we use other brands in specific markets for historical reasons, such the Fazenda brand in Russia. In each case, we pair the two-partridge image with the applicable brand name for that market to maintain a coherent international brand. In addition, we have secondary brands in some of our export markets. Our Borella brand, for example, is well known in Saudi Arabia, and we use the Halal brand in some Middle Eastern markets to indicate that we slaughter poultry for those products in accordance with Islamic guidelines. We also use the Confidence brand for selected lower-priced products, such as bologna and frankfurters, in a small number of export markets. We work with a single marketing agency internationally to help us market consistently around the world.

Production and Raw Materials

We are a vertically integrated producer of poultry and pork products. We raise poultry and hogs, produce animal feed, slaughter the animals, process poultry, pork and beef meat to produce processed food products, and distribute unprocessed and processed products throughout Brazil and in our export markets.

The following graphic is a simplified representation of our supply chain.

Poultry

At the beginning of the poultry production cycle, we purchase breeder chicks and eggs from Cobb do Brazil, an affiliate of Cobb Vantress. We send these chicks to our grandparent stock farms, where their eggs are hatched and our parent breeding stock is produced. In 2005, we maintained an average parent breeding stock of approximately three million breeders that produce hatchable eggs. We also buy a small percentage of our parent stock from another supplier. The parents produce the hatchable eggs that result in day-old chicks used in our poultry products. We produced 546.7 million day-old chicks, including chickens, Chester roosters, turkeys, partridge and quail in 2005 and 130.9 million in the three months ended March 31, 2006. We hatch these eggs in our 13 hatcheries.

We send the day-old chicks, which we continue to own, to outgrowers (i.e., outsourced farmers), whose operations are integrated with our production process. The farms operated by these outgrowers vary in size and are near our slaughtering facilities. These integrated outgrowers are responsible for managing and growing the poultry in their farms under the supervision of our veterinarians. The payments to outgrowers are based on performance rates determined by bird mortality and the feed-to-meat ratio and are designed to cover their production costs and provide net profits. We provide technical support to the outgrowers throughout the production process. We have partnership agreements with approximately 4,400 integrated poultry outgrowers. Many of these farmers also produce and sell corn that we use to produce animal feed.

At December 31, 2005, we had a slaughtering capacity of ten million heads of poultry per week in our eight slaughterhouses (seven owned and one leased), all of which are automated and have an aggregate processing capacity of more than 730,000 tons per year of poultry products. We believe that, by year-end 2006, our slaughter capacity will reach 11.5 million heads of poultry per week and that our total poultry production will reach 835,000 tons per year in 2006.

Pork

We produce the majority of the pork we use in our products. In addition, we purchase some pork from local producers (19% of our total pork needs in the three months ended March 31, 2006 and in the year ended December 31, 2005). We purchase the remainder of pork on the spot market (18% of our total pork needs in the three months ended March 31, 2006 and 24% in the year ended December 31, 2005).

To produce pork, we generally purchase piglets from integrated outgrowers near our production facilities who raise the piglets until they reach a specified weight. The piglet producers either purchase parent breeder hogs from producers such as Agroceres, Dalland, DanBred, Agropecuaria Imbuial and Master Agropecuaria or purchase young piglets from farmers who own breeder hogs. We transfer these piglets to separate integrated outgrowers who raise the hogs until they reach slaughtering weight. We then transport the hogs from these outgrowers to our slaughtering facilities. We have agreements with a total of approximately 1,500 integrated outgrowers, including piglet producers and hog raisers. We monitor the production of the hogs by these outgrowers and provide support from our veterinarians.

The local producers from whom we purchase a portion of our pork needs are also located near our production facilities but are not parties to partnership agreements with us. These producers generally raise the hogs from birth until they reach slaughtering weight, and we provide limited technical support. We purchase the hogs raised by these local producers pursuant to contracts.

We slaughter the hogs raised by our outgrowers or purchased from local producers or on the spot market at our five pork slaughterhouses. After they are slaughtered, the hogs are immediately cut in half. The half-carcasses are then partitioned according to their intended use. These parts become the raw material for the production of pork cuts and specialty meats.

At December 31, 2005, we had a pork slaughtering capacity of 70,000 heads per week, and our slaughterhouses have an aggregate processing capacity of more than 510,000 tons per year of pork products. We believe that our slaughter capacity will reach 77,000 heads per week and that our total pork production will reach 560,000 tons per year by the end of 2006.

Beef

We do not raise cattle in our facilities. We purchase cattle primarily from local producers in the region of Cahoeira Alta in the State of Goiás. Although we purchase the cattle in the spot market to the extent necessary, we expect to be able to purchase the majority of our cattle from local producers. We transport the cattle to the facilities of Arantes Alimentos Ltda. which slaughters the cattle and cuts and packages the beef to our specifications pursuant to an industrial services agreement with us. Our goal is to achieve production of approximately 60,000 tons of beef products per year by the end of 2006.

Processed Foods

We sell a variety of processed foods, some of which contain poultry, pork and beef meat that we produce, as described in “—Products—Processed Food Products” above.

We produce lasagnas, pizzas and other frozen prepared entrees, as well as cheese bread, at our plant in Lages in the State of Santa Catarina, and we produce pies and pastries at our plant in Rio Verde in the State of Goiás. Our Rio Verde plant is adjacent to our Rio Verde poultry and pork slaughtering facilities, and we transport pork from other production facilities to be used as raw materials at our Lages plant. We purchase most of the remaining ingredients for our lasagnas, pizzas, pies and pastries in the domestic market from third parties.

We sell a variety of frozen vegetables, such as broccoli, cauliflower, peas, French beans, French fries and cassava fries. These products are produced for us by a third party that delivers them to us packaged, almost all for our Escolha Saudável (“healthy choice”) line of products. We purchase most of these products in the domestic market, but we import French fries from Belgium and peas from Chile.

We also produce soy-based products, such as soy meal and refined soy flour, at our plant in Videira, located in State of Santa Catarina. As described above, we also produced soybean oil until July 2005, when we sold our soybean oil plant in Marau in the State of Rio Grande do Sul to Bunge Alimentos because we determined that the production of soybean oil was not a core product of our business. We receive royalties from Bunge Alimentos for the use of the Perdigão brand for soybean oil under a licensing agreement.

Dairy Products

Our recently acquired dairy products subsidiary, Batávia, produces dairy-based and dairy processed products at two facilities in Carambeí in the State of Paraná and Concórdia in the State of Santa Cataraina. Batávia receives the milk it needs for its products from approximately 940 milk producers in 40 municipalities in those states. Such milk is primarily purchased from local milk producers and supplemented with purchases in the spot market depending on market price conditions and level of demand. In the event of shortages of fresh milk, Batávia is able to use powdered milk for a portion of its supply needs.

Batávia is also party to a milk supply agreement with CCLPL, one of its minority shareholders, under which Batávia acquires approximately 35% of its milk needs. The supply price per liter paid monthly by Batávia corresponds to the weighted average price of milk sold by Cooperativa Agropecuária Castrolanda and Cooperativa Agropecuária Batavo Ltda. (two of the cooperatives that form CCLPL) to all of their customers. The agreement expires in March 2007.

Feed

We produce most of the feed consumed at the farms operated by our integrated outgrowers of poultry and hogs. We provide feed to most of our integrated poultry and hog outgrowers as part of our partnership arrangements with them. We also sell animal feed to local producers of hogs at market rates. Animal feed sales accounted for R$17.6 million in the three months ended March 31, 2006 (1.7% of our net sales), R$78.3 million in 2005 (1.5% of our net sales), R$74.1 million in 2004 (1.5% of our net sales) and R$65.6 million in 2003 (1.7% of our net sales).

We own seven feed production plants and lease another such plant. The basic raw materials used in animal feed production are corn and soy meal mixed with preservatives and micronutrients. In 2005, we purchased approximately 37% of our corn through rural producers and small merchants and 63% through cooperatives. The corn is grown primarily in the states of Santa Catarina, Paraná, Rio Grande do Sul and central-west region of Brazil. We buy soy meal from major producers such as Coamo, Bunge and Cargill, primarily pursuant to long-term contracts.

The prices of corn, soybeans and soy meal fluctuate significantly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Factors Affecting Our Results of Operations—Commodity Prices”.

Other Raw Materials

We purchase other materials required for our products, such as prepared animal intestines (for sausage casings), cardboard boxes and plastic (for packaging), micronutrients for animal feed, spices and veterinary drugs from third parties, both in the domestic and international markets. We must purchase some of these products in U.S. dollars. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Factors Affecting Our Results of Operations—Effects of Exchange Variations and Inflation”.

Competition

Domestic Market

We face significant competition in the domestic market, particularly due to the recent growth in poultry and pork production capacity in Brazil. Our principal domestic competitor is Sadia, another large, vertically integrated producer with a nationwide distribution network and significant export sales. Our other major domestic competitors are Aurora and Seara.

In the specialty meats market, we had a 24.5% market share by sales volume in January through June, 2006, while Sadia, Aurora and Seara had market shares of 25.1%, 7.9% and 4.1%, respectively, according to A.C. Nielsen do Brasil S.A. The specialty meats market accounted for estimated revenues of approximately R$10.2 billion in Brazil in 2005, compared to R$9.4 billion in 2004, an increase of 8.5%. Since 1995, this market has had annual average growth of 6.7% in terms of sales volumes. The four largest players accounted for 61.6% of the market in January through June of 2006, while the remainder of the market represents several small players. This market has undergone recent consolidation due to the competitiveness of the largest players.

The following graph shows the market shares (in percentages) of our company and our major competitors, by sales volumes, in specialty meats for the periods indicated.

Source: A.C. Nielsen do Brasil S.A.
(1)  January-June 2006.

In the frozen processed meats market (which includes hamburgers, steaks and breaded meat products, kibes and meatballs), we had a 34.5% market share by sales volume in December 2005 through May 2006, while Sadia and Seara held market shares of 37.9% and 5.0%, respectively, according to A.C. Nielsen do Brasil S.A. DaGranja Agroindustrial Ltda. is the fourth largest player in the market with a market share of 3.2% during that period. Since 1995, the market has had an average annual growth of 13.1% in terms of sales volumes. The frozen processed meat market accounted for estimated revenues of approximately R$1.9 billion in Brazil in 2005, compared to R$1.7 billion in 2004, an increase of 11%.

The following graph shows the market shares of our company and our major competitors, by sales volumes, in frozen processed meats for the periods indicated.

Source: A. C. Nielsen do Brasil S.A.
(1)  December 2005-May 2006

In the frozen pasta market (which includes lasagnas and other products), we had a 36.0% market share by sales volume in December 2005 through May 2006, while Sadia had a market share of 56.1%, according to A.C. Nielsen do Brasil. The frozen pasta market accounted for estimated revenues of approximately R$274 million in 2005, compared to R$245 million in 2004, an increase of 11%. The market in the frozen pasta market grew at an annual average rate of 22.8% from 1998, when we entered the market, to 2005, in terms of sales volumes.

In the frozen pizza market, we had a 34.8% market share by sales volume in January through June 2006, while Sadia had a market share of 29.7% according to A.C. Nielsen do Brasil S.A. The frozen pizza market accounted for estimated revenues of R$299 million in 2005, compared to R$250 million in 2004, an increase of 19%. The market in the frozen pizza market grew at an annual average rate of 15.7% from 2000 to 2005 in terms of sales volumes.

In the Brazilian market for whole poultry and poultry and pork cuts, we face competition from small producers, some of which operate in the informal economy and offer lower quality products at lower prices. This competition from small producers is a significant reason that we sell a majority of our whole chickens and poultry and pork cuts in the export markets and is a barrier to expanding our sales of those products in the domestic market.

In the domestic market, we compete primarily based on brand recognition, distribution capabilities, selling prices, quality and service to our customers.

Export Markets

We face significant competition in our export markets, both from other Brazilian producers and from producers in other countries. For example, Sadia and Seara compete with us internationally and have many of the same competitive advantages that we have over producers from some other countries, including lower labor and feed costs. In addition, our poultry and pork cuts, in particular, are highly price-competitive and sensitive to product substitution. Customers sometimes seek to diversify their sources of supply by purchasing products from producers in other countries, even when we may be a lower cost producer.

Protectionist measures among Brazil’s trade partners are also an important competitive factor. Brazilian poultry and pork exports are increasingly affected by measures taken by other countries to protect local producers. See “Risk Factors—Risks Relating to Our Business and Industry—More stringent trade barriers in key export markets may negatively affect our results of operations”.

The table below sets forth the main Brazilian exporters’ percentages of the poultry market in 2005, and of the pork market in 2004, in total sales volumes (the most recent year for which information is available).

	Percentage of Total Brazilian	Percentage of Total Brazilian
Company	Exports — Poultry(1)	Exports — Pork(2)

Sadia	25.8%	19.3%
Perdigão	17.4	17.4
Seara	12.4	17.2
Frangosul	10.1	4.7
Avipal	7.6	4.7
Aurora	1.9%	8.2%

Sources:

(1) ABEF.

(2) ABIPECS.

In our export markets, we compete primarily based on quality, costs, selling prices and service to our customers.

Properties

Production

We have a number of production facilities throughout Brazil. We currently operate 16 meat processing plants (of which 13 are owned by us, one is under construction in Mineiros in the State of Goiás, one is leased to us and two are operated under contracts with third parties), 13 hatcheries, seven animal feed mills, two dairy processing plants and a soybean processing plant.

We have organized our production facilities in five regional production units: Videira and Herval d’Oeste, located in the State of Santa Catarina; Marau, located in the State of Rio Grande do Sul; Carambei, located in the State of Paraná; and Rio Verde, located in the State of Goiás. The Videira region includes the Videira, Salto Veloso and Lages facilities; the Herval d’Oeste region includes the Herval d’Oeste and Capinzal facilities; and the Marau region includes the Marau and Serafina Correa facilities. We also recently purchased a poultry plant in Nova Mutum, located in the State of Mato Grosso. These locations include poultry farms for breeding stock, hatcheries, slaughterhouses and processing plants, as well as feed-related facilities, which include grain storage facilities, feed mills and crushing and oil facilities in some units.

We also operate 22 grain purchasing branches (seven of which we own), through which we purchase corn needed for our animal feed production.

The table below sets forth our owned production facilities.

Production Facility	Number	Activities

Capinzal, Santa Catarina	1	Poultry slaughtering (including Chester); poultry and pork processing
Carambeí, Paraná	1	Pork and poultry (including turkey) slaughtering; chicken, turkey and pork processing
Herval D’Oeste, Santa Catarina	1	Pork slaughtering; pork processing
Lages, Santa Catarina	1	Pasta, pizza and cheese bread processing; beef processing
Marau, Rio Grande do Sul	3	Poultry and pork slaughtering; poultry and pork processing
Mineiros, Goiás(1)	1	Special poultry slaughtering and processing (turkey and Chester)
Nova Mutum, Mato Grosso	1	Poultry slaughtering and processing
Rio Verde, Goiás	1	Poultry and pork slaughtering; poultry, pork, pies and pastry processing
Salto Veloso, Santa Catarina	1	Poultry, pork and beef processing
Serafina Correa, Rio Grande do Sul	1	Poultry slaughtering
Videira, Santa Catarina	1	Poultry and pork slaughtering and processing
Carambeí, Paraná(2)	1	Dairy Products
Concórdia, Santa Catarina(2)	1	Dairy Products

(1) Under construction.

(2) Acquired as part of the Batávia acquisition.

In Cachoeira Alta, in the State of Goiás, we produce beef cuts at a facility pursuant to an industrial services contract that we signed with Arantes Alimentos Ltda, or “Arantes”, in September 2005. We purchase cattle from third parties and provide the cattle to Arantes, which slaughters the cattle and cuts and packages the beef to our specifications.

We signed a contract with Gale Agroindustrial S.A. in December 2005 pursuant to which we provide live poultry to be slaughtered at a facility owned by Gale Agroindustrial S.A in Jataí in the State of Goiás. The Jataí facility is adjacent to the hatchery and breeding farm that we purchased in December 2005 from Gale Agroindustrial S.A.

We also lease a poultry and beef processing facility in Brasília, Distrito Federal. The lease term expires at the end of 2006.

Distribution

We operate 16 distribution centers throughout Brazil, as set forth in the table below.

Distribution Centers	Owned or Leased

Belo Horizonte, Minas Gerais	Owned
Brasilia, Federal District	Owned
Campinas, São Paulo	Owned
Cubatão, São Paulo	Owned
Florianopolis, Santa Catarina	Owned
Fortaleza, Ceará	Owned
Manaus, Amazonas	Leased
São José dos Pinhais, Paraná	Leased
Marau, Rio Grande do Sul	Owned
Recife, Pernambuco	Leased
Rio de Janeiro, Rio de Janeiro	Owned
Rio Verde, Goiás	Owned
Salvador, Bahia	Owned
São Paulo, São Paulo	Owned
Videira, Santa Catarina	Owned
Vitoria, Espírito Santo	Owned

We also own administrative offices in São Paulo in the State of São Paulo and in Videira in the State of Santa Catarina, and we lease an administrative office at the port of Itajaí, Santa Catarina. We lease seven sales and distribution offices abroad.

Employees

The table below sets forth the number of our employees by primary category of activity as of the dates indicated. The information at December 2004 and 2003 is not fully comparable with the information at December 31, 2005 and March 31, 2006 and 2005. In June 2005, in connection with the implementation of our Perdigão Shared Services Center, we reclassified as administration employees certain employees who had worked in our commercial and production departments.

	At March 31,		At December 31,
	2006	2005	2005	2004	2003

Administration	682	312	660	299	281
Commercial	2,705	2,577	2,650	2,513	2,557
Production	32,144	28,679	32,246	28,594	25,113

Total	35,531	31,568	35,556	31,406	27,951

All of our employees are located in Brazil, except for fewer than 50 employees abroad who staff our overseas sales offices.

We do not employ a material number of temporary employees. However, during the Christmas holiday season, we contract a company that furnishes sales representatives to us to assist in holiday sales.

All of our production employees are represented by labor unions. The production employees in each state have a different union, and the term of our collective bargaining agreements varies in accordance with the union. In each case, however, salary negotiations are conducted annually between workers’ unions and us. The agreement reached with the local or regional union that negotiates the applicable collective bargaining agreement for a particular facility is binding on all production employees, whether or not they are members of the union. Our administrative employees are also generally members of separate unions. We believe that our relations with our employees are satisfactory, and there have been no strikes or significant labor disputes in the past seven years.

We maintain a number of employee benefit plans constituting part of an integrated “Perdigão Benefits Plan”. The principal components are (1) the PROHAB—Perdigão Housing Program, which provides home construction and financing through an independent credit, (2) the private Perdigão pension plan, which provides supplementary retirement and death benefits for employees under a defined contribution plan, with 19,423 participants at March 31, 2006 and (3) a credit cooperative. During 2005, we spent R$86.1 million on programs for food supplies, health insurance, transportation, housing, education, child care and benefits to retired employees. This amount is 21.4% higher than the amount spent in 2005. We also encourage the practice of sports and leisure activities at sports, recreation clubs and fitness centers located at our facilities.

We have implemented productivity incentive programs, such as the Profits and Results Sharing Program, which is available to all employees, as well as bonus compensation system linked to targets for operating and sales personnel. The purpose of those programs is to institute and regulate employee participation in our profits and results, thus encouraging improved performance, the recognition of team and individual effort and accomplishment of our targets.

Insurance Coverage

We contract insurance to cover the following risks: (1) fire, windstorm, lightning, loss of profit and other risks to our property, plant and equipment and inventories, with total coverage of R$1.4 billion; (2) domestic and international transportation risks, for which the amounts are calculated based on the registered cargo; and (3) other coverage, including valuables, civil liability and vehicles.

Intellectual Property

Our principal intellectual property consists of our domestic and international brands. We sell our products under the Perdigão and Batavo brands in the domestic market and under the Perdix, Fazenda, Borella, Confidence and other brands in our export markets, as described in “—Sales and Distribution—Marketing”. We also use several brands for specific products or product lines. In the domestic market, these brands include Chester, Turma da Mônica, Confiança, Escolha Saudável, Toque de Sabor (for lasagnas) and Appreciatta (for pizzas). We license the Turma da Mônica brand under licensing agreement that expires in 2013.

We used the Batavo brand under license even before we acquired a controlling interest in the licensor, Batávia, in the second quarter of 2006.

Batávia also sells some processed dairy products, such as yogurts, using the Parmalat brand. We are currently discussing with Parmalat S.p.A. the terms of our future use of the Parmalat brand for these products for a limited time given our acquisition of a controlling interest in Batávia.

In our export markets, these include Halal (in the Middle East other than Saudi Arabia), Unef (in Saudi Arabia), Sulina (in Hong Kong and Singapore) and Alnoor (in several Middle Eastern countries).

Regulation

The Brazilian Ministry of Agriculture regulates our activities through the Secretaria de Defesa Agropecuária (Secretary for Agriculture and Cattle Breeding Defense) and the Departamento de Inspeção de Produtos Animais (Animal Products Inspection Department). Under applicable regulations, facilities that handle animal products must obtain permits and authorizations from the Serviço de Inspeção Federal da Delegacia Federal do Ministério da Agricultura, Pecuária e Abastecimento (Federal Inspection Service of the Federal Office of the Ministry of Agriculture), including a license to operate each facility, and must submit to periodic monitoring by the Brazilian state where the facility is located.

In addition, animal products are required to be identified using labels that have been registered with or approved by the Ministry of Agriculture. Ready-to-eat products that contain animal ingredients are also subject to technical, chemical and microbiological inspections. Violations of regulations of animal products may give rise to penalties, fines, seizure of products or temporary suspensions or permanent injunctions of a company’s activities.

Environment

Our activities are subject to stringent environmental laws and regulations at the local, state and federal levels regulating, among other things, the treatment and release of effluents and the management of industrial waste. In addition, our meat processing plants are subject to federal, state and/or local environmental licensing requirements.

Noncompliance with environmental laws and regulations may result in the imposition of administrative and criminal penalties against the violator, in addition to the obligation to indemnify for environmental damages. Administrative penalties may include notices, fines, temporary or permanent injunctions, suspension of subsidies from public agencies and temporary or permanent closure of a business. Criminal sanctions include fines and imprisonment (for individuals) and dissolution (for legal entities). In addition, under Brazilian environmental law, the corporate structure of a company may be disregarded if it is deemed necessary to guarantee the payment of the costs related to environmental damage.

In 2005, we invested more than R$8.9 million in environment-related activities and operations, a 28.5% increase compared to 2004, including systems for treating effluents and gases and equipment for processing solid residues. We also invested R$4.8 million in environment-related activities and operations in the three months ended March 31, 2006, compated to R$2.1 million in the same period in 2005.

We retain professionals with training in risk and waste management capable of prompt action in emergency situations. All our meat processing plants were built in compliance with applicable environmental laws relating to the disposal of effluents and waste. In addition, our Marau facility was the first Brazilian industrial plant in the meat processing sector to adopt the Integrated Management System (SGI), a management tool which seeks excellence in quality, the environment, and occupational health and safety. Its implementation has led to the certification under ISO 9001 and ISO 14001 (International Organization for Standardization), and OHSAS 18001 (Occupational Health and Safety Assessment Series), respectively. The Salto Veloso and Capinzal units have ISO 9001 certification and the Capinzal and Marau units have EFSIS certification. We are currently seeking new certifications for our plants of Serafina Corrêa (ISO 9001, 14000 and 18001) and Videira (ISO 9001).

We have implemented an environmental policy based on assuring that our activities and growth are developed in harmony with the environment. We have an Environmental Coordination Committee, composed of members from different functions within our company, that oversees implementation of our environmental policy and monitors our environmental practices.

We not only comply with all the environmental precautions required in the way we conduct our operations, but we also take part in environmental conservation initiatives and run a waste recycling system in conjunction with our integrated outgrowers.

In 2005, we expanded our research development and the implementation of projects in environmental management for supporting the sustainable growth of our business. We have invested in energy conservation measures, new energy efficiency alternatives, water recycling, the treatment of animal manure and solid waste, and reforestation projects. We have also adapted our processes to comply with Brazilian and international certification food safety requirements under Brazilian legislation and the standards of international certification organizations. Food safety includes sanitary precautions, such as the use of antibiotics and soybean-based animal feed mixtures, as well as the treatment of animal manure and respect for animal welfare.

In 2005, we began offering advice on Clean Development Mechanisms (CDM) to our integrated outgrowers in compliance with the requirements for the issuance of carbon credit certificates under the Kyoto Protocol. Our strategy is to ensure the long-term sustainability of our activities and our integrated outgrowers, as well to contribute to the reduction of greenhouse gas emissions.

In addition, all our industrial units are now operating under the Perdigão Energy Conservation Program (Procep). In 2005, we continued to develop a project to recover energy from industrial process reject heat. This project is to be concluded in 2006 and will allow us to heat all the water used in our industrial units through excess heat from our industrial processes.

Although we endeavor to comply with all environmental laws and regulations, from time to time, we have been required to enter into environmental agreements with the Brazilian government relating to noncompliance with environmental licensing requirements governing the management of solid waste and effluents. Under these agreements, we must, among other things, remediate contaminated soils. If we do not comply with these obligations, we may be subject to the imposition of daily fines.

Legal Proceedings

We and our subsidiaries are parties to certain legal proceedings arising in the normal course of business, including civil, administrative, tax, social security and labor proceedings. We classify our risk of loss in legal proceedings as remote, possible or probable. We record reserves in our financial statements in connection with these proceedings as determined by our management on the basis of legal advice. If we believe there are probable losses, we record the full amount of the provision. If we believe there are possible losses, we may record a certain percentage of the provision as determined by management based on legal advice and depending on management’s ability to estimate the value of the possible loss. We do not record reserves if we believe the probability of loss is remote. We may, however, also incur losses in proceedings for which we had previously classified our risk of loss as only possible or remote.

Tax Proceedings

We are engaged in several legal proceedings with Brazilian tax authorities for which we have established provisions in an aggregate amount of R$95.7 million at March 31, 2006, compared to R$112.9 million at December 31, 2005 and R$92.4 million at December 31, 2004. Of the proceedings for which we have recorded reserves, the primary proceedings are the following:

•	We recorded a charge in 1994 for the cost of monetary restatement when the Brazilian currency was changed from the cruzeiro real to the real. We believe this charge was deductible for tax purposes because it related to an inflationary loss during that period. However, the Brazilian income tax legislation does not explicitly provide for this deduction, and the Brazilian Federal Supreme Court has previously taken a position favorable to the tax authorities on this issue. As a result, based on the advice of our counsel, we have established a reserve in the amount of R$38.3 million at March 31, 2006 relating to this proceeding.

•	We have challenged the increases in the rates and calculation base of the PIS and COFINS taxes. As we did not pay the extra tax arguably owed, we have established a reserve in the amount of R$23.6 million at March 31, 2006 relating to this provision. At March 31, 2006, a portion of this reserve (R$7.0 million) related to the challenge to the calculation base of the taxes, and this reserve has already been reverted based on a favorable decision granted to the company by the Brazilian Federal Supreme Court. The remainder of this reserve relates to an increase to 3% from 2% in the rate of the taxes. The Brazilian Federal Supreme Court has reviewed this issue and taken a position favorable to the tax authorities, and we believe that losses are possible.

•	We have challenged the payment of certain ICMS taxes in connection with our use of tax credits relating to consumer materials, for which we are fully reserved. We have also challenged the payment of certain Brazilian Services for the Support of Small and Micro-Enterprise (Serviço Brasileiro de Apoio às Micro e Pequenas Empresas), or “SEBRAE”, social contributions, which matter the Brazilian Federal Supreme Court has already reviewed and has taken a position favorable to the tax authorities. We have in addition challenged the payment of certain Funrural social contribution taxes that are allegedly owed with respect to the sale and production of day-old chicks by our integrated outgrowers. We established a reserve in the amount of R$20.8 million at March 31, 2006 relating to these proceedings, and we believe that losses are possible.

The tax authorities of the State of São Paulo recently assessed our company for payment of additional ICMS on products originated from states in which ICMS tax subsidies are granted by the state government. This has been a recent and widespread issue affecting several producers that have facilities that enjoy tax incentives in certain states and sell their products in the State of São Paulo, such as one of our Gioás facilities. The São Paulo tax authorities generally request that the amount subsidized be paid. It is not possible at this time to assure that no further assessments will be made and whether this will be a continuing trend. We have not established reserves in respect of this matter, and we believe that losses are possible.

Labor Proceedings

We were engaged in 1,022 labor proceedings representing total claims of R$239.2 million at March 31, 2006, compared to R$219.8 million at December 31, 2005 and R$157.4 million at December 31, 2004. These cases relate to, among other things, overtime and salary inflation adjustments for periods prior to the introduction of the real, illnesses allegedly contracted at work and work-related injuries. None of these cases is individually material. Based on our past experience and the advice of counsel, we have established reserves in the amount of R$18.0 million at March 31, 2006, which we believe are sufficient to cover probable losses.

Civil Proceedings

We were engaged in 614 civil proceedings representing total claims of R$77.5 million at March 31, 2006, compared to R$73.1 million at December 31, 2003 and R$65.5 million at December 31, 2004. These cases relate to, among other things, traffic accidents, property damage and physical injuries. The largest individual case is a claim for R$25.1 million relating to a contractual claim for which we believe the probability of loss is remote. Based on the advice of counsel, we have established reserves in the amount of R$4.2 million at March 31, 2006, and we believe that losses are possible.

We are also involved in a legal proceeding in which a third party claims approximately R$12 million, plus accrued interest, in connection with an alleged contractual breach relating to that party’s investment in a company that used to be controlled by one of our affiliates. We believe there are possible losses, but we do not expect to incur significant losses in connection with this matter. We have not established any reserves in respect of this matter.

MANAGEMENT

Our board of directors (conselho de administração) and our board of executive officers (diretoria) are responsible for operating our business.

Board of Directors

Our overall strategic direction is provided by our board of directors, which is comprised of seven members who must be shareholders. Our by-laws also provide for seven alternate directors. During periods of absence or temporary unavailability of a director, the corresponding alternate director substitutes for that absent or unavailable director. At least 20% of the members of our board of directors (currently, one director) are required to be independent directors. Our directors and alternate directors are elected at ordinary general meetings for a two-year term.

The following table sets forth information with respect to our directors and alternate directors.

		Director (or
		Alternate
Name	Position Held	Director) Since	Age

Eggon João da Silva	Chairman	January 22, 1993	76
Alidor Lueders	Alternate	October 27, 1994	57
Francisco Ferreira Alexandre	Vice Chairman	April 22, 2003	43
Maurilio Rossi	Alternate	April 22, 2003	46
Almir de Souza Carvalho	Director	April 27, 2006	69
Maurício da Rocha Wanderley	Alternate	April 27, 2006	37
Sérgio Wilson Ferraz Fontes	Director	May 25, 2006	49
Geovah Ubirajara Amaral Machado	Alternate	May 25, 2006	65
Jaime Hugo Patalano	Director	April 22, 2003	65
Levy Pinto de Castro	Alternate	April 22, 2003	69
Claudio Salgueiro Garcia Munhoz	Director	April 29, 2005	47
Wilson Carlos Duarte Delfino	Alternate	April 27, 2006	60
Luis Carlos Fernandes Afonso	Director	April 22, 2003	44
Klítia Vasleska Bicalho de Sá	Alternate	April 22, 2003	40

The following is a summary of the business experience, areas of expertise and principal outside business interests of our current directors.

Eggon João da Silva.  Mr. Silva was elected to our board of directors as a nominee of our minority shareholders (meaning our common shareholders other than the Pension Funds). He has been a member of our board of directors since January 1993 and was elected chairman of our board of directors in October 27, 1994. Mr. Silva was also our chief executive officer from 1993 to 1995. He is a founder, and was the chairman of the board of directors, of Weg S.A. (electric motors manufacturer) from 1976 to 2004, where he was also chief executive officer from 1961 to 1989. In addition, Mr. Silva is the chairman of the board directors of Oxford S.A. (dish and ceramics manufacturer) since 2004 and Marisol S.A Ind. Vestuário (clothing manufacturer), since 1991, and he is also a member of the board of directors of Tigre Tubos e Conexões S.A. (tubing manufacturer). Mr. Silva’s business address is Av. Prefeito Waldemar Grubba, 2633, 89256-900, Jaraguá do Sul—SC.

Francisco Ferreira Alexandre.  Mr. Alexandre was elected to our board of directors as a nominee of PREVI and has been a member of our board of directors since April 2003. He has been an officer of PREVI since 2003 and an employee of Banco do Brasil S.A. since 1978. Mr. Alexandre received an engineering degree from the University of Alagoas, a law degree from Centro de Ensinos Superiores de Maceió in the State of Alagoas and a post-graduate degree in business administration and corporate finance from the Pontifícia Universidade Católica in the State of Rio de Janeiro. Mr. Alexandre’s business address is Praia de Botafogo, 501, 4th Floor, 22250-040, Rio de Janeiro—RJ.

Almir de Souza Carvalho.  Mr. Carvalho was elected to our board of directors as a nominee of VALIA and has been a member of our board of directors since April 2006. He has also been a member of the board of directors of Companhia Vale do Rio Doce since 2001 and a member of the board of directors of Opportrans—Metrô Rio Concessão Metroviária S.A. since 2004. Mr. Carvalho received a degree in accounting from Faculdade Nacional de Ciências Econômicas da Universidade do Brasil, in the State of Rio de Janeiro, and a post-graduate degree from Business Training Course—Gesa. The business address of Mr. Carvalho is Av. Sernambetiba, 3604, building II, apt. 1703, 22630-010, Rio de Janeiro—RJ.

Sérgio Wilson Ferraz Fontes.  Mr. Fontes was elected to our board of directors as a nominee of Fundação Real Grandeza and has been a member of our board of directors since April 2006 Mr. Fontes has been working at Furnas Centrais Elétricas since 1982 where he served in various positions, including as Chief of the President Office from 2003 to 2005. He is currently CEO of Real Grandeza Fundação de Previdência e Asistência Social since August 2005. He received a mechanical engineering degree from Universidade Estadual do Rio de Janeiro—UERJ, two post-graduate degrees in executive and corporate governance, and a master’s degree in energy planning from Universidade Federal do Rio de Janeiro. Mr. Fontes’ business address is Av. Ary Parreiras, 329, apto 1101, 24.230-320, Niterói—RJ.

Jaime Hugo Patalano.  Mr. Patalano was elected to our board of directors as a nominee of FAPES and has been a member of our board of directors since April 2003. He has been the chairman of the board of directors of FAPES since 2005 and served as chief financial officer of Instituto Brasileiro de Análises Sociais e Econômicas—IBASE from 1996 to 2005. Mr. Patalano holds a degree in economics and a degree in accounting from the Faculdade de Ciências Políticas e Econômicas do Rio de Janeiro—Candido Mendes. Mr. Patalano’s business address is Rua Eng. Neves da Rocha, 186, Rio de Janeiro—RJ.

Claudio Salgueiro Garcia Munhoz.  Mr. Munhoz was elected to our board of directors as a nominee of SISTEL and has been a member of our board of directors since April 2005. He served as superintendent of assistance plans and welfare officer at of SISTEL from 2002 to 2004 and also served as financial and administrative officer of Caixa de Assistência dos Funcionários do Banco do Brasil—Cassi from 2000 to 2002. Mr. Munhoz is also a member of the board of directors of Santos Brasil S.A. He received a degree in economics from the University of Brasília—UNB. Mr. Munhoz’s business address is SEP—Sul Q. 702/902 Lote B Bl. A, Edifício Gal. Alencastro, 70390-025, Brasília—DF.

Luis Carlos Fernandes Afonso.  Mr. Afonso was elected to our board of directors as a nominee of PETROS and has been a member of our board of directors since April 2003. He was secretary of treasury for the cities of São Paulo from 2003 to 2004, for the city of Campinas from 2001 to 2002 and for the city of Santo André from 1997 to 2000. Since 2005, Mr. Afonso also serves as chief executive officer of Centro de Estudos de Políticas Públicas—CEPP of the Faculdade de Campinas—Facamp and as a researcher for Fundação Economia de Campinas—Fecamp of the University of Campinas—Unicamp. He received a degree in economics from PUC—Pontifícia Universidade Católica in the State of São Paulo, a post-graduate degree in economics from Instituto de Estudos e Pesquisas Econômicas—IEPE/Federal University of Rio Grande do Sul and a post-graduate degree in environmental and economic development from the University of Campinas—Unicamp. Mr. Afonso’s business address is Rua Ignez Leoni Ramalho, 49, Sousas, 13105-306, Campinas—SP.

Board of Executive Officers

Our executive officers are responsible for our day-to-day operations and implementation of the general policies and guidelines approved from time to time by our board of directors.

Our by-laws require that the board of executive officers consist of a chief executive officer, a chief financial officer, a director of investor relations and up to five additional members, each with the designation and duties assigned by our board of directors.

The members of our board of executive officers are elected by our board of directors for two-year terms and are eligible for reelection. The current term of all of our executive officers ends at our annual shareholders meeting in 2007. Our board of directors may remove any executive officer from office at any time with or without cause. Under the Brazilian Corporation Law our executive officers must be residents of Brazil but need not be shareholders of our company. Our board of executive officers holds meetings, mainly called by our chief executive officer.

The following table sets forth information with respect to our executive officers.

		Current Position
Name	Position Held	Held Since	Age

Nildemar Secches	Chief Executive Officer	January 16, 1995	57
Wang Wei Chang	Chief Financial Officer and Director of Investor Relations	June 28, 1995	59
Paulo Ernani de Oliveira	Chief Operating Officer	February 4, 2003	56
Nelson Vas Hacklauer	Business Development Officer	May 31, 1995	55
Wlademir Paravisi	Supply Officer	May 20, 2003	46
Antonio Zambelli	Marketing Officer	March 28, 2005	52
Luiz Adalberto Stabile Benicio	Technology Officer	March 28, 2005	43

The following is a summary of the business experience, areas of expertise and principal outside business interests of our current executive officers. The business address of each of our current executive officers is 760 Av. Escola Politécnica, Jaguaré, 05350-901, São Paulo, SP, Brazil.

Nildemar Secches.  Mr. Secches is our chief executive officer. He is also chairman of the board of directors of Weg S.A., since 2004, where he has been a member since 1998, and a member of board of directors of Ultrapar Participações S.A. since 2002 and Iochpe-Maxion since 2004. Mr. Secches served as an officer of BNDES from 1987 to 1990, as general manager of the Iochpe-Maxion group from 1990 to 1994 and as president of ABEF from 2001 to 2003. He received a mechanical engineering degree from University São Paulo—SP, a post-graduate degree in finance from Pontifíca Universidade Católica in the State of Rio de Janeiro and a Ph.D. in economics from University of Campinas—Unicamp, in the State of São Paulo.

Wang Wei Chang.  Mr. Chang is our chief financial officer and director of investor relations. He is also a member of the executive board and a director of Abrasca—Associação Brasileira das Companhias Abertas as well as a member of the committee of voting directors of IBEF-SP Instituto Brasileiro de Executivos de Finanças—SP. He served as a controller for Banco Chase Manhattan N.A. in Brazil, from 1992 to 1995, as a financial officer of Chase Manhattan S.A Bank N.A. in Santiago, Chile, from 1990 to 1992, and as a vice-president of Citibank N.A. in Brazil and in Hong Kong, from 1982 to 1985. Mr. Chang received an engineering degree from the University São Paulo—SP and a master’s degree in industrial engineering from the Pontifícia Universidade Católica in the State of Rio de Janeiro.

Paulo Ernani de Oliveira.  Mr. de Oliveira is our chief operating officer. He has worked for our company since 1989 in various capacities, including as our supply officer from 1993 to 2003. Mr. de Oliveira was also a member of the fiscal council of the Poultry Farming Association of Santa Catarina from 2000 to 2006. He received a degree in agronomy from the University of Passo Fundo, in the State of Rio Grande do Sul.

Nelson Vas Hacklauer.  Mr. Hacklauer is our business development officer. He has worked for our company in various capacities since 1989, including as financial and investor relations officer from 1994 to 1995 and as administrative officer from 1989 to 1994. Mr. Hacklauer received his degree in business from Faculdade de Administração de Empresas Campos Salles, in the State of São Paulo.

Wlademir Paravisi.  Mr. Paravisi is our supply officer. He has worked for our company since 1978, including as a regional director from 1999 to 2002 before becoming supply officer. Mr. Paravisi received a degree in accounting from University of the State of Santa Catarina, in the State of Santa Catarina, and a post-graduate business administration degree in agribusiness from University of São Paulo, in the State of São Paulo.

Antonio Zambelli.  Mr. Zambelli is our marketing officer. He was commercial officer of Visagis S.A, an Italian food products company, from 1989 to 1993 and also worked at Swift Armour S.A. from 1974 to 1989 before becoming marketing officer of our company in 1993. Mr. Zambelli received a degree in chemical sciences from the University of Guarulhos, in the State of São Paulo, a post-graduate degree in marketing and communication from Fundação Getúlio Vargas, in the State of São Paulo, a post-graduate degree in advanced marketing from the University of São Paulo, in the State of São Paulo, and a post-graduate degree in business administration from Fundação Dom Cabral, in the State of Minas Gerais.

Luiz Adalberto Stabile Benicio.  Mr. Benício is our technology officer. He has worked for our company in various capacities since 1986, including as animal nutrition manager from 1996 to 2001 before becoming technology officer in 2001. Mr. Benicio received a degree in animal sciences from the Fundação Universidade Estado de Maringá, in the State of Paraná, a master’s degree and Ph.D. in animal sciences from the Federal University of Viçosa, in the State of Minas Gerais. He also received a master’s degree in business administration from University of São Paulo, in the State of São Paulo.

Fiscal Council

We have a permanent fiscal council (conselho fiscal) composed of three members and their alternates who are elected at the annual shareholders’ meeting, with terms lasting until the succeeding annual shareholders’ meeting with reelection being permitted.

The following table sets forth information with respect to the members of our fiscal council and their respective alternates.

		Current Position
Name	Position Held	Held Since	Age

Vanderlei Martins	President of the Fiscal Council	March 8, 2006	52
Luis Justiniano de Arantes Fernandes	Alternate	April 6, 2004	37
Wilson José Watzko	Member of the Fiscal Council	March 8, 2006	47
Dimas Tarcisio Vanin	Alternate	October 27, 1994	50
Attilio Guaspari	Member of the Fiscal Council	April 29, 2005	59
Antonio Carlos Soares	Alternate	April 29, 2005	58

The following is a summary of the business experience, areas of expertise and principal outside business interests of our current members of the fiscal council.

Vanderlei Martins.  Mr. Martins has been a member of our fiscal council as a nominee of PREVI-BANERJ since April 2004. He served as the administrative officer of Colégio Emmanuel from 1996 to 2003. Mr. Martins holds degrees in economics and in accounting from the Instituto Superior de Ciências Aplicadas de Limeira, in the State of São Paulo. The business address of Mr. Martins is Rua das Magnólias, 998, Vila Mimosa, 13050-070, Campinas—SP.

Wilson José Watzko.  Mr. Watzko has been a member of our fiscal council as a nominee of WEG since March 2006. He has been working at WEG since 1985, and as Controller Manager there since 1991. Mr. Watzko received degrees in social sciences and in economics from Fundação Educacional Regional Jaraguaense, and from Fundação Educacional da Região de Joinville, respectively, both in Santa Catarina State. He also has a master’s degree in International and Economical Relations from UMINHO in the State of Santa Catarina. The business address of Mr. Watzko is Rua Prefeito Waldemar Grubba, 3300, 89256-900, Jaraguá do Sul—SC.

Attilio Guaspari.  Mr. Guaspari has been a member of our fiscal council as a nominee of FAPES since April 2005. He has been a member of the board of directors of Brasil Ferrovias S.A. since 2003. Mr. Guaspari received a degree in civil engineering from Escola Politécnica da Universidade de São Paulo, in the State of São Paulo and a master’s degree in business administration from COPPEAD—Federal

University of Rio de Janeiro in the State of Rio de Janeiro. The business address of Mr. Guaspari is Rua Gustavo Sampaio, 244/503, block A, Leme, 22010-010, Rio de Janeiro—RJ.

Under the Brazilian Corporation Law, the fiscal council is a corporate body independent of management and a company’s external auditors. The fiscal council has not typically been equivalent to or comparable with a U.S. audit committee; rather, its primary responsibility has been to monitor management’s activities, review the financial statements, and report its findings to the shareholders. Under an exemption pursuant to Rule 10A-3 under the Exchange Act regarding the audit committees of listed companies, a fiscal council may exercise the required duties and responsibilities of a U.S. audit committee to the extent permissible under the Brazilian Corporation Law.

To comply with Rule 10A-3, the fiscal council must meet certain standards, including the following: (1) it must be separate from the full board of directors; (2) no executive officer may be a member; and (3) Brazilian law must set forth standards for the independence of the members. The fiscal council also must, to the extent permitted by Brazilian law, among other things: (A) be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (B) have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties; and (C) receive appropriate funding from the company for payment of compensation to the external auditors, for any advisors and ordinary administrative expenses.

We have modified our fiscal council to comply with the exemption requirements. Accordingly, the fiscal council operates pursuant to a charter (regimento interno) that contemplates the activities described above to the extent permitted by Brazilian law and is compliant with the requirements of the U.S. Sarbanes-Oxley Act of 2002, the pertinent regulations and the requirements of the NYSE. Because the Brazilian Corporation Law does not permit the board of directors to delegate responsibility for the appointment, and removal of the external auditors and does not provide the fiscal council with the authority to resolve disagreements between management and the external auditors regarding financial reporting, the fiscal council cannot fulfill these functions.

The board of directors has determined that Mr. Attilo Guaspari is an “audit committee financial expert” within the meaning of the rules adopted by the SEC concerning disclosure of financial experts.

Compensation

In 2005, the aggregate compensation paid by us to all members of the board of directors and all executive officers (19 persons) for services in all capacities was approximately R$6.9 million. In addition, we paid to all executive officers approximately R$4.8 million in 2005 as part of our profit sharing.

The amount of profit sharing paid to each executive officer in any year is primarily related to our net income but is also based on an assessment of the performance of the officer during the year by our board of directors. The methodology utilized to calculate the amount paid has been related to a percentage of the net income. Starting in 2006, a new methodology will relate the amount of the profit sharing payment to a multiple of the officer’s monthly salary, taking into account actual net income measured against the budget established at beginning of each year.

The executive officers receive certain additional company benefits generally provided to company employees and their families, such as medical assistance, educational expenses, development, and supplementary social security benefits, among others. In 2005, the amount paid as benefits to the executive officers totaled R$5.9 million.

We compensate our alternate directors for each meeting of our board of directors that they attend. We also compensate alternate members of our fiscal council for each meeting of our fiscal council that they attend.

Members of our board of directors, our board of executive officers and our fiscal council are not parties to employment agreements or other contracts providing for benefits upon the termination of employment other than, in the case of executive officers, the benefits described above.

At age 61, we cease making contributions to pension plans for executive officers and other employees.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, controller and other executives. If we make any substantive amendment to the code of ethics or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website. During the year ended December 31, 2005, no such amendment was made or waiver granted.

Summary of Significant Differences of Corporate Governance Practices

Under the NYSE Corporate Governance Rules, we are required to disclose any significant differences on our corporate governance practices from those required to be followed by U.S. companies under NYSE listing standard. We have summarized these significant differences below.

We are permitted to follow practice in Brazil in lieu of the provisions of the NYSE Corporate Governance Rules, except that we will be required to have a qualifying audit committee under Section 303A.06 of the Rules, or avail ourselves of an appropriate exemption. As a foreign private issuer, we have modified our fiscal council in order to avail ourselves of an exemption from the listing standards for audit committees. See “Description of Share Capital—Fiscal Council”. In addition, our chief executive officer is obligated, under Section 303A.12(b), to promptly notify the NYSE in writing after any of our executive officers becomes aware of any material non-compliance with any applicable provisions of the NYSE Corporate Governance Rules.

Majority of Independent Directors

Under NYSE Rule 303A.01, each U.S. listed company must have a majority of independent directors. We do not have a similar requirement under Brazilian practice, and we do not have a majority of independent directors serving on our board of directors.

Separate Meetings of Non-Management Directors

Under NYSE Rule 303A.03, the non-management directors of each U.S. listed company must meet at regularly scheduled executive sessions without management. We do not have a similar requirement under Brazilian practice, but in any event, all members of our board are non-executive directors. Our independent directors do not meet separately from directors who are not independent.

Nominating/Corporate Governance Committee

Under NYSE Rule 303A.04, each U.S. listed company must have a nominating/corporate governance committee composed entirely of independent directors. We are not required to have such a committee under Brazilian law. Directors are recommended for our board of directors consistent with the shareholders’ agreement which is described under “Principal Shareholders”.

Compensation Committee

Under NYSE Rule 303A.05, each U.S. listed company must have a compensation committee composed entirely of independent directors. We are not required to have such a committee under Brazilian practice. Our board of directors is directly responsible for employee and executive compensation and recruitment, incentive-compensation and related matters.

Audit Committee

Under NYSE Rule 303A.06 and the requirements of Rule 10A-3 of the SEC, each U.S. listed company is required to have an audit committee consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, the audit committee must have a written charter compliant with the requirements of NYSE Rule 303.A.06(c), have an internal audit function and otherwise fulfill all other requirements of the NYSE and Rule 10A-3. The SEC recognized that due to the local legislation for foreign private issuers, some of the functions of the audit committee could be subordinated by local laws to our other bodies. We have availed ourselves of an exemption from the listing standards for audit committees. See “—Fiscal Council”.

Equity Compensation Plans

Under NYSE Rule 303A.08, shareholders must be given the opportunity to vote on all equity-compensation plans and material revisions thereto, with certain limited exemptions as described in the Rule. Our board of directors has authorized the establishment of a share option plan that is intended to stimulate our growth and to retain the services of executives and certain employees by enabling them to become shareholders in the company. No plan has yet been established, however, and no assurance can be given as to whether and when such a plan will be implemented or what its principal features will be. Any such plan, if established, would require the favorable vote of holders of the common shares of the company.

Corporate Governance Guidelines

Under NYSE Rule 303A.09, each U.S. listed company must adopt and disclose their corporate governance guidelines. We do not have a similar requirement under Brazilian law. However, we have listed our common shares on the Novo Mercado (New Market) of the São Paulo Stock Exchange, which requires adherence to the corporate governance standards of that Exchange specified under “Market Information—São Paulo Stock Exchange Corporate Governance Standards”. In addition, we have adopted a written policy of trading of securities and disclosure matters.

Code of Business Conduct and Ethics

Under NYSE Rule 303A.10, each U.S. listed company must adopt and disclose a code of business conduct and ethics for directors, officers and employees and promptly disclose any waivers of the code for directors or executive officers. We are subject to a similar recommendation under Brazilian law and we have adopted a Code of Ethics that applies to our directors, officers and employees.

Further information concerning our corporate governance practices and applicable Brazilian law is available on our website. We have also voluntarily adhered to the Novo Mercado listing standards of the São Paulo Stock Exchange on which our shares are traded, which impose heightened standards of disclosure, transparency and corporate governance on us. For more information concerning these standards, see “Description of Share Capital”.

PRINCIPAL SHAREHOLDERS

On July 31, 2006, we had outstanding 133,526,667 common shares (excluding 430,485 common shares held in treasury), without par value.

Principal Shareholders

The following table sets forth certain information as of July 31, 2006, with respect to (1) any person known to us to be the beneficial owner of more than 5% of our outstanding common shares and (2) the total amount of our common shares owned by our directors and executive officers as a group.

	Common Shares
	Number	%

PREVI—Caixa de Previdência dos Funcionários do Banco do Brasil*	20,987,962	15.72
Fundação Telebrás de Seguridade Social—SISTEL*	8,588,238	6.43
PETROS—Fundação Petrobras de Seguridade Social*	15,653,473	11.72
Fundação de Assistência e Previdência Social do BNDES— FAPES*	6,122,652	4.59
Fundo Inv Tit e V M Librium**	2,903,810	2.17
Weg Part. e Serviços S.A.***	7,271,935	5.45
VALIA—Fundação Vale do Rio Doce*	5,545,184	4.15
PREVI—BANERJ—Caixa de Previdência dos Funcionários do Banerj*	1,997,595	1.50
Real Grandeza Fundação de Assistência e Previdência Social*	4,738,407	3.55
All directors and executive officers as a group, including the board of directors (17 persons)	167,719	0.13

*	The Pension Funds are controlled by participating employees of the respective companies.

**	Investment fund owned by Fundação de Assistência e Previdência Social do BNDES—FAPES.

***	Weg Part. e Serviços S.A. is a public company, and it is not a party to the shareholders’ voting agreement.

Changes in Ownership

There has been no significant change in the percentage ownership held by any major shareholder during 2003, 2004 and 2005. However, in 2003, TELOS, a pension fund, sold its total participation of 0.82% of our common shares, which were subject to the shareholders’ agreement, to FAPES and then sold their remaining participation of 1.75% of our preferred shares on the São Paulo Stock Exchange.

Shareholders’ Agreements

The Pension Funds currently are parties to a shareholders’ voting agreement, dated March 6, 2006, which provides for the exercise of the voting rights of these shareholders with respect to the following matters: (1) the election of the members of our board of directors, board of executive officers and fiscal council; and (2) any of the provisions listed in Section 136 of the Brazilian Corporation Law (mainly capital stock structure, dividends, corporate reorganization, corporate purpose, among others).

These shareholders agreed to meet previously to any shareholders’ or board of directors meeting to reach an agreement as to their votes regarding such matters. The decision will be taken by the majority of the shareholders, except in relation to the (1) election of the members of our board of directors, where each shareholder is entitled to indicate one member, with the exception of PREVI — BANERJ; and (2) election of the members of the fiscal council, where PREVI — BANERJ is entitled to indicate one member.

The shareholders’ voting agreement, effective April 12, 2006, is valid for five years from that date or until the participation of the Pension Funds is less than 20%. The Pension Funds are free to transfer and encumber, in any way, totally or partially, their shares, without seeking the remaining shareholders’ approval. The shares transferred to third, unrelated parties will automatically no longer be bound to the shareholders’ voting agreement.

On May 25, 2006, we entered into a shareholders’ agreement, valid for 30 years, with Batávia’s other shareholders (Cooperativa Central de Laticínios do Paraná Ltda. and Cooperativa Central Agromilk), which provides for, among other things, (1) preemptive rights to subscribe for shares in capital increases, (2) preemptive rights to acquire the shares if one of the shareholders intends to sell part or all of its stake to third parties; (3) tag-along rights, which require that a purchaser of a controlling stake agree to purchase the shares of the remaining shareholders for the same price and under the same conditions; and (4) non-competition among the parties. Under the shareholders’ agreement, we have the right to appoint four of the seven members of Batávia’s board of directors, and the minority shareholders have the right to appoint up to three members to the board of directors, depending on the number of shares they hold in Batávia’s share capital. The agreement stipulates that the following matters, among others, are subject to the approval of shareholders holding at least 75% of Batávia’s common shares: (1) change in its corporate purpose; (2) change in its share capital structure and dividend policy; (3) any merger or acquisition; (4) any license of the Batavo brand; and (5) disposals of assets. Each minority shareholder has the option to put its shares to us during the two years following our acquisition of a controlling stake in Batávia. If exercised by any minority shareholder, the put option must be exercised with respect to at least 30% of the shares of Batávia held by such minority shareholder.

Certain Transactions

The following summarizes the material transactions that we have engaged in with our principal shareholders and their affiliates since January 1, 2003.

We have outstanding debt obligations to BNDES, including long-term loans in an aggregate principal amount of R$107.2 million at March 31, 2006 and debentures in an aggregate principal amount of R$42.1 million at March 31, 2006. BNDES is the sponsor of FAPES, one of our principal shareholders, but FAPES is managed separately. The terms of these obligations are described briefly in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt”.

From time to time, we incur trade-related loans from Banco do Brasil S.A. on arm’s-length commercial terms in the ordinary course of business. We also obtain long-term loans with favorable interest rates from Banco do Brasil S.A. to fund eligible capital expenditures in the Central-West region of Brazil under a Brazilian federal government incentive program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt.” Banco do Brasil S.A. is the sponsor of PREVI, one of our principal shareholders, but PREVI is managed separately.

Our outgrowers of poultry and hogs may obtain federal government-subsidized rural credit financing from Banco do Brasil S.A. to fund capital expenditures. We assist in arranging this long-term financing for our outgrowers. We currently do not guarantee or are not financially responsible for these financing arrangements; however, we pay part of the payments that we would otherwise make to the outgrowers directly to a mutual fund operated by Banco do Brasil S.A. to support repayment of these financings.

On September 25, 2003, we entered into a license agreement with Batávia for use of the Batavo brand in connection with the meat and processed food business that we acquired from Batávia at that time. We are required to pay royalties corresponding to a percentage of the net revenues we receive from the sale of such products. The percentages range are 0.30% for 2006, 0.40% for 2007 and 0.50% from 2008 to 2014, when the agreement expires. We acquired 51% of Batávia in the second quarter of 2006, but the agreement remains in place.

DESCRIPTION OF SHARE CAPITAL

Set forth below is a summary of the material terms of provisions of our common shares, including related provisions of our by-laws, the Brazilian Corporation Law and the rules and regulations of the CVM regarding management, reporting and disclosure requirements, and other corporate matters. This description does not purport to be complete and is qualified by reference to our by-laws, the Brazilian Corporation Law, the rules and regulations of the CVM and the rules of the Novo Mercado.

General

We are currently a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil. Our headquarters currently are located in the city of São Paulo, State of São Paulo. We are duly registered with Junta Comercial do Estado de São Paulo under the number NIRE 35.300.326.237 and with the CVM under No. 01629-2.

We increased our share capital in April 2005 through a incorporation of certain reserves, without the issue of new shares, from R$490,000,000.00 to R$800,000,000.00. As a result, our share capital was R$800,000.00 at December 31, 2005.

At a meeting held on February 17, 2006, our board of directors approved convening an annual meeting of our shareholders that took place on March 8, 2006 to authorize, among other things, the following matters: (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares; (2) a three-for-one share split of our share capital; (3) our adherence to the Novo Mercado rules and the transfer of trading of the shares issued by our company to the Novo Mercado; and (4) changes to our by-laws. There was also a special meeting of holders of our preferred shares on March 8, 2006 that approved the conversion of our preferred shares into common shares.

Except as described above there has been no change in the voting rights of our shares, and there has been no other change in our share capital since January 1, 2003.

As a result of the above authorizations, we entered into the Novo Mercado Participation Agreement with the São Paulo Stock Exchange. Through this agreement, which became effective on April 12, 2006, we were obligated to adhere to stricter requirements relating to corporate governance and the disclosure of information to the market. Additionally, as of this date, our shares started to be traded on the Novo Mercado segment of the São Paulo Stock Exchange. Our new by-laws also entered into effect at this time.

As a result of the share reclassification and related share split, our capital stock is R$800,000,000.00, fully subscribed and divided into 133,957,152 common shares. At July 31, 2006, we had 430,485 treasury shares, which were acquired in previous fiscal years with funds from income reserves, at an average cost of R$5.68 per share. According to our by-laws, our authorised share capital is 180,000,000 common shares, which may be increased up to that number independently of a corporate restructuring, upon approval by our board of directors, which will set the terms of the issuance, including the price and the period for payment. Any increase exceeding the authorized capital must be approved at an annual meeting of our shareholders. Under the Novo Mercado Participation Agreement we entered into with the São Paulo Stock Exchange, we may not issue preferred shares or shares with restricted voting rights. Accordingly, this section does not discuss the Brazilian statutory rights conferred upon holders of preferred shares.

Corporate Purpose

Article 3 of our by-laws provides that our corporate purpose consists of: processing, selling and exploration of foods in general, principally those derived from animal protein and nutritional products, which use a refrigerated supply chain for support and distribution; processing and selling of animal feed and nutriments for animals; provision of food services in general; processing, refinement and selling of vegetable oils; exploration, conservation, storage, ensilage and selling of grains, their derivates and byproducts; reforestation activities and other activities involving the extraction, processing and sale of wood; wholesale and resale selling of consumer and manufactured goods, including the selling of equipment and vehicles used in logistical activities; exportation and importation of manufactured and consumer goods; participation in other companies, which may increase our ability to attain the purposes described herein; and participating in projects that are necessary for the operation of the business of our company.

Rights of Common Shares

At our shareholders’ meetings, each share of common stock is generally empowered with one vote. Pursuant to our by-laws and our São Paulo Stock Exchange listing agreement in connection with the listing of our shares on the Novo Mercado, we may not issue shares without voting rights or with restricted voting rights. In addition, our by-laws and the Brazilian Corporation Law provide that holders of our shares are entitled to dividends or other distributions made in respect of our shares ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. See “—Payment of Dividends and Interest Attributable to Shareholders’ Equity” for a more complete description of payment of dividends and other distributions on our shares. In addition, upon our liquidation, holders of our shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Holders of our shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe for new shares as provided by the Brazilian Corporation Law. See “—Preemptive Rights”.

According to the Brazilian Corporation Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;

•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian law described under ‘—Preemptive rights”;

•	the right to inspect our management in accordance with the provisions of the Brazilian Corporation Law; and

•	the right to withdraw from our company in the cases specified in the Brazilian Corporation Law, which are described under “—Withdrawal Rights”.

Meetings of Shareholders

Under the Brazilian Corporation Law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held within 120 days of the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting. The election of our directors typically takes place at the annual shareholders’ meeting, although under Brazilian law it may also occur at a special shareholders’ meeting. Members of the fiscal council (conselho fiscal), if the requisite number of shareholders requests its establishment, may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year. Under our by-laws and the Brazilian Corporation Law, the following actions, among others, may be taken only at a shareholders’ meeting:

•	amendment of our by-laws;

•	election and dismissal, at any time, of the members of our board of directors and fiscal council and approval of their aggregate compensation;

•	approval of management accounts and our audited financial statements;

•	granting stock awards and approval of stock splits or reverse stock splits;

•	approval of stock option plans for our management and employees, as well as stock option plans for companies directly or indirectly controlled by us;

•	authorization of the issuance of debentures, except as established in paragraph 1 of Article 59 of the Brazilian Corporation Law;

•	suspension of the rights of a shareholder;

•	approval, in accordance with the proposal submitted by our board of directors, of the distribution of our profits and payment of dividends;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of our share capital;

•	approval of our transformation, merger, consolidation, spin-off or any dissolution or liquidation, and the appointment and dismissal of a liquidator and review of the reports prepared by the liquidator and by the fiscal council acting during our liquidation;

•	election of the liquidator, as well as the members of our fiscal council which shall be installed in the event of our liquidation;

•	authorization to delist from the Novo Mercado and to become a private company, as well as to retain a specialized firm to prepare a valuation report with respect to the value of our shares in such circumstances; and

•	authorization to petition for bankruptcy or file a request for judicial or extra-judicial restructuring.

Quorum

As a general rule, the Brazilian Corporation Law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least 25% of our issued and outstanding shares on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend our by-laws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding share capital entitled to vote on the first call and any percentage on the second call. In most cases, the affirmative vote of shareholders representing at least the majority of our issued and outstanding shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing not less than one-half of our issued and outstanding shares is required to, among other measures:

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	consolidate with or merge our company into another company;

•	spin-off assets of our company;

•	approve our participation in a centralized group of companies;

•	apply for cancellation of any voluntary liquidation;

•	approve our dissolution; and

•	approve the merger of all of our shares into another Brazilian company.

A quorum smaller than the quorum established by the Brazilian Corporation Law may be authorized by the CVM for a public company with widely traded and held shares that has had at least half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

Elimination of or amendment to limit the shareholder’s rights under Article 37 of our by-laws, which requires any shareholder who becomes the holder of 20% or more of our total capital stock to effect a public tender offer for all of our outstanding stock, is only permitted when approved by the majority of shareholders present at the shareholders’ meeting. The shareholders who approve such elimination or amendment must launch a public tender offer in accordance with the rules established by article 37 of our by-laws.

Notice of Our Shareholders’ Meeting

Under the Brazilian Corporation Law, notice of each of our shareholders’ meetings must be published at least three times in the Diário Oficial de São Paulo, the official newspaper of the state of São Paulo, and in another widely circulated newspaper in the same state, which is currently a newspaper specializing in business matters called Valor Econômico. Such notice must contain the agenda for the meeting and, in the case of an amendment to our by-laws, a summary of the proposed amendment. The first notice must be published at least 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on second call. However, pursuant to our by-laws, the shareholders’ meeting to approve our delisting from the Novo Mercado or a going private transaction must be called not less than 30 days prior to the meeting. In certain other circumstances, the CVM may require that the first notice be published not later than 30 days prior to the meeting. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the extraordinary shareholders’ meeting so that the CVM can become familiar with and analyze the proposals to be submitted at the meeting and, if applicable, inform the company, up to the end of the suspension, the reasons why it believes that a proposed resolution violates legal or regulatory provisions.

Location of Our Shareholders’ Meeting

Our shareholders’ meetings take place at our head offices in the City of São Paulo, State of São Paulo. The Brazilian Corporation Law allows our shareholders to hold meetings in another location in the event of force majeure, provided that the meetings are held in the City of São Paulo and the relevant notice includes a clear indication of the place where the meeting will occur.

Who May Call Our Shareholders’ Meetings

Our board of directors may call shareholders’ meetings. Shareholders’ meetings also may be called by:

•	any shareholder, if our board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and our by-laws;

•	shareholders holding at least 5% of our shares, if our board of directors fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda;

•	shareholders holding at least 5% of our shares if our board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council;

•	our fiscal council, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our by-laws. The fiscal council may also call an extraordinary general shareholders’ meeting if it believes that there are important or urgent matters to be addressed; and

•	the chairman of our board of directors, within two days of a determination by the São Paulo Stock Exchange that the prices of our securities must be quoted separately from other Novo Mercado securities or following the suspension of trading of our shares on the Novo Mercado, in each case, due to our non-compliance with the Novo Mercado Regulations. All members of our board of directors must be replaced at such shareholders’ meeting. If the chairman of the board of directors fails to call such shareholders’ meeting within the prescribed time limit, any shareholder of our company may do so.

Conditions of Admission

Our shareholders may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting, which proxy must be either a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as our company, a financial institution. An investment fund shareholder must be represented by its investment fund officer or a proxy.

Pursuant to our by-laws, shareholders attending a shareholders’ meeting must deliver, at least five days prior to the shareholders’ meeting, proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and, if necessary, a receipt issued by the custodian agent, a power of attorney (if the shareholder is represented by a third party) and/or an extract evidencing the holding of registered shares.

The shareholders who do not submit proof of their status as shareholders or who cannot provide the power of attorney (if the shareholder is represented by a third party) within at least five days prior to the shareholders’ meeting may be prevented from attending a shareholders’ meeting, to the extent there is no legal restriction to this provision of our by-laws. Any disputes relating to this provision of our by-laws may be submitted to arbitration conducted in accordance with the Novo Mercado rules.

Board of Directors

According to our by-laws, our board of directors consists of seven members and an equal number of alternates. The members of our board of directors are elected at the annual shareholders’ meeting for a period of two years, and may be reelected. The Brazilian Corporation Law requires each director to hold at least one of our shares. At least 20% of the directors must be independent (as defined in the Novo Mercado regulations). There is no mandatory retirement age for our directors.

Under the Novo Mercado rules, the members of our board of directors must, prior to taking office, sign a compliance statement subscribing to the Novo Mercado rules.

Pursuant to our by-laws, a shareholder who intends to nominate one or more members of our board of directors, other than the current members of the board of directors, must notify us in writing at least five days prior to the shareholders’ meeting at which the members of the board of directors will be elected, providing us with the name and resume of the candidate. In case we receive such a notification, we must disclose receipt and the contents of such notification (1) immediately, electronically, to the CVM and São Paulo Stock Exchange; and (2) through a press release to our shareholders, within not less than three days after receipt of such notification, considering only the days the newspapers generally used by us are published.

Pursuant to our by-laws, shareholders who fail to provide notice of their intention of appointing members to our board of directors may be deprived from appointing these members at the shareholders’ meeting. We believe that this provision is valid and enforceable as it provides other shareholders with the opportunity to learn about the candidates and prepare themselves and, if they so desire, to attend and vote at the respective shareholders meeting. In case of any dispute arising from efforts to appoint members that were not previously notified under the terms required by our by-laws, such dispute may be submitted to arbitration in accordance with the rules of Novo Mercado.

The Brazilian Corporation Law sets forth that the multiple vote system must be observed upon request of shareholders representing at least 10% of our voting share capital. The multiple vote system entitles each shareholder to as many votes as there are members of the board of directors for each share they hold. Further, shareholders have the right to allocate their votes to one candidate or several. Under CVM Instruction 282, the minimum percentage of voting capital required for the adoption of multiple vote system by a publicly held company may be reduced based on its share capital, varying from 5% to 10%. In our case, considering the amount of our share capital, shareholders representing 5% of the voting capital may request the adoption of multiple vote system to elect the members of our board of directors. If there is no request for the adoption of the multiple vote system, directors are elected by a majority of the shareholders of our issued and outstanding common shares present in person or represented by proxy at a shareholders’

meeting, except that any minority shareholders that, individually or collectively, hold at least 10% of the common shares have the right to select one director and his or her alternate.

Under our by-laws, if multiple voting is not requested, the members of our board of directors may decide, by a majority of the members present, to propose a complete list of candidates to replace vacancies. In the event multiple voting is requested, each candidate from the list proposed by the board of directors will be considered one candidate for the board of directors.

Pursuant to our by-laws, if a shareholder requests the adoption of the multiple vote system, as provided by paragraph 1 of Section 141 of the Brazilian Corporation Law, we must disclose receipt and the contents of such notification (1) immediately, electronically, to the CVM and the São Paulo Stock Exchange, and (2) through a press release to our shareholders, within not more than two days after receipt of such notification, considering only the days the newspapers generally used by us are published.

Fiscal Council

Under the Brazilian Corporation Law, the fiscal council is an outside auditing body independent of the company’s management. Its main responsibility is to inspect the actions of the management and audit our financial statements, reporting their observations to the shareholders.

We have a permanent fiscal council composed of three members and an equal number of alternates. Under the Novo Mercado rules, the members of the fiscal council must, prior to taking office, sign a compliance statement subscribing to the Novo Mercado Listing Regulations and Arbitration Regulations of the Capital Market Arbitration Chamber.

Members of the fiscal council may not be members of the board of directors, officers or an employee of a controlled company or a company from the same group, nor may they be the spouse or relative of any of our officers. The Brazilian Corporation Law also requires that members of the fiscal council receive remuneration, at a minimum, in the amount of 10% of the average remuneration paid to directors, excluding other benefits. At least one of the members of our fiscal council must have a background in accounting, auditing and finance, which qualifies him or her as a “financial expert” (as defined in the U.S. Sarbanes-Oxley Act of 2002). According to our by-laws, a member of the fiscal council shall not act as a member of more than another two corporate bodies, such as the board of directors, fiscal council or audit committee.

Transactions in Which Directors and Officers Have a Conflict of Interest

Our by-laws contain a specific provision limiting the right of a director to vote on a proposal, arrangement or contract in which the director has an interest that conflicts with our interests. In addition, the Brazilian Corporation Law prohibits a director or officer from:

•	performing any charitable act at our expense, except for such reasonable charitable acts for the benefit of employees or of the community in which we participate, upon approval by the board of directors or the executive officers;

•	by virtue of the director’s or officer’s position, receiving any type of direct or indirect personal advantage from third parties without authorization in our by-laws or from a shareholders’ meeting;

•	borrowing money or property from us or using our property, services or credits for the director’s or officer’s own benefit, for the benefit of a company in which the director or officer has an interest or of a third party, without the prior approval of the shareholders’ meeting or of our board of directors;

•	taking part in any corporate transaction in which the director or officer has an interest that conflicts with our interests, or in the decisions made by other directors or officers on the matter;

•	using, for its own benefit or for the benefit of third parties, commercial opportunities made known to it as a result of its participation in our management;

•	failing to exercise or protect our rights or, for the purposes of obtaining benefits for itself or third parties, missing business opportunities for us; and

•	purchasing, for resale, assets or rights known to be of interest to us or necessary for our activities.

Allocation of Net Profits and Distribution of Dividends

At each annual shareholders’ meeting, our board of executive officers and our board of directors are required to recommend how to allocate our net profits, if any, from the preceding fiscal year. This allocation is subject to deliberation by our shareholders.

The Brazilian Corporation Law defines “net profits” for any fiscal year as net profits after income and social contribution taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our net profits in such fiscal year. Our board of directors’ and board of executive officers’ participation in our net profits, when allocated, can be in an amount approved by the shareholders’ meeting up to 10% of our net profits in such fiscal year.

Our by-laws provide that an amount equal to 25% of our net profits, if any, as reduced by amounts allocated to our legal reserves and contingency reserves, and increased by any reversals of our contingency reserves, if any, should be allocated for dividend distributions or payment of interest on shareholders’ equity in any particular year. The calculation of our net profits, allocations to reserves and distributable amounts are determined on the basis of our unconsolidated financial statements prepared in accordance with the Brazilian Corporation Law.

Profit Reserve Accounts

The financial statements of corporations incorporated under Brazilian law include two principal reserve accounts: profit reserves and capital reserves.

Profit reserves.  Under the Brazilian Corporation Law, our profits reserves account is comprised of legal reserves, unrealized profit reserves, contingency reserves, by-law reserves and retained earnings reserves. Allocations to each of these reserves (other than the legal reserve) are subject to approval by our shareholders at our annual shareholders’ meeting.

Legal reserve.  Under the Brazilian Corporation Law and our by-laws, we are required to maintain a legal reserve to which we must allocate 5% of our net profits for each fiscal year until the aggregate amount in the reserve equals 20% of our share capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to our other established capital reserves, exceeds 30% of our total capital. The amounts to be allocated to such reserve must be approved by our shareholders at a shareholders’ meeting and may only be used to increase our share capital or to absorb losses, but are not available for distribution. At March 31, 2006, we had a legal reserve of R$40.3 million.

Unrealized profit reserve.  Under the Brazilian Corporation Law, the amount by which the distributable amount exceeds realized net profits in a given fiscal year may be allocated to unrealized profits reserves. The Brazilian Corporation Law defines realized net profits as the amount by which our net profits exceed the sum of (1) our net income, if any, as derived using the equity method of accounting for earnings and losses of our subsidiaries and some of our affiliates and (2) the profits, gains or returns that will be received by our company after the end of the next fiscal year. The profits allocated to the unrealized profits reserves, must be added to the next mandatory minimum dividend distribution after those profits have been realized, if they have not been used to absorb losses in subsequent periods. At March 31, 2006, we did not have an unrealized profits reserve.

Contingency reserve.  Under the Brazilian Corporation Law, a percentage of our net profits may be allocated to a contingency reserve for estimable losses that are considered probable in future years. Any amount so allocated in a prior year must either be reversed in the fiscal year in which the loss had been anticipated if the loss does not occur as projected or be offset in the event that the anticipated loss occurs. At March 31, 2006, we did not have a contingency reserve.

By-law reserves.  Under the Brazilian Corporation Law, any corporation may provide in its by-laws for additional reserves, provided that the maximum amount that may be allocated, the purpose and allocation criteria of the reserve are specified. Our by-laws provide for two by-law reserves:

•	Reserves for increases in capital. 20% of our adjusted net profits for each fiscal year should be allocated to our reserves for increases in capital until the aggregate amount in such reserve equals 20% of our share capital. At March 31, 2006, we had reserves for increases in capital of R$72.2 million.

•	Expansion reserves. Under our by-laws, shareholders’ meetings may decide to retain a portion of net profits to allocate to an expansion reserve, up to a limit of 80% of our share capital. This reserve is intended to minimize the effects of a decrease in our working capital. At March 31, 2006, we had an expansion reserve of R$162.6 million.

Retained earnings reserves.  Under the Brazilian Corporation Law, our shareholders may decide at a general shareholders’ meeting to retain a portion of our net profits that is provided for in a capital expenditure budget. At March 31, 2006, we did not have a retained earnings reserve.

Capital reserve.  Under the Brazilian Corporation Law, capital reserve consists of the share premium from the issuance of shares, goodwill reserves from merger, sales of founders’ shares, sales of subscription warrants, premium from the issuance of debentures, tax and fiscal incentives and gifts. Amounts allocated to our capital reserve are not taken into consideration for purposes of determining the mandatory minimum dividends. Upon joining the Novo Mercado, we are not allowed to issue founders’ shares. In addition, in the case of companies listed in the Novo Mercado, the remaining balance in the capital reserve may only be used to increase share capital or absorb losses which surpass accumulated profits and the profit reserves; or to redeem, reimburse or purchase of shares. At March 31, 2006, we did not have a capital reserve.

Payment of Dividends and Interest on Shareholders’ Equity

The by-laws of a Brazilian company must specify a minimum percentage of profit available for distribution, which must be paid to shareholders as mandatory dividends or as interest on shareholders’ equity.

Consistent with the Brazilian Corporation Law, our by-laws provide that an amount, equal to at least 25% of our net profits, as further adjusted pursuant to Article 202 of the Brazilian Corporation Law, must be distributed as mandatory dividends. The calculation of our net profits and allocations to reserves for any fiscal year are determined on the basis of our financial statements prepared in accordance with the Brazilian Corporation Law.

While we are required under the Brazilian Corporation Law to pay a mandatory dividend each year, we may suspend the mandatory dividends if our administrative bodies report to our annual shareholders’ meeting that the distribution is incompatible with our financial condition. Our fiscal council, if in operation, must review any suspension of mandatory dividends recommended by our management. In such case, our management would be required to submit a report to the CVM setting out the reasons for any suspension of dividends. Profits not distributed by virtue of such a suspension are allocated to a special reserve and, if they are not absorbed by any subsequent losses, are required to be distributed as dividends, as soon as our financial condition permits their distribution.

By decision of our board of directors, the mandatory dividends may be made in the form of interest on shareholders’ equity, which is deductible when calculating our income tax and social contribution.

Dividends.  We are required by the Brazilian Corporation Law and by our by-laws, to hold an annual shareholders’ meeting no later than the fourth month following the end of each fiscal year at which, among other things, the shareholders must vote to declare an annual dividend. The annual dividend is calculated based on our audited financial statements prepared for the immediately preceding fiscal year.

Any holder of shares on the date the dividend is declared is entitled to receive the dividend. Under the Brazilian Corporation Law, dividends are generally required to be paid within 60 days of the declaration date, unless the shareholders’ resolution establishes another date of payment, which, in any case, must occur before the end of the fiscal year in which the dividend is declared.

Our by-laws do not require that we index the amount of any dividend payment to inflation.

Our board of directors may declare interim dividends or interest attributable to shareholders’ equity based on realized profits verified in semi-annual financial statements. The board of directors may also declare dividends based on financial statements prepared for shorter periods. Any payment of interim dividends may be set off against the amount of mandatory dividends relating to the net profits earned in the year in which the interim dividends were paid.

Interest on Shareholders’ Equity.  Since January 1, 1996, Brazilian companies are permitted to pay interest on shareholders’ equity and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and since 1998, for the purpose of social contribution tax. The amount of the deduction is limited to the greater of: (1) 50% of our net profits (after deduction of social contribution and before payment of any interest or any deduction for income taxes) relating to the period to which the payment is made; and (2) 50% of our accumulated profits. The payment of interest on shareholders’ equity is an alternative to the payment of mandatory dividends. The rate applied in calculating interest on shareholders’ equity cannot exceed the TJLP (Taxa de Juros de Longo Prazo), the Brazilian long-term interest rate, for the applicable period. The amount distributed to our shareholders as interest on shareholders’ equity, net of any income tax, may be included as part of the mandatory dividends. In accordance with applicable law, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest on shareholders’ equity, after payment of any applicable withholding tax, plus the amount of declared dividends is at least equivalent to the mandatory dividend amount.

Any payment of interest on shareholders’ equity to holders of common shares or ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (1) that does not impose income tax or whose income tax rate is lower than 20% or (2) which does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. See “Taxation—Brazilian Tax Considerations—Income Tax—Interest on Shareholders’ Equity”. Under our by-laws, we may include the amount distributed as interest on shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

There are no restrictions on our ability to distribute dividends that have been lawfully declared under Brazilian law. However, as with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately nine months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad. See “Risk Factors—Risks Relating to Brazil—Restrictions on the movement of capital out of Brazil may adversely affect your ability to receive dividends and distributions on, or the proceeds of any sale of, our common shares and the ADSs”.

Prescription.  Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

Withdrawal Rights

Shareholders who dissent from certain actions taken by our shareholders at a shareholders’ meeting have withdrawal rights. Under the Brazilian Corporation Law, a shareholder’s withdrawal rights may be exercised in the following circumstances, among others:

•	spin-off (as described below);

•	reduction in our mandatory dividends;

•	change in our corporate purpose;

•	our consolidation with or merger into another company;

•	merger of shares involving us;

•	our participation in a group of companies (as defined in the Brazilian Corporation Law); or

•	the acquisition by us of the control of any company if the acquisition price exceeds the limits established in the second paragraph of Article 256 of the Brazilian Corporation Law.

However, under the Brazilian Corporation Law, a spin-off will not trigger withdrawal rights unless, as a result:

•	there is a change of our corporate purpose, except to the extent that the principal business purpose of the entity to which the spun-off assets and liabilities were transferred is consistent with our business purpose;

•	there is a reduction in our mandatory dividend; or

•	we are made part of a centralized group of companies, as defined in Brazilian Corporation Law.

In cases where we:

•	merge into or consolidate with another company;

•	participate in a group of companies (as defined under the Brazilian Corporation Law);

•	participate in a merger of shares; or

•	acquire the control of any company if the acquisition price exceeds the limits established in the second paragraph of Article 256 of the Brazilian Corporation Law, our shareholders will not be given withdrawal rights if our shares: (1) are “liquid,” which means that they are part of the São Paulo Stock Exchange Index or another traded stock exchange index, as defined by the CVM, and (2) are widely held, such that our controlling shareholders and their affiliates jointly hold less than 50% of the type or class of shares that are being withdrawn.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of this period if we determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Any shareholder who exercises withdrawal rights is entitled to receive book value for its shares, based on our most recent audited balance sheet approved by our shareholders. However, if the resolution giving rise to the withdrawal rights is made more than 60 days after the date of our most recent balance sheet, a shareholder may request that its shares be valued in accordance with a new balance sheet dated no more than 60 days prior to the date of the resolution. In such case, we are obligated to pay 80% of the refund value of the shares according to our most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution at the shareholders’ meeting that gave rise to withdrawal rights.

Redemption

Under the Brazilian Corporation Law, we may redeem our shares by a decision taken in an extraordinary shareholders’ meeting by shareholders representing at least 50% of our share capital.

Preemptive Rights

Except as described below, each of our shareholders has a general preemptive right to participate in any issuance of new shares, convertible debentures and warrants, in proportion to its shareholding at such time, but the conversion of debentures and warrants into shares, the granting of options to purchase shares and the issuance of shares as a result of its exercise, are not subject to preemptive rights.

A period of at least 30 days following the publication of notice of the issuance of shares, convertible debentures and warrants is allowed for the exercise of the preemptive right, and the right may be transferred or disposed of for value. Under the terms of Article 172 of the Brazilian Corporation Law and our by-laws, our board of directors may reduce or exclude preemptive rights or reduce the exercise period with respect to the issuance of new shares, debentures convertible into our shares and warrants up to the limit of our authorized stock capital if the distribution of those securities is effected through a stock exchange, through a public offering or through an exchange offer for shares in a public offering the purpose of which is to acquire control of another company. Preemptive rights are not being extended to shareholders in connection with this offering in accordance with our by-laws.

Anti-Takeover Effects of Certain Provisions of our By-Laws

Our by-laws contain provisions that have the effect of avoiding concentration of our shares in the hands of one small group of investors, in order to promote more widespread ownership of our shares.

To this end, these provisions require each shareholder who becomes the holder of 20% or more of our total share capital to, within 30 days from the date of such acquisition, commence a public tender offer in accordance with the CVM and the São Paulo Stock Exchange regulations and our by-laws offer to buy all of our outstanding shares. Shareholders who become holders of 20% or more of our capital stock through beneficial ownership of our shares are also required to make a public tender offer.

These provisions are also not applicable to shareholders who become holders of 20% or more of our shares as a result of: (1) legal succession, provided that the shareholder sells any shares in excess of the 20% limit within 60 days of the event; (2) the merger of another company into us; (3) the merger of shares of another company by us; and (4) the acquisition of 20% or more of our shares through a primary offering which has been approved at a shareholders’ meeting duly called by our board of directors; provided that the share issue price has been set based on the economic value of the shares, as determined by a valuation report prepared by a specialized and independent firm.

Involuntary capital increases resulting from cancellation of treasury shares or capital reductions with cancellation of shares shall not be considered in the calculation of the 20% of total shares issued by us.

The public tender offer must be (1) directed to all our shareholders, (2) made through an auction to take place at the São Paulo Stock Exchange, (3) launched at a set price in accordance with the procedure set forth below, and (4) paid upfront, in Brazilian currency. The price per share in the public tender offer shall be equivalent at least to the greater of: (a) the economic value of our company, determined pursuant to Article 37 of our by-laws; (b) 135% of the issue price of the shares issued in any capital increase through a public offering that takes place within the preceding 24-month period; and (c) 135% of the market price of our shares within the preceding 30-day period.

In the event CVM regulations applicable to the public tender offer determine the adoption of a share price calculation criterion which results in a higher share price, the price set in accordance with the CVM regulations shall prevail.

The realization of the public tender offer does not exclude the right of another of our shareholders or, if the case may be, of our right to launch a competing public tender offer, in accordance with applicable regulations.

All shareholders who vote in favor of an amendment to the provisions of our by-laws, that result in the limitation of rights of shareholders to make the public tender offer or the elimination of such mechanism, are obligated to launch a public tender offer based on the existing rules.

Restriction on Certain Transactions by Controlling Shareholders, Directors and Officers

We, our controlling shareholders, members of our board of directors, executive officers and members of our fiscal council and members of any technical or advisory body or whomever which, by virtue of its title, duty or position in us, or in our controlling shareholders, controlled companies or affiliates, have knowledge of a material fact, and any other person who has knowledge of material information and knows it has not been disclosed to the market (including auditors, analysts, underwriters and advisers), are considered insiders, and must abstain from trading our securities, including derivatives based on our securities, prior to the disclosure of such material information to the market.

Such restriction will also apply:

•	to any of our former officers, directors or members of the fiscal council for a six-month period, if any such officer, director or member of the fiscal council left office prior to disclosure of material information which occurred while in office;

•	if we intend to merge or combine with another company, consolidate, spin off part or all of our assets or reorganize, until such information is disclosed to the market;

•	to us, if an agreement for the transfer of our control has been executed, or if an option or mandate to such effect has been granted, until such information is disclosed to the market;

•	during the 15-day period before the disclosure of the quarterly and annual financial statements required by the CVM; or

•	to the controlling shareholders, the officers, and members of the board of directors, whenever we, or any of our controlling companies, affiliates or companies subject to the same control, are in process of purchasing or selling shares issued by us.

Restriction on Certain Transactions Outside our Corporate Purposes

The Brazilian Corporation Law forbids us to undertake any business practices inconsistent with our central corporate purpose and core business, including the granting of pledges, collateral, endorsement or any guarantees not related to our central corporate purpose, or contrary to our by-laws, except for those practices already in force, and any such practices will be null and void.

Arbitration

Any disputes or controversies relating to the listing rules of the Novo Mercado, our by-laws, the Brazilian Corporation Law, the rules published by the CMN, the Central Bank, the CVM, any shareholders’ agreement filed at our headquarters, and other rules applicable to the Brazilian capital markets in general, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the São Paulo Stock Exchange. According to Chapter 12 of these Rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes. Any shareholder who becomes the holder of 5% or more of our total capital stock must agree to comply with the rules of the São Paulo Stock Exchange Arbitration Chamber within 30 days of the acquisition of the shares.

In addition, the Novo Mercado rules provide that the São Paulo Stock Exchange, any controlling shareholder, directors, members of the fiscal council and our company must submit any dispute or controversy relating to or derived from the Novo Mercado rules, the Novo Mercado Participation Agreement, the Cláusulas Compromissórias, including the sections on enforceability, validity, applicability, interpretation, breach and its effects, to arbitration by the Chamber of Arbitration of the São Paulo Stock Exchange in accordance with its rules.

Going Private Process

We may become a private company by decision of our controlling shareholder or group of controlling shareholders only if we or our controlling shareholders conduct a public tender offer to acquire all of our outstanding shares in accordance with the rules and regulations of the Brazilian Corporation Law and the CVM regulations. The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by an appraisal report issued by a specialized firm.

The appraisal report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares (excluding, for such purposes, the shares held by the controlling shareholder, its partner and any dependents included in the income tax statement, should the controlling shareholder be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes) from a list of three institutions presented by our board of directors. All the expenses and costs incurred in connection with the preparation of the appraisal report must be paid for by the controlling shareholder.

Shareholders holding at least 10% of our outstanding shares (as adjusted in the prior paragraph) may require our management to call a special shareholders’ meeting to determine whether to perform another valuation using the same or a different valuation method. This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering. The shareholders who make such request as well as those who vote in its favor, must reimburse us for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price. If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.

If our shareholders determine to take us private and at that time we are controlled by a shareholder holding less than 50% of our total capital stock or by a shareholder who is not a member of a group of shareholders (as defined in our by-laws), we must conduct the public tender offer, within the limits imposed by law. In this case, subject to applicable regulation, we may only purchase shares from shareholders who have voted in favor of us becoming a private company after purchasing all shares from the other shareholders who did not vote in favor of such deliberation and who have accepted the public tender offer.

Delisting from the Novo Mercado

At any time, we may delist our shares from the Novo Mercado, provided that shareholders representing the majority of our shares approve the action and that we give at least 30 days written notice to the São Paulo Stock Exchange. The deliberation must specify if the delisting will occur because the securities will no longer be traded on the Novo Mercado, or because we are going private. Our delisting from the Novo Mercado will not result in the loss of our registration as a public company on the São Paulo Stock Exchange.

If we delist from the Novo Mercado, by deliberation taken at a shareholders’ meeting, our controlling shareholder or group of controlling shareholders must conduct a public offering for the acquisition of our outstanding shares, within a period of 90 days, if we delist in order for our shares to be tradable outside the Novo Mercado, or within a period of 120 days, if we delist as a result of a corporate reorganization, in which the surviving company is not listed on the Novo Mercado. The price per share shall be equivalent to the economic value of those shares as determined in a valuation report prepared by a specialized and independent company of recognized experience, which will be chosen at a shareholders’ meeting from a list of three institutions presented by our board of directors, by an absolute majority of the votes of our outstanding shares of the shareholders present at the meeting (excluding, for such purposes, the shares held by the controlling shareholder, its partner and dependents included in the income tax statement, should the controlling shareholder be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes). All the expenses and costs incurred in connection with the preparation of the valuation report must be paid by the controlling shareholder.

If we are subject to widespread control, our delisting from the Novo Mercado, either for our shares to be traded outside the Novo Mercado or as a result of a corporate reorganization, the shareholders that voted in favor of such deliberation must conduct a public tender offer for the acquisition of our shares subject to applicable regulation.

Pursuant to our by-laws, we may also be delisted if the São Paulo Stock Exchange decides to suspend trading of our shares on the Novo Mercado due to our non-compliance with the Novo Mercado Regulations, in this case, the chairman of the board of directors must call a shareholders’ meeting, within two days of the determination by the São Paulo Stock Exchange, in order to replace all members of our board of directors. If the chairman of the board of directors does not call the shareholders’ meeting, any shareholder may do so. The new board of directors will be responsible for compliance with the requirements that resulted in the delisting.

Additionally, if we delist from the Novo Mercado (1) as a result of our non-compliance with the Novo Mercado Regulations resulting from a deliberation taken at our shareholders’ meeting, the public tender offer must be conducted by the shareholders who voted in favor of the deliberation, or (2) as a result of our non-compliance with the Novo Mercado Regulations resulting from acts of our management, we must conduct the public tender offer in order to become a private company, within the limits imposed by law.

Under the Novo Mercado Listing Regulations, in the event of a transfer of our shareholding control within 12 months following our delisting from the Novo Mercado, the selling controlling shareholders and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, adjusted for inflation.

If our shares are delisted from the Novo Mercado, we will not be permitted to have shares listed on the Novo Mercado for a period of two years after the delisting date, unless there is a change in our control after this delisting from the Novo Mercado.

Widespread Control

There will be widespread control over our activities if such control is exercised by: (1) shareholders that hold less than 50% of our share capital; (2) shareholders that together hold a percentage greater than 50% of our share capital, provided these shareholders have not entered into voting agreements, are not under common control and are not acting in concert; and (3) shareholders that have entered into a shareholders’ agreement which together hold less than 50% of our share capital.

As set forth in our by-laws, such shareholders must not be considered controlling shareholders in the following circumstances, among others: (1) in the event we go private, we will be responsible for the public offering, at a price corresponding to the economic value set forth in an appraisal report, provided, however, that subject to applicable regulation, we will only be able to acquire the shares owned by shareholders that voted in favor of such cancellation after having acquired the shares of the shareholders voting against such decision and which have accepted the public offering; (2) in the event we delist from the Novo Mercado as a result of a resolution of the shareholders, shareholders who voted in favor of the delisting will be responsible for conducting the public offering at a price corresponding to the economic value set forth in an appraisal report; and (3) in the event we delist from the Novo Mercado as a result of non-compliance with the obligations set forth in its rules, shareholders voting in favor of the decision which resulted in such non-compliance will be responsible for conducting the public offering at a price corresponding to the economic value set forth in an appraisal report, provided that if the non-compliance resulted from the actions of our management, we will be responsible for the public offering.

Change of Control

Under the rules of the Novo Mercado, the direct or indirect sale of our control, in one transaction or in a series of transactions must contemplate an obligation by the acquirer to complete, subject to applicable regulation, a public tender offer for the acquisition of all other outstanding shares on the same terms and conditions granted to the selling controlling shareholder.

A public offering is also required:

•	when there is a significant assignment of share subscription rights or rights of other securities convertible into our shares, which results in the transfer of our control;

•	in case of an indirect transfer of our control; and

•	when an existing shareholder acquires control in the context of a private transaction. In this case, the acquiring shareholder must (1) complete a public tender offer for the acquisition of our remaining shares on the same terms and conditions offered to the selling shareholder and (2) reimburse the counterparties from whom it has acquired our shares on the stock exchange in the six-month period preceding the transaction which resulted in a change in control. The reimbursement amount corresponds to the positive difference between the price paid to the selling shareholder in the transaction that resulted in a change of control and the adjusted price paid in the transactions carried out on the São Paulo Stock Exchange during this six-month period.

In the event we are subject to widespread control, the shareholder that acquires our control will only be obligated to conduct a public tender offer to acquire our remaining shares if there is a sale of a number of shares of our capital stock that entitles the acquiring shareholder to, directly or indirectly, in fact or for legal purposes, effectively control our business and orient our management. Such situations must be analyzed on a case-by-case basis. The change of control concept provided for in our by-laws and the situations in which the acquiring shareholder is required to make a public tender offer, includes and may be broader than the concepts and situations provided for in the Brazilian Corporation Law and in the Novo Mercado Listing Regulations.

The acquirer, if applicable, must take all necessary measures to reconstitute the minimum 25% free float within six months of the acquisition.

The controlling shareholder shall not transfer our shares held by it to the purchaser of our control, and we shall not register the transfer of such shares, if the purchaser fails to execute the Terms of Consent of the Novo Mercado Regulations and the Rules of the Market Arbitration Chamber established by the São Paulo Stock Exchange.

Public Tender Offers

Pursuant to our by-laws, if more than one of the requirements to conduct public tender offers is satisfied at the same time, we or our shareholders, as the case may be, may decide to conduct one single public tender offer, provided the procedures required for both public tender offers are compatible and there is no prejudice to the beneficiaries of the public tender offer and, when required by law, CVM authorization is obtained.

In addition, under our by-laws, we or shareholders conducting a public offering may do so through any shareholder, third party and, as the case may be, ourselves. We or the shareholders conducting the public offering, as the case may be, are subject to liability until the public offering is concluded in accordance with applicable law.

Suspension of Rights of Acquiring Shareholder for Violation of our By-laws

In the event an acquiring shareholder violates the provisions of our by-laws regarding the need to conduct a public tender offer as a result of a change of our control or of the purchase of shares representing 20% or more of our capital stock, the rights of such acquiring shareholder will be suspended by deliberation at our shareholders’ meeting. If such a violation occurs, we must hold a shareholders’ meeting and the acquiring shareholder will not be entitled to vote at such meeting.

Purchases of Our Shares by Our Company

Our by-laws entitle our board of directors to approve the acquisition of our shares. The acquisition of our shares for cancellation or maintenance in treasury may not, among other actions:

•	result in a reduction of our share capital;

•	require the use of resources greater than our retained earnings or reserves (other than the legal reserve, unrealized profit reserve, revaluation reserve, and special mandatory dividend reserves) recorded in our most recent balance sheet;

•	create, directly or indirectly, any artificial demand, supply or share price condition, or use any unfair practice as a result of any action or omission;

•	be conducted during the course of a public tender offer of our shares; or

•	be used to purchase shares not fully paid or held by our controlling shareholder.

The decision to purchase our own shares must be taken by the board of directors, which shall specify (1) the purpose of the transaction; (2) the amount of shares to be purchased; (3) the period in which we will proceed with such purchases, not to exceed 365 days; (4) the amount of the free-float of our shares; and (v) the financial institutions that will act as intermediaries for such purchases.

We cannot hold in treasury more than 10% of our total outstanding shares, including the shares held by our subsidiaries and affiliates.

Any acquisition of our shares by our company itself must be made on a stock exchange unless prior approval for the acquisition outside a stock exchange is obtained from the CVM. The purchase price of any such shares may not exceed their market price. We also may purchase our own shares for the purpose of going private. Moreover, subject to certain limitations, we may acquire or issue put or call options related to our shares.

Reporting Requirements

We are subject to the reporting requirements established by the Brazilian Corporation Law and the regulations of the CVM. Also, as a result of our listing on the Novo Mercado, we must meet the information requirements set forth in the reporting requirements of the Novo Mercado.

Information Required by CVM

Brazilian securities regulations require that a publicly held corporation must provide the CVM and the relevant stock exchanges with the following periodic information:

•	financial statements prepared in accordance with the Brazilian GAAP and related management and auditors’ reports, within three months from the end of its fiscal year or on the date in which its is published or made available to shareholders, whichever occurs first, together with the Demonstrações Financeiras Padronizadas (a report on standard form containing relevant financial information derived from our financial statements required to be filled out by us and filed with the CVM);

•	notices of our annual shareholders’ meeting, on the same date of its publication;

•	summary of the decisions taken in the annual general shareholders’ meeting, on the day the meeting is held;

•	copy of the minutes of the annual shareholders’ meeting, within 10 days of its occurrence;

•	Informações Anuais—IAN (a report on standard form containing our relevant corporate, business, and selected financial information), within a month from the date of the annual general shareholders’ meeting, whichever occurs first; and

•	Informações Trimestrais—ITR (a report on standard form containing our relevant quarterly corporate, business and financial information), together with a limited review report issued by our independent auditor, within 45 days from the end of each quarter (except for the last quarter of each year) or upon disclosure of such information to the public if it occurs within 45 days from the end of the relevant quarter.

In addition to the foregoing, we must also file with the CVM and the São Paulo Stock Exchange the following information:

•	notice of our extraordinary or special shareholders’ meetings, on the same date it is published;

•	summary of the decisions taken at our extraordinary or special shareholders’ meetings, on the next following day;

•	minutes of our extraordinary or special shareholders’ meetings, within ten days of the date the meeting occurred;

•	copy of shareholders’ agreement on the date it is filed with us;

•	any press release giving notice of material facts, on the same date it is published in the press;

•	information on any filing for corporate reorganization, the reason for such filing, special financial statements prepared for obtaining a legal benefit, and, if applicable, plan for payment of holders of debentures, as well as a copy of any judicial decision granting such request, on the same date it is filed and on the date we take notice of it, respectively; and

•	copy of any judicial decision granting a bankruptcy request and appointment of a bankruptcy trustee, on the date we take notice of it.

Information Required by the São Paulo Stock Exchange from Companies listed on the Novo Mercado

Besides the disclosure obligations mandated by corporate law and the CVM, we also must observe the following additional disclosure requirements:

•	no later than six months following our listing on the Novo Mercado, we must disclose financial statements and consolidated financial statements at the end of each quarter (except the last quarter of each year) and at the end of each fiscal year, including a cash flow statement which must indicate, at a minimum, the changes in our cash and cash equivalents, divided into operational, finance and investment cash flows;

•	as from the date we release our financial statements relating to the second fiscal year following our listing on the Novo Mercado we must, no later than four months after the end of the fiscal year: (1) release our annual financial statements and consolidated financial statements in accordance with U.S. GAAP or the rules of the International Financing Reporting Standards, or “IFRS”, in reais or U.S. dollars, in the English language, together with the management’s reports, the notes to the financial statements, and including information on net profits and net worth calculated at the end of such fiscal year in accordance with Brazilian GAAP as well as the management proposal for allocation of net profits and our independent auditors’ report; or (2) disclose, in the English language, the complete financial statements, management reports and notes to the financial statements, prepared in accordance with the Brazilian Corporation Law, accompanied by an additional explanatory note regarding the reconciliation of year-end results and net worth calculated in accordance with Brazilian GAAP and U.S. GAAP or IFRS, as the case may be, which must include the main differences between the accounting principles used, and by the independent auditors’ report; and

•	as from the date we release our first financial statement prepared as provided above, no more than 15 days following the term established by law for the publication of quarterly financial information, we must: (1) disclose, in its entirety, our quarterly financial information translated into the English language or (2) disclose our financial statements and consolidated financial statements in accordance with U.S. GAAP or IFRS, accompanied by the independent auditors’ report.

Due to the listing of our shares on the Novo Mercado, we must disclose the following information, within the terms set forth in the Novo Mercado Regulations, together with our quarterly information (Informações Trimestrais):

•	our consolidated balance sheet, consolidated income statement, and a discussion and analysis of our consolidated performance, if we are obliged to disclose consolidated financial statements at year end;

•	any direct or indirect ownership interest exceeding 5% of our capital stock, looking through to any ultimate individual beneficial owner;

•	the number and characteristics of our shares held directly or indirectly by our controlling shareholders, members of our board of directors, board of executive officers and fiscal council;

•	changes in the numbers of our shares held by the controlling shareholders, members of our board of directors, board of executive officers and fiscal council in the immediately preceding 12 months;

•	our cash flow statement and consolidated cash flow statement, together with an explanatory note thereto; and

•	the number of free float shares, and their percentage in relation to the total number of issued shares.

Information relating to the ownership interest exceeding five percent of our capital stock, number and characteristics of our shares directly or indirectly held by the controlling shareholders and members of the board of directors, board of executive officers and fiscal council, changes in the number of securities held by such persons within the immediately preceding 12 months, as well as the number of free float shares and their respective percentage in relation to the total number of shares issued must also be included in our annual report (Informações Anuais—IAN) in the section “Additional information deemed relevant by the Company.”

Information regarding any trading carried out by our controlling shareholders, members of our board of directors, our board of executive officers or members of our fiscal council

Pursuant to the rules of the Novo Mercado, each of our controlling shareholders, officers, directors, and members of the fiscal council must disclose to us and we shall inform the São Paulo Stock Exchange regarding information in connection with the total amount and characteristics of securities owned, directly or indirectly, by them issued by us, or any derivatives referenced in such securities, as well as any subsequent trading of such securities and derivatives. In case of individuals, such information shall also include securities held by the spouse, companion or dependents of such persons, included in the annual income tax statement of such controlling shareholder, officer, director or member of the fiscal council. This information must be communicated to the São Paulo Stock Exchange within 10 days following the end of each month.

CVM regulations require our officers, directors, members of the fiscal council, and of any other technical or advisory body to disclose to us, to the CVM and to the São Paulo Stock Exchange, the total amount, the characteristics and form of acquisition of securities issued by us, listed companies under our control or by our listed controlling shareholders, including derivatives referenced in such securities, that are held by each of them, as well as any change in such investments. In case of individuals, such information shall also include securities held by the spouse, companion or dependents of such persons, included in the annual income tax statement and companies controlled directly or indirectly by such person.

Information regarding the acquisition of our shares must be provided to the CVM and to the São Paulo Stock Exchange immediately upon taking office and within a period of 10 days of the end of the month in which these securities were traded. In addition, our controlling shareholders, our shareholders who have caused the election of members of our board of directors or fiscal council, as well as any individual, legal entity, or group of persons acting jointly, that holds directly or indirectly 5% or more of our shares, must provide to us, the CVM and the São Paulo Stock Exchange the following information:

•	the name and qualification of the person providing the information;

•	amount, price, type, and/or class, in the case of acquired shares, or characteristics, in the case of securities;

•	form of acquisition (private placement, purchase through a stock exchange, among others);

•	reason and purpose of the acquisition; and

•	information on any agreement regarding the exercise of voting rights or the purchase and sale of our securities.

According to the Novo Mercado listing agreement, in case we are subject to widespread control, the selling shareholder will only be required to provide the information listed above while holding 10% or more of our total capital stock and only during the first six months from the date of publication of the announcement of commencement of the offering.

The disclosure requirement referred to above will also apply to any person, or group of persons acting jointly, holding participation equal to or in excess of five percent, each time such person increases or decreases its participation in our shares by an amount equal to 5% of our shares.

Disclosure of Material Developments

According to Law No. 6,385, of December 7, 1976 and subsequent amendments, and the rules published by the CVM, we must disclose any material development related to our business to the CVM and to the São Paulo Stock Exchange and must publish a notice of the material development. A development is deemed to be material if it impacts the price of our securities, the decision of investors to trade in our securities or the decision of investors to exercise any rights as holders of any of our securities.

Under special circumstances, we may request confidential treatment of certain material developments from the CVM, when our management believes that public disclosure could result in adverse consequences to us.

Public Meeting with Analysts

Novo Mercado Regulations require that our company conduct a public meeting with analysts and any other interested parties at least once a year to disclose information regarding the company’s economic and financial situation, its projects and its expectations.

Annual Calendar

Novo Mercado Regulations require that companies and their management, up to the end of January of each year, disclose an annual calendar, sending a copy to the São Paulo Stock Exchange, containing all scheduled corporate events, company information, the time and place of such events and the date when the information relating to these events will be disclosed and sent to the São Paulo Stock Exchange.

Trading on Stock Exchanges

Our shares will trade on the Novo Mercado segment of the São Paulo Stock Exchange, which is a not-for-profit entity owned by its member brokerage firms. Trading on the São Paulo Stock Exchange is carried out by member brokerage firms. The CVM and the São Paulo Stock Exchange have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances.

Settlement of transactions on the São Paulo Stock Exchange occurs three business days after the trade date. Delivery of and payment for shares is made through the facilities of an independent clearinghouse. The clearinghouse for São Paulo Stock Exchange is the CBLC. The CBLC is the central counterparty for transactions effected on the São Paulo Stock Exchange, carrying out multi-party settlement for financial obligations and securities transfers. Under the regulations of the CBLC, financial settlement is carried out through the Reserve Transfer System of the Central Bank (Sistema de Transferência de Reservas). The settlement of trades of shares is carried out in the custodial system of the CBLC. All deliveries against final payment are irrevocable.

Stock Option Programs

As of the date of this prospectus, our company does not have a stock option program for the acquisition of shares and other instruments or securities issued by our company. However, in the event our company does establish a program of this type, we must disclose it and provide the São Paulo Stock Exchange and the CVM with a copy.

Agreements within Our Group

According to the Novo Mercado Regulations, our company must send the São Paulo Stock Exchange and disclose information relating to any agreements entered into by our company with our controlled companies and affiliates, officers and controlling shareholder, and, moreover, any agreements entered into by our company with controlled companies and affiliates of the officers and controlling shareholder as well as other companies that, together with these persons, compose one same group, in fact or in right, provided that such agreements, whether or not they involve one single agreement or successive agreements or the same or different purposes, have a value greater than or equal to R$0.2 million or 1% of the net equity of our company in any period of one year, whichever is greater.

The information disclosed should include a description of the purpose of the relevant agreement, its term, value, termination provisions as well as any influence that this agreement may have over the management and operations of our company.

Regulation of Foreign Investment

Investors residing outside Brazil, including institutional investors, are authorized to purchase equity instruments, including our common shares, on the Brazilian stock exchange, provided that they comply with the registration requirements set forth in Resolution 2,689 and CVM Instruction No. 325.

With certain limited exceptions, Resolution 2,689 investors (1) are permitted to carry out any type of transaction in Brazilian capital markets involving a security traded on a stock, future or organized over-the-counter market but (2) may not transfer the ownership of investments made under Resolution 2,689 to other non-Brazilian holders through private transactions. Investments and remittances outside Brazil of gains, dividends, profits or other payments under our common shares are made through the foreign exchange market.

In order to become a Resolution 2,689 investor, an investor residing outside Brazil must:

•	appoint at least one representative in Brazil who will be responsible for complying with registration and reporting requirements and procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors is generally restricted to transactions on the São Paulo Stock Exchange or in organized over-the-counter markets licensed by the CVM.

DIVIDENDS AND DIVIDEND POLICY

Payment of Dividends

Our dividend policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared.

The following table sets forth the dividends and interest on shareholders’ equity paid to holders of our common shares and preferred shares since 2001 on a per share basis in reais. The amounts give effect to the three-for-one share split that became effective on April 12, 2006. After the share reclassification that became effective on April 12, 2006, we no longer have authorized or outstanding preferred shares.

			Nominal
			Currency	U.S.$ Equivalent
			Brazilian	per Share at
Year	Description	First Payment Date	per Share	Payment Date

2001	Interest on shareholders’ equity	August 31, 2001	0.10	0.04
2001	Interest on shareholders’ equity	February 28, 2002	0.10	0.04
2001	Interest on shareholders’ equity	February 28, 2002	0.16	0.07
2001	Dividends	February 28, 2002	0.02	0.01
2002	Interest on shareholders’ equity	August 30, 2002	0.04	0.01
2003	Interest on shareholders’ equity	February 27, 2004	0.27	0.09
2004	Interest on shareholders’ equity	August 31, 2004	0.37	0.13
2004	Interest on shareholders’ equity	February 28, 2005	0.19	0.08
2004	Dividends	February 28, 2005	0.09	0.04
2005	Interest on shareholders’ equity	August 31, 2005	0.35	0.15
2005	Interest on shareholders’ equity	February 24, 2006	0.36	0.17
2005	Dividends	February 24, 2006	0.10	0.05

The following table sets forth total dividends paid by share class:

	Dividends on	Dividends on
	Common Shares	Preferred Shares	Total Dividends
	(in millions of reais)

2001	17.5	33.0	50.5
2002	1.9	3.5	5.4
2003	12.5	23.5	36.0
2004	30.7	58.0	88.7
2005	37.5	70.8	108.3

Amounts Available for Distribution

The section of this prospectus entitled “Description of Share Capital” contains a description of the calculation and payment of dividends and interest on shareholders’ equity under the Brazilian Corporation Law. See “Description of Share Capital—Allocation of Net Profits and Distributions of Dividends”, “—Profit Reserve Accounts” and “—Payment of Dividends and Interest on Shareholders’ Equity”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York, as ADR depositary, will execute and deliver the ADRs in respect of our common stock. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS will represent two common shares (or a right to receive two common shares) deposited with the principal São Paulo office of Banco Itaú S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

Investors may hold ADSs either directly (by having an ADR registered in their name) or indirectly through their broker or other financial institution. If an investor holds ADSs directly, it is an ADR holder (a “holder” and “holders”). This description assumes a holder holds its ADSs directly. If it holds the ADSs indirectly, a holder must rely on the procedures of its broker or other financial institution to assert the rights of ADR holders described in this section. Holders should consult with their brokers or financial institutions to find out what those procedures are.

We will not treat holders as one of our shareholders and holders will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the common shares underlying the ADSs. As a holder of ADRs, holders will have ADR holder rights. A deposit agreement among us, the depositary and ADR holders, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, holders should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

The ADR depositary has agreed to pay to holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses described below. Holders will receive these distributions in proportion to the number of common shares their ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. The depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid and will not invest the foreign currency. The depositary will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, holders may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares.

•	Rights to purchase additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary may make these rights available to holders. If the depositary decides it is not legal and practical to make the rights available, but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, holders will receive no value for them.

If the depositary makes rights to purchase common shares available to holders, it will exercise the rights and purchase the common shares on holders’ behalf. The depositary will then deposit the shares and deliver ADSs to holders. The depositary will only exercise rights if a holder pays it the exercise price and any other charges the rights require holders to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing common shares purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that holders may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if a holder or its broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names a holder requests and will deliver the ADRs at its office to the persons requested.

If a holder surrenders ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the surrendered ADSs to such holder or a person it designates at the office of the custodian. Or, at such holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

Holders may instruct the depositary to vote the shares underlying their ADRs. If we ask for instructions, the depositary will notify holders of the upcoming vote and arrange to deliver our voting materials to the holders. The materials will describe the matters to be voted on and explain how holders may instruct the depositary to vote the shares or other deposited securities underlying their ADRs as they direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as a holder instructs. Otherwise, holders will not be able to exercise their rights to vote unless they withdraw the shares. However, a holder may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify holders of upcoming votes and ask for their instructions.

Fees and Expenses

Persons depositing common shares or ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Any cash distribution to holders

A fee equivalent to the fee that would be payable if securities distributed to holders had been common shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

$.02 (or less) per ADS per calendar year (to the extent the depositary has not collected a cash distribution fee of $.02 per ADS during the year) (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Depositary services

Registration or transfer fees	• Transfer and registration of common shares on our common share register to or from the name of the depositary or its agent when a holder deposits or withdraws common shares.

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian has to pay on any ADR or common share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Any charges incurred by the depositary or its agents for servicing the deposited securities	• No charges of this type are currently made in the Brazilian market

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to holders any proceeds, or send to holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our common shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the common shares that are not distributed to holders	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination of Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the ADRs without holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise holders that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver common shares and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of common shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Holders’ Rights to Receive the Common Shares Underlying their ADRs

Holders have the right to surrender their ADSs and withdraw the underlying common shares at any time except:

•	When temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our common shares.

•	When a holder owes money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying common shares. This is called a pre-release of the ADSs. The depositary may also deliver common shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may receive ADRs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the common shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. We intend to limit pre-release at our discretion.

TAXATION

The following summary contains a description of certain Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date hereof, which are subject to change. Prospective purchasers of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. Holders (as defined below) of common shares or ADSs. Prospective holders of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs in their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of common shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation (a “Non-Resident holder”). It is based on Brazilian law as currently in effect. Any change in that law may change the consequences described below.

The following discussion summarizes the principal tax consequences applicable under Brazilian law to a Non-Resident holder of common shares or ADSs in general and, therefore, does not specifically address all of the Brazilian tax considerations applicable to any particular Non-Resident holder. Each Non-Resident holder should consult its own tax adviser concerning the Brazilian tax consequences of an investment in common shares or ADSs. The tax consequences described below do not take into account tax treaties entered into by Brazil and other countries. Nevertheless, please note that Brazil has not entered into any tax treaty with the United States.

Income tax

Dividends.  Dividends paid by a Brazilian corporation, such as our company, including stock dividends and other dividends paid to a Non-Resident holder of common shares or ADSs, are currently not subject to withholding income tax in Brazil, as far as such amounts are related to profits generated after January 1, 1996.

Interest on Shareholders’ Equity.  Law No. 9,249, dated December 26, 1995, as amended, permits a Brazilian corporation, such as our company, to make distributions to shareholders of interest on shareholders’ equity. These distributions may be paid in cash. For tax purposes, this interest is limited to the daily pro rata variation of the TJLP, as determined by the Central Bank from time to time, and may not exceed the greater of:

•	50% of net income (after the deduction of the provisions for social contribution on net profits but before taking into account the provision for income tax and the interest on shareholders’ equity) for the period in respect of which the payment is made; and

•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest to a Non-Resident holder is subject to withholding income tax at the rate of 15%, or 25% if the Non-Resident holder is domiciled in a tax haven—that is, a country or location that does not impose income tax or where the income tax rate is lower than 20% or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment (“Tax Haven

Residents”). These payments may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

Gains

According to Law No. 10,833/03, the disposition of assets located in Brazil by a Non-Resident holder, whether to another non-Brazilian resident or to a Brazilian resident, may be subject to capital gain taxes in Brazil.

With respect to the disposition of the common shares, as they are assets located in Brazil, the Non-Resident holder may be subject to income tax on the gains assessed, following the rules described below, regardless of whether the transactions are conducted in Brazil or with a Brazilian resident.

As to the ADSs, although the matter is not free from doubt, arguably the gains realized by a Non-Resident holder on the disposition of ADSs to another Non-Resident holder are not taxed in Brazil, based on the argument that ADSs would not constitute assets located in Brazil for purposes of Law No. 10,833/03. However, we cannot assure you of how Brazilian courts would interpret the definition of assets located in Brazil in connection with the taxation of gains realized by a Non-Resident holder on the disposition of ADSs to another Non-Resident holder. As a result, gains on a disposition of ADSs by a Non-Resident holder to Brazilian residents, or even to Non-Resident holders in case courts determine that ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules applicable to a disposition of common shares.

As a general rule, gains realized as a result of a disposition transaction of common shares or ADSs are the positive difference between the amount in reais realized on the sale or exchange of the security and its acquisition cost measured in reais (without correction for inflation).

Under Brazilian law, however, income tax rules on such gains can vary, depending on the domicile of the Non-Resident holder, the type of registration of the investment by the Non-Resident holder with the Central Bank and how the disposition is carried out, as described below.

Gains assessed by Non-Resident holders on a disposition of common shares carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market) are subject to the following rules:

•	Gains are exempt from income tax when assessed by a Non-Resident holder that (1) has registered its investment in Brazil with the Central Bank under rules of Resolution No. 2,689/01 (“2,689 Holder”) and (2) is not a Tax Haven Resident; or

•	Gains are subject to income tax at a rate of 15% in any other case, including a case of gains assessed by a Non-Resident holder that is not a 2,689 Holder, or is a Tax Haven Resident. In these cases, a withholding income tax of 0.005% of the sale value will be applicable and can be later offset with the eventual income tax due on the capital gain.

Any other gains assessed on a disposition of the common shares that is not carried out on a Brazilian stock exchange are subject to income tax at the rate of 15%, except for Tax Haven Residents which, in this case, are subject to income tax at the rate of 25%. In the case that these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against the eventual income tax due on the capital gain.

In the case of a redemption of common shares or ADSs or a capital reduction by a Brazilian corporation, such as our company, the positive difference between the amount received by the non-resident and the acquisition cost of the common shares or ADSs redeemed in reais is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange market and is therefore subject to income tax at the rate of 15%, or 25%, as the case may be.

Any exercise of preemptive rights relating to the common shares or ADSs will not be subject to Brazilian income tax. Gains realized by a Non-Resident holder on the disposition of preemptive rights in Brazil will be subject to Brazilian income tax according to the same rules applicable to the sale or disposition of common shares.

As a Non-Resident holder of ADSs, you may cancel your ADSs and exchange them for common shares and no income tax may be levied on such exchange, as long as the appropriate rules are complied with in connection with the registration of the investment with the Central Bank.

The deposit of common shares by the Non-Resident holders in exchange for ADSs may be subject to Brazilian income tax if the acquisition cost of the common shares is lower than (a) the average price per common share on a Brazilian stock exchange on which the greatest number of such common shares were sold on the day of deposit; or (b) if no common shares were sold on that day, the average price on a Brazilian stock exchange on which the greatest number of common shares were sold in the 15 trading sessions immediately preceding such deposit. The difference between the acquisition cost and the average price of the common shares will be considered to be a capital gain subject to income tax at a rate of 15% or 25%, as the case may be. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a Non-Resident holder that is a 2,689 Holder and is not a Tax Haven Resident.

There can be no assurance that the current favorable treatment of 2,689 Holders will continue in the future.

Tax on Foreign Exchange and Financial Transactions

Foreign Exchange Transactions.  Brazilian law imposes a Tax on Foreign Exchange Transactions, or “IOF/Exchange Tax”, on the conversion of reais into foreign currency and on the conversion of foreign currency into reais.  Although the current applicable rate for almost all foreign currency exchange transactions is zero, the Ministry of Finance is permitted to increase the rate at any time up to 25% on the foreign exchange transaction amount. However, any increase in rates is only authorized to apply to future transactions.

Tax on Transactions Involving Bonds and Securities.  Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or “IOF/Bonds Tax”, due on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving common shares is currently zero, although the Minister of Finance is permitted to increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

Temporary Contribution on Financial Transactions

As a general rule, transactions carried out in Brazil that result in the transfer of reais from an account maintained with a Brazilian financial institution are subject to the Temporary Contribution on Financial Transactions, or “CPMF tax”, at the rate of 0.38%. Therefore, transactions carried out by the depositary or by a holder of common shares which involve the transfer of Brazilian currency through Brazilian financial institutions could be subject to the CPMF. Currently, funds transferred for the acquisition of shares on the Brazilian stock exchange and the remittance abroad of the proceeds earned from the disposition of shares in Brazil are exempt from the CPMF. The CPMF will be in effect until December 31, 2007. However, it may extended. When applicable, the CPMF tax must be withheld from the amounts transferred from such account and must be collected in favor of the Brazilian government by the financial institution that carries out the relevant financial transaction.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or ADSs, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares or ADSs.

U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the ownership of our common shares and ADSs as of the date hereof. Except where noted, this summary deals only with U.S. Holders (as defined below) that hold our common shares or ADSs as capital assets for U.S. federal income tax purposes (generally, property held for investment). As used in this summary, the term “U.S. Holder” means a holder of our common shares or ADSs that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our common shares or ADSs as part of a hedging, integrated or conversion transaction, or a straddle;

•	a person deemed to sell our common shares or ADSs under the constructive sale provisions on the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

If a partnership holds our common shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares or ADSs, you should consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our common shares or ADSs, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax (described below) applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by parties to whom the ADSs are released.

ADSs

If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by the ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or our common shares (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described above under “—Brazilian Tax Considerations”) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of our common shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate United States investors, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. Subject to certain limitations, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ADSs (which are listed on the NYSE), but not our common shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends received with respect to common shares (rather than ADSs) currently meet the conditions required for these reduced tax rates. We cannot assure you that the ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to a dividend if the recipient of the dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

The amount of any dividend paid in reais will equal the U.S. dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, or by the depositary, in the case of ADSs, regardless of whether the reais are converted into U.S. dollars. If the reais received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the reais equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, Brazilian withholding taxes on dividends will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or our common shares will be treated as income from sources outside the United States and will generally constitute passive income. In addition, in certain circumstances, if you:

•	have held ADSs or common shares for less than a specified minimum period during which you are not protected from risk of loss; or

•	are obligated to make payments related to the dividends,

you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the ADSs or common shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances. Instead of claiming a credit, you may, at your election, deduct such otherwise creditable Brazilian withholding taxes in computing your taxable income, subject to generally applicable limitations under U.S. law.

To the extent that the amount of any distribution (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described above under “—Brazilian Tax Considerations”) exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or common shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or common shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Capital Gains”). Consequently, any distributions in excess of our current and accumulated earnings and profits would generally not give rise to income from sources outside the United States and you would generally not be able to use the foreign tax credit arising from any Brazilian withholding tax imposed on such distributions unless such credit could be applied (subject to applicable limitations) against U.S. federal income tax due on other income from sources outside the United States in the appropriate category for foreign tax credit purposes. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should assume that a distribution will generally be treated as a dividend (as discussed above).

Distributions of common shares or ADSs, or rights to subscribe for common shares or ADSs, that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Passive Foreign Investment Company

Based on the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a passive foreign investment company (“PFIC”) for 2006, and we do not expect to become a PFIC in the future, although we can provide no assurances in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, cash is a passive asset and passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC must be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our income or asset composition. In addition, the composition of our income and assets will be affected by how, and how quickly, we invest the proceeds from this offering. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ADSs or common shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or common shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or common shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or common shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or common shares in any year in which we are classified as a PFIC.

If we are a PFIC for any taxable year and any of our foreign subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the common shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs because the ADSs are listed on the NYSE, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the common shares will be listed on the NYSE. We intend to list our common shares on the Novo Mercado (New Market) of the São Paulo Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the common shares will be “regularly traded” for purposes of the mark-to-market election.

If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs or common shares at the end of the year over your adjusted tax basis in the ADSs or common shares. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs or common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in the ADSs or common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or common shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For U.S. federal income tax purposes and subject to the discussion under “—Passive Foreign Investment Company” above, you will recognize taxable gain or loss on any sale, exchange or redemption of common shares or ADSs in an amount equal to the difference between the amount realized for the common shares or ADSs and your tax basis in the common shares or ADSs, both determined in U.S. dollars. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of our common shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States in the appropriate category for foreign tax credit purposes.

Other Brazilian Taxes

You should note that any Brazilian IOF/Exchange Tax, IOF/Bonds Tax or CPMF tax (as discussed under “—Brazilian Tax Considerations”) will not be treated as a creditable foreign tax for U.S. federal income tax purposes, although you may be entitled to deduct such taxes, subject to applicable limitations under the Code. You should consult your tax advisors regarding the U.S. federal income tax consequences of these other Brazilian taxes.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of common shares or ADSs and the proceeds from the sale, exchange or redemption of common shares or ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated as of the date of this prospectus, we are offering the common shares and the ADSs described in this prospectus through the international underwriters named below (which, in the case of the common shares, will act as placement agents on behalf of the Brazilian underwriters), for whom Credit Suisse Securities (USA) LLC and Itaú Securities Inc. are acting as representatives, in the United States and other countries outside Brazil. These common shares are being offered directly or in the form of ADSs. The offering of ADSs is being underwritten by the international underwriters named below. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named below.

Subject to the terms and conditions of the international underwriting agreement, each of the underwriters has severally agreed to purchase from us the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs

Credit Suisse Securities (USA) LLC
Itaú Securities Inc.

Total

Credit Suisse Securities (USA) LLC and Itaú Securities Inc. are acting as joint bookrunners for the international offering.

The international underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the international offering if any are purchased, other than those ADSs covered by the over-allotment options described below. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. We have entered into an underwriting agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of           common shares in Brazil. The international and the Brazilian offerings are conditioned on the closing of each other.

The international and Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of common shares and subject to permitted exceptions, it has not offered or sold, and will not offer to sell, directly or indirectly, any common shares or distribute any prospectus relating to the common shares to any person outside Brazil or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the Brazilian and international underwriters, who have agreed that they may sell ADSs or common shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or common shares, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

Pursuant to the terms of the international underwriting agreement and the intersyndicate agreement, the international underwriters will act as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of common shares sold to investors located outside Brazil. In addition, the Brazilian underwriters will sell common shares to investors located inside Brazil and U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. The Brazilian underwriting agreement provides that, if any of the firm shares are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Number of
Brazilian Underwriter	Common Shares

Banco de Investimentos Credit Suisse (Brasil) S.A.
Banco Itaú BBA S.A.

Total

We have granted to the international underwriters a 30-day option to purchase on a pro rata basis up to           additional common shares in the form of ADSs at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments. We have also granted to the Brazilian underwriters a 30-day option to purchase a maximum of           common shares to cover over-allotments of common shares, if any, in the Brazilian offering.

The underwriters propose to offer the common shares and the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members, if any, at that price less a concession of R$      per common share and U.S.$      per ADS. The underwriters and selling group members may allow a discount of R$      per common share and U.S.$      per ADS on sales to other broker-dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker-dealers.

The following table summarizes the compensation and estimated expenses we will pay in connection with the international offering:

	Per Common Share		Per ADS		Total
	Without	With	Without	With	Without	With
	Over-	Over-	Over-	Over-	Over-	Over-
	allotment	allotment	allotment	allotment	allotment	allotment

Underwriting discounts and commissions	R$	R$	U.S.$	U.S.$	U.S.$	U.S.$
Expenses payable by us	R$	R$	U.S.$	U.S.$	U.S.$	U.S.$

The underwriting discounts and commissions per common share are  % of the public offering price per common share on the cover page of this prospectus. The underwriting discounts and commissions per ADS are  % of the public offering price per ADS on the cover page of this prospectus.

We expect that existing shareholders of our company will be given the opportunity, to the extent permitted by U.S., Brazilian and other applicable law, to subscribe for shares in the global offering on a priority basis at the price to the public to the extent necessary to preserve their ownership percentages as of a record date to be determined. The number of common shares available for sale to the general public will be reduced to the extent existing shareholders purchase shares in the global offering.

We have agreed that we will not offer, sell, offer to sell, contract to sell, grant an option to sell or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC under the Securities Act or the CVM relating to, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or publicly disclose the intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Itaú Securities Inc., on behalf of the international underwriters, for a period of           days after the date of this prospectus. The restrictions described above are subject to limited exceptions. In addition, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Itaú Securities Inc. waives, in writing, such an extension.

Our directors, executive officers and certain of our shareholders have agreed that they will not offer, sell, offer to sell, contract to sell, grant an option to sell or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Itaú Securities Inc., on behalf of the international underwriters, for a period of           days after the date of this prospectus. The restrictions described above are subject to limited exceptions. In addition, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Itaú Securities Inc. waives, in writing, such an extension.

We have agreed to indemnify the international underwriters against liabilities under the Securities Act or contribute to payments that the international underwriters may be required to make in that respect.

Our common shares are listed on the São Paulo Stock Exchange under the symbol “PRGA3”. The ADSs are listed on the NYSE under the symbol “PDA”.

In connection with the offering, Credit Suisse Securities (USA) LLC and Itaú Securities Inc., on behalf of the international underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the international underwriters of common shares in excess of the number of ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the international underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The international underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the international underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

This prospectus does not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the international underwriters to subscribe for or purchase any ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. We and the international underwriters require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions.

Each international underwriter severally represents, warrants and agrees as follows:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to our Company; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares and ADSs in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each international underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common shares or ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares or ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares or ADSs to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by our company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For these purposes, the expression an “offer of common shares or ADSs to the public” in relation to any common shares or ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares or ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the common shares or ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In addition to the global offering, Credit Suisse Securities (USA) LLC and Itaú Securities Inc. and the other international underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with our company for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets.

The address of the joint bookrunners for the international offering is Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010 and Itaú Securities Inc., 540 Madison Avenue, 23rd floor, New York, NY 10022.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of common shares, including common shares in the form of ADSs, in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common shares or ADSs are made. Any resale of our common shares or the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common shares or the ADSs.

Representations of Purchase

By purchasing our common shares or the ADSs in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our common shares or the ADSs without the benefit of a prospectus qualified under those securities laws;

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “—Resale Restrictions”.

Rights of Action (Ontario Purchasers Only)

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our common shares or the ADSs, for rescission against us in the event that this prospectus contains a misrepresentation. The purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our common shares or the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our common shares or the ADSs. If the purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our common shares or the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.

In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our common shares or the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and executive officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our common shares or the ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common shares or the ADSs in their particular circumstances and about the eligibility of our common shares or the ADSs for investment by the purchaser under relevant Canadian legislation.

EXPENSES RELATING TO THIS OFFERING

We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, are as set forth in the following table. The total underwriting discounts and commissions that we are required to pay will be U.S.$      million, or approximately  % of the gross proceeds of the global offering.

		Percentage of
		Net Proceeds of
Expense	Amount	the Global Offering
	(in U.S.$)	(%)

SEC registration fee	$25,301.54	*
NASD filing fees	24,146.30	*
New York Stock Exchange supplemental listing fee
Brazilian fees, including CVM and the Brazilian National Association of Investment Banks (ANBID)		*
Printing and engraving expenses
Legal fees and expenses
Audit fees and expenses
“Road show” expenses and miscellaneous costs

Total	$	%

*	Less than 0.1%.

All amounts in the above table are estimated, except for the SEC registration fee, the NASD filing fee, the NYSE supplemental listing fee and the Brazilian fees.

LEGAL MATTERS

The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil, our Brazilian counsel, and for the international underwriters by Machado, Meyer, Sendacz e Ópice Advogados, São Paulo, Brazil, Brazilian counsel to the international underwriters.

Certain matters of U.S. federal and New York State law will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, our U.S. counsel, and for the international underwriters by Davis Polk & Wardwell, New York, New York, U.S. counsel to the international underwriters.

The addresses of the above law firms are as follows: Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Al. Joaquim Eugênio de Lima, 447, São Paulo, SP—01403-001, Brazil; Machado, Meyer, Sendacz & Ópice Advogados, Rua da Consolaçao, São Paulo, SP—01301-903, Brazil; Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, United States; and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, United States.

EXPERTS

Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young Auditores Independentes S.S.’s report, given on their authority as experts in accounting and auditing.

Ernst & Young Auditores Independentes S.S. is a member of the Conselho Regional de Contabilidade—CRC (Regional Accounting Council). The address of Ernst & Young Auditores Independentes S.S. is Av. Presidente Juscelino Kubitschek, 1830, São Paulo, SP — 04543-900, Brazil.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to our common shares, including our common shares underlying the ADSs to be sold in the international offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and/or our common shares and the ADSs, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act pursuant to which we file reports and other information with the SEC. These materials, including this prospectus and the accompanying exhibits and schedules, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of these materials may be obtained from the Public Reference Room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access these materials.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our registration statement on Form 8-A, filed with the SEC on March 27, 2006 (SEC File No. 001-15148)

•	our annual report on Form 20-F for the year ended December 31, 2005, filed with the SEC on June 30, 2005 (SEC File No. 001-15148);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Any information in our annual report on Form 20-F for the year ended December 31, 2005 that is different from or inconsistent with the information included in this prospectus is superseded and updated by the information in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Av. Escola Politécnica, 760, Jaguaré 05350-901, São Paulo — SP, Brazil, Attention: Investor Relations, telephone +55 11 3718-5465.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

In addition, any claims under the Novo Mercado rules must be submitted to arbitration conducted in accordance with the rules of the Market Arbitration Chamber of the Sao Paulo Stock Exchange. See “Description of Share Capital — Arbitration”.

We have been advised by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•	is issued by a court of competent jurisdiction after proper service of process is made in accordance with Brazilian law or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

•	is not subject to appeal;

•	is for payment of a liquidated amount;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian national sovereignty or public policy or equitable principles (as set forth in Brazilian law).

We have been further advised by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados that original actions may be brought in connection with this offering memorandum predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Superior Tribunal de Justiça. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

[This Page Intentionally Left Blank.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Perdigão S.A.:

We have audited the accompanying consolidated balance sheets of Perdigão S.A. and subsidiaries, as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Perdigão S.A. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of its operations and changes in financial position for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in Brazil, which differ in certain respects from accounting principles generally accepted in the United States of America (see Note 21 to the consolidated financial statements).

São Paulo, January 24, 2006,
except for Notes 21 and 22, as to which the date is
June 9, 2006.

ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/O-6

Luiz Carlos Passetti
Accountant

PERDIGÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
	(in millions of Brazilian reais)

ASSETS

Current assets:
Cash and cash equivalents	778.6	212.6
Marketable securities	39.1	51.0
Trade accounts receivable, net	555.7	524.4
Inventories	646.1	580.6
Recoverable taxes	83.2	90.8
Deferred income tax	5.9	18.9
Other	80.0	65.8

	2,188.6	1,544.1

Non-current assets:
Marketable securities	91.6	134.0
Trade accounts receivable, net	10.5	10.4
Recoverable taxes	18.2	27.7
Deferred income tax	47.2	31.7
Judicial deposits	17.8	16.3
Notes receivable	38.4	39.8
Other assets	3.7	0.7

	227.4	260.6

Permanent assets:
Goodwill and other investments	16.6	4.7
Property, plant and equipment	1,106.8	918.5
Pre-operating expenses and software development	92.8	72.2

	1,216.2	995.4

Total assets	3,632.2	2,800.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	548.7	706.8
Trade accounts payable	332.6	327.1
Payroll and related charges	102.8	84.3
Taxes and social charges	27.3	28.9
Dividends and interest on shareholders’ equity	59.0	37.6
Management and employees profit sharing	38.0	32.2
Other	21.5	19.0

	1,129.9	1,235.9

Long-term liabilities:
Long-term debt	1,125.4	464.7
Taxes and social contribution payable	1.1	16.5
Deferred income tax	19.5	1.9
Provision for contingencies	133.5	111.0

	1,279.5	594.1

Total liabilities	2,409.4	1,830.0

Shareholders’ equity:
Capital	800.0	490.0
Profit reserves	423.6	480.9
Treasury shares	(0.8)	(0.8)

	1,222.8	970.1

Total liabilities and shareholders’ equity	3,632.2	2,800.1

See accompanying notes to consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS
Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in millions of Brazilian reais, except per share data)

Gross sales:
Domestic sales	3,035.8	2,840.1	2,533.1
Export sales	2,837.5	2,727.2	1,837.9

	5,873.3	5,567.3	4,371.0
Taxes, discounts and returns on sales	(728.1)	(684.0)	(545.8)

Net sales	5,145.2	4,883.3	3,825.2
Cost of sales	(3,685.9)	(3,532.4)	(2,802.3)

Gross profit	1,459.3	1,350.9	1,022.9
Operating expenses:
Selling expenses	(845.6)	(790.8)	(682.6)
General and administrative expenses	(56.9)	(54.1)	(46.4)
Management compensation	(9.5)	(7.7)	(6.5)

	(912.0)	(852.6)	(735.5)

Operating income before financial expenses and others	547.3	498.3	287.4
Financial expenses, net	(82.7)	(117.8)	(137.8)
Other operating expenses, net	(8.9)	(8.6)	(1.6)

Operating income	455.7	371.9	148.0
Non-operating expenses	(4.6)	(3.5)	(2.6)

Income before taxes and profit sharing	451.1	368.4	145.4
Income and social contribution taxes expense	(62.5)	(47.3)	(12.4)
Employees’ profit sharing	(22.8)	(19.1)	(7.5)
Management profit sharing	(4.8)	(6.4)	(1.9)

Net income	361.0	295.6	123.6

Shares outstanding at December 31 (in thousands)(1)	44,509	44,509	44,509

Earnings per outstanding share at year end — in Brazilian reais	8.11	6.64	2.78

(1)	At a Shareholders’ Meeting held on March 8, 2006, the shareholders approved a three-for-one share split, effective on April 12, 2006. For purposes of the computation of earnings per share, the share split is not reflected for the years presented.

See accompanying notes to consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003

		Profit	Treasury	Retained
	Capital	Reserves	Shares	Earnings	Total
	(in millions of Brazilian reais)

BALANCES AS OF DECEMBER 31, 2002	490.0	186.3	(0.8)	—	675.5
Net income for the year	—	—	—	123.6	123.6
Appropriation of income for the year:
Legal reserve	—	6.5	—	(6.5)	—
Reserve for capital increase	—	25.7	—	(25.7)	—
Reserve for expansion	—	60.5	—	(60.5)	—
Unrealized profits	—	(5.1)	—	5.1	—
Interest on shareholders’ equity — R$0.809 per outstanding share at year end	—	—	—	(36.0)	(36.0)

BALANCES AS OF DECEMBER 31, 2003	490.0	273.9	(0.8)	—	763.1

Net income for the year	—	—	—	295.6	295.6
Appropriation of income for the year:
Legal reserve	—	14.4	—	(14.4)	—
Reserve for capital increase	—	57.3	—	(57.3)	—
Reserve for expansion	—	126.1	—	(126.1)	—
Unrealized profits	—	9.2	—	(9.2)	—
Dividends and interest on shareholders’ equity — R$1.993 per outstanding share at year end	—	—	—	(88.6)	(88.6)

BALANCES AS OF DECEMBER 31, 2004	490.0	480.9	(0.8)	—	970.1

Increase in capital, with reserves	310.0	(310.0)	—	—	—
Net income for the year	—	—	—	361.0	361.0
Appropriation of income for the year:
Legal reserve	—	18.1	—	(18.1)	—
Reserve for capital increase	—	72.2	—	(72.2)	—
Reserve for expansion	—	162.6	—	(162.6)	—
Unrealized profits	—	(0.2)	—	0.2	—
Dividends and interest on shareholders’ equity — R$2.433 per outstanding share at year end	—	—	—	(108.3)	(108.3)

BALANCES AS OF DECEMBER 31, 2005	800.0	423.6	(0.8)	—	1,222.8

See accompanying notes to consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in millions of Brazilian reais)

Sources:
From operations (see below)	501.4	434.7	183.1
From long-term financing	975.6	345.6	517.6
Transfer from non-current to current assets	132.4	142.9	39.2
Disposal of property, plant and equipment	12.6	15.8	6.5
Other	1.1	12.2	3.3

	1,623.1	951.2	749.7

Applications:
Transfer from long-term to current liabilities	314.3	525.8	403.7
Long-term investments	106.9	295.4	5.2
Investment	23.1	—	—
Property, plant and equipment	266.3	110.5	74.3
Pre-operating expenses and software development	35.2	19.4	13.0
Dividends and interest on shareholders’ equity	108.3	88.6	36.0
Other	18.5	15.7	0.2

	872.6	1,055.4	532.4

Increase (decrease) in working capital:	750.5	(104.2)	217.3

Changes in working capital:
At the beginning of the year	308.2	412.4	195.1
At the end of the year	1,058.7	308.2	412.4

Increase (decrease) in working capital	750.5	(104.2)	217.3

Operating resources:
Net income for the year	361.0	295.6	123.6
Depreciation, amortization and depletion	117.3	105.3	98.7
Deferred income tax and other recoverable taxes	11.8	11.5	(32.8)
Increase (reversal) provision for contingencies	(13.9)	0.4	(30.6)
Net financial charges on long-term items	36.6	22.3	21.6
Result from disposal and write-off of permanent assets	(2.9)	0.9	3.8
Other	(8.5)	(1.3)	(1.2)

	501.4	434.7	183.1

See accompanying notes to consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003
(in millions of Brazilian reais)

1.	OPERATIONS

Perdigão S.A. together with its subsidiaries (collectively “the Company”) is a publicly held company incorporated under the laws of the Federative Republic of Brazil, whose principal activities are the raising, production and slaughtering of poultry (chicken, Chester, turkeys and other) and pork, and the processing and sale of frozen products, pasta, vegetables, and soybean derivatives. At the end of 2005, the Company entered the beef business and also commenced the sale of a line of margarine products. The Company operates in the domestic and export market.

The following subsidiaries were included in the consolidated financial statements for the years ended December 31, 2005 and 2004:

	Participation in
	capital — %
	2005	2004

Perdigão Agroindustrial S.A.	100.0	100.0
Perdigão International LTD. (Formerly Perdigão Overseas S.A.)	100.0	100.0
Perdigão Export Ltd.	100.0	100.0
Perdigão UK Ltd.	100.0	100.0
Perdigão Holland B.V.	100.0	100.0
Perdigão Ásia Pte Ltd.	100.0	100.0
Crossban Holdings GMBH.	100.0	100.0
Perdix International Foods Comércio Internacional Lda.	100.0	100.0
PRGA Participações Ltda.	100.0	100.0
Perdigão Agroindustrial Mato Grosso Ltda.	100.0	—
Incubatório Paraíso Ltda.	100.0	—
Perdigão France SARL	100.0	—
Perdigão Nihon K.K.	100.0	—

The wholly owned subsidiaries PDA Distribuidora de Alimentos Ltda, Highline International Ltd., Perdigão Trading S.A.(formerly BFF Trading S.A.), Perdigão Mato Grosso Rações Ltda. and BFF International Ltd. are not currently operating.

2.	BASIS OF PREPARATION AND PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

Our consolidated financial statements are presented in millions of Brazilian reais and are prepared in accordance with generally accepted accounting principles in Brazil, or Brazilian GAAP, which is based on the Brazilian Corporation Law (Law No. 6.404/76, as amended), the rules and regulations issued by the Comissão de Valores Mobiliários (Brazilian Securities Commission) or “CVM”, and the accounting standards issued by the Instituto dos Auditores Independentes do Brasil (Brazilian Institute of Independent Auditors) or “IBRACON”.

The accompanying consolidated financial statements are translated and adapted from the originally issued Brazilian GAAP consolidated financial statements due to certain reclassifications and changes in terminology. Additionally, such financial statements also include the income statement, statement of cash flows and statement of changes in financial position for 2003, which are not required under Brazilian GAAP. Additionally, the Company has added and adapted certain explanatory notes to conform more closely to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

3.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The Company’s accounting practices comply with Brazilian GAAP, which differ in certain respects from U.S. GAAP. See Note 21 for further discussion of these differences and a reconciliation of shareholders’ equity and net income under both sets of principles.

(a)	Consolidation: The consolidated financial statements include the Company’s financial statements and the financial statements of the directly and indirectly held subsidiaries where the Company has control. All intercompany transactions were eliminated upon consolidation.

(b)	Cash and cash equivalents: Consists of all highly liquid temporary cash investments, with maturities less than ninety days when purchased. The amounts are stated at cost plus interest earned up to the balance sheet date. (Note 4).

(c)	Marketable securities: Stated at cost, plus income earned and adjusted to market value, if lower, in case of permanent losses (Note 5). The fair value is disclosed in Note 16 (e).

(d)	Trade accounts receivable: Stated net of the allowance for doubtful accounts, which was determined based on the analysis of the realization risks and in an amount considered sufficient by management to cover probable losses (Note 6).

In 2003, the Company entered into an agreement to establish a Fund for Investment in Credit Rights (“FIDC”) as allowed by CVM Instruction 356/2001, amended by Instruction No. 393/2003. As part of the FIDC agreement, the Company sells part of its domestic receivables to a special purpose entity — the Securitization Fund, which is consolidated in the financial statements.

(e)	Inventories: Stated at average acquisition or production costs, not exceeding market value or realizable value. Costs are determined using the average cost method and allowances for slow-moving or obsolete inventories are recorded when considered appropriate.

(f)	Income taxes and social contributions: Current income taxes in Brazil comprise income tax (“IRPJ”) and social contribution (“CSLL”) and have been computed based on taxable income and tax rates in effect. Deferred income tax assets and liabilities arise from tax loss carry-forward and temporary differences. A valuation allowance is made when management believes that it is more likely than not that tax assets will not be fully recoverable in the future. Results from subsidiaries abroad are subject to taxation in their respective countries, according to local tax rates and regulations (Note 9).

(g)	Goodwill and other investments: Goodwill represents the excess of the purchase price of acquired companies over the book value of their net assets. The goodwill related to merged subsidiaries is generally amortized over a period of 5 to 10 years. Investments are stated at acquisition cost and reduced to fair value, when applicable (Note 10).

(h)	Property, plant and equipment: Stated at acquisition or construction cost, monetarily restated through December 31, 1995, and revaluation adjustments based on appraisal reports issued by independent appraisers less accumulated depreciation. Since 1997, upon issuance of specific CVM instruction, the Company has been capitalizing interest incurred in financing the construction of certain qualified assets. Depreciation is determined under the straight-line method, based on the rates set forth in Note 11 (depletion of forests based on utilization), and charged to production costs or directly against income. Expenditures for maintenance and repairs are charged to expense when incurred, unless it improves either the production capacity or the estimated useful lives.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(i)	Pre-operating expenses and software development: Pre-operating expenses and software development include costs incurred in the pre-operating stage and projects to modernize information systems and are amortized on a straight-line basis over a period of 5 to 10 years.

(j)	Provisions for contingencies: Determined based on an analysis of contingencies, taking into consideration risks and estimates, recognized in an amount considered sufficient by management and its legal advisors to cover probable losses (Note 14).

(k)	Derivative financial instruments: Measured using the accrual method with differences resulting from exchange rate variations recorded at each balance sheet date (Note 12). Such differences are recognized as financial income or expense and the derivatives fair value is disclosed in Note 16(e).

(l)	Revenue recognition: Revenues are recognized by the Company when it delivers its products to the customer, the sales price is fixed and determinable, clear evidence of sale transactions exists, collectibility is reasonably assured, and title and risks of ownership have passed to the customer.

(m)	Profit sharing: Management and employees are entitled to profit sharing based on achievement of financial and other goals, established and agreed upon on a annual basis. The amount is accrued in the year in which it is earned.

(n)	Shipping and handling costs: Relates to costs of storage and transportation of our finished goods until delivery to our customers. Costs incurred related to goods not yet sold are recognized as prepaid expenses and charged as selling expenses at the time the goods are shipped and revenue is recognized. The shipping and handling costs amounted to R$531.6, R$497.8 and R$437.4 in 2005, 2004 and 2003, respectively.

(o)	Advertising and sales promotion costs: Recognized when incurred and amounted to R$46.4, R$42.4 and R$33.4 in 2005, 2004 and 2003, respectively.

(p)	Research and development (R&D): Consists of internal research and development costs of new products, and is expensed as incurred. The total amount of R&D expenses was R$6.3, R$6.5 and R$5.2 in 2005, 2004 and 2003, respectively.

(q)	Earnings per share: Calculated based on shares outstanding at the balance sheet date.

(r)	Translation of foreign currency: We have remeasured all assets and liabilities of our subsidiaries operating outside Brazil into Brazilian reais at the current exchange rate at each balance sheet date and all accounts in the income statements (including amounts relative to local currency indexation and exchange variances on assets and liabilities denominated in foreign currency) at the average rates prevailing during the period. The translation gain or loss resulting from this remeasurement process is included in financial income or expense, as the case may be (Note 17).

The exchange rates for the Brazilian real with respect to the transacted foreign currencies indicated above were as follows:

	December, 31
	2005	2004

U.S. dollar	2.3407	2.6544
Euro	2.7691	3.6195
Pound sterling	4.0220	5.1258

(s)	Use of estimates: The preparation of financial statements in accordance with Brazilian GAAP requires management to make estimates and assumptions that affect the reported amounts of

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

(t)	Reclassifications: Reclassifications have been made to the consolidated financial statements for prior years to conform them to the 2005 presentation.

(i)	In accordance with CVM Instruction 408/2004, beginning in 2005, the Company consolidated the FIDC. The consolidation of the FIDC is also reflected in the 2004 financial statements. Receivables transferred to FIDC were previously deducted from trade accounts receivable.

(ii)	Advances for export contracts (ACEs) were previously classified as a reduction of trade accounts receivable. Beginning in 2005, the ACEs have been recorded as loans, in order to improve presentation of information and for consistency between Brazilian and U.S. GAAP. The reclassification of the ACEs is also reflected in the 2004 financial statements.

(iii)	Derivative financial instruments and Current portion of long-term debt were previously presented in a separate lines item in the liability section of the balance sheet. Beginning in 2005, such instruments have been included in short-term debt and detailed in note 12. The reclassification of the derivative financial instruments is also reflected in the 2004 financial statements.

The following table summarizes the reclassifications made to the 2004 balances:

	Previous 2004	(i)	(ii)	(iii)	Reclassified 2004

Marketable securities	60.4	(9.4)	—	—	51.0
Accounts receivable	244.7	80.8	198.9	—	524.4
Prepaid expenses and other	60.8	5.0	—	—	65.8
Short-term debts	129.7	—	198.9	378.2	706.8
Current portion of long-term debts	348.9	—	—	(348.9)	—
Unrealized losses on derivatives	29.3	—	—	(29.3)	—
Long-term debts	388.3	76.4	—	—	464.7

4.	CASH AND CASH EQUIVALENTS

	2005	2004

Local currency (Brazilian reais):
Cash in banks	23.1	11.7
Highly liquid investments	112.2	105.0

	135.3	116.7

Foreign currency (principally U.S. dollars):
Cash in banks	0.9	0.6
Highly liquid investments	642.4	95.3

	643.3	95.9

	778.6	212.6

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

5.	MARKETABLE SECURITIES

	2005	2004

Bank Deposit Certificate — CDB, denominated in Brazilian reais, maturing in 2006	19.6	34.3
Brazilian Treasury notes:
Fixed and floating income securities, denominated in U.S. dollars, maturing up to 2009	92.7	103.3
Fixed income securities, denominated in euros, maturing up to 2006	4.4	5.8
U.S. Treasury notes, denominated in U.S. dollars, maturing up to 2014	—	26.1
Other — denominated in Brazilian reais	14.0	15.5

	130.7	185.0

Current	39.1	51.0
Non-current	91.6	134.0

6.	TRADE ACCOUNTS RECEIVABLE

	2005	2004

Current:
Trade accounts receivable	559.0	527.3
Less allowance for doubtful accounts	(3.3)	(2.9)

	555.7	524.4

Non-current:
Trade accounts receivable	22.3	22.1
Less allowance for doubtful accounts	(11.8)	(11.7)

	10.5	10.4

The allowance for doubtful accounts of domestic customers is determined based on historical losses on average receivable balances, while the allowance for doubtful accounts of foreign customers determined based on analysis is made on an individual customer basis. The Company uses selection and analyses procedures for credit limits and, in general, does not require collateral from its customers. In case of default, collection efforts are made, including direct contact with customers and the use of outside collection agencies. If these efforts are not successful, legal action is considered, the accounts are reclassified as non-current accounts receivable and allowance for doubtful accounts is recorded.

Changes in the allowance for doubtful accounts were as follows:

	2005	2004	2003

Balance at the beginning of year	14.6	20.4	25.7
Provision	4.6	3.1	10.9
Write-offs	(4.1)	(8.9)	(16.2)

Balance at end of year	15.1	14.6	20.4

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

7.	INVENTORIES

	2005	2004

Finished goods	194.9	185.6
Work-in-process	23.7	22.1
Raw materials	61.3	37.5
Supplies and packaging materials	87.7	82.4
Livestock (poultry and hogs)	262.8	243.5
Advances to suppliers and imports in transit	15.7	9.5

	646.1	580.6

8.	RECOVERABLE TAXES

	2005	2004

ICMS (State VAT)	56.3	26.8
Income tax	33.3	48.3
PIS/COFINS (Federal Taxes to Fund Social Programs)	2.0	34.7
IPI (Federal VAT)	6.2	6.2
Other	3.6	2.5

	101.4	118.5

Current	83.2	90.8
Non-current	18.2	27.7

9.	INCOME TAXES

(a) Income and social contribution taxes reconciliation:

	2005	2004	2003

Income before taxes and profit sharing	451.1	368.4	145.4

Nominal income tax rate (corporate income tax and social contribution) — %	34.0	34.0	34.0

Expense at nominal rates	(153.3)	(125.3)	(49.4)
Adjustment of taxes and contributions on:
Statutory profit-sharing	7.7	7.1	2.7
Interest on company’s capital	32.2	25.8	12.2
Equity in earnings of subsidiaries	(23.0)	(8.8)	(0.8)
Difference of tax rates on foreign earnings from subsidiaries abroad	70.3	53.8	23.9
Non-taxable revenues	2.8	0.4	0.4
Other adjustments	0.8	(0.3)	(1.4)

Income and social contribution tax expense	(62.5)	(47.3)	(12.4)

Current	(59.8)	(36.7)	(18.7)
Deferred	(2.7)	(10.6)	6.3

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Subsidiaries abroad are subject to taxation in their respective countries, according to local rates and regulations. The following is a composition of the income before income taxes, current and deferred income tax expenses from foreign subsidiaries:

	2005	2004	2003

Income (loss) before income taxes from foreign subsidiaries	239.7	179.2	71.7
Current income tax from foreign subsidiaries	(2.4)	(11.4)	(4.8)
Deferred income tax from foreign subsidiaries	(8.8)	(2.9)	0.3

(b) Composition:

	2005	2004

Temporary differences:
Tax loss carry-forwards (corporate income tax)	2.6	11.0
Negative calculation bases (social contribution)	2.8	7.9
Provisions for contingencies	31.4	14.1
Other temporary differences	(2.0)	17.6
Realizable revaluation reserve	(0.3)	(0.4)
Accelerated depreciation, with incentives	(0.9)	(1.5)

	33.6	48.7

Current asset	5.9	18.9
Non-current assets	47.2	31.7
Long-term liabilities	(19.5)	(1.9)

Income tax returns of the Company are subject to review by the tax authorities for a period of five years from the filing date. The Company may be subject to the assessment of additional taxes, fines and interest as a result of any reviews.

10.	GOODWILL AND OTHER INVESTMENTS

	2005	2004

Goodwill on acquisitions	16.2	4.3
Other investments	0.4	0.4

	16.6	4.7

During 2005, the Company acquired 100% of Mary Loize Indústria de Alimentos Ltda and Mary Loize Indústria e Comércio de Rações Ltda. The acquired companies were renamed as Perdigão Agroindustrial Mato Grosso Ltda and Perdigão Mato Grosso Rações Ltda., respectively. Also during 2005, the Company acquired 100% of Incubatório Paraíso Ltda. The purchase price paid was R$8.0, assets acquired amounted to R$31.8, and liabilities assumed amounted to R$39.0. This resulted in goodwill of R$15.2. As these subsidiaries have not been legally merged into the Company, the goodwill was not amortized in 2005. In 2000 and 2001, the Company acquired 100% of Frigorífico Batávia S.A., remaining a goodwill to be amortized of R$1.0, in 2005.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

11.	PROPERTY, PLANT AND EQUIPMENT

		2005
	Annual Depreciation		Accumulated		2004
	Rate (%)	Costs	Depreciation	Residual Value	Residual Value

Buildings and improvements	4 to 10	630.9	(167.0)	463.8	391.9
Machinery and equipment	10 to 20	700.9	(332.0)	368.9	342.7
Electric and hydraulic installations	10	73.2	(26.1)	47.1	39.1
Forests and reforestations	*	24.5	(5.7)	18.8	16.9
Other	10 to 20	26.5	(11.7)	14.9	12.6
Land		87.5	—	87.5	87.0
Construction-in-progress		95.2	—	95.2	14.4
Advances to suppliers		10.6	—	10.6	13.9

		1,649.3	(542.5)	1,106.8	918.5

*	Based upon utilization (Note 3(h)).

The Company capitalized interest of R$5.8 in 2005, nil in 2004, and R$5.1 in 2003, respectively, as construction-in-progress.

12.	SHORT-TERM DEBT

	Annual Charges (%)	2005	2004

Local currency:
Rural Credit Financing	8.75%	101.6	86.3

Foreign currency:
Derivative financial instruments	—	8.9	29.3
Working capital	3.47%	—	26.5
Advances on export contracts (ACCs and ACEs)	4.79% (2.90% at December 31, 2004)	158.9	215.8

		167.8	271.6

		269.4	357.9

Current portion of long term debt		279.3	348.9

		548.7	706.8

The rural credit financing lines of credit are funded with a maximum maturity of 360 days and have no guarantees.

The advances on export contracts (“ACCs”) are liabilities with Brazilian banks, generally with maturity dates of up to 360 days, payable through exports of products. After the Company delivers the

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

export documentation to the lending banks, these liabilities are advances for export contracts (“ACEs”) and are settled only when full payment has been made by the customer abroad.

13.	LONG-TERM DEBT

Long-term debt as of December 31, 2005 and 2004 includes total outstanding principal and accrued interest as follows:

	Interest Rates	2005	2004

Local currency:
Working capital	5.10% (2004-4.05%)	81.5	195.2
FIDC senior quota	95% CDI*	90.1	76.4
Property, plant and equipment	1.98% (2004-2.08%)+ TJLP**	67.9	105.3
Debentures	6.00% (2004-6.00%)+ TJLP**	41.8	55.6

		281.3	432.5

Foreign currency (mainly U.S. dollar):
Working capital	5.81% (2004-4.69%)	515.5	144.7
Export prepayment	5.46% (2004-6.30%)	602.9	209.0
Export advance contract	(2004-3.11%)	—	18.7
Property, plant and equipment	9.76% (2004-11.00%)	5.0	8.7

		1,123.4	381.1

		1,404.7	813.6
Current portion of long-term debt		(279.3)	(348.9)

Long-term debt		1,125.4	464.7

*	Interbank deposit certificate published by the Banco Central do Brasil

**	Long-term interest rate published by the Brazilian National Bank for Economic and Social Development (“BNDES”)

Future maturities of long-term debt are as follows:

2007	95.6
2008	414.9
2009	181.0
2010	335.6
2011 and thereafter	98.3

1,125.4

The Company issued 81,950 single debentures, fully paid-up between June 30, 1998 and November 21, 2000, to BNDES at the nominal unit value of R$1 (one real) and with maturity dates from June 15, 2001 to June 15, 2010; as of December 31, 2005, 50,195 debentures had matured.

Foreign currency loans for working capital and export prepayment contain covenants that if not met may accelerate the maturity dates of such loans. At December 31, 2005, the Company was in compliance with all such covenants.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

14.	CONTINGENCIES AND COMMITMENTS

(a) Provision for contingencies

The Company and its subsidiaries are involved in certain legal proceedings arising from the normal course of business, which include civil, administrative, tax, social insurance and labor lawsuits.

The Company classifies the risk of adverse sentences in the legal suits as “remote”, “possible” or “probable”. Provisions for losses are recognized by the Company in its financial statements in connection with such proceedings reflecting potential losses that are deemed probable as determined by the Company’s management and based on legal advice.

In management’s opinion, there are no legal proceedings in which the Company or any of its subsidiaries is a party, or to which any of their properties are subject, that are not presently provided for, which, individually or in the aggregate, may have a material adverse effect on the results of operations or financial position of the Company.

The provision for contingencies is summarized as follows:

	2005	2004

Tax contingencies(i)	112.9	92.5
Labor lawsuits(ii)	16.3	11.1
Civil, commercial and others(iii)	4.3	7.4

	133.5	111.0

(i)	Of the total tax contingencies provisioned on December 31, 2005, R$49.3 (R$37.8 as of December 31, 2004) related to actions regarding the IRPJ (income tax) and CSSL taxes (social contribution), particularly credits related to the special adjustment for inflation (Real Plan) and full deductibility of tax losses; these matters were the object of judicial proceedings but at that date were not recognized in the highest court of the judicial realm.

The Company is also challenging the increase in rates and calculation base of the PIS—Programa de Integração Social and COFINS—Contribuição para Financiamento da Seguridade Social taxes and established a provision of R$31.9 (R$30.5 as of December 31, 2004) relating to these taxes. Part of the contingency provision, in the amount of R$15.6 refers to the increase in the calculation base during effectiveness of Law 9718/96, regarding which a favorable decision was obtained by another Brazilian taxpayer. The management will reverse this contingency as soon as this decision becomes a resolution of the Senate, or when the lawsuit of the Company is passed in rem judicatam.

The Company has a provision for a contingency in the amount of R$11.1 (R$3.9 as of December 31, 2004) regarding a judicial action for nonpayment of the CPMF—Contribuição Provisória sobre Movimentação Financeira charge on the income from exports.

The Company and its subsidiaries have 218 individual tax claims, totaling R$434.1 (204 individual lawsuits totaling R$329.7 as of December 31, 2004), related to judicial claims against the following tax payments: ICMS—Imposto sobre Circulação de Mercadorias e Serviços (state value-added tax on sales and services), SEBRAE—Serviço Brasileiro de Apoio às Micro e Pequenas Empresas and Funrural—Fundo de Assistência e Previdência do Trabalhador Rural and others. Based on the opinion of the Company’s legal council, the provision of R$20.6 (R$20.3 as of December 31, 2004) is deemed sufficient to cover possible losses.

(ii)	The Company and its subsidiaries have 973 individual labor claims in progress, totaling R$219.8 (755 individual claims totaling R$157.4 as of December 31, 2004), mainly related to overtime and

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

salary inflation adjustments demanded for the periods prior to the institution of the real (R$) in 1994. These are lawsuits relating to occupational diseases or work-related accidents resulting from working in the Company’s plants. Based on past history of payments and on the opinion of the Company’s legal counsel, the provision of R$16.3 (R$11.1 as of December 31, 2004) is deemed sufficient to cover possible losses.

In view of certain changes in the judiciary that took place in 2005, various lawsuits related to occupational diseases and workmen’s compensation that were judged in the civil realm have now migrated to the labor realm. Consequently, the provision for losses related to these cases, which until 2004 were recorded as civil contingencies, is now recorded as labor contingencies.

(iii)	Civil contingencies are mainly related to lawsuits referring to traffic accidents, property damage, physical casualties and others. There are 596 cases totaling R$73.1 and there are individual claims in amounts up to R$25.1 (610 cases totaling R$65.5 with individual claims of up to R$24.8 as of December 31, 2004) for which the provision for losses, when applicable, is based on the opinion of the Company’s legal counsel.

The Company is party to a legal proceeding involving an alleged breach of contractual clause, for which is not get possible to estimate the amount of any liability. Management does not expect to incur significant losses in this matter.

For proceedings currently under litigation, the Company and its subsidiaries have judicial deposits in the amount of R$17.8 (R$16.3 at December 31, 2004), which are classified as non-current assets on the balance sheet.

(b) Unrecognized contingent tax assets

The Company has filed lawsuits seeking recovery of certain taxes paid for which management and its legal advisors believe were unlawful. The most relevant filed claim relates to the IPI premium credits. The Company will recognize such contingent assets only when final judicial decisions were obtained.

(c) Contractual purchase commitments

In the ordinary course of business, the Company enters into certain purchase agreements with third parties for acquisition of raw materials — mainly, corn, soybeans and hogs and certain service agreements related to the activities. As of December 31, 2005, firm commitments under these agreements amounted to R$491.5 (R$901.8 as of December 31, 2004).

(d) Rents and lease commitments

The Company enters into various lease agreements, all of which are considered operating leases. Expenses with rents and leases in 2005 totaled R$28.7 (R$21.3 as of December 31, 2004).

15.	SHAREHOLDERS’ EQUITY

(a) Capital

As of December 31, 2005, the Company’s capital was represented by 44,652,384 registered, no-par value shares, of which 15,471,957 are common shares and 29,180,427 are preferred shares. Foreign investors hold 27,308 common shares (36,208 on December 31, 2004) and 11,740,719 preferred shares (7,213,421 on December 31, 2004), of which 1,299,162 preferred shares (1,598,360 on December 31, 2004) are represented by 649,581 (799,180 on December 31, 2004) American Depositary Shares.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Company has 143,495 treasury shares, acquired in previous fiscal years with funds from income reserves, at an average cost of R$5.68 (five Brazilian reais and sixty eight cents) per share, for future sale or cancellation.

The Company is authorized to increase the share capital, irrespective of amendment to the bylaws, up to the limit of 60,000,000 shares, of which 20,040,000 are to be common shares and 39,960,000 preferred shares.

The ordinary and extraordinary general shareholders meeting held on April 29, 2005, approved the increase of the share capital from R$490.0 to R$800.0 without issuance of new shares, through the incorporation of the following reserves: legal reserve −R$17.0; reserve for expansion −R$207.1; and fund for capital increase −R$85.9.

(b) Appropriation of income

Under the terms of the Company’s bylaws and the Corporation Law, management’s proposal for the distribution of the current year’s net income, subject to ratification at the annual shareholders’ meeting, is as follows:

(b.1) Legal Reserve: 5% of the net income for the year, limited to 20% of the share capital.

(b.2) Dividends and interest on shareholders’ equity: article 9 of Law No. 9,249 of December 26, 1995, allowed the deductibility for income tax purposes of the interest on shareholders’ equity paid or credited to shareholders, provided such interest is computed based on the Long Term Interest Rate (“TJLP”), published by the Brazilian government, effective in the year the interest on shareholders’ equity is computed. The Company elected to pay interest on shareholders’ equity in 2003, instead of dividends for the year, as allowed by the CVM. In 2004 and 2005, the Company paid interest on shareholders’ equity and dividends.

(b.3) Reserve for capital increase: 20% of the net income for the year, limited to 20% of the share capital.

(b.4) Reserve for expansion: allocation of the remaining income, based on the budgeted capital expenditures.

(b.5) Proposed distribution of net income by the management and composition of reserve balances:

	Limit Over Share
	Capital %	Income Appropriation		Balance of Reserves
		2005	2004	2005	2004

Interest on shareholders’ equity	—	94.8	76.0	—	—
Dividends	—	13.5	12.6	—	—
Legal reserve	20	18.1	14.4	40.4	39.3
Reserve for capital increase	20	72.2	57.3	72.2	85.9
Reserve for expansion	80	162.6	126.1	313.4	357.9
Unrealized profits	—	(0.2)	9.2	(2.4)	(2.2)

		361.0	295.6	423.6	480.9

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(c) Composition of capital

The share ownership position of the controlling shareholders who are part of the Shareholders’ Agreement and/or direct holders of more than 5% of the voting share capital at December 31, 2005 is as follows:

	Common		Preferred
	Shares	%	Shares	%

PREVI—Caixa Previdência dos Funcionários do Banco do Brasil	2,865,317	18.52	3,972,428	13.61
Fundação Telebrás de Seguridade Social—SISTEL	2,766,914	17.88	95,830	0.33
PETROS—Fundação Petrobrás de Seguridade Social	2,255,562	14.58	2,679,561	9.18
Fundação de Assistência e Previdência Social do BNDES — FAPES	2,040,884	13.19	—	—
Weg S.A.*	1,566,862	10.13	1,768,172	6.06
Real Grandeza Fundação de Assistência e Previdência Social	1,579,469	10.21	—	—
Bradesco Vida e Previdência S.A.*	1,156,411	7.47	100,000	0.34
VALIA—Fundação Vale do Rio Doce	303,609	1.96	1,544,786	5.29
Previ—Banerj	514,805	3.33	151,060	0.52

	15,049,833	97.27	10,311,837	35.34
Others	422,124	2.73	18,868,590	64.66

	15,471,957	100.00	29,180,427	100.00

*	Shareholders not a party to a Shareholders’ Agreement.

Under a Shareholders’ Agreement among the shareholders who hold 79.67% of the common shares and 48.68% of the Company’s total outstanding shares on October 25, 1994, these shareholders have agreed to consult each other in advance about exercising their voting rights.

In the general extraordinary meeting held on December 17, 2002, “tag along” rights were approved, which give holders at preferred shares the right to be included in a tender offer in connection with a transfer of control of the Company, assuring these shareholders the minimum price of eighty percent (80%) of the amount paid per voting share of the controlling block of shares.

(d) Dividends and shareholders’ rights

The preferred shares have preference in any redemption of capital in the event of liquidation of the Company but have no voting rights. All shares have equal rights to a dividend of not less than 25% of net income, adjusted in accordance with legislation. If the Company is not able to distribute a minimum of 25% of net income to all shareholders, preferred shares have the right to a minimum cumulative dividend (in Brazilian reais) of R$0.000001 per preferred share.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

16.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Overview

In the ordinary course of business, the Company is exposed to market risks related to fluctuations in interest rates, foreign exchange and commodities prices. The Company has established policies and procedures to manage such exposure and may enter into derivative instruments to mitigate these risks impacts. These policies and procedures include the monitoring of the Company’s levels of exposure to each market risk, including an analysis based on net equity exposure and a forecast of future cash flows.

(b) Interest rate risk management

Interest rate risk is the risk whereby the Company may incur economic losses due to adverse changes in interest rates. This exposure to interest rates risk relates mainly to changes in the market interest rates affecting the Company’s assets and liabilities indexed by LIBOR, TJLP (BNDES — long-term interest rates) or by CDI (interbank deposit certificates interest rates).

The Company is exposed also to interest rates risk in the swap contracts that are indexed by the CDI, exchange coupon and several currencies.

(c) Exchange rate risk management

Exchange rate risk is the risk that changes in foreign currency exchange rates may cause the Company to incur losses, leading to a reduction in assets or an increase in liabilities. The Company’s primary exposures to foreign currency exchange variations are those of the U.S. dollar, euro and pound sterling against the real. The Company aims to hedge its exposure to foreign currencies by managing its foreign currency-denominated assets in relation to its foreign currency-denominated liabilities and using derivative instruments.

At December 31, the Company has the following exposure to foreign currencies:

	2005	2004

Cash, cash equivalents and highly liquid investments (short- and long-term)	740.4	231.0
Net, swap agreements (notional amounts)	154.2	209.2
Short- and long-term debt	(1,282.3)	(623.5)
Other operating assets and liabilities	189.3	221.6

	(198.4)	38.3

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Company’s outstanding derivative position at December 31, 2005 and 2004 is as follows:

2005
			Notional	Unrealized
Instrument	Receive	Pay	Amount	Gain/(Loss)

Swap	U.S.$	R$	154.2	(8.9)

				(8.9)

2004
			Notional	Unrealized
Instrument	Receive	Pay	Amount	Gain/(Loss)

Swap	U.S.$	R$	233.1	(28.7)
Swap	R$	Euro	12.8	0.4
Swap	U.S.$	Euro	34.5	(1.1)
Swap	R$	Pounds	5.2	0.1
Swap	U.S.$	Pounds	10.5	0.0

				(29.3)

2003
			Notional	Unrealized
Instrument	Receive	Pay	Amount	Gain/(Loss)

Swap	U.S.$	R$	562.5	(78.7)
Swap	R$	Euro	61.9	4.2
Swap	Euro	Pounds	18.3	0.0

				(82.9)

Losses on derivatives recognized as interest expenses amounted to R$42.7 (R$27.7 in 2004).

(d) Commodities risk management

In the normal course of its operations, the Company buys commodities — mainly, corn and soybeans used to produce animal feed and hogs for slaughtering, which are the largest individual components of the Company’s costs.

The prices of corn and soybeans are subject to volatility resulting from weather conditions, crop yield, transportation and storage costs, governmental agricultural policies, currency exchange rates, and the behavior of the prices of these commodities in the international market, among other factors. The price of hogs purchased from producers is subject to market conditions and is affected by domestic supplies and levels of supply and demand in the international market, among other factors.

To reduce the impact of an increase in the price of these raw materials, the Company seeks to protect itself in various ways, including through the eventual use of derivative instruments, but it does this mainly by monitoring its inventory levels. The Company periodically enters into agreements for the purchase of corn and soybeans on a “price to set basis”, which means the price of these purchased grains will be defined in the future according to a future market price.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

As of December 31, 2005, there were no commodities derivatives outstanding and during the year ended December 31, 2005, the Company did not enter into any derivative agreements involving commodities.

(e) Fair value of financial instruments

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

	Book Value	Fair Value

Cash and cash equivalents	778.6	778.6
Marketable securities	130.7	133.1
Trade accounts receivable	555.7	555.7
Loans and financing	(1,674.1)	(1,625.0)
Trade accounts payable	(332.6)	(332.6)
Unrealized losses on derivatives (swaps)	8.9	9.3

	(532.8)	(480.9)

17.	FINANCIAL INCOME AND EXPENSES

	2005	2004	2003

Expenses:
Interest expense	(141.8)	(189.8)	(234.3)
Exchange rate variation	71.5	40.7	114.0
Financial transactions tax (CPMF)	(23.0)	(21.5)	(19.5)
Other expenses	(0.7)	(5.6)	(13.0)

	(94.0)	(176.2)	(152.8)

Income
Interest income	53.2	94.1	96.5
Exchange rate variation	(9.2)	(7.4)	(80.2)
Losses from translation effects of investments abroad	(67.9)	(26.0)	(2.4)
Other income (expense)	35.2	(2.3)	1.1

	11.3	58.4	15.0

	(82.7)	(117.8)	(137.8)

Exchange rate variation represents foreign exchange gains (losses) on financial assets or liabilities, as the case may be.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

18.	CASH FLOWS STATEMENTS

	2005	2004	2003

Cash flows from operations:
Net income	361.0	295.6	123.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and depletion	114.1	101.5	94.9
Amortization of goodwill	3.2	3.8	3.8
Accrued interest and exchange variations	62.6	24.1	81.1
Gain (loss) on dispositions of permanent assets	(2.4)	1.0	3.8
Deferred taxes	2.7	10.6	(6.3)
Changes in operating assets and liabilities:
Trade accounts receivable	(30.7)	(29.9)	(8.2)
Inventories	(61.5)	100.3	(86.6)
Others assets	0.9	(4.1)	(51.0)
Trade accounts payable	(7.2)	(14.9)	44.9
Payroll and related charges	16.3	20.5	14.7
Others liabilities	20.2	31.1	(9.1)

Net cash provided by operating activities	479.2	539.6	205.6

Cash flows from investing activities:
Investments in marketable securities	(112.7)	(351.3)	(343.9)
Proceeds from sales and maturities of marketable securities	167.3	362.6	565.5
Businesses acquisitions, net of cash acquired	(7.9)	—	—
Additions to property, plant and equipment	(266.3)	(110.5)	(74.3)
Pre-operating expenses and software development	(35.2)	(19.4)	(13.0)
Proceeds from disposals of permanent assets	12.6	15.8	6.5

Net cash provided by (used in) investing activities	(242.2)	(102.8)	140.8

Cash flows from financing activities:
Debt issuances	1.913.0	1.384.7	1.806.6
Repayments of debt and related interest	(1.498.8)	(1.974.9)	(2.204.7)
Interest on shareholders’ equity and dividends	(85.2)	(86.0)	—

Net cash provided by (used in) financing activities	329.0	(676.2)	(398.1)

Decrease (increase) in cash and cash equivalents	566.0	(239.4)	(51.7)

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	2005	2004	2003

Changes in cash and cash equivalents:
At beginning of year	212.6	452.0	503.7
At end of year	778.6	212.6	452.0

Decrease (increase) in cash and cash equivalents	566.0	(239.4)	(51.7)

Supplemental cash flow disclosure:
Interest paid	93.6	57.3	86.7
Income taxes paid	0.1	—	7.5

19.	INSURANCE

The company’s main insurance coverage relates to the following:  (a) named risks, comprising fire, windstorm, lightning, loss of profit, among other risks, on property, plant and equipment and inventories, in the amount of R$1,395.4 (R$1,320.9 at December 31, 2004); (b) domestic and international transportation, for which the amounts are calculated based on the registered cargo; and (c) other coverage, including valuables, civil liability and vehicles.

20.	SUPPLEMENTAL RETIREMENT PLAN

In April 1997, Perdigão—Sociedade de Previdência Privada (a private pension foundation), sponsored by Perdigão Agroindustrial S.A., began its activities, which are to provide supplemental retirement benefits for Perdigão Group employees.

The plan is a defined contribution plan. As of December 31, 2005 the plan had 19,556 participants (19,686 at December 31, 2004) and net assets of R$86.8 (R$65.4 at December 31, 2004). The Company contributed R$5.2 in 2005 (R$4.7 and R$4.1 for 2004 and 2003, respectively), of which R$4.7 (R$4.2 and R$3.6 for 2004 and 2003, respectively) was for current costs and R$0.5 (R$0.5 and R$0.5 for 2004 and 2003, respectively) was for past service.

Plan assets consisted of fixed income funds and securities, variable income fund and shares, totaling R$86.8 (R$65.4 at December 31, 2004).

21.	SUMMARY OF DIFFERENCES BETWEEN BRAZILIAN GAAP AND U.S. GAAP APPLICABLE TO THE COMPANY

21.1.	Description of differences between Brazilian and U.S. GAAP

The financial statements of the Company are prepared in accordance with the accounting principles adopted in Brazil, which comply with those prescribed by Brazilian Corporate Law and specific standards established by CVM and IBRACON. Note 3 summarizes the principal accounting practices adopted by the Company. Accounting practices, which differ significantly from U.S. GAAP, are summarized below:

(a)	Supplementary inflation restatements in 1996 and 1997

Under Brazilian GAAP, inflation accounting was discontinued effective January 1, 1996. Prior to that date, Brazilian GAAP statements included indexation adjustments which partially accounted for the effect of inflation on property, plant and equipment, investments, deferred charges (collectively “Permanent assets”) and shareholders’ equity, and reported the net charge or credit in the statement of operations.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

However, under U.S. GAAP, Brazil ceased to be treated as a highly inflationary economy only beginning on January 1, 1998. Therefore, the financial information for purposes of U.S. GAAP for the two-year period ended December 31, 1997 included additional inflation restatement adjustments made by applying the IGP-M (General Price Index — Market) to permanent assets and shareholders’ equity.

For purposes of the U.S. GAAP reconciliation (set forth in Note 21.2), shareholders’ equity, at December 31, 2005 and 2004 has been increased due to the additional inflation restatement adjustments, net of depreciation and net income has been adjusted for the resulting depreciation charges for the years ended December 31, 2005, 2004 and 2003.

(b)	Revaluation of property, plant and equipment

Brazilian GAAP permits revaluation under certain circumstances. The revaluation, net of deferred tax effects for revaluation after 1991, is credited to a reserve account in shareholders’ equity. Depreciation of the asset revaluation is charged to income and an offsetting portion is reversed from the revaluation reserve in shareholders’ equity and transferred to retained earnings as the related assets are depreciated or disposed of.

For U.S. GAAP purposes, the revaluation of fixed assets and the related deferred tax effects have been eliminated in order to present property, plant and equipment at historical cost less accumulated depreciation. In addition, the depreciation of such revaluation charged to income has been eliminated for U.S. GAAP purposes.

(c)	Pre-operating expenses and software development

Brazilian GAAP permits deferral of certain intangibles, pre-operating expenses and new system acquisition and installation costs, which are recorded at cost and amortized over a period from five to ten years.

For U.S. GAAP purposes, part of such amounts do not meet the conditions established for deferral and, accordingly, have been charged to income. The capitalizable amounts, mainly related to the purchase and installation or development of software according to Statement of Position 98-1 “Accounting for the Costs of Computer Software Development or Obtained for Internal Use”, have been reclassified to property, plant and equipment and have been amortized for U.S. GAAP purposes over five years on a straight-line basis. In addition, certain charges treated as pre-operating costs under Brazilian GAAP are considered fixed assets for U.S. GAAP.

(d)	Capitalization of interest costs related to construction-in-progress

As from 1996, the CVM has permitted capitalization of interest costs, net of monetary gains, incurred as part of the production or acquisition costs of property, plant and equipment. Exchange gains and losses may be capitalized only if they exceed monetary correction. The Company has capitalized interest since 1999 and in 2005 adopted the same for both Brazilian GAAP and U.S. GAAP.

According to Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Costs”, for U.S. GAAP purposes, interest incurred during the construction phase should be included in the cost of such asset items. Of the amount of interest capitalized, the exchange variation on debts in foreign currency should not be capitalized. Capitalized interest should be amortized over the useful life of the assets.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(e)	Derivatives and other financial instruments

Under Brazilian GAAP, derivatives are accounted for using the accrual method and there are certain disclosure requirements related to the type and details of such financial instruments. There are no specific rules regarding hedge accounting.

Under U.S. GAAP, derivatives are marked to market. Hedge accounting has not been applied to any of the Company’s derivative financial instruments in the presented periods for U.S. GAAP purposes.

(f)	Dividends proposed but not yet approved

Under the Brazilian Corporation Law, at each year-end, the Company’s management is required to propose and accrue a minimum dividend distribution based on net income. Additionally, the Company may elect to distribute dividends in excess of the minimum mandatory dividend. For Brazilian GAAP purposes, such discretionary dividends are accrued when declared. Under Brazilian GAAP, companies are permitted to distribute or capitalize, subject to certain limitations, dividends in the form of interest on shareholders’ equity (which interest is calculated based on a government interest rate). Interest on shareholders’ equity is deductible for tax purposes and is presented as a deduction from shareholders’ equity.

Under U.S. GAAP, because the minimum mandatory dividend meets the definition of a liability when it is declared by the Company, it is accrued at such time. Because any additional, unpaid discretionary dividends would require approval at the annual shareholders’ meeting, such dividends would not be considered as declared at the balance sheet date and, therefore, would not be treated as accrued for U.S. GAAP purposes.

(g)	Business combinations

Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value (normally also the tax basis) of the net assets acquired. This goodwill is normally attributed to the difference between the book value and the market value of assets acquired or justified based on expectation of future profitability and is amortized on a straight line basis over the remaining useful lives of the assets or up to ten years.

For U.S. GAAP, according to SFAS No. 141, “Business Combinations”, goodwill arises from the difference between the price paid and the fair value of all assets and liabilities acquired, including any existing intangible assets. Additionally, SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that, effective January 1, 2002, goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease amortizing. SFAS No. 142 also requires that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. Based on management’s assessment of the fair value of the Company’s recorded goodwill, there is no impairment recorded for U.S. GAAP purposes. Management is making annual assessments of goodwill as required by SFAS No. 142.

The goodwill amortization recorded under Brazilian GAAP has been reversed for U.S. GAAP purposes in the reconciliations of net income and shareholders’ equity.

Additionally, under U.S. GAAP, additional amortization expense of R$1.2 was recorded related to an intangible acquired in a business combination.

The following table summarizes pro forma U.S. GAAP financial information for 2005 and 2004 assuming that the Mary Loize Indústria and Incubatório Paraíso acquisitions (previously discussed in Note 10) occurred at the beginning of the years presented. This pro forma financial information is for

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

informational purposes only and is not necessarily indicative of actual results that would have been reported had the acquisitions occurred at the beginning of each year or of future results.

	2005	2004
	(unaudited)

Net sales	5,173.4	4,926.4
Net income	344.1	286.4
Basic and diluted earnings per share (in Brazilian reais)	2.577	2.145

(h)	Marketable securities

Under Brazilian GAAP, marketable securities are recorded at acquisition cost plus income earned and adjusted to market value, if lower, in case a loss is considered to be other than temporary.

For U.S. GAAP purposes, debt securities are classified under guidance of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, as either held-to-maturity securities, trading securities or available-for-sale securities.

Our securities are classified as available-for-sale and are measured at fair value at the balance sheet dates. Interest is recorded in income as incurred and unrealized gains, arising from the difference between the carrying amount and the fair market value, are included directly in shareholders’ equity as other comprehensive income. At December 31, 2005, the amount of R$1.6 (net of income taxes) was recorded, from available-for-sale debt securities, as unrealized gain (R$5.3, net of income taxes, at December 31, 2004) in shareholders’ equity.

At December 31, 2005 the amount of R$5.7 (R$2.1 at December 31, 2004) was recorded in the financial income — net, as a result of available-for-sale securities sold during 2005. Proceeds amounted R$110.5 (R$27.4 at December 31, 2004) and cost of the securities sold was specifically identified.

The following is a summary of the available-for-sale securities:

	At December 31, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Bank Deposit Certificate — CDB, denominated in Brazilian reais	19.6	—	—	19.6
Brazilian Treasury notes:
Fixed and floating income securities denominated in U.S. dollars	92.7	2.0	—	94.7
Fixed income securities denominated in euros	4.4	0.4	—	4.8
Other — denominated in Brazilian reais	14.0	—	—	14.0

	130.7	2.4	—	133.1

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	At December 31, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Bank Deposit Certificate — CDB, denominated in Brazilian reais	34.3	—	—	34.3
Brazilian Treasury notes:
— Fixed and floating income securities
denominated in U.S. dollars	103.3	6.8	—	110.1
— Fixed income securities denominated in
euros	5.8	0.9	—	6.7
U.S. Treasury notes, denominated in U.S. dollars	26.1	0.3	—	26.4
Other — denominated in Brazilian reais	15.5	—	—	15.5

	185.0	8.0	—	193.0

Contractual maturities of available for sale securities at December 31, 2005 are as follows:

	Amortized	Estimated
	Cost	Fair Value

Due in 2006	38.0	38.4
Due till 2009	92.7	94.7

Total	130.7	133.1

(i)	Classification of income statement line items

Under Brazilian GAAP, the classification of certain income and expense items is presented differently from U.S. GAAP.

The Company has reclassified its income statement under the Brazilian GAAP to present a condensed income statement in accordance with U.S. GAAP (Note 21.4.2).

The reclassifications are summarized as follows:

•	Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of operations presented in accordance with Brazilian GAAP. These amounts have been reclassified to non-operating income and expenses in the condensed statement of operations in accordance with U.S. GAAP.

•	Under Brazilian GAAP, gains and losses on the disposal or impairment of permanent assets are classified as non-operating income (expense). Under U.S. GAAP, gains and losses on the disposal or impairment of property, plant and equipment are classified as an adjustment to operating income.

•	The net income (loss) differences between Brazilian GAAP and U.S. GAAP (Note 21.2.1), have been incorporated in the statement of operations in accordance with U.S. GAAP.

•	Employee profit sharing expenses have been classified after non-operating expenses in the consolidated statement of operations in accordance with Brazilian GAAP. These amounts have been reclassified to operating expenses in the condensed consolidated statement of operations in accordance with U.S. GAAP.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

(j)	Classification of balance sheet line items

The Company has reclassified its consolidated balance sheet under Brazilian GAAP to present a condensed consolidated balance sheet in accordance with U.S. GAAP (Note 21.4.1):

•	Under U.S. GAAP, certain pre-operating expenses have been reclassified to property, plant and equipment, according to their nature.

•	The noncurrent deferred income tax assets have been presented net of long-term deferred income tax liabilities.

(k)	Different classification on the cash flow statements

Under Brazilian GAAP, the effects of exchange rate changes on cash and cash equivalents denominated in foreign currencies, amounted to R$(52.2), R$(8.6) and R$(20.5) in 2005, 2004 and 2003, respectively, and have been included as operating cash flow. Under U.S. GAAP, these effects should be segregated as a specific line item on the cash flow statement and would not affect the operating, investing or financing activities.

Additionally, interest paid on loans is recorded under Brazilian GAAP as a financing activity while under U.S. GAAP interest paid is classified as an operating activity. Interest paid amounted to R$93.6, R$57.3 and R$86.7 in 2005, 2004 and 2003, respectively.

Considering the above-mentioned reclassifications in the cash flows, in accordance with U.S. GAAP the net cash provided by operating activities would have been R$437.8, R$490.9 and R$139.4, the net cash provided by (used in) investing activities would not change and the net cash provided by (used in) financing activities would have been R$422,6, R$(618.9) and R$(311.4) for 2005, 2004 and 2003, respectively.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

21.2.  Reconciliation of differences between Brazilian GAAP and U.S. GAAP

Net income and shareholders’ equity adjusted to take into account the significant differences between Brazilian GAAP and U.S. GAAP are as follows:

21.2.1.  Net income

	Note		2005	2004	2003

Net income under Brazilian GAAP as reported in the accompanying consolidated financial statements			361.0	295.6	123.6
Different criteria for:
Depreciation of monetary restatement of 1996 and 1997	21.1(a	)	(3.5)	(5.9)	(5.1)
Reversal of depreciation on fixed assets revaluation	21.1(b	)	3.1	7.7	1.8
Net reversal of deferred charges — non-allowable deferred charges	21.1(c	)	(7.3)	(23.7)	(12.7)
Capitalization (reversal) of financial costs during construction-in-progress, net of depreciation:	21.1(d	)	—	2.6	(4.3)
Gains (losses) on derivatives based on fair value	21.1(e	)	(0.4)	8.0	(16.0)
Effects from business acquisitions	21.1(g	)	(1.2)	—	—
Reversal of goodwill amortization	21.1(g	)	3.2	3.8	3.8
Allocation of employees’ profit sharing to inventories			(1.0)	0.3	0.7
Deferred tax effects of U.S. GAAP adjustments			2.6	3.8	6.4

Net income under U.S. GAAP			356.5	292.2	98.2

Basic and diluted earnings per share under U.S. GAAP			2.67	2.19	0.73
Basic and diluted earnings per ADS under U.S. GAAP			5.34	4.38	1.47
Average outstanding shares under U.S. GAAP			133,527	133,527	133,527
Average outstanding ADSs under U.S. GAAP			66,763	66,763	66,763

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

21.2.2  Shareholders’ equity

	Note		2005	2004

Shareholders’ equity under Brazilian GAAP as reported in the accompanying consolidated financial statements			1,222.8	970.1
Different criteria for:
Monetary restatement in 1996 and 1997	21.1(a	)	39.7	43.2
Reversal of fixed assets revaluation, net of depreciation	21.1(b	)	(35.7)	(38.8)
Net reversal of deferred charges — non-allowable deferred charges	21.1(c	)	(60.7)	(53.3)
Capitalization (reversal) of financial costs during construction in progress, net of depreciation	21.1(d	)	(3.3)	(3.3)
Gain (losses) on derivatives based on fair value	21.1(e	)	(0.4)	—
Reversal of dividends declared but not yet approved	21.1(f	)	13.5	12.7
Effects from business acquisitions	21.1(g	)	(1.2)	—
Reversal of accumulated goodwill amortization	21.1(g	)	14.5	11.3
Unrealized gains on securities available-for-sale	21.1(h	)	2.4	8.0
Allocation of employees’ profit sharing to inventories			—	1.0
Tax effect on U.S. GAAP adjustments			4.5	—

Shareholders’ equity under U.S. GAAP			1,196.1	950.9

21.3.  Additional disclosures required by U.S. GAAP

21.3.1.  Termination benefits

The Company is required to deposit 8% of the gross salary of each employee to an account under the employee’s name for Fundo de Garantia do Tempo de Serviço (FGTS — Workers’ Compensation Fund). No other contribution to the FGTS is required. Contributions are recorded as they occur.

Brazilian labor law requires the Company to pay additional compensation to employees terminated without cause, equivalent to 50% of the total amount of deposits already made by the Company to the individual employee’s FGTS account (40% to the employee and 10% to the Government), for the period such employee worked for the Company. The total termination compensation actually paid in the years ended December 31, 2005, 2004 and 2003 was R$5.8, R$4.2 and R$4.1, respectively.

21.3.2.  Business segment disclosures

Under Brazilian GAAP, there is no requirement to present disaggregated information with respect to business segments of an enterprise.

U.S. GAAP requires that public enterprises disclose certain information about segments on the basis that the chief operating decision-maker uses such information internally for deciding how to allocate resources to segments and in assessing performance.

According to SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, the Company defines its operating segments as “domestic market” and “export markets”. These segments comprise one or more legal entities. The Company’s chief operating decision-maker reviews financial information presented on a consolidated basis accompanied by disaggregated information on net sales and operating income by operating segments for purposes of making management decisions and evaluating

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

financial performance. The chief operating decision-maker reviews total assets of the Company on a consolidated basis; therefore, the items specified in paragraph 28 of SFAS No. 131 are not applicable.

The following tables present information about the Company’s reportable segments according to Brazilian GAAP as used by the chief operating decision maker:

Net sales:

	2005	2004	2003

Domestic market
Poultry	150.1	110.2	114.7
Pork/beef	30.3	35.7	31.4
Elaborated and processed products	1,890.7	1,710.2	1,560.1
Other sales	241.4	302.5	303.6

	2,312.5	2,158.6	2,009.8

Export markets
Poultry	1,651.0	1,721.7	1,111.7
Pork/beef	578.3	456.2	240.2
Elaborated and processed products	601.6	543.0	461.2
Other sales	1.7	3.7	2.4

	2,832.7	2,724.7	1,815.4

	5,145.2	4,883.3	3,825.2

Operating income:

	2005	2004	2003

Domestic market	189.4	191.4	148.1
Export markets	357.9	306.9	139.3

	547.3	498.3	287.4

The following table presents export net sales by geographic region:

	2005	2004	2003

Europe	798.4	853.3	651.8
Far East	736.3	757.2	425.0
Middle East	523.2	516.9	395.3
Eurasia (including Russia)	610.9	462.2	271.8
Americas/Africa	163.9	135.1	71.5

	2,832.7	2,724.7	1,815.4

21.3.3.  Comprehensive income

Under Brazilian GAAP, the concept of comprehensive income is not applicable.

Under U.S. GAAP, SFAS No. 130, “Reporting Comprehensive Income”, requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and other comprehensive

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

income items that include charges or credits directly to equity which are not the result of transactions with owners. For Perdigão, the only component of the comprehensive income is the unrealized gains on available for sale securities, net of tax.

See the condensed statement of comprehensive income in Note 21.4.3.

21.3.4.  Earnings per share

Under Brazilian GAAP, disclosure of earnings per share is computed based on the number of shares outstanding at the end of the period, and does not distinguish between common and preferred shares.

Under U.S. GAAP, in accordance with SFAS No. 128, “Earnings per Share”, the earnings per share disclosure in the income statement is required for public companies. A dual presentation is required: basic earnings per share; and diluted earnings per share. The Company had no potentially dilutive common shares outstanding for any of the periods presented. Computation of earnings per share data should be based on the weighted average number of shares outstanding during each year presented. The effects of certain transactions, such as share splits and share dividends, are reflected retroactively. Also, preferred shares are included with common shares in the denominator for earnings per share, if they have the same rights as common shares to dividends based on net income.

21.3.5.  Recently issued accounting pronouncements under U.S. GAAP

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In October 2005, the FASB issued FSP No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. FSP FAS 13-1 is effective for reporting periods beginning after December 15, 2005. The transition provisions of FSP No. FAS 13-1 permit early adoption and retrospective application of the guidance. The adoption of this standard will not have any material impact on the Company’s consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

21.4.  U.S. GAAP condensed financial information

Based on the reconciling items and discussion above, the Company’s consolidated balance sheets, income statements and statements of changes in shareholders’ equity have been presented in condensed format in accordance with U.S. GAAP as follows:

21.4.1.  Condensed balance sheets under U.S. GAAP

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	778.6	212.6
Marketable securities	39.1	51.0
Trade accounts receivable, net	555.7	524.4
Inventories	646.1	581.6
Other	169.1	175.6

	2,188.6	1,545.2

Non-current assets:
Marketable securities	94.0	142.0
Other assets	121.3	122.8
Property, plant and equipment	1,145.9	942.6
Goodwill	22.2	15.6

	1,383.4	1,223.0

Total assets	3,572.0	2,768.2

	2005	2004

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	539.8	677.6
Trade accounts payable	332.6	308.3
Other	244.4	237.3

	1,116.8	1,223.2

Long-term liabilities:
Long-term debt	1,124.5	464.7
Provision for contingencies	133.5	111.0
Other	1.1	18.4

	1,259.1	594.1

Total liabilities	2,375.9	1,817.3
Shareholders’ equity	1,196.1	950.9

Total liabilities and shareholders’ equity	3,572.0	2,768.2

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

21.4.2.  Condensed income statements under U.S. GAAP

	2005	2004	2003

Net sales	5,145.2	4,883.3	3,825.2
Cost of sales	(3,687.3)	(3,536.2)	(2,804.9)

Gross profit	1,457.9	1,347.1	1,020.3
Operating expenses:
Selling, general and administrative expenses	(939.7)	(878.1)	(745.0)
Other operating expenses, net	(18.7)	(26.1)	(13.0)

	(958.4)	(904.2)	(758.0)

Operating income	499.5	442.9	262.3
Non-operating income:
Financial expenses, net	(83.1)	(107.2)	(158.1)

Income before income taxes	416.4	335.7	104.2
Current income taxes	(59.8)	(36.8)	(18.7)
Deferred income taxes	(0.1)	(6.7)	12.7

Net income	356.5	292.2	98.2

21.4.3.  Statements of comprehensive income under U.S. GAAP

	2005	2004	2003

Net income	356.5	292.2	98.2
Unrealized gains on securities available for sale, net of income tax effects	1.6	5.3	—

Comprehensive income	358.1	297.5	98.2

21.4.4.  Condensed statements of changes in shareholders’ equity under U.S. GAAP

	2005	2004	2003

At beginning of the year	950.9	729.4	667.2
Net income	356.5	292.2	98.2
Other comprehensive income (expense), net of tax effects	(3.7)	5.3	—
Dividends and interest attributed to shareholders’ equity	(107.6)	(76.0)	(36.0)

At end of the year	1,196.1	950.9	729.4

22.	SUBSEQUENT EVENTS

22.1.	Share Split

(a)	Capital

At the Annual Ordinary and Extraordinary Shareholders’ Meeting held on March 8, 2006, the conversion of all issued and outstanding preferred shares into common shares was approved. During the same Shareholders’ Meeting, a three-for-one share split was also approved, effective April 12, 2006.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

On April 12, 2006, after giving effect to the conversion and the share split, Company’s capital was represented by 133,957,152 registered, no-par value common shares. Foreign investors hold 35,304,081 common shares (21,748,887 on December 31, 2004), of which 3,897,486 common shares (4,795,080 on December 31, 2004) are represented by 1,948,743 (2,397,540 on December 31, 2004) American Depositary Shares.

On April 12, 2006, after giving effect to the conversion and the share split, the Company has 430,485 treasury shares, acquired in previous fiscal years with funds from income reserves, at an average cost of R$1.89 (one Brazilian real and eighty-nine cents) per share, for future sale or cancellation.

The Company is authorized to increase the share capital, irrespective of amendment to its bylaws, up to the limit of 180,000,000 registered no-par value common shares, after giving effect to the conversion and the share split.

(b)	Composition of capital

After giving effect to the conversion and the share split, the share ownership position of the controlling shareholders who are party to the Shareholders’ Agreement and/or direct holders of more than 5% of the voting share capital at April 12, 2006 was as follows:

	Common Shares	%

PREVI—Caixa Previdência dos Funcionários do Banco do Brasil	20,513,235	15.31
Fundação Telebrás de Seguridade Social—SISTEL	8,588,232	6.41
PETROS—Fundação Petrobrás de Seguridade Social	15,575,469	11.63
Fundação de Assistência e Previdência Social do BNDES—FAPES	6,122,652	4.57
Weg S.A. *	10,005,102	7.47
Real Grandeza Fundação de Assistência e Previdência Social	4,738,407	3.54
VALIA—Fundação Vale do Rio Doce	5,545,185	4.14
Previ—Banerj	1,997,595	1.49

	73,085,877	54.56
Others	60,871,275	45.44

	133,957,152	100.00

*	Shareholder is not a party to Shareholders’ Agreement.

Under a Shareholders’ Agreement among the shareholders who hold 47.09% of the common shares issued by the Company at March 6, 2006, these shareholders have agreed to consult each other in advance about exercising their voting rights.

(c)	Dividends and shareholders’ rights

As a result of the conversion, the dividends and shareholders’ rights of the Company have been modified. If a shareholder or group of shareholders control a quantity of shares in excess of 20% of the total shares, then such shareholder or group of shareholders must make a public offering of shares. After this process is concluded, each share acquired will have an additional remuneration of 35% on the average value of the share price for the 90-day period prior to the share offering. The offering price will be the higher of the economic per share value as determined by an appraisal report or 135% of the share price for stock issuances having occurred in the 24-month period prior to the offering.

All shares have equal rights to a dividend of not less than 25% of net income, adjusted in accordance with Brazilian corporate law.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Concluded

(d)	Earnings per share

Earnings per share after giving effect to the share split, is as follows:

	Years Ended December 31,
	2005	2004	2003

Net income (Brazilian GAAP)	361.0	295.6	123.6
Shares outstanding at December 31 (in thousands)	133.527	133.527	133.527
Earnings per outstanding share at year end — in Brazilian reais	2.703	2.214	0.925

22.2.  Recent Acquisition

On May 26, 2006, the Company announced the acquisition of 51% of total capital stock of Batávia S.A.—Indústria de Alimentos from Parmalat Alimentos for approximately R$110 million in cash.

PERDIGÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
	(in millions of Brazilian reais)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	610.9	778.6
Marketable securities	82.7	39.1
Trade accounts receivable, net	425.5	555.7
Inventories	704.9	646.1
Recoverable taxes	74.2	83.2
Deferred income tax	6.0	5.9
Other	109.3	80.0

	2,013.5	2,188.6

Non-current assets:
Marketable securities	84.1	91.6
Trade accounts receivable, net	10.4	10.5
Recoverable taxes	20.0	18.2
Deferred income tax	43.0	47.2
Judicial deposits	17.9	17.8
Notes receivable	37.1	38.4
Other assets	2.5	3.7

	215.0	227.4

Permanent assets:
Goodwill and other investments	13.9	16.6
Property, plant and equipment	1,173.5	1,106.8
Pre-operating expenses and software development	91.1	92.8

	1.278.5	1,216.2

Total assets	3,507.0	3,632.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	430.7	548.7
Trade accounts payable	332.8	332.6
Payroll and related charges	99.9	102.8
Taxes and social charges	22.2	27.3
Dividends and interest on shareholders’ equity	4.8	59.0
Management and employee profit sharing	3.1	38.0
Other	15.5	21.5

	909.0	1,129.9

Long-term liabilities:
Long-term debt	1,229.2	1,125.4
Taxes and social contribution payable	3.8	1.1
Deferred income tax	18.4	19.5
Provision for contingencies	117.9	133.5

	1,369.3	1,279.5

Total liabilities	2,278.3	2,409.4

Shareholders’ equity:
Capital	800.0	800.0
Profit reserves	423.6	423.6
Retained earnings	5.9	—
Treasury shares	(0.8)	(0.8)

	1,228.7	1,222.8

Total liabilities and shareholders’ equity	3,507.0	3,632.2

See the accompanying notes to the consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
Three-Month Periods ended March 31, 2006 and 2005

	March 31,
	2006	2005
	(in millions of Brazilian reais, except per share data)

Gross sales:
Domestic sales	720.8	713.3
Export sales	508.2	658.2

	1,229.0	1,371,5
Taxes, discounts and returns on sales	(173.6)	(168.1)

Net sales	1,055.4	1,203.4
Cost of sales	(806.0)	(874.3)

Gross profit	249.4	329.1
Operating expenses:
Selling expenses	(205.0)	(191.6)
General and administrative expenses	(16.0)	(13.6)
Management compensation	(2.2)	(2.0)

	(223.2)	(207.2)

Operating income before financial expenses and others	26.2	121.9
Financial expenses, net	(4.3)	(31.5)
Other operating expenses, net	4.4	(2.5)

Operating income	26.3	87.9
Non-operating expenses	(2.2)	0.3

Income before taxes and profit sharing	24.1	88.2
Income and social contribution taxes expense	(12.9)	(11.0)
Employees’ profit sharing	(0.7)	(4.6)
Management profit sharing	(0.1)	(0.8)

Net income	10.4	71.8

Shares outstanding at March 31 (in thousands)(1)	44,509	44,509

Earnings per outstanding share at period end — in Brazilian reais	0.23	1.61

(1)	At a Shareholders’ Meeting held on March 8, 2006, the shareholders approved a three-for-one share split, effective on April 12, 2006. For purposes of the computation of earnings per share, the share split is not reflected for the periods presented.

See the accompanying notes to the consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)
Three-Month Period ended March 31, 2006

		Profit	Treasury	Retained
	Capital	Reserves	Shares	Earnings	Total
	(in millions of Brazilian reais)

BALANCES AS OF DECEMBER 31, 2005	800.0	423.6	(0.8)	—	1,222.8

Net income for the year	—	—	—	10.4	10.4
Interest on shareholders’ equity — R$0.100 per outstanding share at period end	—	—	—	(4.5)	(4.5)

BALANCES AS OF MARCH 31, 2006	800.0	423.6	(0.8)	5.9	1,228.7

See the accompanying notes to the consolidated financial statements.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Balance Sheets as of March 31, 2006 (Unaudited) and
December 31, 2005 and for the Unaudited Statements of Income
for the Three-Month Periods ended March 31, 2006 and 2005
(in millions of Brazilian reais, except as otherwise indicated)

1.	OPERATIONS

Perdigão S.A. (together with its subsidiaries, collectively, “the Company”) is a publicly held company incorporated under the laws of the Federative Republic of Brazil whose principal activities are the raising, production and slaughtering of poultry (chicken, Chester, turkeys and other) and pork, and the processing and sale of frozen products, pasta, vegetables, and soybean derivatives. At the end of 2005, the Company entered the beef business and also commenced the sale of a line of margarine products. The Company operates in the domestic and export markets.

The following subsidiaries were included in the consolidated financial statements:

	Participation in Capital — %
	March 31, 2006	December 31, 2005

Perdigão Agroindustrial S.A.	100.0	100.0
Perdigão International LTD. (formerly Perdigão Overseas S.A.)	100.0	100.0
Perdigão Export Ltd.	100.0	100.0
Perdigão UK Ltd.	100.0	100.0
Perdigão Holland B.V.	100.0	100.0
Perdigão Ásia Pte Ltd.	100.0	100.0
Crossban Holdings GMBH.	100.0	100.0
Perdix International Foods Comércio Internacional Lda.	100.0	100.0
PRGA Participações Ltda.	100.0	100.0
Perdigão Agroindustrial Mato Grosso Ltda.	100.0	100.0
Incubatório Paraíso Ltda.	100.0	100.0
Perdigão France SARL	100.0	100.0
Perdigão Nihon K.K.	100.0	100.0

The wholly owned subsidiaries PDA Distribuidora de Alimentos Ltda, Highline International Ltd., Perdigão Trading S.A.(formerly BFF Trading S.A.), Perdigão Mato Grosso Rações Ltda. and BFF International Ltd. are not currently operating.

2.	BASIS OF PREPARATION AND PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s consolidated financial statements are presented in millions of Brazilian reais and are prepared in accordance with generally accepted accounting principles in Brazil, or Brazilian GAAP, which is based on the Brazilian Corporation Law (Law No. 6.404/76, as amended), the rules and regulations issued by the Comissão de Valores Mobiliários (Brazilian Securities Commission) or “CVM”, and the accounting standards issued by the Instituto dos Auditores Independentes do Brasil (Brazilian Institute of Independent Auditors), or “IBRACON”.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

(a)	Consolidation: The consolidated financial statements include the Company’s financial statements and the financial statements of the directly and indirectly held subsidiaries over which the Company has control. All intercompany transactions were eliminated upon consolidation.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

(b)	Cash and cash equivalents: Consists of all highly liquid temporary cash investments with maturities less than ninety days when purchased. The amounts are stated at cost plus interest earned up to the balance sheet date (Note 4).

(c)	Marketable securities: Stated at cost, plus income earned and adjusted to market value, if lower, in case of permanent losses (Note 5). The fair value is disclosed in Note 16(e).

(d)	Trade accounts receivable: Stated net of the allowance for doubtful accounts, which was determined based on an analysis of the realization risks and is in an amount considered sufficient by management to cover probable losses (Note 6).

In 2003, the Company entered into an agreement to establish a Fund for Investment in Credit Rights (“FIDC”) as allowed by CVM Instruction 356/2001, amended by Instruction No. 393/2003. As part of the FIDC agreement, the Company sells part of its domestic receivables to a special purpose entity — the Securitization Fund, which is consolidated in the financial statements.

(e)	Inventories: Stated at average acquisition or production costs, not exceeding market value or realizable value. Costs are determined using the average cost method and allowances for slow-moving or obsolete inventories are recorded when considered appropriate (Note 7).

(f)	Income taxes and social contribution: Current income taxes in Brazil comprise income tax (“IRPJ”) and social contribution (“CSLL”) and have been computed based on taxable income and tax rates in effect. Deferred income tax assets and liabilities arise from tax loss carry-forwards and temporary differences. A valuation allowance is made when management believes that it is more likely than not that tax assets will not be fully recoverable in the future. Results from subsidiaries abroad are subject to taxation in their respective countries, according to local tax rates and regulations (Note 9).

(g)	Goodwill and other investments: Goodwill represents the excess of the purchase price of acquired companies over the book value of their net assets. The goodwill related to merged subsidiaries is generally amortized over a period of 5 to 10 years. Investments are stated at acquisition cost and written down to fair value, when applicable (Note 10).

(h)	Property, plant and equipment: Stated at acquisition or construction cost, monetarily restated through December 31, 1995, with revaluation adjustments based on appraisal reports issued by independent appraisers less accumulated depreciation. Since 1997, upon issuance of, a specific CVM instruction, the Company has capitalized interest incurred in financing the construction of certain qualified assets. Depreciation is determined using the straight-line method, based on the rates set forth in Note 11 (depletion of forests is based on utilization), and charged to production costs or directly against income. Expenditures for maintenance and repairs are charged to expense when incurred, unless they improve either the production capacity or the estimated useful lives of the assets.

(i)	Pre-operating expenses and software development: Pre-operating expenses and software development include costs incurred in the pre-operating stage and projects to modernize information systems and are amortized on a straight-line basis over a period of 5 to 10 years.

(j)	Provisions for contingencies: Determined based on an analysis of contingencies, taking into consideration risks and estimates, recognized in an amount considered sufficient by management and its legal advisors to cover probable losses (Note 14).

(k)	Derivative financial instruments: Measured using the accrual method, with differences resulting from exchange rate variations recorded at each balance sheet date (Note 12). Such differences

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

are recognized as financial income or expense, and the fair value of derivatives is disclosed in Note 16(e).

(l)	Revenue recognition: Revenues are recognized by the Company when it delivers its products to the customer, the sales price is fixed and determinable, clear evidence of a sale transaction exists, collectibility is reasonably assured, and title and risks of ownership have passed to the customer.

(m)	Profit sharing: Management and employees are entitled to profit sharing based on achievement of financial and other goals, established and agreed upon on a annual basis. The amount is accrued in the year in which it is earned.

(n)	Shipping and handling costs: Relates to costs of storage and transportation of our finished goods until delivery to our customers. Costs incurred related to goods not yet sold are recognized as prepaid expenses and charged as selling expenses at the time the goods are shipped and revenue is recognized. Shipping and handling costs amounted to R$127.8 (R$121.6 in, the three-month period ended March 31, 2005).

(o)	Advertising and sales promotion costs: Recognized when incurred and amounted to R$10.7 (R$9.2 in, the three-month period ended March 31, 2005).

(p)	Research and development (R&D): Consists of internal research and development costs of new products, and is expensed as incurred. The total amount of R&D expenses was R$1.8 (R$1.3 in, the three-month period ended March 31, 2005).

(q)	Earnings per share: Calculated based on the shares outstanding at the balance sheet date, earnings per share has not been restated to reflect the 3-for-1 share split that was effective on April 12, 2006.

(r)	Translation of foreign currency: We have remeasured all assets and liabilities of our subsidiaries operating outside Brazil in Brazilian reais at the current exchange rate at each balance sheet date and all accounts in the income statements (including amounts relative to local currency indexation and exchange variances on assets and liabilities denominated in foreign currency) at the average rates prevailing during the period. The translation gain or loss resulting from this remeasurement process is included in financial income or expense, as the case may be (Note 17).

The exchange rates for the Brazilian real with respect to the foreign currencies indicated above were as follows:

	March 31, 2006	December 31, 2005

U.S. dollar	2.1724	2.3407
Euro	2.6327	2.7691
Pound sterling	3.7728	4.0220

(s)	Use of estimates: The preparation of financial statements in accordance with Brazilian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

4.	CASH AND CASH EQUIVALENTS

	March 31, 2006	December 31, 2005

Local currency (Brazilian reais):
Cash in banks	11.2	23.1
Highly liquid investments	141.4	112.2

	152.6	135.3
Foreign currency (principally U.S. dollars):
Cash in banks	12.2	0.9
Highly liquid investments	446.1	642.4

	458.3	643.3

	610.9	778.6

5.	MARKETABLE SECURITIES

	March 31, 2006	December 31, 2005

Bank Deposit Certificate — CDB, denominated in Brazilian reais, maturing in 2006	35.0	19.6
Brazilian Treasury notes:
Fixed and floating income securities, denominated in U.S. dollars, maturing up to 2009	86.3	92.7
Fixed income securities, denominated in euros, maturing up to 2006	4.3	4.4
Other — denominated in Brazilian reais	41.2	14.0

	166.8	130.7

Current	82.7	39.1
Non-current	84.1	91.6

6.	TRADE ACCOUNTS RECEIVABLE

	March 31, 2006	December 31, 2005

Current:
Trade accounts receivable	427.9	559.0
Less allowance for doubtful accounts	(2.4)	(3.3)

	425.5	555.7

Non-current:
Trade accounts receivable	22.6	22.3
Less allowance for doubtful accounts	(12.2)	(11.8)

	10.4	10.5

The allowance for doubtful accounts of domestic customers is determined based on historical losses on average receivable balances, while the allowance for doubtful accounts of foreign customers, is determined based on an analysis on an individual customer basis. The Company uses selection and analyses procedures for credit limits and, in general, does not require collateral from its customers. In case of default, collection efforts are made, including direct contact with customers and the use of outside collection agencies. If these

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

efforts are not successful, legal action is considered, the accounts are reclassified as non-current accounts receivable and allowance for doubtful accounts is recorded.

Changes in the allowance for doubtful accounts were as follows:

	March 31, 2006	December 31, 2005

Balance at the beginning of year	15.1	14.6
Provision	1.2	4.6
Write-offs	(1.7)	(4.1)

Balance at end of year	14.6	15.1

7.	INVENTORIES

	March 31, 2006	December 31, 2005

Finished goods	280.6	194.9
Work-in-process	22.7	23.7
Raw materials	54.5	61.3
Supplies and packaging materials	90.7	87.7
Livestock (poultry and hogs)	244.7	262.8
Advances to suppliers and imports in transit	11.7	15.7

	704.9	646.1

8.	RECOVERABLE TAXES

	March 31, 2006	December 31, 2005

ICMS (state VAT)	53.4	56.3
Income tax	27.2	33.3
PIS/COFINS (federal taxes to fund social programs)	3.8	2.0
IPI (federal VAT)	6.3	6.2
Other	3.5	3.6

	94.2	101.4

Current	74.2	83.2
Non-current	20.0	18.2

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

9.	INCOME TAXES

     (a) Income and social contribution taxes reconciliation:

	March 31,
	2006	2005

Income before taxes and profit sharing	24.1	88.2

Nominal income tax rate (corporate income tax and social contribution) — %	34.0	34.0

Expense at nominal rates	(8.2)	(30.0)
Adjustment of taxes and contributions on:
Statutory profit-sharing	0.2	1.6
Interest on company’s capital	1.5	7.6
Equity in earnings of subsidiaries	(8.5)	(3.2)
Difference in tax rates on foreign earnings from subsidiaries abroad	(0.9)	17.7
Other adjustments	3.0	(4.7)

Income and social contribution tax expense	(12.9)	(11.0)

Current	(9.9)	(17.8)
Deferred	(3.0)	6.7

Subsidiaries abroad are subject to taxation in their respective countries, according to local rates and regulations. The following is a composition of the income before income taxes and current and deferred income tax expenses from foreign subsidiaries:

	March 31,
	2006	2005

Income (loss) before income taxes from foreign subsidiaries	(2.8)	62.4
Current income tax from foreign subsidiaries	(0.9)	(12.5)
Deferred income tax from foreign subsidiaries	0.9	(1.9)

     (b) Composition:

	March 31,
	2006	2005

Temporary differences:
Tax loss carry-forwards (corporate income tax)	2.0	2.6
Negative calculation bases (social contribution)	1.5	2.8
Provisions for contingencies	30.2	31.4
Other temporary differences	(2.0)	(2.0)
Realizable revaluation reserve	(0.3)	(0.3)
Accelerated depreciation, with incentives	(0.8)	(0.9)

	30.6	33.6

Current asset	6.0	5.9
Non-current assets	43.0	47.2
Long-term liabilities	(18.4)	(19.5)

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

Income tax returns of the Company are subject to review by the tax authorities for a period of five years from the filing date. The Company may be subject to the assessment of additional taxes, fines and interest as a result of any reviews.

10.	GOODWILL AND OTHER INVESTMENTS

	March 31, 2006	December 31, 2005

Goodwill on acquisitions	13.5	16.2
Other investments	0.4	0.4

	13.9	16.6

During 2005, the Company acquired 100% of Mary Loize Indústria de Alimentos Ltda and Mary Loize Indústria e Comércio de Rações Ltda. The acquired companies were renamed Perdigão Agroindustrial Mato Grosso Ltda. and Perdigão Mato Grosso Rações Ltda., respectively. Also during 2005, the Company acquired 100% of Incubatório Paraíso Ltda. The purchase price paid was R$8.0, assets acquired amounted to R$31.8, and liabilities assumed amounted to R$39.0. This resulted in goodwill of R$15.2. As these subsidiaries have not been legally merged into the Company, there was no amortization of this goodwill in 2005. In 2000 and 2001, the Company acquired 100% of Frigorífico Batávia S.A.

11.	PROPERTY, PLANT AND EQUIPMENT

		March 31,			December 31,
	Annual	2006			2005
	Depreciation		Accumulated	Residual	Residual
	Rate (%)	Cost	Depreciation	Value	Value

Buildings and improvements	4 to 10	653.6	(173.8)	479.8	463.8
Machinery and equipment	10 to 20	719.7	(343.2)	376.5	368.9
Electric and hydraulic installations	10	74.9	(27.7)	47.2	47.1
Forests and reforestation	*	26.3	(6.1)	20.2	18.8
Other	10 to 20	27.5	(12.0)	15.5	14.9
Land		87.3	—	87.3	87.5
Construction-in-progress		128.2	—	128.2	95.2
Advances to suppliers		18.8	—	18.8	10.6

		1,736.3	(562.8)	1,173.5	1,106.8

*	Based upon utilization (see Note 3(h)).

During the first quarter, the Company capitalized interest of R$1.5 in 2006 and R$1.2 in 2005 as construction-in-progress.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

12.	SHORT-TERM DEBT

	Annual Charges (%)	March 31, 2006	December 31, 2005

Local currency:
Rural Credit Financing	8.75%	99.7	101.6

Foreign currency:
Derivative financial instruments	—	0.5	8.9
Advances on export contracts (ACCs and ACEs)	4.76% (2005-4.79%)	82.8	158.9

		83.3	167.8

		183.0	269.4
Current portion of long term debt		247.7	279.3

		430.7	548.7

The rural credit financing lines of credit are funded with a maximum maturity of 360 days and have no guarantees.

The advances on export contracts (“ACCs”) are liabilities with Brazilian banks, generally with maturity dates of up to 360 days, payable through exports of products. After the Company delivers the export documentation to the lending banks, these liabilities become advances for export contracts (“ACEs”) and are settled only when full payment has been made by the customer abroad.

13.	LONG-TERM DEBT

Long-term debt as of December 31, 2005 and 2004 includes total outstanding principal and accrued interest as follows:

	Annual Charges (%)	March 31, 2006	December 31, 2005

Local currency:
Working capital	4.97% (2005 — 5.10%)	89.5	81.5
FIDC senior quotas	95% CDI*	93.5	90.1
Property, plant and equipment	2.30% (2005-1.98%)+ TJLP**	93.7	67.9
Debentures	6.00% (2005-6.00%)+ TJLP**	42.1	41.8

		318.8	281.3

Foreign currency (mainly U.S. dollars):
Working capital	6.55% (2005-5.81%)	450.5	515.5
Export prepayment	6.47% (2005-5.46%)	692.4	602.9
Property, plant and equipment	9.03% (2005-9.76%)	15.2	5.0

		1,158.1	1,123.4

		1,476,9	1,404.7
Current portion of long-term debt		(247.7)	(279.3)

Long-term debt		1,229.2	1,125.4

(footnotes on the following page)

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

*	Interbank deposit certificate rate published by the Banco Central do Brasil

**	Long-term interest rate published by the Brazilian National Bank for Economic and Social Development (“BNDES”)

Future maturities of long-term debt are as follows:

2007	94.5
2008	418.6
2009	205.1
2010	348.3
2011 and thereafter	162.7

1,229.2

The Company issued 81,950 single debentures, fully paid-up between June 30, 1998 and November 21, 2000, to BNDES at a nominal unit value of R$1 (one real) and with maturity dates from June 15, 2001 to June 15, 2010; as of March 31, 2005, 50,195 debentures had matured.

Foreign currency loans for working capital and export prepayment contain convenants that if not met may accelerate the maturity dates of such loans. At March 31, 2005, the Company was in compliance with all such covenants.

14.	CONTINGENCIES AND COMMITMENTS

     (a) Provision for contingencies

The Company and its subsidiaries are involved in certain legal proceedings arising in the normal course of business, which include civil, administrative, tax, social insurance and labor lawsuits.

The Company classifies the risk of adverse sentences in the legal suits as “remote”, “possible” or “probable”. Provisions for losses are recognized by the Company in its financial statements in connection with such proceedings reflecting potential losses that are deemed probable as determined by the Company’s management and based on legal advice.

In management’s opinion, there are no legal proceedings in which the Company or any of its subsidiaries is a party, or to which any of their properties are subject, that are not presently provided for, which, individually or in the aggregate, may have a material adverse effect on the results of operations or financial position of the Company.

The provision for contingencies is summarized as follows:

	March 31, 2006	December 31, 2005

Tax contingencies(i)	95.7	112.9
Labor lawsuits (ii)	18.0	16.3
Civil, commercial and others (iii)	4.2	4.3

	117.9	133.5

(i)	Of the total tax contingencies provisioned on March 31, 2006, R$38.3 (R$49.3 as of December 31, 2005) related to actions regarding the IRPJ (income tax) and CSSL taxes (social contribution), particularly credits related to the special adjustment for inflation (Real Plan) and full deductibility of tax losses; these matters were the object of judicial proceedings but at that date had not been recognized by the highest judicial court.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

The Company is also challenging the increase in rates and calculation base of the PIS—Programa de Integração Social and COFINS—Contribuição para Financiamento da Seguridade Social taxes and established a provision of R$23.6 (R$31.9 as of December 31, 2005) relating to these taxes. Part of the contingency provision, in the amount of R$7.0, refers to the increase in the calculation base during the period of effectiveness of Law 9718/96, regarding which a favorable decision was obtained by another Brazilian taxpayer. The management will reverse this contingency as soon as the Company obtains a specific resolution of the Senate, or when the lawsuit of the Company is passed in rem judicatam.

The Company has a provision for a contingency in the amount of R$13.0 (R$11.1 as of December 31, 2005) regarding a judicial action for nonpayment of the CPMF—Contribuição Provisória sobre Movimentação Financeira charge on income from exports.

The other two contingencies relate to judicial claims against Funrural and SEBRAE—Serviço Brasileiro de Apoio às Micro e Pequenas Empresas, in an amount of R$20.8 (R$20.6 as of December 31, 2005).

(ii)	The Company and its subsidiaries have 1,022 individual labor claims in progress, totaling R$239.2 (973 individual claims totaling R$219.8 as of December 31, 2005), mainly related to overtime and salary inflation adjustments demanded for periods prior to the institution of the Real (R$) in 1994. These also include lawsuits relating to occupational diseases or work-related accidents resulting from working in the Company’s plants. Based on past history of payments and on the opinion of the Company’s legal counsel, the provision of R$18.0 (R$16.3 as of December 31, 2005) is deemed sufficient to cover possible losses.

(iii)	Civil contingencies are mainly related to lawsuits referring to traffic accidents, property damage, physical casualties and others. There are 614 cases totaling R$77.5 and there are individual claims in amounts up to R$25.2 (596 cases totaling R$73.1 with individual claims of up to R$25.1 as of December 31, 2005) for which the provision for losses, when applicable, is based on the opinion of the Company’s legal counsel.

The Company is party to a legal proceeding involving an alleged breach of a contractual clause for which it is not yet possible to estimate the amount of any liability. Management does not expect to incur significant losses in this matter.

For proceedings currently under litigation, the Company and its subsidiaries have judicial deposits in the amount of R$17.9 (R$17.8 at December 31, 2005), which are classified as non-current assets on the balance sheet.

(b) Unrecognized contingent tax assets

The Company has filed lawsuits seeking recovery of certain taxes paid for which management and its legal advisors believe were unlawful. The most relevant filed claim relates to IPI premium credits. The Company will recognize such contingent assets only when final judicial decisions were obtained.

(c) Contractual purchase commitments

In the ordinary course of business, the Company enters into certain purchase agreements with third parties for acquisition of raw materials — mainly, corn, soybeans and hogs and certain service agreements related to the activities. As of March 31, 2006, firm commitments under these agreements amounted to R$483.5 (R$491.5 as of December 31, 2005).

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

(d) Rents and lease commitments

The Company enters into various lease agreements, all of which are considered operating leases. Expenses with rents and leases in 2006 totaled R$6.6 (R$5.2 as of March 31, 2005).

15.	SHAREHOLDERS’ EQUITY

(a) Capital

As of March 31, 2006, the Company’s capital is represented by 44,652,384 registered shares, no par value, of which 15,471,957 are common shares and 29,180,427 are preferred shares. Foreign investors hold 28,908 common shares (27,308 on December 31, 2005) and 11,799,266 preferred shares (11,740,719 on December 31, 2005), of which 1,228,262 preferred shares (1,299,162 on December 31, 2005) are represented by 614,131 (649,581 on December 31, 2005) American Depositary Shares.

The Company has 143,495 treasury shares acquired in previous fiscal years with funds from income reserves at an average cost of R$5.68 (five Brazilian reais and sixty-eight cents) per share for future sale or cancellation.

The Company is authorized to increase its share capital, irrespective of amendments to the bylaws, up to the limit of 60,000,000 shares, of which 20,040,000 are to be common shares and 39,960,000 preferred shares.

The ordinary and extraordinary general shareholders meeting held on April 29, 2005 approved the increase of the share capital from R$490.0 to R$800.0 without, the issuance of new shares, through the incorporation of the following reserves: legal reserve —R$17.0; reserve for expansion —R$207.1; and fund for capital increase —R$85.9.

(b) Composition of capital

The share ownership position of the controlling shareholders who are part of the Shareholders’ Agreement and/or direct holders of more than 5% of the voting share capital at March 31, 2006 is as follows:

	Common		Preferred
	Shares	%	Shares	%

PREVI—Caixa Previdência dos Funcionários do Banco do Brasil	2,865,317	18.52	3,972,428	13.61
Fundação Telebrás de Seguridade Social—SISTEL	2,766,914	17.88	95,830	0.33
PETROS—Fundação Petrobrás de Seguridade Social	2,255,562	14.58	2,936,261	10.06
Fundação de Assistência e Previdência Social do BNDES—FAPES	2,040,884	13.19	—	—
Weg S.A.*	1,566,862	10.13	1,768,172	6.06
Real Grandeza Fundação de Assistência e Previdência Social	1,579,469	10.21	—	—
Bradesco Vida e Previdência S.A.*	1,156,411	7.47	100,000	0.34
VALIA—Fundação Vale do Rio Doce	303,609	1.96	1,544,786	5.29
Previ—Banerj	514,805	3.33	151,060	0.52

	15,049,833	97.27	10,568,537	36.21
Others	422,124	2.73	18,611,890	63.78

	15,471,957	100.00	29,180,427	100.00

*	Shareholders not a party to Shareholders’ Agreement.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

Under a Shareholders’ Agreement among the shareholders who hold 79.67% of the common shares and 47.09% of the Company’s total outstanding shares on October 25, 1994, these shareholders have agreed to consult each other in advance about exercising their voting rights.

In the general extraordinary meeting held on December 17, 2002, “tag along” rights were approved, which give holders of preferred shares the right to be included in a tender offer in connection with a transfer of control of the Company, assuring these shareholders the minimum price of eighty percent (80%) of the amount paid per voting share of the controlling block of shares.

(c) Dividends and shareholders’ rights

The preferred shares have preference in any redemption of capital in the event of liquidation of the Company but have no voting rights. All shares have equal rights to dividends, of not less than 25% of net income, adjusted in accordance with legislation. If the Company is not able to distribute a minimum of 25% of net income to all shareholders, preferred shares have the right to a minimum cumulative dividend (in Brazilian reais) of R$0.000001 per preferred share.

16.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Overview

In the ordinary course of business, the Company is exposed to market risks related to fluctuations in interest rates, foreign exchange rates and commodities prices. The Company has established policies and procedures to manage such exposure and may enter into derivative instruments to mitigate these risks impacts. These policies and procedures include the monitoring of the Company’s levels of exposure to each market risk, including an analysis based on net equity exposure and a forecast of future cash flows.

(b) Interest rate risk management

Interest rate risk is the risk whereby the Company may incur economic losses due to adverse changes in interest rates. This exposure to interest rates risk relates mainly to changes in the market interest rates affecting the Company’s assets and liabilities indexed by LIBOR, TJLP (BNDES long-term interest rate) or by CDI (the interbank deposit certificates interest rate).

The Company is also exposed to interest rate risk with respect to swap contracts that are indexed to the CDI, exchange rate and several currencies.

(c) Exchange rate risk management

Exchange rate risk is the risk that changes in foreign currency exchange rates may cause the Company to incur losses, leading to a reduction in assets or an increase in liabilities. The Company’s primary exposures to foreign currency exchange variations are those of the U.S. dollar, euro and pound sterling against the real. The Company aims to hedge its exposure to foreign currencies by managing its foreign currency-denominated assets in relation to its foreign currency-denominated liabilities and using derivative instruments.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

The Company has the following exposure to foreign currencies:

	March 31, 2006	December 31, 2005

Cash, cash equivalents and highly liquid investments (short and long-term)	548.9	740.4
Net, swap agreements (notional amounts)	234.6	154.2
Short- and long-term debt	(1,240.9)	(1,282.3)
Other operating assets and liabilities	168.7	189.3

	(288.7)	(198.4)

The Company’s outstanding derivative position at March 31 and December 31, 2005 is as follows:

				March 31, 2006
				Unrealized
Instrument	Receive	Pay	Notional Amount	Gain/ (Loss)

Swap	US$	R$	234.6	(0.5)

				(0.5)

				December 31, 2005
				Unrealized
Instrument	Receive	Pay	Notional Amount	Gain/ (Loss)

Swap	US$	R$	154.2	(8.9)

				(8.9)

Losses on derivatives recognized as interest expenses amounted to R$11.0 (R$3.6 in March 31, 2005).

(d) Commodities risk management

In the normal course of its operations, the Company buys commodities — mainly corn and soybeans used to produce animal feed and hogs for slaughtering, which are the largest individual components of the Company’s costs.

The prices of corn and soybeans are subject to volatility resulting from weather conditions, crop yield, transportation and storage costs, governmental agricultural policies, currency exchange rates, and the behavior of the prices of these commodities in the international market, among other factors. The price of hogs purchased from producers is subject to market conditions and is affected by domestic supplies and levels of supply and demand in the international market, among other factors.

To reduce the impact of an increase in the price of these raw materials, the Company seeks to protect itself in various ways, including through the use of derivative instruments, but it does this mainly by monitoring its inventory levels. The Company periodically enters into agreements for the purchase of corn and soybeans on a “price to set basis”, which means the price of these purchased grains will be defined in the future according to a future market price.

As of March 31, 2006, there were no commodities derivatives outstanding and the Company did not enter into any derivative agreements involving commodities.

(e) Fair value of financial instruments

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

At March 31, 2006	Book Value	Fair Value

Cash and cash equivalents	610.9	610.9
Marketable securities	166.8	169.9
Trade accounts receivable	425.5	425.5
Loans and financing	(1,659.4)	(1,620.5)
Trade accounts payable	(332.8)	(332.8)
Unrealized losses on derivatives (swaps)	(0.5)	0,1

	(789.5)	(746.9)

17.	FINANCIAL INCOME AND EXPENSES

	March 31,
	2006	2005

Expenses:
Interest expense	(24.3)	(42.9)
Exchange rate variation	44.1	(1.8)
Financial transactions tax (CPMF)	(5.8)	(5.2)
Other expenses	(0.2)	(0.3)

	13.8	(50.2)

Income
Interest income	17.0	18.5
Exchange rate variation	(10.0)	9.1
Losses from translation effects of investments abroad	(25.3)	(9.6)
Other income (expense)	0.2	0.7

	(18.1)	18.7

	(4.3)	(31.5)

Exchange rate variation represents foreign exchange gains (losses) on financial assets or liabilities, as the case may be.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

18.	CASH FLOW STATEMENTS

	March 31,
	2006	2005

Cash flows from operations:
Net income	10.4	71.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and depletion	31.9	26.9
Amortization of goodwill	2.2	0.9
Accrued interest and exchange variations	(40.2)	17.1
Gain (loss) on dispositions of permanent assets	0.7	(1.4)
Deferred taxes	3.0	(6.7)
Changes in operating assets and liabilities:
Trade accounts receivable	130.4	71.9
Inventories	(58.8)	(9.2)
Others assets	(19.8)	19.2
Trade accounts payable	0.4	33.5
Payroll and related charges	(2.9)	5.4
Others liabilities	(56.0)	(7.7)

Net cash provided by operating activities	1.3	221.7

Cash flows from investing activities:
Investments in marketable securities	(46.0)	(127.8)
Proceeds from sales and maturities of marketable securities	5.2	137.6
Additions to property, plant and equipment	(92.6)	(54.9)
Proceeds from disposals of permanent assets	(3.0)	(11.5)

Net cash used in investing activities	(136.4)	(56.6)

Cash flows from financing activities:
Debt issuances	336.6	695.8
Repayments of debt and related interest	(307.4)	(871.8)
Interest on shareholders’ equity and dividends	(61.8)	(38.6)

Net cash used in financing activities	(32.6)	(214.6)

Decrease in cash and cash equivalents	(167.7)	(49.5)

Changes in cash and cash equivalents:
At beginning of year	778.6	212.6
At end of year	610.9	163.1

Decrease in cash and cash equivalents	(167.7)	(49.5)

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — Continued

19.	INSURANCE

The Company’s main insurance coverage relates to the following: (a) certain named risks, comprising fire, windstorm, lightning, loss of profit, among other risks, on property, plant and equipment and inventories, in the amount of R$1,253.0 (R$1,395.4 at December 31, 2005); (b) domestic and international transportation, for which the amounts are calculated based on the registered cargo; and (c) other coverage, including valuables, civil liability and vehicles.

20.	SUPPLEMENTAL RETIREMENT PLAN

In April 1997, Perdigão—Sociedade de Previdência Privada (a private pension foundation sponsored by Perdigão Agroindustrial S.A.), began its activities, which are to provide supplemental retirement benefits for Perdigão Group employees.

The plan is a defined contribution plan. As of March 31, 2006 the plan had 19,423 participants (19,556 at December 31, 2005) and net assets of R$92.9 (R$86.8 at December 31, 2005). The Company contributed R$1.3 (R$1.2 at March 31, 2005), of which R$1.2 (R$1.1 at March 31, 2005) was for current costs and R$0.1 (R$0.1 at March 31, 2005) was for past service.

Plan assets consisted of fixed income funds and securities, variable income fund and shares, totaling R$92.9 (R$86.8 at December 31, 2005).

21.	SUBSEQUENT EVENTS

21.1.  Share Split

(a) Capital

At the Annual Ordinary and Extraordinary Shareholders’ Meeting held on March 8, 2006, the conversion of all issued and outstanding preferred shares into common shares was approved. During the same Shareholders’ Meeting, a three-for-one share split was also approved, effective April 12, 2006.

On April 12, 2006, after giving effect to the conversion and the share split, the Company’s capital was represented by 133,957,152 registered common shares, no par value. Foreign investors hold 35,304,081 common shares (21,748,887 on December 31, 2004), of which 3,897,486 common shares (4,795,080 on December 31, 2004) are represented by 1,948,743 (2,397,540 on December 31, 2004) American Depositary Shares.

On April 12, 2006, after giving effect to the conversion and the share split, the Company has 430,485 treasury shares, acquired in previous fiscal years with funds from income reserves, at an average cost of R$1.89 (one Brazilian real and eighty-nine cents) per share, for future sale or cancellation.

The Company is authorized to increase its share capital, irrespective of amendments to its bylaws, up to the limit of 180,000,000 registered common shares no par value common shares, after giving effect to the conversion and the share split.

PERDIGÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Concluded

(b) Composition of capital

After giving effect to the conversion and the share split, the share ownership position of the controlling shareholders who are party to the Shareholders’ Agreement and/or direct holders of more than 5% of the voting share capital at April 12, 2006 was as follows:

	Common Shares	%

PREVI—Caixa Previdência dos Funcionários do Banco do Brasil	20,513,235	15.31
Fundação Telebrás de Seguridade Social—SISTEL	8,588,232	6.41
PETROS—Fundação Petrobrás de Seguridade Social	15,575,469	11.63
Fundação de Assistência e Previdência Social do BNDES—FAPES	6,122,652	4.57
Weg S.A.*	10,005,102	7.47
Real Grandeza Fundação de Assistência e Previdência Social	4,738,407	3.54
VALIA—Fundação Vale do Rio Doce	5,545,185	4.14
Previ—Banerj	1,997,595	1.49

	73,085,877	54.56
Others	60,871,275	45.44

	133,957,152	100.00

*	Shareholder is not a party to Shareholders’ Agreement.

Under a Shareholders’ Agreement among the shareholders who hold 47.09% of the common shares issued by the Company at March 6, 2006, these shareholders have agreed to consult each other in advance about exercising their voting rights.

(c) Dividends and shareholders’ rights

As a result of the conversion, the dividends and shareholders’ rights of the Company have been modified. If a shareholder or group of shareholders acquired control, of a quantity of shares in excess of 20% of the total shares, then such shareholder or group of shareholders must make a public offer of shares. After the offer has been completed, each share acquired shall receive additional remuneration of 35% of the average value of the share price for the 90-day period prior to the tender offer. The offer price will be the higher of the economic per share value as determined by an appraisal report or 135% of the share price for stock issuances that have occurred in the 24-month period prior to the offer.

All shares have equal rights to a dividend of not less than 25% of net income, adjusted in accordance with the Brazilian Corporation Law.

(d) Earnings per share

Earnings per share after giving effect to the share split is as follows:

	March 31,
	2006	2005

Net income	10.4	71.8
Shares outstanding at December 31 (in thousands)	133,527	133,527
Earnings per outstanding share at year end — in Brazilian reais	0.08	0.54

21.2 Recent Acquisition

On May 26, 2006, the Company announced the acquisition of 51% of total capital stock of Batávia S.A. Indústria de Alimentos from Parmalat Alimentos for approximately R$110 million in cash.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay as a result of a request for indemnification of financial losses or of any civil, labor, criminal, environmental or administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant. This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9.	Exhibits

1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated By-laws of the Registrant, together with an English translation (incorporated by reference to Exhibit 1.01 to the Annual Report on Form 20-F, dated June 30, 2006, SEC File No. 001-15148).
4.1	Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit A to the Report on Form F-6, dated September 14, 200, SEC File No. 333-12534).
4.2	Form of American Depositary Receipts (incorporated by reference to Exhibit A to the Prospectus on Form 424(b)(3), dated April 12, 2006, SEC File No. 333-12534).
5.1	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. Advogados, Brazilian counsel to the Registrant, as to the legality of the common shares.*
10.1	Shareholders’ Voting Agreement, dated March 6, 2006, among certain shareholders of the Registrant and the Registrant (incorporated by reference to Exhibit 99.1 to Report on Form 6-K dated March 7, 2006, SEC File No. 1-15148).
21.1	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young Auditores Independentes.
23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant.
24.1	Powers of Attorney (included on signature page to the Registration Statement).

There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain instruments and agreements with respect to the long-term debt of the Registrant, none of which authorizes securities in a total amount that exceeds 10% of the Registrant’s total assets. The Registrant hereby agrees to furnish to the Securities and Exchange Commission copies of any such instruments or agreements as the Commission may request.

*To be filed by amendment.

Item 10.	Undertakings

A.	The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In that event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on August 7, 2006.

PERDIGÃO S.A.

By:	/s/ Nildemar Secches
Name: Nildemar Secches
Title: Chief Executive Officer

By:	/s/ Wang Wei Chang
Name: Wang Wei Chang
Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of the Registrant hereby severally constitute and appoint Nildemar Secches and Wang Wei Chang (with full power to act alone) our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on August 7, 2006.

Signature	Title

/s/ Nildemar Secches Nildemar Secches	Chief Executive Officer

/s/ Wang Wei Chang Wang Wei Chang	Chief Financial Officer

/s/ Itacir Francisco Piccoli Itacir Francisco Piccoli	Principal Accounting Officer

/s/ Eggon João da Silva Eggon João da Silva	Chairman of the Board of Directors

/s/ Francisco Ferreira Alexandre Francisco Ferreira Alexandre	Director

/s/ Almir de Souza Carvalho Almir de Souza Carvalho	Director

/s/ Luis Carlos Fernandes Afonso Luis Carlos Fernandes Afonso	Director

Signature	Title

/s/ Jaime Hugo Patalano Jaime Hugo Patalano	Director

/s/ Claudio Salgueiro Garcia Munhoz Claudio Salgueiro Garcia Munhoz	Director

/s/ Sérgio Wilson Ferraz Fontes Sérgio Wilson Ferraz Fontes	Director

/s/ Donald J. Puglisi Donald J. Puglisi Managing Director Puglisi & Associates	Authorized Representative in the United States

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